UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

AngioDynamics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value of $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

9,479,607 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value, solely for purposes of calculating the filing fee, was determined based upon the sum of $237.5 million plus 9,479,607 shares of common stock at $13.29 per share for the average of the high and low prices per share on February 23, 2012 as reported on the NASDAQ Global Select Market. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011460 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$363,483,977.03

(5)	Total fee paid:

$41,655.27

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY – SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2012

[—], 2012

To the Stockholders of AngioDynamics, Inc.:

We cordially invite you to attend a special meeting of the stockholders of AngioDynamics, Inc. to be held at our corporate headquarters located at 14 Plaza Drive, Latham, New York 12110 on [—], 2012 at 1:00 p.m., local time.

On January 30, 2012, AngioDynamics, Inc. entered into a Stock Purchase Agreement to acquire all of the issued and outstanding capital stock of NM Holding Company, Inc., or “Navilyst Holdings”, which is the ultimate parent company of Navilyst Medical, Inc., or “Navilyst Medical”. Subject to satisfaction of the terms and conditions in the Stock Purchase Agreement, Navilyst Holdings and its subsidiaries, collectively “Navilyst”, will become wholly-owned subsidiaries of AngioDynamics as a result of the acquisition.

The total purchase price will be subject to adjustment based on the working capital of Navilyst Holdings at the closing of the acquisition and will consist of the following:

•

Total cash consideration of approximately $237.5 million, which will be used to repay Navilyst Holdings’ existing indebtedness, pay the liquidation value of the issued and outstanding preferred stock of Navilyst Holdings, pay for certain fees and costs of Navilyst Holdings and the stockholders of Navilyst Holdings, or the “Sellers”, fund an escrow account and pay certain cash consideration to the Sellers for all the issued and outstanding shares of Navilyst Holdings common stock; and

•	9,479,607 shares of common stock, $0.01 par value, of AngioDynamics. As of [—], 2012, the closing price of AngioDynamics’ common stock was $[—] per share.

Under the rules of the Nasdaq Global Select Market, the securities exchange on which our common stock is listed, the issuance of our common stock in connection with the acquisition requires the approval of AngioDynamics’ stockholders because the issuance exceeds 20% of the number of shares of AngioDynamics common stock outstanding prior to the issuance.

At the special meeting, you will be asked to consider and vote on a proposal to approve the issuance of shares of AngioDynamics common stock. You also may be asked to approve a proposal to adjourn or postpone the special meeting of stockholders, for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the common stock issuance proposal.

The Board of Directors of AngioDynamics has determined that the Stock Purchase Agreement and the acquisition are advisable and in the best interests of AngioDynamics stockholders and has unanimously approved the Stock Purchase Agreement and the acquisition. Accordingly, the Board of Directors of AngioDynamics recommends that you vote “FOR” the proposal to approve the issuance of AngioDynamics common stock and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to enable us to solicit additional proxies.

Your vote is very important. We cannot complete the acquisition without the approval of the issuance of AngioDynamics common stock in connection with the acquisition. The proposal to issue 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement requires the affirmative vote of the holders of a majority of the shares of AngioDynamics common stock present in person or represented by proxy at the special meeting. Even if you plan to attend the special meeting, we recommend that you submit your proxy before the special meeting so that your vote will be counted if you later decide not to attend the meeting. You can also vote your shares via the Internet or by telephone as provided in the instructions set forth on the enclosed proxy card. If you hold your shares in “street name” through a broker, you should follow the procedures provided by your broker.

The accompanying proxy statement explains the proposed acquisition in greater detail. We urge you to carefully read this proxy statement, including the annexes and information incorporated by reference and the matters discussed under “Risk Factors” beginning on page 14.

Sincerely,

Joseph M. DeVivo

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed issuance of shares of AngioDynamics common stock in connection with the acquisition or determined whether this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated [—], 2012 and is first being mailed to AngioDynamics stockholders on or about [—], 2012.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about AngioDynamics from documents that are not included in or delivered with this proxy statement. You may obtain documents that are incorporated by reference in this proxy statement without charge by requesting them in writing or by telephone from AngioDynamics at the following address and telephone number:

AngioDynamics, Inc.

14 Plaza Drive

Latham, New York 12110

Attention: General Counsel

Telephone: (518) 795-1400

In addition, you may also obtain these and other documents filed with the Securities and Exchange Commission at our website at www.angiodynamics.com at the “Investors” section. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference in the documents or this proxy statement.

In order to receive timely delivery of requested documents in advance of the special meeting, you should make any written or telephonic requests by no later than [—], 2012. Documents will be distributed within one business day of receipt of such request.

For a more detailed description of the information incorporated by reference in this proxy statement and how you may obtain it, see the section entitled “Where You Can Find More Information” on page [—].

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on [—], 2012

To the Stockholders of AngioDynamics, Inc.:

A special meeting of stockholders of AngioDynamics, Inc., a Delaware corporation, will be held at our corporate headquarters located at 14 Plaza Drive, Latham, New York 12110 on [—], 2012 at 1:00 p.m., local time, for the following purposes:

Proposal No. 1:	To approve the issuance of 9,479,607 shares of AngioDynamics common stock, par value $0.01 per share, pursuant to the Stock Purchase Agreement, dated as of January 30, 2012, by and among AngioDynamics, Navilyst Holdings, the stockholders of Navilyst Holdings, or the “Sellers”, the optionholders of Navilyst Holdings and the sellers’ representative.

Proposal No. 2:	To approve the adjournment or postponement of the special meeting of AngioDynamics stockholders for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting of AngioDynamics stockholders to approve Proposal No. 1.

Please refer to the accompanying proxy statement for further information with respect to the business to be transacted at the special meeting of stockholders.

The close of business on [—], 2012 has been fixed as the record date for determining those AngioDynamics stockholders entitled to notice of and to vote at the special meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the special meeting and any adjournments or postponements of the special meeting.

Our stockholders must approve Proposal No. 1 relating to the issuance of AngioDynamics common stock in accordance with the terms of the Stock Purchase Agreement in order for AngioDynamics to complete the acquisition of Navilyst.

The AngioDynamics Board of Directors recommends that you vote “FOR” each of the above proposals.

Your vote is important. Please read the proxy statement and the instructions on the enclosed proxy card and, whether or not you plan to attend the special meeting in person and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. Returning your proxy by one of these three methods will not prevent you from voting in person at the special meeting. It will, however, help assure a quorum and avoid added proxy solicitations.

You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of AngioDynamics a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the special meeting, in which case your proxy would be disregarded.

By order of the Board of Directors

Gregory J. Champion, Secretary

Albany, New York

[—], 2012

i

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of AngioDynamics, may have regarding the acquisition of Navilyst and the proposal to issue shares of AngioDynamics common stock in connection with the acquisition and the answers to those questions. We urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the acquisition of Navilyst and the proposal to issue shares of AngioDynamics common stock in connection with the acquisition. Additional important information is also contained in the appendices to and the documents incorporated by reference in this document.

Q:	What is the transaction?

A:	AngioDynamics has entered into a Stock Purchase Agreement with Navilyst Holdings, the stockholders of Navilyst Holdings, or the “Sellers,” the optionholders of Navilyst Holdings, or the “Optionholders,” and the sellers’ representative, or the “Sellers’ Representative,” pursuant to which AngioDynamics agreed to acquire all of the issued and outstanding capital stock of Navilyst Holdings. Subject to satisfaction of the terms and conditions set forth in the Stock Purchase Agreement, Navilyst Holdings and its subsidiaries will become wholly-owned subsidiaries of AngioDynamics as a result of the acquisition.

Q:	What am I being asked to vote on?

A:	You are being asked to approve the issuance of 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement in connection with the acquisition of Navilyst. The approval of the issuance of the AngioDynamics common stock is a condition to completing the acquisition.

In addition, you may be asked to vote to approve an adjournment or postponement of the special meeting for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the issuance of the AngioDynamics common stock. The approval of the adjournment or postponement of the special meeting of stockholders is not a condition to completing the acquisition.

Q:	How does the AngioDynamics Board of Directors recommend that I vote?

A:	The AngioDynamics Board of Directors recommends that you vote “FOR” the approval of the issuance of the AngioDynamics common stock pursuant to the Stock Purchase Agreement in connection with the acquisition of Navilyst and “FOR” the approval of an adjournment or postponement of the special meeting, if necessary, to enable AngioDynamics to solicit additional proxies in favor of the proposal to issue AngioDynamics common stock. Your vote is important.

Q:	Why is stockholder approval necessary for the issuance of AngioDynamics common stock in connection with the acquisition?

A:	AngioDynamics’ common stock is listed on the Nasdaq Global Select Market, or “NASDAQ.” NASDAQ rules require stockholder approval before the issuance of common stock if the common stock to be issued will have voting power equal to or greater than 20% of the voting power outstanding before the issuance, or if the number of shares of common stock to be issued will be equal to or greater than 20% of the number of shares of common stock outstanding before the issuance.

The shares of AngioDynamics common stock that will be issued in connection with the acquisition of Navilyst exceed the thresholds under NASDAQ rules and, therefore, the issuance requires the approval of our stockholders.

Q:	Why did AngioDynamics enter into the Stock Purchase Agreement?

A:

Our Board of Directors believes that the acquisition of Navilyst will provide substantial benefits to us, including, among others, strengthening our vascular division through the addition of Navilyst’s Venous Access products, providing access to new potential customers through the addition of Navilyst’s Fluid

Management products, incorporating into our business Navilyst’s highly proficient manufacturing capabilities and quality systems and generally increasing the scale of our operations. For additional information regarding AngioDynamics’ reasons for entering into the Stock Purchase Agreement, see the section entitled “The Transaction — AngioDynamics’ Reasons for the Transaction” beginning on page [—].

Q:	When is the acquisition expected to be completed?

A:	AngioDynamics and Navilyst are working toward completing the acquisition as soon as practicable. AngioDynamics currently expects that the acquisition will close during AngioDynamics’ fiscal 2012 fourth quarter ending May 31, 2012. In addition to stockholder approval of the issuance of AngioDynamics common stock, there are a number of additional conditions, including, but not limited to, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” that must be satisfied before we can complete the transaction. See the section entitled “The Stock Purchase Agreement — Conditions to Closing the Transaction” beginning on page [—] for a more detailed discussion.

Q:	Do I need to send in my stock certificates if the transaction is completed?

A:	No. You will not be required to exchange your certificates representing shares of AngioDynamics common stock in connection with this transaction. You will not receive any cash or securities in connection with the acquisition. Instead, you will continue to hold your existing shares of AngioDynamics common stock.

Q:	Who can vote at the special meeting?

A:	AngioDynamics has fixed the close of business on [—], 2012 as the record date for the special meeting or any adjournment or postponement thereof, and only the holders of AngioDynamics’ common stock on the record date can vote at the special meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please submit your proxy by telephone or via the Internet in accordance with the instructions set forth in the enclosed proxy card, or complete, sign, date and mail your proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. See the section entitled “The Special Meeting — Revocability of Proxies; How to Vote” on page [—] for a more detailed discussion.

Q:	What happens if I do not vote?

A:	The proposal to issue 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the common stock issuance proposal must each be approved by the affirmative vote of the holders of a majority of the shares of AngioDynamics common stock present in person or represented by proxy at the special meeting. If you fail to vote, it will not affect the proposal to issue 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement or the proposal to adjourn or postpone the special meeting unless the shares are counted as present at the special meeting. However, the failure to vote on the proposals, by failing to either submit a proxy or attend the special meeting, may make it more difficult to establish a quorum at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If your shares are held in the name of a bank or broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides.

You should instruct your bank, broker or other nominee how to vote your shares. The rules applicable to broker-dealers do not grant your broker discretionary authority to vote your shares for the proposal to issue shares of AngioDynamics common stock or for the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the AngioDynamics common stock issuance proposal without receiving your instructions. As a result, if your broker does not receive voting instructions from you regarding the proposals, your shares will not be voted.

Q:	May I change my vote after I have submitted a proxy by telephone or via the Internet or mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in several ways.

You can send a written notice stating that you want to revoke your proxy, or you can complete and submit a new proxy card. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to AngioDynamics’ Secretary at our principal executive office, 14 Plaza Drive, Latham, New York 12110.

You can also change your vote by submitting a proxy at a later date by telephone or via the Internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.

You can also attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. To revoke your earlier proxy, you must vote at the special meeting.

If you have instructed a broker to vote your shares, the preceding instructions do not apply, and you must follow the voting procedures received from your broker to change your vote.

Q:	If I want to attend the special meeting, what do I do?

A:	The special meeting will be held at our corporate headquarters located at 14 Plaza Drive, Latham, New York 12110 on [—], 2012 at 1:00 p.m., local time. Stockholders of record as of the record date for the special meeting ([—], 2012) can vote in person at the special meeting. A valid government issued identification card will be required for entry to the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your bank, broker or other nominee holder how you can vote at the special meeting.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance in voting your shares, please contact us:

AngioDynamics, Inc.

14 Plaza Drive

Latham, New York 12110

Attention: Corporate Secretary

Telephone: (518) 795-1400

v

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. You should carefully read this entire document, including the annexes and the other documents to which this document refers you, for a more complete understanding of the matters being considered at the special meeting. See the section entitled “Where You Can Find More Information” beginning on page [—]. Additionally, some of the statements contained in, or incorporated by reference into, this proxy statement are forward-looking statements. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [—]. All references in this proxy statement to dollars or $ are to U.S. dollars. In this proxy statement, unless otherwise indicated, we refer to accounting principles generally accepted in the United States as “GAAP.” Except as the context otherwise requires, references in this proxy statement to “the Company,” “AngioDynamics,” “we,” “our” or “us” are to AngioDynamics, Inc.

The Transaction (See page [—])

On January 30, 2012, AngioDynamics entered into a Stock Purchase Agreement with Navilyst Holdings, the Sellers, the Optionholders and the Sellers’ Representative. Navilyst is a privately held company that is engaged in the design, development, manufacturing, marketing and sale of fluid management and venous access products. Subject to satisfaction of the terms and conditions set forth in the Stock Purchase Agreement, Navilyst Holdings and its subsidiaries will become wholly-owned subsidiaries of AngioDynamics as a result of the acquisition.

Pursuant to the terms of the Stock Purchase Agreement, the total purchase price will be subject to adjustment based on the working capital of Navilyst Holdings at the closing of the acquisition and will consist of the following:

•

Total cash consideration of approximately $237.5 million, which will be used to repay Navilyst Holdings’ existing indebtedness, pay the liquidation value of the issued and outstanding preferred stock of Navilyst Holdings, pay for certain fees and costs of Navilyst Holdings and the Sellers, fund an escrow account and pay certain cash consideration to the Sellers for all the issued and outstanding shares of Navilyst Holdings common stock; and

•	9,479,607 shares of common stock, $0.01 par value, of AngioDynamics. As of [—], 2012, the closing price of AngioDynamics’ common stock was $[—] per share.

See the section entitled “The Stock Purchase Agreement” beginning on page [—] for a more detailed discussion.

AngioDynamics’ Reasons for the Transaction (See page [—])

Our Board of Directors has unanimously approved the acquisition of Navilyst and determined that the acquisition and the other transactions contemplated by the Stock Purchase Agreement are fair to and in the best interests of AngioDynamics and its stockholders. Accordingly, our Board of Directors has recommended that you vote “FOR” the issuance of shares of our common stock, based on its belief, in consultation with AngioDynamics’ senior management, its internal and outside legal counsel and its financial advisor, that the acquisition of Navilyst will provide substantial benefits to AngioDynamics, including, among others, strengthening our vascular division through the addition of Navilyst’s Venous Access products, providing access to new potential customers through the addition of Navilyst’s Fluid Management products, incorporating into our business Navilyst’s highly proficient manufacturing capabilities and quality systems and generally increasing the scale of our operations. The factors that our Board of Directors and senior management considered in connection with the acquisition are described in more detail under the section entitled “The Transaction — AngioDynamics’ Reasons for the Transaction” beginning on page [—].

Opinion of AngioDynamics’ Financial Advisor (See page [—])

J.P. Morgan Securities LLC, or “J.P. Morgan”, delivered its written opinion to AngioDynamics’ Board of Directors that, as of January 30, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the consideration to be paid by AngioDynamics in the proposed transaction was fair, from a financial point of view, to AngioDynamics.

The full text of the written opinion of J.P. Morgan, dated January 30, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. J.P. Morgan provided its opinion for the information of AngioDynamics’ Board of Directors in connection with and for the purposes of its evaluation of the transactions contemplated by the Stock Purchase Agreement. J.P. Morgan’s written opinion addresses only the fairness of the consideration to be paid by AngioDynamics in the proposed transaction and does not address any other matter.

Financing Related to the Transaction (See page [—])

Simultaneously with the execution of the Stock Purchase Agreement, AngioDynamics entered into a Commitment Letter with J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., or “JPMCB,” Bank of America, N.A, or “BANA,” and KeyBank National Association, together, with JPMCB and BANA, the “Commitment Providers.” The Commitment Letter provides that, subject to certain customary terms and conditions, the Commitment Providers will provide (i) a senior secured term loan facility in an aggregate principal amount of $150,000,000 to fund a portion of AngioDynamics’ payment obligation upon consummation of the Acquisition and (ii) a senior secured revolving credit facility in an aggregate principal amount of $50,000,000. AngioDynamics will pay certain customary fees and expenses in connection therewith. The agreement governing the term facility and the revolving credit facility will subject AngioDynamics to customary terms and covenants, including financial maintenance covenants, and will be subject to customary events of default.

The Companies (See page [—])

AngioDynamics, Inc.

AngioDynamics, Inc.

14 Plaza Drive

Latham, New York 12110

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products.

Navilyst

NM Holding Company, Inc.

26 Forest Street

Marlborough, Massachusetts 01752

Navilyst is a leading global developer, manufacturer and marketer of innovative medical devices used in oncology treatment, as well as the diagnosis and treatment of vascular disease.

Board of Directors of AngioDynamics Following the Transaction (See page [—])

In connection with the closing of the transactions contemplated by the Stock Purchase Agreement, AngioDynamics and certain of the Sellers, or the “Stockholders”, will enter into a Stockholders Agreement, pursuant to which, among other things, AngioDynamics’ Board of Directors will be increased from eight (8) to ten (10) directors and Avista Capital Partners, L.P., or “Avista Capital Partners,” will have the right to appoint two (2) directors to AngioDynamics’ Board of Directors until such time as, with respect to the first director, the Stockholders’ beneficial ownership in AngioDynamics has been reduced below 20% of the then outstanding voting shares and, with respect to the second director, the Stockholders’ beneficial ownership in AngioDynamics has been reduced below 10% of the then outstanding voting shares.

The Special Meeting of AngioDynamics Stockholders (See page [—])

Time; Date; Place. We will hold a special meeting of our stockholders at our corporate headquarters located at 14 Plaza Drive, Latham, New York 12110 on [—], 2012 at 1:00 p.m., local time.

Purpose of the Special Meeting. At the special meeting, you will be asked to vote on the proposals described below. In addition, at the special meeting, we may transact such other business as may properly come before the special meeting or any properly reconvened special meeting following an adjournment or postponement of the special meeting.

•

The Issuance of Common Stock Proposal (Proposal No. 1). You will be asked to approve the issuance of 9,479,607 shares of AngioDynamics common stock, pursuant to the Stock Purchase Agreement. If the issuance of shares of AngioDynamics’ common stock is approved, then in accordance with the Stock Purchase Agreement, AngioDynamics will acquire Navilyst, and Navilyst Holdings and its subsidiaries will become wholly-owned subsidiaries of AngioDynamics. The approval of the issuance of AngioDynamics common stock is a condition to the completion of the acquisition of Navilyst.

•

The Adjournment or Postponement Proposal (Proposal No. 2). You may be asked to approve the adjournment or postponement of the special meeting for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve Proposal No. 1. The approval of the adjournment or postponement of the special meeting is not a condition to the completion of the acquisition of Navilyst.

Record Date; Voting Securities. AngioDynamics has fixed the close of business on [—], 2012 as the record date for the determination of holders of AngioDynamics common stock entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. No other shares of AngioDynamics capital stock are entitled to notice of and to vote at the special meeting. At the close of business on the record date, AngioDynamics had outstanding and entitled to vote [—] shares of common stock.

Quorum; Votes Required. The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding as of the record date for the special meeting is necessary to constitute a quorum at the special meeting. For purposes of determining the presence of a quorum for transacting business at the special meeting, abstentions will be treated as shares that are present but broker “non-votes” will not be treated as shares that are present.

The proposal to issue 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement requires the affirmative vote of the holders of a majority of the shares of AngioDynamics common stock present in person or represented by proxy at the special meeting. The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the common stock issuance proposal requires the affirmative vote of the holders of a majority of the shares of AngioDynamics common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present.

The approval of the issuance of AngioDynamics common stock in accordance with the terms of the Stock Purchase Agreement is a condition to the completion of the acquisition of Navilyst. As a result, a vote against the proposal relating to the issuance of AngioDynamics common stock effectively will be a vote against the acquisition of Navilyst by AngioDynamics. The approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the proposal to issue shares of AngioDynamics common stock is not a condition to the completion of the acquisition of Navilyst.

Recommendation of the AngioDynamics Board of Directors. The AngioDynamics Board of Directors has unanimously determined that the acquisition of Navilyst is fair to and in the best interests of AngioDynamics and its stockholders and, subject to approval by AngioDynamics stockholders, approved the issuance of AngioDynamics common stock in accordance with the Stock Purchase Agreement.

The AngioDynamics Board of Directors recommends that you vote “FOR” the approval of the issuance of AngioDynamics common stock in accordance with the Stock Purchase Agreement and “FOR” the approval of the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the common stock issuance proposal.

The Stock Purchase Agreement (See page [—])

The Stock Purchase Agreement, which is attached to this proxy statement as Annex A, is described in more detail beginning on page [—]. We urge you to read the Stock Purchase Agreement in its entirety because this document is the legal document governing the proposed acquisition of Navilyst.

Completion of the Acquisition of Navilyst is Subject to Conditions. The respective obligations of each of AngioDynamics, Navilyst Holdings and the Sellers to effect the transactions contemplated by the Stock Purchase Agreement are conditioned on the satisfaction or waiver of the following conditions:

•	all applicable waiting periods under the HSR Act applicable to the acquisition having terminated or expired;

•

no court or other governmental authority having issued any writ, order, injunction, decree or judgment, and no action or proceeding being threatened or pending by or before a court or other governmental authority, restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by the Stock Purchase Agreement;

•

no court or other governmental authority having promulgated, entered, issued, or determined to be applicable, any applicable law that would make the consummation of the transactions contemplated by the Stock Purchase Agreement illegal, and no action or proceeding with respect to such application of any such applicable law being pending;

•	AngioDynamics’ stockholders approving the issuance of the shares of AngioDynamics common stock to the stockholders of Navilyst Holdings at the special meeting; and

•	the common stock issued by AngioDynamics pursuant to the Stock Purchase Agreement being approved for listing on NASDAQ.

The obligation of AngioDynamics to effect the transactions contemplated by the Stock Purchase Agreement is conditioned on the satisfaction or waiver of, among other things, the following conditions:

•

Navilyst Holdings’ and the Sellers’ representations and warranties being true and correct, subject to various materiality qualifiers, on the date of the Stock Purchase Agreement and on the date of the closing of the acquisition (or in the case of representations and warranties that are made as of a particular date or period, as of the specified date or period);

•	Navilyst Holdings and the Sellers having performed in all material respects all covenants required to be performed by them under the Stock Purchase Agreement at or prior to the closing date;

•

AngioDynamics having received (a) the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Navilyst Holdings and its subsidiaries for the three most recently completed fiscal years ended at least 90 days before the closing date, and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Navilyst Holdings and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the closing date;

•	AngioDynamics having received a certificate signed on behalf of Navilyst Holdings and the Sellers as to the satisfaction of the conditions described in the preceding three bullets;

•

AngioDynamics having received payoff letters with respect to the payment of the aggregate outstanding principal and accrued interest and other amounts payable in respect of certain Navilyst Holdings credit agreements and the release of any encumbrances related thereto;

•

the absence of any change, effect, occurrence, development, state of circumstances, fact, condition or event that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Navilyst;

•

AngioDynamics having received a statement by Navilyst Holdings certifying that Navilyst Holdings is not, and has not been during the time period specified in Section 897(c)(1) of the Internal Revenue Code of 1986, as amended, or the “Code,” a United States real property holding corporation, as defined in Section 897(c)(2) of the Code;

•	the Escrow Agreement having been executed and delivered by the Sellers; and

•	the Stockholders Agreement having been executed and delivered by each of Avista Capital Partners, Avista Capital Partners (Offshore) LP and Navilyst Medical Co-Invest, LLC.

The obligations of Navilyst Holdings and the Sellers to effect the transactions contemplated by the Stock Purchase Agreement are conditioned on the satisfaction or waiver of, among other things, the following conditions:

•

AngioDynamics’ representations and warranties being true and correct, subject to various materiality qualifiers, on the date of the Stock Purchase Agreement and on the date of the closing of the acquisition (or in the case of representations and warranties that are made as of a particular date or period, as of the specified date or period);

•	AngioDynamics having performed in all material respects all covenants required to be performed by it under the Stock Purchase Agreement at or prior to the closing date;

•	the Sellers’ Representative having received a certificate signed on behalf of AngioDynamics as to the satisfaction of the conditions described in the preceding two bullets;

•	the Escrow Agreement having been executed and delivered by AngioDynamics; and

•	the Stockholders Agreement having been executed and delivered by AngioDynamics.

The Stock Purchase Agreement May Be Terminated under Certain Circumstances. The Stock Purchase Agreement may be terminated at any time on or prior to the closing by, among other things:

•	mutual written consent of AngioDynamics and the Sellers’ Representative; or

•

the Sellers’ Representative or, subject to certain limitations, AngioDynamics, if the closing date has not occurred on or before the date that is six (6) months from the date of the Stock Purchase Agreement (the “Initial Termination Date”) (unless the only condition to closing that has not been fulfilled by the

Initial Termination Date is expiration or termination of all applicable waiting periods under the HSR Act, in which case the Initial Termination Date will be extended to the date that is nine (9) months from the date of the Stock Purchase Agreement);

•	AngioDynamics or the Sellers’ Representative, if a governmental authority has issued an order prohibiting the transactions contemplated by the Stock Purchase Agreement;

•	the Sellers’ Representative, upon certain breaches by AngioDynamics;

•	AngioDynamics, upon certain breaches by the Sellers or Navilyst Holdings;

•	AngioDynamics upon the occurrence of a Material Adverse Effect with respect to Navilyst;

•	Navilyst Holdings upon the occurrence of a Buyer Material Adverse Effect with respect to AngioDynamics;

•

the Sellers’ Representative or, subject to certain limitations, AngioDynamics if, prior to the Stockholder Approval, AngioDynamics’ Board of Directors has withdrawn its recommendation of the acquisition of Navilyst or AngioDynamics has failed to perform its obligations to seek the approval of the issuance of AngioDynamics common stock in accordance with the Stock Purchase Agreement (each such action, a “Buyer Triggering Action”), in each case, after AngioDynamics’ Board of Directors has determined in good faith, after receiving advice of outside counsel, that the failure to effect such action would be inconsistent with the exercise of its fiduciary duties to the stockholders of AngioDynamics under applicable law; and

•

AngioDynamics or the Sellers’ Representative, if the approval of the issuance of AngioDynamics common stock in accordance with the terms of the Stock Purchase Agreement is not obtained at the special meeting.

In the event that the Stock Purchase Agreement is terminated by AngioDynamics or the Sellers’ Representative because, prior to the receipt of the stockholder approval, AngioDynamics’ Board of Directors has effected a Buyer Triggering Action, then AngioDynamics must pay to the Sellers’ Representative, as the sole and exclusive remedy of the Sellers (other than as expressly set forth in the Stock Purchase Agreement), an amount equal to $11,250,000. If the Stock Purchase Agreement is terminated by AngioDynamics or the Sellers’ Representative because the stockholder approval has not been obtained at the stockholder meeting, then AngioDynamics will reimburse to the Sellers’ Representative, as the sole and exclusive remedy of the Sellers (other than as expressly set forth in the Stock Purchase Agreement), the Sellers’ reasonable expenses in the amount equal to $3,500,000.

Indemnification. The Sellers have agreed to indemnify AngioDynamics for certain losses related to breaches of the representations, warranties and covenants of Navilyst Holdings and the Sellers and certain actions with respect to the failure of an Optionholder to execute a joinder and become a party to the Stock Purchase Agreement. AngioDynamics has agreed to indemnify the Sellers for certain losses related to breaches of the representations, warranties and covenants of AngioDynamics. Subject to limited exceptions, the indemnification obligations of the parties are subject to the prior satisfaction by each party of a deductible amount equal to $3,750,000, whereupon the applicable indemnified party will be entitled only to receive amounts in excess of the deductible amount. Claims for indemnification that do not exceed $50,000 will not be eligible for indemnification and will not be considered in the calculation of the deductible amount.

Escrow. At the closing, AngioDynamics will deposit $20,000,000 of the purchase price into an escrow account, which will be used as the sole and exclusive remedy to satisfy any post-closing working capital adjustment in AngioDynamics’ favor and the indemnification obligations of the Sellers, subject to limited exceptions.

The Stockholders Agreement (See page [—])

In connection with the closing of the transactions contemplated by the Stock Purchase Agreement, AngioDynamics has agreed to enter into a Stockholders Agreement with the Stockholders. Pursuant to the Stockholders Agreement, Avista Capital Partners will have the right to appoint two directors to AngioDynamics’ Board of Directors, subject to the satisfaction of certain common stock ownership thresholds.

The Stockholders Agreement contains certain standstill obligations, which will prohibit the Stockholders and their controlled affiliates from taking certain actions with respect to AngioDynamics until the later of (1) seven (7) years following the closing of the Acquisition and (2) three (3) years after the Stockholders cease to beneficially own at least five percent (5%) of the then outstanding voting shares.

For the period from the date of the Stockholders Agreement to one (1) year from the date of the Stockholders Agreement, the Stockholders are required to vote their voting shares in accordance with the recommendation of AngioDynamics’ Board of Directors with respect to any business or proposal on which AngioDynamics’ stockholders are entitled to vote. For the period from the date that is one (1) year from the date of the Stockholders Agreement until the first date that the Stockholders no longer beneficially own at least ten percent (10%) of the voting securities outstanding at such time, the Stockholders agree to vote all voting securities then owned by the Stockholders either, in the sole discretion of each Seller, (1) in accordance with the recommendation of the Board or (2) in proportion to the votes cast with respect to the voting securities not owned by the Stockholders with respect to any business or proposal on which the stockholders of AngioDynamics are entitled to vote. If at any time following one (1) year from the date of the Stockholders Agreement, the Stockholders beneficially own less than fifteen percent (15%) of the voting securities then outstanding and there is no stockholder designee then serving on the AngioDynamics Board of Directors pursuant to the Stockholders Agreement, the Stockholders may vote all voting securities then owned by the Stockholders in their own discretion.

In addition, from the date of the Stockholders Agreement until there is no longer a stockholder designee serving on the Board of AngioDynamics pursuant to the Stockholders Agreement, the Stockholders will also be subject to a non-competition covenant, which, subject to certain exceptions, will prohibit them from acquiring, holding, or otherwise investing in certain competitors of AngioDynamics and Navilyst.

The Stockholders Agreement grants the Stockholders certain registration rights with respect to their AngioDynamics common stock and imposes certain restrictions on the Stockholders’ ability to transfer their shares of AngioDynamics common stock, including, among other things, a twelve (12) month prohibition on the transfer of the shares of AngioDynamics common stock issued to the Stockholders in connection with the acquisition of Navilyst (other than transfers to certain permitted transferees). See the section entitled “The Stockholders Agreement” on page [—] for a more detailed discussion.

Regulatory Approvals Required for the Acquisition of Navilyst

Under the HSR Act and the rules and regulations promulgated thereunder, AngioDynamics’ acquisition of Navilyst may not be consummated until required information and materials have been furnished to the Department of Justice, or the “DOJ”, and the Federal Trade Commission, or the “FTC”, and certain waiting period requirements have expired or been terminated. On [—], 2012, each of AngioDynamics and Navilyst filed a Pre-Acquisition Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC. At any time before the closing of the acquisition, the DOJ, the FTC or others could take action under the antitrust laws with respect to the acquisition, including seeking to enjoin the consummation of the acquisition, to rescind the acquisition or to require the divestiture of certain assets of AngioDynamics or Navilyst. There can be no assurance that a challenge to the acquisition on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Anticipated Accounting Treatment

The transaction will be accounted for by AngioDynamics as an acquisition. The aggregate consideration paid by AngioDynamics in connection with the acquisition will be allocated to Navilyst’s assets and liabilities based on their fair values, with any excess being treated as goodwill. Navilyst’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of AngioDynamics after consummation of the acquisition.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following tables present historical per share data for AngioDynamics and unaudited historical per share data for Navilyst Holdings; pro forma per share data for AngioDynamics after giving effect to the acquisition of Navilyst; and unaudited pro forma equivalent per share data for Navilyst Holdings with respect to the portion of the consideration that will be received in the form of shares of AngioDynamics common stock. You should read these tables in conjunction with the historical audited and unaudited consolidated financial statements of AngioDynamics that are filed with the Securities and Exchange Commission, or the “SEC,” and incorporated by reference in this document and the historical consolidated financial statements of Navilyst contained elsewhere in this document. See the sections entitled “Where You Can Find More Information” beginning on page [—] and “Navilyst Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [—].

We are providing the unaudited pro forma combined condensed financial data for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of AngioDynamics would actually have been had the acquisition of Navilyst and other pro forma adjustments in fact occurred at the dates indicated. It also does not necessarily represent or indicate the future financial position or results of operations AngioDynamics will achieve after the acquisition of Navilyst.

	For Six Months Ended Nov 30, 2011	For the Year Ended May 31, 2011
AngioDynamics — Historical
Book value per share	$16.25	$16.14
Cash dividends per share	—	—
Basic earnings per share	0.15	0.33
Diluted earnings per share	0.15	0.32

AngioDynamics — Pro Forma Combined
Book value per share	$15.31	N/A
Cash dividends per share	—	—
Basic earnings per share	0.15	$0.34
Diluted earnings per share	0.15	0.34

We are providing the unaudited historical per share data and unaudited pro forma equivalent per share data for Navilyst Holdings for informational purposes only. It does not necessarily represent or indicate the future financial position or results of operations AngioDynamics will achieve after the acquisition of Navilyst.

Navilyst Holdings — Historical (unaudited)	For Nine Months Ended September 30, 2011	For Year Ended December 31, 2010
Book value per share	$13.63	$14.80
Cash dividends per share	—	—
Basic earnings per share	(1.17)	(1.24)
Diluted earnings per share	(1.17)	(1.24)

Navilyst Holdings — Pro Forma (unaudited)	For Nine Months Ended September 30, 2011	For Year Ended December 31, 2010
Book value per share	$16.60	$18.03
Cash dividends per share	—	—
Basic earnings per share	(1.43)	(1.51)
Diluted earnings per share	(1.43)	(1.51)

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NAVILYST

We are providing the following financial information to assist you in your analysis of the financial aspects of the acquisition. The information is only a summary and should be read in conjunction with Navilyst’s historical financial statements and related notes thereto contained elsewhere herein. The historical results included below and elsewhere in this document are not indicative of the future performance of Navilyst or AngioDynamics.

The following table sets forth selected historical financial data of Navilyst Holdings. Navilyst Holdings derived its financial information from its audited financial statements for the years ended December 31, 2010 and 2009, and the period from February 14, 2008 (commencement of operations) to December 31, 2008, and from its unaudited financial statements for the nine months ended September 30, 2011. Navilyst commenced operations on February 14, 2008 upon the acquisition of the Fluid Management and Venous Access operations of Boston Scientific Corporation (“BSC”). The availability of historical financial data of the Fluid Management and Venous Access operations for periods prior to February 14, 2008 is limited. Accordingly, for periods prior to February 14, 2008, the historical financial data for the Fluid Management and Venous Access operations presented in the following table have been derived from information readily available to management of Navilyst. The source of such information is indicated by the relevant footnote references included in the following table. Results for interim periods or periods prior to February 14, 2008 should not be considered to be indicative of results for any other periods or for any year.

The information presented below is only a summary. You should read it together with Navilyst Management’s Discussion and Analysis of Financial Condition and Results of Operations and historical audited and unaudited consolidated financial statements and accompanying notes included in this proxy statement.

(Amounts in thousands)	Nine Months Ended	Year Ended		Period from February 14, 2008 (commencement of operations) to	Twelve Months Ended	Year Ended
	September 30, 2011 (unaudited)	December 31, 2010	December 31, 2009	December 31, 2008	September 30, 2007 (unaudited) (a)	December 31, 2006 (b)
Consolidated Statement of Operations Data:
Net sales	$113,883	$150,628	$155,579	$147,899	$168,684	$171,909
Operating income	6,417	10,248	1,756	4,895	Not available	Not available
Net loss	(13,551)	(14,356)	(20,216)	(19,989)	26,951	26,053

	As of				As of
	September 30, 2011	December 31, 2010	December 31, 2009	December 31, 2008	September 30, 2007 (a)	December 31, 2006 (b)
Consolidated Balance Sheet Data:
Total assets	$415,235	$421,122	$416,840	$449,443	Not available	$121,420
Long-term Debt	205,500	205,512	205,650	206,130	—	–
Mandatorily Redeemable Preferred Stock (c)	20,612	7,717	—	—	—	–

(a)	Consolidated statement of operations data for the twelve months ended September 30, 2007 is based on unaudited internal management reporting of net sales, related direct expenses and reasonably allocated costs that were centralized at BSC prior to the acquisition of the Fluid Management and Venous Access operations. Net loss for the twelve months ended September 30, 2007 represents Fluid Management and Venous Access operations revenues less direct expenses. Unaudited consolidated balance sheet information as of September 30, 2007 is not available.

(b)	Consolidated balance sheet and consolidated statement of operations data as of and for the year ended December 31, 2006 is based on the combined statements of net assets to be sold and related combined statement of revenues and direct expenses of the Fluid Management and Venous Access operations of BSC, prepared by management of BSC. These statements were prepared solely to present the net assets to be sold and the related revenues and direct expenses of the Fluid Management and Venous Access product lines of BSC and were not intended to be a complete presentation of the assets and liabilities or results of operations of the Fluid Management and Venous Access product lines of BSC. Net loss for the year ended December 31, 2006 represents Fluid Management and Venous Access operations revenues less direct expenses. Total assets as of December 31, 2006 represents Fluid Management and Venous Access operations assets expected to be sold to a potential acquirer based on BSC’s intended structuring of a transaction.

(c)	The mandatorily redeemable preferred stock has a liquidation preference of $8,267 and $21,473 as of December 31, 2010 and September 30, 2011, respectively. See Notes 1 and 3 to the audited financial statements of NM Holding Company, Inc. and Subsidiaries as of December 31, 2010 for additional information.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANGIODYNAMICS

The following information is being provided to aid in your analysis of the financial aspects of the acquisition of Navilyst. AngioDynamics derived its financial information from its audited financial statements for fiscal years ended May 31, 2011, 2010, 2009, 2008 and June 2, 2007 and from its unaudited financial statements for the six months ended November 30, 2011 and November 30, 2010. In the opinion of AngioDynamics’ management, this unaudited interim period information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations and financial condition for the six months ended November 30, 2011 and November 30, 2010. Results for interim periods should not be considered indicative of results for any other periods or for the year.

The selected consolidated financial data presented below should be read in conjunction with, and is qualified by reference to, AngioDynamics’ historical audited and unaudited financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in AngioDynamics’ annual reports, quarterly reports and other information on file with the SEC and incorporated by reference into this document. See the section entitled “Where You Can Find More Information” beginning on page [—].

(Amounts in thousands, except per share information)	Year Ended					Six Months Ended
						(unaudited)
	May 31, 2011 (b)(f)	May 31, 2010 (b)	May 31, 2009 (b)(e)	May 31, 2008 (b)(d)	June 2, 2007 (b)(c)(d)(g)	Nov 30, 2011	Nov 30, 2010
Consolidated Statements of Operations Data:
Net sales	$215,750	$216,035	$195,054	$166,500	$112,227	$112,530	$104,879
Cost of sales	90,047	89,066	74,989	63,913	46,060	47,154	43,323

Gross profit	125,703	126,969	120,065	102,587	66,167	65,376	61,556

Operating expenses
Research and development	21,373	19,275	17,914	14,424	20,555	10,715	10,501
Sales and marketing	58,123	60,923	57,797	46,047	31,605	32,156	28,237
General and administrative	17,828	16,437	19,124	15,425	13,172	8,937	8,760
Amortization of intangibles	9,234	9,463	9,126	6,849	2,350	4,594	4,408
Other non-recurring items	7,182	—	—	3,606	9,710	2,331	772

Total operating expenses	113,740	106,098	103,961	86,351	77,392	58,733	52,678

Operating income (loss)	11,963	20,871	16,104	16,236	(11,225)	6,643	8,878

Other (expenses) income
Interest income	737	713	1,559	3,157	4,047	495	328
Interest expense	(499)	(672)	(731)	(1,328)	(308)	(227)	(240)
Other (expenses) income	(1,503)	(1,293)	(1,780)	(737)	314	(1,239)	(878)

Total other (expenses) income, net	(1,265)	(1,252)	(952)	1,092	4,053	(971)	(790)

Income (loss) before income tax provision	10,698	19,619	15,152	17,328	(7,172)	5,672	8,088
Income tax provision	2,581	7,307	5,220	6,439	1,955	1,970	2,921

Net income (loss)	$8,117	$12,312	$9,932	$10,889	$(9,127)	$3,702	$5,167

Earnings (loss) per share
Basic	$0.33	$0.50	$0.41	$0.45	$(0.49)	$0.15	$0.21

Diluted	$0.32	$0.50	$0.41	$0.45	$(0.49)	$0.15	$0.21

Weighted average number of shares used in per share calculation:
Basic	24,870,005	24,580,483	24,363,234	24,081,713	18,443,570	25,106,911	24,799,247

Diluted	25,132,763	24,786,841	24,512,670	24,348,960	18,443,570	25,278,188	25,066,576

	As of					As of
	May 31, 2011	May 31, 2010	May 31, 2009	May 31, 2008	June 2, 2007	Nov 30, 2011	Nov 30, 2010
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities(a)	$131,542	$100,074	$68,187	$78,290	$73,290	$136,319	$110,603
Working capital	168,798	145,334	118,899	100,548	106,881	179,216	157,325
Total assets	437,421	423,925	408,703	408,747	383,281	443,590	425,983
Non-current liabilities	6,275	6,550	6,810	11,700	26,905	6,125	6,410
Retained earnings (Accumulated deficit)	35,269	27,152	14,840	4,908	(5,981)	38,971	32,319
Total stockholders’ equity	405,639	391,349	372,194	355,713	335,958	410,845	399,452

(a)	Cash, cash equivalents and marketable securities include auction-rate investments of $1,850,000 at May 31, 2011, May 31, 2010, May 31, 2009 and May 31, 2008, and $4,475,000 as of June 2, 2007, respectively and restricted cash of $68,000, and $1,786,000, as of May 31, 2008, and June 2, 2007, respectively.
(b)	Fiscal years 2011, 2010, 2009, 2008 and 2007 include the impact of stock based compensation expense from our adoption of authoritative guidance for share based payment awards and the impact on operating income was approximately $4.6 million, $4.9 million, $5.8 million, $4.9 million and $3.5 million, respectively. The impact on net income was approximately $2.9 million or $0.12 per basic and diluted share for fiscal 2011, $3.1 million or $0.13 per basic and diluted share for fiscal 2010, $3.7 million or $0.15 per basic and diluted share for fiscal 2009, $3.1 million or $0.13 per basic and diluted share for fiscal 2008, and $2.4 million, or $0.13 per basic and diluted share for fiscal 2007. See Notes A and O to the Consolidated Financial Statements for additional information.
(c)	In January 2007, we acquired RITA Medical Systems, Inc. for approximately $244 million. In connection with the acquisition, we incurred an in-process R&D charge of $12.1 million, or approximately $0.66 per basic and diluted share.
(d)	In fiscal 2007, we accrued $9.7 million for the Diomed patent infringement matter. In fiscal 2008, we accrued $6.8 million for the settlement of the VNUS patent infringement and reversed $3.2 million of the Diomed patent infringement accrual as a result of the settlement of the matter.
(e)	To conform to the fiscal 2010 presentation, fiscal 2009 results include reclassifications made to include strategic business unit management in marketing costs. The reclassifications resulted in an increase in marketing costs and a decrease in general and administrative costs of $1 million in fiscal 2009.
(f)	The fiscal 2011 results include, in other non-recurring items, $6.4 million of impairment charges related to our decision to not continue development of the Medron Lightport technology and the write down of Centros prepaid royalties due to lower than anticipated sales.
(g)	Beginning with fiscal 2008, AngioDynamics began reporting on a fiscal year ending May 31. Prior to fiscal 2008, AngioDynamics reported on a fiscal year that concluded on the Saturday nearest May 31. Fiscal year 2007 ended on June 2, 2007, for a reporting period of fifty-two weeks.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF ANGIODYNAMICS

The following table reflects the pro forma effect of the acquisition of Navilyst on (1) the balance sheet data of AngioDynamics as of November 30, 2011, (2) the statement of operations data of AngioDynamics for the fiscal year ended May 31, 2011 and (3) the statement of operations data for AngioDynamics for the six months ended November 30, 2011.

This information is only a summary. You should read the unaudited pro forma combined condensed financial statements and other information and the accompanying notes that are included elsewhere in this document. You should also read the historical information and related notes of AngioDynamics that are incorporated by reference into this document and the historical financial statements and related notes for Navilyst contained elsewhere in this document.

The unaudited pro forma combined condensed balance sheet data shows the estimated effects of the acquisition of Navilyst as if it had occurred on November 30, 2011. The unaudited pro forma combined condensed statements of operations data for the year ended May 31, 2011 and the six month period ended November 30, 2011 show the estimated effects of the acquisition of Navilyst as if it had occurred on June 1,

2010. We are providing the unaudited pro forma combined condensed financial data for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of AngioDynamics would actually have been had the acquisition of Navilyst and other pro forma adjustments in fact occurred at the dates indicated. It also does not necessarily represent or indicate the future financial position or results of operations AngioDynamics will achieve after the acquisition of Navilyst.

(In thousands, except share and per share amounts)
	For Six Months Ended Nov 30, 2011	For the Year Ended May 31, 2011
Pro Forma Condensed Combined Statement of Income
Net sales	$186,791	$369,381
Operating income	12,425	24,725
Net income	5,062	11,674
Earnings per share
Basic	0.15	0.34
Diluted	0.15	0.34

	Nov 30, 2011
Pro Forma Condensed Combined Balance Sheet
Working capital	$118,355
Total assets	727,776
Long-term debt due after one year	142,500
Stockholder’s equity	532,130

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement, you should carefully consider the material risks described below in deciding whether to vote for approval of the proposals presented in this proxy statement. Additional risks and uncertainties not presently known to us or that are not currently believed to be material, if they occur, also may adversely affect AngioDynamics following the acquisition. For risks related to AngioDynamics, please see AngioDynamics’ Form 10-K for the fiscal year ended May 31, 2011 and AngioDynamics’ Form 10-Q for the quarterly period ended November 30, 2011, which are incorporated by reference herein.

Although we expect that the acquisition of Navilyst will result in benefits to us, we may not realize those benefits because of integration difficulties.

Integrating the operations of Navilyst successfully or otherwise realizing any of the anticipated benefits of the acquisition of Navilyst, including anticipated cost savings and additional revenue opportunities, involves a number of challenges. The failure to meet these integration challenges could seriously harm our results of operations and the market price of our common stock may decline as a result.

Realizing the benefits of the acquisition will depend in part on the integration of information technology, operations, personnel and sales force. These integration activities are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs, including:

•

our inability to achieve the cost savings and operating synergies anticipated in the acquisition, which would prevent us from achieving the positive earnings gains expected as a result of the acquisition;

•	diversion of management attention from ongoing business concerns to integration matters;

•	difficulties in consolidating and rationalizing information technology platforms and administrative infrastructures;

•	complexities associated with managing the combined businesses and consolidating multiple physical locations where management may determine consolidation is desirable;

•	difficulties in integrating personnel from different corporate cultures;

•	challenges in demonstrating to our customers and to customers of Navilyst that the acquisition will not result in adverse changes in customer service standards or business focus; and

•	possible cash flow interruption or loss of revenue as a result of change of ownership transitional matters.

We may not successfully integrate the operations of the businesses of Navilyst in a timely manner, and we may not realize the anticipated net reductions in costs and expenses and other benefits and synergies of the acquisition of Navilyst to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, our ability to realize these net reductions in costs and expenses and other benefits and synergies could be adversely impacted by practical or legal constraints on our ability to combine operations.

If the acquisition is completed and we are unable to manage our growth profitably, our business, financial results and stock price could suffer.

Our future financial results will depend in part on our ability to profitably manage our growth on a combined basis with Navilyst. Management will need to maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems. If integration-related expenses and capital expenditure requirements are greater than anticipated, or if we are unable to manage our growth profitably after the acquisition, our financial results and the market price of our common stock may decline.

We will incur significant indebtedness if we complete the acquisition which will impose operating and financial restrictions on us which, together with the resulting debt service obligations, could significantly limit our ability to execute our business strategy and increase the risk of default under our debt obligations.

We intend to borrow or assume an aggregate of approximately $150 million (not including up to $50 million that would also be available under our new revolving credit facility) in connection with the acquisition. We expect that the terms of our new credit facilities that we will enter into in connection with the acquisition will require us to comply with certain financial maintenance covenants. In addition, the proposed terms of our new indebtedness also include certain covenants restricting or limiting our ability to take certain actions.

These covenants may adversely affect our ability to finance future operations or limit our ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict our flexibility in planning for changes in our business and the industry and make us more vulnerable to economic downturns and adverse developments. The documentation governing our new indebtedness has not been finalized and, accordingly, the actual terms may further restrict our operation of our business.

Following the completion of the acquisition, our ability to meet our cash requirements, including our debt service obligations, will be dependent upon our operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are or may be beyond our control. We cannot provide assurance that our business operations will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If our operating results, cash flow or capital resources prove inadequate, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations. If we are unable to service our debt, we could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our debt agreements may limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

In addition, the degree to which we may be leveraged as a result of the indebtedness incurred in connection with the acquisition or otherwise could materially and adversely affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, could make us more vulnerable to general adverse economic, regulatory and industry conditions, could limit our flexibility in planning for, or reacting to, changes and opportunities in the markets in which we compete, could place us at a competitive disadvantage compared to our competitors that have less debt or could require us to dedicate a substantial portion of our cash flow to service our debt.

Following the merger, we will have significantly less cash on hand than we currently have.

In connection with the acquisition, we will pay approximately $97 million out of our existing cash reserves to the Sellers as part of the consideration for all of the outstanding capital stock of Navilyst Holdings. In addition, we will pay substantial costs and expenses associated with the acquisition. As a result, we will, following the acquisition, have significantly less cash on hand than we currently have, which could adversely affect our ability to grow and perform.

Failure to complete the acquisition could negatively impact our stock price and our future business and financial results.

Although we have agreed to solicit proxies from our stockholders to obtain stockholder approval of the proposal to issue shares of our common stock, there is no assurance that this proposal will be approved. If this proposal is not approved, and as a result the acquisition is not completed:

•	our ongoing business may be adversely affected; and

•

we may be required, under certain circumstances, to reimburse to the Sellers’ Representative, as the sole and exclusive remedy of the Sellers (other than as expressly set forth in the Stock Purchase Agreement), the Sellers’ reasonable expenses in an amount equal to $3,500,000.

Certain of the benefits we expect from the acquisition of Navilyst, including the anticipated accretion, net reductions in costs and expenses and certain tax benefits, are based on projections and assumptions, which are uncertain and subject to change.

Certain of the benefits we expect from the acquisition of Navilyst, including accretion of at least $0.08 per diluted share in fiscal year 2013 and increasing accretion through fiscal year 2016, cost savings (net of identified incremental costs and excluding transaction and associated one-time costs) of approximately $5 to $7 million in fiscal year 2013 and approximately $10 to $15 million by fiscal year 2015 and annual cash tax savings of $11.5 million, or $0.32 per share, each year from fiscal year 2013 through 2023, are based on projections and assumptions that are uncertain and subject to change. These projections and assumptions are based on preliminary information, which may prove to be inaccurate. There can be no assurance that we will realize the accretion per diluted share, the net reductions in costs and expenses from the acquisition or the tax benefits to the extent, or in the time frame, we anticipate. The market price of our common stock may decline if the estimates are not realized or we do not achieve the perceived benefits of the acquisition as rapidly or to the extent anticipated.

The announcement and pendency of the acquisition may cause disruptions in the business of Navilyst, which could have an adverse effect on its business, financial condition or results of operations and, post-closing, our business, financial condition or results of operations.

The announcement and pendency of the transaction could cause disruptions in the business of Navilyst. Specifically:

•

current and prospective employees of Navilyst and its direct and indirect subsidiaries may experience uncertainty about their future roles with us, which might adversely affect the ability of Navilyst to retain key personnel and attract new personnel;

•

current and prospective customers of Navilyst may experience uncertainty about the ability of Navilyst to meet their needs, which might cause customers to seek other suppliers for the products and services provided by Navilyst; and

•

management’s attention has been focused on the acquisition, which may divert management’s attention from the core business of Navilyst and other opportunities that could have been beneficial to Navilyst.

These disruptions could be exacerbated by a delay in the completion of the acquisition or termination of the Stock Purchase Agreement and could have an adverse effect on the business, financial condition or results of operations of Navilyst prior to the completion of the acquisition and on us if the acquisition is completed.

The acquisition of Navilyst is subject to the receipt of consents and approvals from government entities that may not be received or that may impose conditions that could have an adverse effect on us following the completion of the acquisition.

We cannot complete the acquisition unless we receive various consents, orders, approvals and clearances from antitrust and other authorities in the United States. While we believe that we will receive the requisite regulatory approvals from these authorities, there can be no assurance that such approvals will be received. In addition, these authorities may impose conditions on the completion of the acquisition of Navilyst or require changes to the terms of the acquisition that could result in the divestiture of certain assets of us or Navilyst. While we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and any such conditions or changes could have the effect of delaying completion of the acquisition or imposing additional costs on or limiting our revenues following the acquisition, any of which may have an adverse effect on us following the acquisition. See the sections entitled “The Transaction — Regulatory Approvals Required for the Acquisition of Navilyst” on page [—] and “The Stock Purchase Agreement — Conditions to Closing the Transaction” beginning on page [—] for a more detailed discussion.

If the market price of our common stock increases prior to the completion of the acquisition of Navilyst, the market value of our common stock to be issued in connection with the acquisition will increase correspondingly and, therefore, we may pay more than we intended for the Navilyst businesses.

The number of shares of our common stock to be issued in connection with the acquisition of Navilyst will not be adjusted in the event of any increase or decrease in the market price of our common stock before the closing of the acquisition. As a result, the market value of the shares to be issued in connection with the acquisition, as reflected in the market price of our common stock, may be substantially higher at the time of the acquisition than the market value at the time we received a fairness opinion from J.P. Morgan and our Board of Directors approved the acquisition. The market price of our common stock may fluctuate due to, among other things, changes in our business, operations or prospects, market assessments of the likelihood of completion of the acquisition, the timing of the completion of the acquisition, general market and economic conditions and certain other factors. As of January 30, 2012, the last trading day before the public announcement of the proposed acquisition of Navilyst, the closing price of our common stock was $14.20 per share.

Subject to certain limitations, the Stockholders may sell our common stock beginning 12 months following the closing of the acquisition of Navilyst, which could cause our stock price to decline.

The shares of our common stock that the Sellers will receive following the completion of the acquisition of Navilyst are restricted, but the Sellers may sell the shares of our common stock following the acquisition under certain circumstances. At the closing we will enter in the Stockholders Agreement with the Stockholders, which will grant the Stockholders certain registration rights with respect to their shares of our common stock and impose certain additional restrictions on the Stockholders’ ability to transfer their shares of our common stock, including, among other things, a twelve (12) month prohibition on the transfer of the shares of our common stock issued to the Stockholders in connection with the acquisition of Navilyst (other than transfers to certain permitted transferees). The sale of a substantial number of our shares by such parties or our other stockholders within a short period of time could cause our stock price to decline, make it more difficult for us to raise funds through future offerings of our common stock or acquire other businesses using our common stock as consideration.

You will experience a reduction in percentage ownership and voting power with respect to the shares of our common stock you currently own as a result of the acquisition of Navilyst.

In connection with the acquisition of Navilyst, we will issue 9,479,607 shares of our common stock, which will represent approximately 27% of our outstanding common stock after giving effect to the issuance. Therefore, following the completion of the acquisition, you will experience a substantial reduction in your respective percentage ownership interests and effective voting power relative to your respective percentage ownership interests in our common stock and effective voting power prior to the acquisition. In addition, the issuance of shares of our common stock could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the shares are issued, you may experience dilution in your claim to our earnings per share.

The presence of a significant stockholder may affect the ability of a third party to acquire control of us.

The Sellers will beneficially own approximately 27% of our outstanding common stock immediately following the closing. The Stockholders will enter into a Stockholders Agreement at the closing that will permit Avista Capital Partners to appoint two (2) directors to our Board of Directors until such time as, with respect to the first director, the Stockholders’ beneficial ownership in us has been reduced below 20% of the then outstanding voting shares and, with respect to the second director, the Stockholders’ beneficial ownership in us has been reduced below 10% of the then outstanding voting shares. Although these directors will not constitute a majority of the Board of Directors, they may exercise influence over the decisions of the board.

Having the Stockholders as a significant stockholder of us may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of our outstanding common stock or control of our Board of Directors through a proxy solicitation. In that regard, the Stockholders and their controlled affiliates will be obligated pursuant to the Stockholders Agreement, in certain circumstances, not to transfer their shares of our common stock, in whole or in part, pursuant to any recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction involving us or pursuant to any tender, exchange or other similar offer for our common stock unless, in each case, the Board of Directors recommends such transaction or offer or fails to recommend that our stockholders reject such transaction or offer.

For the period from the date of the Stockholders Agreement to one (1) year from the date of the Stockholders Agreement, the Stockholders are required to vote their voting shares in accordance with the recommendation of our Board of Directors with respect to any business or proposal on which our stockholders are entitled to vote. For the period from the date that is one (1) year from the date of the Stockholders Agreement until the first date that the Stockholders no longer beneficially own at least ten percent (10%) of the voting securities outstanding at such time, the Stockholders agree to vote all voting securities then owned by the Stockholders either, in the sole discretion of each Stockholder, (1) in accordance with the recommendation of our Board or (2) in proportion to the votes cast with respect to the voting securities not owned by the Stockholders with respect to any business or proposal on which our stockholders are entitled to vote. If at any time following one (1) year from the date of the Stockholders Agreement, the Stockholders beneficially own less than fifteen percent (15%) of the voting securities then outstanding and there is no stockholder designee then serving on our Board pursuant to the Stockholders Agreement, the Stockholders may vote all voting securities then owned by the Stockholders in their own discretion.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Investors can identify these statements by the fact that they do not relate strictly to historical or current facts. Words such as “expect,” “reaffirm,” “anticipate,” “plan,” “believe,” “estimate,” “may,” “will,” “predict,” “project,” “might,” “intend,” “potential,” “could,” “would,” “should,” “optimistic,” “seek,” “continue,” “pursue,” or “our future success depends,” or the negative or other variations thereof or comparable terminology, are intended to identify such forward-looking statements. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of AngioDynamics. These forward-looking statements are based on current expectations and projections about future events. The forward-looking statements in this proxy statement include those with respect to the expected timing of the completion of the transaction.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of AngioDynamics may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described from time to time in AngioDynamics’ reports filed with the SEC, including AngioDynamics’ Form 10-K for the fiscal year ended May 31, 2011 and AngioDynamics’ Form 10-Q for the quarterly period ended November 30, 2011, and the following:

•	the ability of AngioDynamics to develop its existing and new products;

•	financial community and rating agency perceptions of AngioDynamics;

•	third-party relations and approvals;

•	technological advances and patents attained by competitors;

•	challenges inherent in new product development, including obtaining regulatory approvals;

•	the ability of AngioDynamics to develop its products;

•	future actions by the Food and Drug Administration, or “FDA,” or other regulatory agencies;

•	domestic and foreign health care reforms and governmental laws and regulations;

•	results of pending or future clinical trials;

•	overall economic conditions;

•	the results of ongoing litigation;

•	the effects of economic, credit and capital market conditions on the economy in general, and on medical device companies in particular;

•	general market conditions;

•	market acceptance;

•	foreign currency exchange rate fluctuations; and

•	the effects on pricing from group purchasing organizations and competition and the ability of AngioDynamics to integrate purchased businesses, including Navilyst.

Risk and uncertainties related to the proposed transaction include, but are not limited to:

•	delays in or failure to obtain any required governmental and regulatory approvals with respect to the transaction;

•	failure to obtain stockholder approval of the issuance of the AngioDynamics common stock in connection with the transaction;

•	failure to consummate or delay in consummating the transaction for other reasons;

•	the possibility that the expected benefits of the transaction, including projected synergies and tax benefits, may not materialize as expected;

•	disruption from the proposed transaction making it more difficult to maintain business and operational relationships; and

•	the failure to successfully integrate the products, R&D capabilities, infrastructure and employees of AngioDynamics and Navilyst.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. AngioDynamics disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this proxy statement.

THE SPECIAL MEETING

Date, Time and Place

A special meeting of AngioDynamics stockholders will be held at 1:00 p.m., local time, on [—], 2012 at our corporate headquarters located at 14 Plaza Drive, Latham, New York 12110.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on the following proposals:

Proposal No. 1	To approve the issuance of 9,479,607 shares of AngioDynamics common stock, par value $0.01 per share, pursuant to the Stock Purchase Agreement dated as of January 30, 2012, by and among AngioDynamics, Navilyst Holdings, the Sellers, the Optionholders and the Sellers’ Representative.

Proposal No. 2	To approve the adjournment or postponement of the special meeting of stockholders for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting of stockholders to approve Proposal No. 1.

The approval of Proposal No. 1 for the issuance of AngioDynamics common stock is a condition to the completion of the acquisition of Navilyst. Accordingly, if AngioDynamics is to complete the acquisition of Navilyst, the stockholders must approve Proposal No. 1.

At the special meeting, AngioDynamics stockholders will also be asked to consider and vote on any other matter that may properly come before the special meeting or any adjournment or postponement of the special meeting. At this time, the AngioDynamics Board of Directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.

Record Date; Voting Securities

AngioDynamics has fixed the close of business on [—], 2012 as the record date for the determination of holders of AngioDynamics common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. No other shares of AngioDynamics capital stock are entitled to notice of and to vote at the special meeting. At the close of business on the record date, AngioDynamics had outstanding and entitled to vote [—] shares of common stock. Holders of our common stock have one vote per share on each matter to be acted upon. A list of the stockholders of record entitled to vote at the special meeting will be available at the special meeting and for 10 days prior to the special meeting, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 14 Plaza Drive, Latham, New York 12110, by contacting our General Counsel.

Quorum; Votes Required

A majority of the outstanding shares of common stock present in person or by proxy is required to constitute a quorum at the meeting. For purposes of determining the presence of a quorum for transacting business at the special meeting, abstentions will be treated as shares that are present but broker “non-votes” will not be treated as shares that are present (each discussed in the section entitled “The Special Meeting — Abstentions and Broker “Non-Votes” starting on page [—]).

Proposal No. 1: Proposal No. 1 to approve the issuance of 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement requires the affirmative vote of the holders of a majority of the shares of AngioDynamics common stock present in person or represented by proxy at the special meeting. The approval of Proposal No. 1 is a condition to the completion of the acquisition of Navilyst, and thus a vote against this proposal effectively will be a vote against the acquisition of Navilyst.

Proposal No. 2: Proposal No. 2 to approve the adjournment or postponement of the special meeting of stockholders for a period of not more than 30 days, if necessary, to enable AngioDynamics to solicit additional proxies in favor of Proposal No. 1, requires the affirmative vote of the holders of a majority of the shares of AngioDynamics common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present. The approval of Proposal No. 2 is not a condition to the completion of the acquisition of Navilyst.

The directors and executive officers of AngioDynamics and their respective affiliates collectively owned approximately 653,255 shares as of February 22, 2012 (inclusive of shares subject to stock options exercisable within 60 days following that date). Such shares represented approximately 2.58% of AngioDynamics’ outstanding common stock (including shares subject to stock options exercisable within 60 days held by the directors and officers) as of such date. Each member of the Board of Directors of AngioDynamics has advised AngioDynamics that such member intends to vote all of the shares of AngioDynamics common stock held, directly or indirectly, by such director in favor of each of the above proposals.

As of the close of business on the record date for the special meeting, the Sellers, Navilyst Holdings and their respective affiliates did not beneficially own any shares of AngioDynamics common stock.

Voting of Proxies

If you provide specific voting instructions, your shares will be voted at the special meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card or submit a proxy by telephone or via the Internet without giving specific voting instructions, your shares will be voted as follows:

“FOR” the approval of the issuance of 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement; and

“FOR” the approval of an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the AngioDynamics common stock issuance proposal.

At this time, we are unaware of any matters, other than those matters set forth above, that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the special meeting or any adjournment or postponement of the special meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

Abstentions and Broker “Non-Votes”

An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under rules applicable to broker-dealers, neither the proposal to approve the issuance of 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement nor the proposal to adjourn or postpone the special meeting, if necessary, to enable AngioDynamics to solicit additional proxies in favor of the AngioDynamics common stock issuance proposal is an item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting.

Approval of the issuance of 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement requires the affirmative vote of the holders of a majority of the shares of AngioDynamics common stock present in person or represented by proxy at the special meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal, and if you fail to vote, it will have no effect on the outcome of the proposal unless the shares are counted as present at the special meeting. Broker non-votes will not affect the outcome of the vote on this proposal.

Approval of the proposal to adjourn or postpone the special meeting, if necessary, to enable AngioDynamics to solicit additional proxies in favor of the AngioDynamics common stock issuance proposal requires the affirmative vote of the holders of a majority of the shares of AngioDynamics common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” this proposal, and if you fail to vote, it will have no effect on the outcome of the proposal unless the shares are counted as present at the special meeting. Broker non-votes will not affect the outcome of the vote on this proposal.

Revocability of Proxies; How to Vote

The grant of a proxy does not preclude a stockholder from voting in person. You may revoke a proxy at any time prior to your proxy being voted at the special meeting by:

•	delivering to our Secretary prior to the special meeting, a written notice of revocation bearing a later date or time than the proxy;

•	timely delivering to us a signed proxy card with a date later than your previously delivered proxy;

•	granting a subsequent proxy through the Internet or telephone; or

•	attending the special meeting and voting in person.

Any written notice of revocation, or later dated proxy, should be delivered to:

AngioDynamics, Inc.

14 Plaza Drive

Latham, New York 12110

Attention: Corporate Secretary

Attendance at the special meeting will not by itself constitute revocation of a proxy. If an adjournment or postponement occurs, it will have no effect on the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies. We do not expect to adjourn or postpone the special meeting for a period of time long enough to require the setting of a new record date.

If your shares are registered directly in your name with our transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the “shareholder of record.”

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the special meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the special meeting in order to vote.

Solicitation of Proxies

The cost of solicitation of proxies being solicited on behalf of the Board of Directors will be borne by us. In addition to solicitation by mail, the directors, officers and employees of AngioDynamics and its subsidiaries may solicit proxies from stockholders of AngioDynamics in person or by telephone, facsimile or other electronic methods.

Recommendation of the AngioDynamics Board of Directors

The AngioDynamics Board of Directors has unanimously determined that the acquisition of Navilyst is fair to and in the best interests of AngioDynamics and its stockholders and approved the issuance of AngioDynamics common stock in accordance with the Stock Purchase Agreement. See the section entitled “The Transaction — AngioDynamics’ Reasons for the Transaction” beginning on page [—] for a more detailed discussion.

The AngioDynamics Board of Directors recommends that you vote “FOR” approval of the issuance of AngioDynamics common stock in accordance with the Stock Purchase Agreement and “FOR” approval of an adjournment or postponement of the special meeting, if necessary, to enable AngioDynamics to solicit additional proxies in favor of the common stock issuance proposal.

THE TRANSACTION

Background of the Transaction

Our Board of Directors, together with our executive management, regularly reviews strategic alternatives available to us, including, among other things, possible strategic combinations and acquisitions.

AngioDynamics and Navilyst design, manufacture and sell products used in image guided interventions and both companies have manufacturing and other facilities located near each other in upstate New York. Thus, we have been familiar with Navilyst’s business for several years. In December 2008, in response to a request from representatives of Avista Capital Partners for a meeting, our senior management team scheduled a meeting with representatives from Navilyst at which a potential business combination could have been discussed. The meeting, however, did not take place as we subsequently announced our chief executive officer transition process.

In the fall of 2009, representatives from Avista Capital Partners contacted us to discuss a potential business combination transaction. On November 2, 2009, Jan Keltjens, who was then our President and Chief Executive Officer, and Joseph Gersuk, our Chief Financial Officer, met with representatives from Avista Capital Partners, Ron Sparks, the Chairman and Chief Executive Officer of Navilyst, and Dave McClellan, the President of Navilyst, in Boston to discuss a potential transaction. During the meeting, Avista Capital Partners’ representatives indicated that their expectation was that Navilyst would be valued at approximately $450 million and expressed their willingness to receive shares of AngioDynamics common stock as consideration. At a meeting of our Board of Directors on January 25, 2010, Messrs. Keltjens and Gersuk briefed our Board of Directors on the discussion with Avista Capital Partners and Navilyst. Our Board of Directors then determined that discussions with Navilyst should not continue at that time primarily due to different expectations between us and Avista Capital Partners on Navilyst’s value.

In early December 2010, representatives from Avista Capital Partners requested another meeting with us, and on December 14, 2010 Messrs. Keltjens and Gersuk and Lynda Wallace, our then Senior Vice President of Business Development, met in New York City with representatives from Avista Capital Partners and Mr. Sparks to discuss a potential business combination. At this meeting, Avista Capital Partners indicated a willingness to enter into a transaction that valued Navilyst at a price lower than $450 million. Following the meeting, our Board of Directors was briefed on the meeting and, after discussion, determined that we should not pursue the transaction at that time also due to a divergence in valuation expectations between us and Avista Capital Partners.

In September 2011, our Board of Directors, in connection with its periodic review of strategic alternatives available to us, discussed the potential acquisition of Navilyst. After discussion, the Board of Directors authorized our management to contact Avista Capital Partners to discuss a potential transaction.

On September 28, 2011, Joseph DeVivo, our President and Chief Executive Officer, and Mr. Gersuk met in New York City with representatives from Avista Capital Partners to discuss the strategic rationale for a combination of AngioDynamics and Navilyst.

On October 3, 2011, representatives from Avista Capital Partners contacted us to propose a sale of Navilyst to AngioDynamics for consideration consisting of shares of our common stock and cash. Avista Capital Partners’ proposal implied a value of Navilyst of approximately $447 million.

At a meeting of our Board of Directors held on October 18, 2011, Mr. DeVivo outlined for our Board of Directors the rationale for an acquisition of Navilyst. The Board of Directors discussed the matter in detail, including the long-term benefits of the transaction to us and the integration issues associated with the proposed transaction. The Board of Directors then authorized management to proceed with further exploration of the potential transaction.

On October 19, 2011, we communicated to Avista Capital Partners a preliminary non-binding indication of interest in acquiring Navilyst at a purchase price of $350 million.

On October 25, 2011, we engaged J.P. Morgan to act as our financial advisor in connection with a possible transaction with Navilyst.

On November 4, 2011, Avista Capital Partners indicated that the proposed purchase price of $350 million was not acceptable but expressed the desire to engage in further discussions.

On November 8, 2011, we entered into a confidentiality agreement with Navilyst.

On November 9, 2011, representatives from Avista Capital Partners, representatives from Navilyst and Messrs. DeVivo and Gersuk met to discuss the strategic rationale for the proposed transaction, the market environment and the operating performance of the respective companies. At the meeting, our representatives reiterated that we were unwilling to propose a purchase price within the range of values that Avista Capital Partners was requesting.

On November 14, 2011, representatives from Avista Capital Partners discussed with Mr. DeVivo a potential transaction at a value of approximately $400 million (excluding Navilyst’s fees and expenses) and discussed with Mr. DeVivo certain tax assets of Navilyst that had not previously been discussed with us.

On November 17, 2011, our senior management team conducted an in-person due diligence session on Navilyst with representatives from Avista Capital Partners and Navilyst. At this session, Avista Capital Partners provided further information on potential synergies as well as certain tax assets of Navilyst.

From November 18, 2011 to December 1, 2011, Navilyst provided us and J.P. Morgan with diligence materials.

At a meeting of the Licensing & Acquisition Committee of our Board of Directors on November 30, 2011, Mr. DeVivo updated the members of the committee on the status of the Navilyst negotiations. Mr. DeVivo noted that our management team was evaluating due diligence materials provided by Navilyst and Avista Capital Partners as well as the potential synergies and tax benefits of a transaction. Mr. DeVivo further noted that Avista Capital Partners had indicated a willingness to accept a valuation closer to the price that we had previously indicated we were willing to offer. Following discussion, the L&A Committee authorized our senior management and J.P. Morgan to increase the non-binding valuation of Navilyst to $375 million, subject to completion of a satisfactory due diligence review of Navilyst.

On December 2, 2011, through J.P. Morgan, we contacted Avista Capital Partners to indicate that we would be interested in acquiring Navilyst at a valuation of $375 million (inclusive of Navilyst’s fees and expenses), which reflected the value of certain tax assets of Navilyst. This non-binding indication of interest was subsequently confirmed in writing.

On December 5, 2011, Avista Capital Partners responded to our proposal with a written term sheet which included a proposed valuation of Navilyst at $380 million (including $5 million of fees and expenses) and certain other contractual terms for a transaction.

On December 6, 2011, at our direction, J.P. Morgan advised Avista Capital Partners that our proposal to acquire Navilyst at a value of $375 million would comprise the total consideration offered, including fees and expenses, and that we would not engage in contract discussions prior to the completion of our due diligence review of Navilyst.

At a meeting of the L&A Committee on December 8, 2011, Mr. DeVivo updated the committee on the status of negotiations and provided background information on the transaction. Representatives from J.P. Morgan discussed with the L&A Committee the potential Navilyst transaction from a financial perspective. After discussion, the L&A Committee authorized our management to proceed with full scale due diligence.

On December 9, 2011, our management, together with representatives from J.P. Morgan and Cadwalader, Wickersham & Taft LLP, our legal counsel, commenced full scale due diligence of Navilyst.

At a meeting of our Board of Directors on December 23, 2011, Mr. DeVivo provided an update on the proposed transaction with Navilyst. Representatives from J.P. Morgan discussed the financial terms of the proposed transaction and the proposed purchase price, which would be paid through a combination of cash, refinancing Navilyst’s existing indebtedness, redemption of Navilyst’s preferred stock and the issuance of AngioDynamics common stock to Navilyst’s stockholders. Our Board of Directors then authorized management to continue with the negotiations and due diligence review.

At a meeting of the L&A Committee on December 29, 2011, the L&A Committee discussed with members of our senior management the proposed terms of a stock purchase agreement and a stockholders agreement to be entered into in connection with the acquisition of Navilyst. After discussion, the members of the L&A Committee authorized our counsel to deliver the agreements to Navilyst and Avista Capital Partners.

On December 30, 2011, Cadwalader delivered a draft stock purchase agreement and a draft stockholders agreement to Ropes & Gray LLP, Navilyst’s legal counsel. Thereafter, between January 3, 2012 and January 30, 2012, AngioDynamics, Navilyst, Avista Capital Partners and their respective representatives engaged in the negotiation of the terms of the stock purchase agreement and the stockholders agreement.

At a meeting of the L&A Committee on January 10, 2012, the L&A Committee discussed with members of our senior management the status of negotiations on the stock purchase agreement and the stockholders agreement.

At a meeting of the Nominating and Corporate Governance Committee of our Board of Directors on January 11, 2012, the Committee discussed with members of our senior management the principal terms of the draft stockholders agreement and the issues that remained open in the on-going negotiations with Avista Capital Partners.

At a meeting of our Board of Directors on January 27, 2012, members of our senior management updated the Board of Directors on the status of negotiations on the stock purchase agreement and the stockholders agreement. In addition, the Board of Directors reviewed the terms of a proposed debt financing commitment letter to be entered into in connection with the proposed transaction. A representative from Cadwalader discussed with the Board of Directors the issues that remained open in the negotiations with Avista Capital Partners and Navilyst. Representatives of J.P. Morgan reviewed with the Board of Directors J.P. Morgan’s analysis of the proposed transaction from a financial point of view. The Board of Directors then engaged in extensive discussion regarding the proposed transaction.

At a meeting of our Board of Directors on January 30, 2012, members of our senior management updated the Board of Directors on the final negotiated terms of the stock purchase agreement and the stockholders agreement. A representative from Cadwalader discussed with the Board of Directors the resolution of the final terms of the agreements. The Board of Directors discussed the final negotiated terms of the stock purchase agreement and the stockholders agreement, including, among other things, the fact that Avista Capital Partners would become our largest stockholder and would be a long-term stockholder due to the restrictions in the stockholders agreement on transfers of the AngioDynamics shares to be acquired pursuant to the stock purchase agreement for a period of one year. Representatives of J.P. Morgan reviewed with the Board of Directors J.P. Morgan’s financial analysis of the consideration to be offered in the proposed transaction and delivered to the

Board of Directors an oral opinion, confirmed by delivery of a written opinion dated January 30, 2012, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the consideration to be paid by AngioDynamics in the proposed transaction was fair, from a financial point of view, to AngioDynamics. The directors then engaged in discussion regarding the proposed transaction. Following this discussion, our Board of Directors unanimously determined that the terms of the stock purchase agreement, the stockholders agreement, the commitment letter and the transactions contemplated thereby were fair to and in the best interests of AngioDynamics and its stockholders, approved the stock purchase agreement, the stockholders agreement and the commitment letter and recommended that our stockholders approve the issuance of shares of AngioDynamics common stock in connection with the proposed transaction.

On the evening of January 30, 2012, the parties executed the definitive stock purchase agreement, which included the final form of stockholders agreement as an exhibit, and the debt financing commitment letter.

On January  31, 2012, we issued a press release announcing the transaction.

AngioDynamics’ Reasons for the Transaction

Our Board of Directors believes that the acquisition of Navilyst will provide substantial benefits to our business and operations. In making its determination to approve the acquisition and the other transactions contemplated by the Stock Purchase Agreement, and to recommend that our stockholders approve the issuance of shares of our common stock in the transaction, our Board of Directors consulted with our senior management team, our internal and outside legal counsel and our financial advisor regarding the strategic and operational aspects of the acquisition, and considered the following factors and potential benefits of the acquisition:

•	historical information concerning the businesses, prospects, financial performance and condition, operations, management and the competitive position of Navilyst;

•

the anticipated financial condition, results of operations and businesses of AngioDynamics after giving effect to the transaction, including the expected accretion of at least $0.08 per diluted share in fiscal year 2013 and increasing accretion through fiscal year 2016;

•	management’s view of the highly complementary nature and fit of the businesses and products of AngioDynamics and Navilyst;

•

the fact that the acquisition of Navilyst will further our strategic objective to be a leader in the vascular access, peripheral vascular and oncology/surgery markets by, among other things, strengthening our vascular division through the addition of Navilyst’s Venous Access products and providing access to new potential customers through the addition of Navilyst’s leading Fluid Management product platform;

•	the increased scale of operations and commercial focus that will result from combining AngioDynamics’ and Navilyst’s respective businesses;

•

management’s estimate at the time our Board of Directors approved the stock purchase agreement that in fiscal year 2013 the acquisition would generate approximately $5 to 7 million in cost savings net of identified incremental costs and excluding transaction and associated one-time costs and that the acquisition would generate approximately $10 to 15 million of fully implemented cost savings net of identified incremental costs and excluding transaction and associated one-time costs by fiscal year 2015;

•	the significant tax assets acquired with Navilyst, which are expected to result in annual cash tax savings of $11.5 million, or $0.32 per share, each year from fiscal year 2013 through 2023;

•

the highly proficient manufacturing capabilities and quality systems of Navilyst, which employ Lean and Six Sigma best practices, and which are based in Glens Falls, N.Y., within four miles of AngioDynamics’ Queensbury, N.Y., facility;

•

the opinion of J.P. Morgan, dated January 30, 2012, to the AngioDynamics Board of Directors that, as of January 30, 2012, and based on and subject to various assumptions made, matters considered and limitations set forth in the opinion, the consideration to be paid by AngioDynamics in the proposed transaction was fair, from a financial point of view, to AngioDynamics. For a more detailed description of the fairness opinion, see the section entitled “- Opinion of AngioDynamics’ Financial Advisor”;

•

the review by our Board of Directors with our management and legal and financial advisors of the structure of the transaction and the financial and other terms of the stock purchase agreement, which our Board of Directors concluded were on the whole reasonable and advantageous to our stockholders;

•

the review by our Board of Directors with our management and legal and financial advisors of the terms of the stockholders agreement, including the standstill restrictions applicable to the Stockholders that will be bound by the stockholders agreement, which our Board of Directors concluded were on the whole reasonable and advantageous to our stockholders;

•	the terms and conditions of obtaining debt financing for the transaction, including the costs and expenses of such financing as contemplated under the Commitment Letter; and

•	the results of financial, legal and operational due diligence on Navilyst performed by our senior management and legal and financial advisors.

In the course of its deliberations, our Board of Directors also identified and considered a variety of risks and other countervailing factors, including:

•

the need to obtain stockholder approval of the issuance of common stock and regulatory approvals to complete the transaction, and the likelihood that such approvals will be obtained in a timely fashion;

•

the fact that we may be obligated to pay the Sellers an $11.25 million termination fee under certain circumstances and reimburse the Sellers their expenses in an amount equal to $3.5 million if our stockholders do not approve the issuance of 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement in connection with the acquisition of Navilyst;

•	the risk that the acquisition might not be consummated in a timely manner or at all;

•	the challenges of integrating our businesses, operations and workforce with those of Navilyst and the risks associated with achieving anticipated cost savings and other synergies;

•	subject to the terms of the stockholders agreement, the Sellers will own an approximately 27% interest in AngioDynamics;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction;

•

the substantial costs to be incurred in connection with the transaction, including the costs of integrating our businesses with those of Navilyst and the transaction expenses arising from the transaction; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Our Board of Directors concluded that the risks and countervailing factors relevant to the acquisition were outweighed by the potential benefits that it expected AngioDynamics and the AngioDynamics stockholders would achieve as a result of the acquisition.

The foregoing discussion of the information and factors considered by the Board of Directors is not exhaustive. In view of the wide variety of factors, both positive and negative, considered by our Board of Directors, the Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise seek to assign relative weights to the specific factors that it considered in reaching its determination that the proposed transaction is advisable and in the best interests of AngioDynamics’ stockholders. Rather, our Board of

Directors viewed its determination as being based upon the judgment of its members, in light of the totality of the information presented and considered. In considering the factors described above, individual members of our Board of Directors may have given different weights to different factors and may have applied different analyses to each of the material factors considered by the Board of Directors collectively.

Consideration

If the acquisition is completed, the total purchase price will be subject to adjustment based on the working capital of Navilyst Holdings at the closing of the Acquisition and will consist of the following:

•

Total cash consideration of approximately $237.5 million, which will be used to repay Navilyst Holdings’ existing indebtedness, pay the liquidation value of the issued and outstanding preferred stock of Navilyst Holdings, pay for certain fees and costs of Navilyst Holdings and the Sellers, fund an escrow account and pay certain cash consideration to the Sellers for all the issued and outstanding shares of Navilyst Holdings common stock; and

•	9,479,607 shares of common stock, $0.01 par value, of AngioDynamics. As of [—], 2012, the closing price of AngioDynamics’ common stock was $[—] per share.

Opinion of AngioDynamics’ Financial Advisor

Pursuant to an engagement letter dated December 5, 2011 and effective as of October 25, 2011, AngioDynamics retained J.P. Morgan as its financial advisor in connection with the proposed transaction.

At the meeting of AngioDynamics’ Board of Directors on January 30, 2012, J.P. Morgan rendered its oral opinion to AngioDynamics’ Board of Directors that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid by AngioDynamics in the proposed transaction was fair, from a financial point of view, to AngioDynamics. J.P. Morgan has confirmed its January 30, 2012 oral opinion by delivering its written opinion to AngioDynamics’ Board of Directors, dated January 30, 2012, that, as of such date, the consideration to be paid by AngioDynamics in the proposed transaction was fair, from a financial point of view, to AngioDynamics. No limitations were imposed by AngioDynamics’ Board of Directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated January 30, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. AngioDynamics’ stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was provided to the AngioDynamics’ Board of Directors in connection with and for the purposes of its evaluation of the transactions contemplated by the Stock Purchase Agreement, is directed only to the fairness of the consideration to be paid in the proposed transaction and does not constitute a recommendation to any stockholder of AngioDynamics as to how such stockholder should vote at the special meeting. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the Stock Purchase Agreement;

•	reviewed the form of the stockholders agreement attached as an exhibit to the Stock Purchase Agreement;

•	reviewed certain publicly available business and financial information concerning Navilyst and AngioDynamics and the industries in which they operate;

•

compared the proposed financial terms of the transaction with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Navilyst and AngioDynamics with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of AngioDynamics’ common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the managements of Navilyst and AngioDynamics relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the proposed transaction, which are referred to as Synergies; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Avista Capital Partners, Navilyst and AngioDynamics with respect to certain aspects of the proposed transaction, and the past and current business operations of Navilyst and AngioDynamics, the financial condition and future prospects and operations of Navilyst and AngioDynamics, the effects of the proposed transaction on the financial condition and future prospects of AngioDynamics, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Avista Capital Partners, Navilyst and AngioDynamics or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct, nor was provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of any Navilyst Holdings stockholder, Navilyst Holdings or AngioDynamics under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, including the Synergies referred to above, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Navilyst and AngioDynamics to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed transaction and the other transactions contemplated by the Stock Purchase Agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of AngioDynamics, and will be consummated as described in the Stock Purchase Agreement. J.P. Morgan also assumed that the representations and warranties made by AngioDynamics, the Navilyst Holdings stockholders and Navilyst Holdings in the Stock Purchase Agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis, and that the adjustment as provided in the Stock Purchase Agreement based on the amount of Navilyst Holdings’ working capital as set forth in the Stock Purchase Agreement will not result in any adjustment to the consideration that is material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to AngioDynamics with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on Navilyst or AngioDynamics or on the contemplated benefits of the transaction.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm the opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by AngioDynamics in the proposed transaction, and J.P. Morgan has expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of AngioDynamics or as to the underlying decision by AngioDynamics to engage in the proposed transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed transaction, or any class of such persons relative to the consideration to be paid by AngioDynamics in the proposed transaction or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which AngioDynamics’ common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the table must be read together with the text of the related summary. The table alone does not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data.

Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of Navilyst with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Navilyst’s business or aspects thereof. The companies selected by J.P. Morgan were:

•	C.R. Bard, Inc.

•	Teleflex Inc.

•	ICU Medical, Inc.

•	Merit Medical Systems, Inc.

•	AngioDynamics, Inc.

•	Vascular Solutions, Inc.

•	Cardiovascular Systems Inc.

•	LeMaitre Vascular, Inc.

These companies were selected, among other reasons, because they operate in the same industries as Navilyst, and, in certain cases, are similar to Navilyst based on operational characteristics and financial metrics. However, none of the companies selected is identical or directly comparable to Navilyst and certain of the companies may have characteristics that are materially different from those of Navilyst. Accordingly, J.P. Morgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each selected company and Navilyst, J.P. Morgan calculated such company’s estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), for the 2012 fiscal year ending May 31st and 2013 fiscal year ending May 31st, and divided its firm value by its EBITDA (“FV/EBITDA”). For purposes of this analysis, a company’s firm value was calculated as the fully diluted common equity value of such company as of December 31, 2011 plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities.

The following table represents the results of J.P. Morgan’s analysis of comparable publicly traded companies as of January 27, 2012:

Selected Group	Low	High	Mean	Median
2012E FV/EBITDA	7.4x	9.9x	8.5x	8.4x
2013E FV/EBITDA	6.8x	9.5x	8.0x	7.8x

J.P. Morgan then calculated Navilyst’s firm value implied by certain reference ranges of multiples, which were based on the ranges of multiples calculated in the chart above for comparable companies but adjusted to take into account differences between the scale, growth prospects and historical and estimated future profitability levels of Navilyst and the comparable companies and such other factors as J.P. Morgan deemed appropriate, and noted that the implied firm value of Navilyst ranged from: (1) $196 million to $246 million for fiscal year 2012, based on the ratio of Firm Value to estimated EBITDA for fiscal year 2012, using a reference range of 7.4x to 9.3x; and (2) $177 million to $237 million for fiscal year 2013, based on the ratio of Firm Value to estimated EBITDA for fiscal year 2013, using a reference range of 6.9x to 9.2x.

Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to businesses which J.P. Morgan determined to be analogous to Navilyst’s business. These transactions were selected, among other reasons, because the businesses involved in these transactions share similar business characteristics to Navilyst based on operational characteristics and financial metrics. The transactions considered and the month and year each transaction was announced are as follows:

Target	Acquiror	Month and Year Announced
Atrium Medical Corp.	Getinge AB	October 2011
Kinetic Concepts, Inc.	Apax Partners	July 2011
CaridianBCT Holding Corp.	Terumo Corp.	March 2011
Advanced Medical Optics, Inc.	Abbott Laboratories	January 2009
Mentor Corp.	Johnson & Johnson	December 2008
ConvaTec, Inc.	Avista Capital Partners and Nordic Capital	May 2008
Boston Scientific Cardiac Surgery Business	Getinge AB	November 2007
Arrow International Inc.	Teleflex Inc.	July 2007
Bausch & Lomb Inc.	Warburg Pincus LLC	May 2007
Molnlycke Health Care Group	Investor AB	January 2007
Sirona Group	Madison Dearborn Partners, LLC	May 2005
Molnlycke Health Care Group	Apax Partners	April 2005
SOLA International Inc.	Carl Zeiss AG and EQT	December 2004

Using publicly available estimates, J.P. Morgan reviewed the Firm Values implied by the transaction as a multiple of the target company’s EBITDA for the twelve-month period immediately preceding announcement of the transaction (“LTM EBITDA”), which is referred to below as “firm value/LTM EBITDA.” For the precedent transactions, J.P. Morgan noted that this analysis showed a range of firm value/LTM EBITDA multiples of 9.7x to 15.8x, with a median of 11.3x.

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a firm value/LTM EBITDA multiple range of 10.0x to 15.5x to Navilyst’s LTM EBITDA. This analysis showed the following:

Multiple	Implied Firm Value
Firm value/LTM EBITDA	$265mm - $411mm

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the firm value of Navilyst. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

In performing its discounted cash flow analysis, J.P. Morgan considered the standalone value of Navilyst, the value of cost synergies from the proposed transaction and the value of certain Navilyst tax assets.

In arriving at the present value of Navilyst as a standalone entity, J.P. Morgan calculated the unlevered free cash flows that AngioDynamics management expect Navilyst to generate during the time period from fiscal year 2013 through fiscal year 2022 based upon financial projections prepared by the management of AngioDynamics based on Navilyst management’s projections, which included financial forecasts for the fiscal years 2013 through 2017 and certain extrapolations reviewed and approved by AngioDynamics’ management. J.P. Morgan also calculated a range of terminal asset values of Navilyst at the end of the 10-year period ending May 31, 2022 by applying a perpetual growth rate ranging from 2.0% to 2.5% of the unlevered free cash flow of Navilyst as estimated for the terminal period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.5% to 10.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Navilyst.

In arriving at the present value of cost synergies from the proposed transaction, J.P. Morgan relied on estimates from AngioDynamics management for cost synergies from 2013 through 2016 and certain extrapolations approved by AngioDynamics management. By applying a range of discount rates from 9.5% to 10.5% and a perpetual growth rate ranging from 2.0% to 2.5% to the estimates, J.P. Morgan calculated the present value of cost synergies as ranging from $75 million to $90 million.

In arriving at the present value of certain Navilyst tax assets, J.P. Morgan analyzed both the step-up in Navilyst’s tax basis and Navilyst’s federal net operating loss carryforwards. The step-up tax asset had resulted from Avista Capital Partners’ acquisition of certain assets from Boston Scientific Corporation, which were subsequently formed into Navilyst. Based on information provided by Navilyst and applying a range of discount rates from 9.5% to 10.5% , J.P. Morgan calculated the present value of such assets as ranging from $61 million to $63 million. Navilyst also generated federal net operating loss carryforwards in its history as a standalone company. Based on information provided by Navilyst and applying a range of discount rates from 9.5% to 10.5%, J.P. Morgan calculated the present value of those assets as ranging from $15 million to $16 million.

A summary of the implied valuation ranges of Navilyst that J.P. Morgan derived from such analyses is set forth below:

Assets	Implied Valuation Range for Navilyst
Standalone	$271mm - $321mm
Standalone + Cost Synergies	$346mm - $411mm
Standalone + Tax assets	$347mm - $400mm
Standalone + Tax assets + Cost Synergies	$422mm - $490mm

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the results of all its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Navilyst, and none of the selected transactions reviewed was identical to the proposed transaction. However, the companies selected were chosen because they are publicly traded companies that operate in the industries in which Navilyst operates and, in certain cases, have operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Navilyst. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Navilyst and the transactions compared to the proposed transaction.

The opinion of J.P. Morgan was one of the many factors taken into consideration by AngioDynamics’ Board of Directors in making its determination to approve the proposed transaction. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of AngioDynamics’ Board of Directors with respect to the value of Navilyst, or of whether AngioDynamics’ Board of Directors would have been willing to agree to different or other forms of consideration.

As a part of its investment banking and financial advisory business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise AngioDynamics with respect to the proposed transaction on the basis of such experience.

J.P. Morgan has acted as financial advisor to AngioDynamics with respect to the proposed transaction, and will receive a transaction fee of approximately $4 million, a portion of which was earned upon delivery of the opinion, a portion of which is payable at the discretion of AngioDynamics and a substantial portion of which will be payable upon completion of the proposed transaction. In addition, AngioDynamics has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with AngioDynamics. During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Avista Capital Partners and certain of its portfolio investment companies (including Navilyst), for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included (i) acting as financial advisor to Avista Capital Partners in connection with the sale of BioReliance Corporation in January 2012, the sale of its interests in

Nycomed SCA in June 2011 and in a Marcellus Shale joint venture in September 2010, (ii) acting as lead arranger of credit facilities of Armored AutoGroup Inc. in October 2010 and of Warner Chilcott Corporation in August 2010 and March 2011, respectively, (iii) acting as joint bookrunner of offerings of debt securities by Armored AutoGroup Inc. in October 2010, by ConvaTec Inc. in December 2010 and by Warner Chilcott Corporation in August and September 2010, and (iv) acting as joint bookrunner of an offering of common stock of Warner Chilcott Corporation in March 2011. In addition, J.P. Morgan and its affiliates own approximately 11% of the outstanding common stock of Warner Chilcott Corporation, and its commercial banking affiliate is an agent bank and/or a lender under outstanding credit facilities of, and provides treasury and cash management services to, Navilyst and certain other portfolio companies of Avista Capital Partners, including Armored AutoGroup Inc., ConvaTec Inc., DataBank Holdings Ltd., Enduring Resources LLC, Enduring Resources II LLC, INC Research Inc., Laramie Energy II, LLC, VWR International Inc., Warner Chilcott Corporation and WideOpenWest Mid Michigan LLC, for which its affiliate receive customary compensation or other financial benefits. J.P. Morgan anticipates that it and its affiliates will arrange and/or provide financing to AngioDynamics in connection with the proposed transaction for customary compensation. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of AngioDynamics or portfolio companies of Avista Capital Partners (including ConvaTec Inc. and Warner Chilcott Corporation) for its own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Certain Financial Projections

While AngioDynamics provides public guidance for its financial performance for the subsequent fiscal year, and periodically updates such guidance during the course of the subsequent fiscal year, it does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results for periods longer than one year. AngioDynamics is especially cautious of making financial forecasts for periods longer than one fiscal year due to the unpredictability of underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving Navilyst, AngioDynamics provided the Board of Directors and AngioDynamics’ financial advisor with certain non-public financial forecasts covering multiple years that were prepared by management of AngioDynamics and not for public disclosure. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement refers exclusively to AngioDynamics’ historical financial information. PricewaterhouseCoopers LLP reports do not cover any other information in this proxy statement and should not be read to do so.

A summary of these financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to approve the issuance of 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement, but is being included because financial forecasts were made available to the Board of Directors and provided to our financial advisor in connection with its opinion. The inclusion of this information should not be regarded as an indication that the Board of Directors or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these financial forecasts should not be relied upon as such. Financial forecasts are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes less predictive with each successive year.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions. Such assumptions are inherently uncertain and may be beyond the control of AngioDynamics. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to AngioDynamics’ business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance and competition, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [—].

Set forth below are projections that we prepared of Net Sales, EBITDA and Adjusted EBITDA for Navilyst on a standalone basis and estimates we prepared of net cost synergies or savings we anticipate could be achieved from the acquisition of Navilyst. These projections were provided to our financial advisor, J.P. Morgan, and our Board of Directors. These financial forecasts and the assumptions underlying them have not been updated since their respective dates of preparation. They should not be utilized as public guidance and will not be provided in the ordinary course of our business.

In these selected financial projections we present EBITDA and Adjusted EBITDA, which in each case are non-GAAP financial measures. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with the GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business. These non-GAAP financial measures are also used by our management to evaluate financial results and to plan and forecast future periods. However, non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may differ from the non-GAAP financial measures used by other companies, including our competitors.

Navilyst Financial Projections Prepared by AngioDynamics:

	For the Year Ended May 31 (in millions)
	2013	2014	2015	2016
Net Sales	$150.6	$164.6	$181.6	$188.9
EBITDA (non-GAAP)	25.2	28.3	33.9	36.3
Adjusted EBITDA (non-GAAP)	25.7	28.3	33.9	36.3

GAAP TO NON-GAAP EBITDA AND ADJUSTED EBITDA RECONCILIATION
Operating income (GAAP)	$11.5	$14.6	$20.1	$22.4
Depreciation and amortization	13.7	13.7	13.8	13.9

EBITDA (non-GAAP)	25.2	28.3	33.9	36.3
Adjustments	0.5	—	—	—

Adjusted EBITDA (non-GAAP)	$25.7	$28.3	$33.9	$36.3

Estimated AngioDynamics Costs Synergies Following Acquisition:

	For the Year Ended May 31 (in millions)
	2013	2014	2015	2016
Case 1 (low)	$2.9	$4.9	$6.1	$6.2
Case 2 (high)	7.3	10.7	12.3	12.4

Financing Related to the Transaction

In order to fund a portion of the acquisition of Navilyst, AngioDynamics entered into a Commitment Letter with J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Commitment Providers.

The Commitment Letter provides that, subject to certain terms and conditions, the Commitment Providers will provide (i) a senior secured term loan facility in an aggregate principal amount of $150,000,000 (the “Term Loan”) and (ii) a senior secured revolving credit facility in an aggregate principal amount of $50,000,000 (the “Revolver” and collectively with the Term Loan, the “Facilities”). The proceeds of the Term Loan will be used to finance all or a portion of the cash consideration for the acquisition plus fees and expenses. Borrowings under the Revolver may be used for general corporate purposes. The Facilities will have a five year maturity. The Term Loan has a quarterly repayment schedule equal to 5%, 5%, 15%, 25% and 50% of its principal amount in years one through five, respectively. Interest on both the Term Loan and Revolver will be based on a base rate or Eurodollar rate plus an applicable margin which increases as AngioDynamics’ total leverage ratio increases, and with the base rate and Eurodollar rate having ranges of 1.0% to 1.75% and 2.0% to 2.75%, respectively. After default, the interest rate will be increased by 2.0%. The Revolver will also carry a commitment fee of 0.30% to 0.50% per annum on the unused portion.

Both the Term Loan and Revolver will be guaranteed by all material domestic subsidiaries of AngioDynamics and be secured by first priority security interests in substantially all assets of AngioDynamics and all such subsidiary guarantors. Definitive documentation will include customary affirmative and negative covenants and events of defaults, as well as financial covenants relating to a maximum total leverage ratio and a minimum fixed charge coverage ratio.

Closing of the Facilities will be subject to customary conditions precedent, including consummation of the transactions contemplated by the Stock Purchase Agreement, delivery of financial statements, satisfaction of pro forma financial compliance tests, the execution of definitive documentation, the absence of a material adverse effect (as defined in the Stock Purchase Agreement) on Navilyst and, solely with respect to the Revolver, the absence of a material adverse effect on AngioDynamics.

The Companies

AngioDynamics, Inc.

AngioDynamics, Inc.

14 Plaza Drive

Latham, New York 12110

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products.

Additional information about AngioDynamics and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” beginning on page [—].

Navilyst

NM Holding Company, Inc.

26 Forest Street

Marlborough, Massachusetts 01752

Navilyst is a leading global developer, manufacturer and marketer of innovative medical devices used in oncology treatment, as well as the diagnosis and treatment of vascular disease.

Board of Directors of AngioDynamics Following the Transaction

Following the transaction, the AngioDynamics Board of Directors will be expanded from eight (8) directors to ten (10) directors. The vacancy created by the increase of the additional directorships will be filled by two stockholder designees to be selected by Avista Capital Partners upon the closing of the acquisition. Avista Capital Partners will be entitled to appoint two stockholder designees until such time as, with respect to the first director, the Stockholders’ beneficial ownership in AngioDynamics has been reduced below 20% of the then outstanding voting shares and, with respect to the second director, the Stockholders’ beneficial ownership in AngioDynamics has been reduced below 10% of the then outstanding voting shares.

The following table sets forth information regarding the current directors of AngioDynamics who will continue to serve as directors on our Board of Directors and their positions after completion of the transaction:

Name	Age	Position with AngioDynamics	Year First Became Director	Term as Director Will Expire(1)
Vincent A. Bucci	56	Chairman of the Board and Independent Director	2007	2014
Howard W. Donnelly	50	Independent Director	2004	2014
Joseph M. DeVivo	44	Director, President and Chief Executive Officer	2011	2014
Jeffrey G. Gold	63	Independent Director	1997	2013
Kevin J. Gould	58	Independent Director	2010	2013
Dennis S. Meteny	58	Independent Director	2004	2013
Wesley E. Johnson, Jr.	53	Independent Director	2007	2012
Steven R. LaPorte	61	Independent Director	2007	2012

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

Information about the current AngioDynamics directors can be found in AngioDynamics’ proxy statement for its 2011 annual meeting of stockholders, which is incorporated by reference herein.

Regulatory Approvals Required for the Acquisition of Navilyst

Under the HSR Act and the rules and regulations promulgated thereunder, AngioDynamics’ acquisition of Navilyst may not be consummated until required information and materials have been furnished to the DOJ and the FTC, and certain waiting period requirements have expired or been terminated. On [—], 2012, each of AngioDynamics and Navilyst filed a Pre-Acquisition Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC. At any time before the closing of the acquisition, the DOJ, the FTC or others could take action under the antitrust laws with respect to the acquisition, including seeking to enjoin the consummation of the acquisition, to rescind the acquisition or to require the divestiture of certain assets of AngioDynamics or Navilyst. There can be no assurance that a challenge to the acquisition on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Anticipated Accounting Treatment

The acquisition of Navilyst will be accounted for by AngioDynamics as an acquisition. The aggregate consideration to be paid by AngioDynamics in connection with the acquisition will be allocated to Navilyst’s assets and liabilities based on their fair values, with any excess being treated as goodwill. Navilyst’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of AngioDynamics after consummation of the acquisition.

No Appraisal Rights

Under applicable law, AngioDynamics stockholders do not have the right to an appraisal of the value of their shares in connection with the acquisition of Navilyst.

PROPOSAL NO. 1

APPROVAL OF THE ISSUANCE OF ANGIODYNAMICS COMMON STOCK

Under the terms of the Stock Purchase Agreement, Navilyst Holdings and its subsidiaries will become wholly-owned subsidiaries of AngioDynamics.

Pursuant to the terms of the Stock Purchase Agreement, the total purchase price will be subject to adjustment based on the working capital of Navilyst Holdings at the closing of the acquisition and will consist of the following:

•

Total cash consideration of approximately $237.5 million, which will be used to repay Navilyst Holdings’ existing indebtedness, pay the liquidation value of the issued and outstanding preferred stock of Navilyst Holdings, pay for certain fees and costs of Navilyst Holdings and the Sellers, fund an escrow account and pay certain cash consideration to the Sellers for all the issued and outstanding shares of Navilyst Holdings common stock; and

•	9,479,607 shares of common stock, $0.01 par value, of AngioDynamics. As of [—], 2012, the closing price of AngioDynamics’ common stock was $[—] per share.

AngioDynamics is submitting the proposal to approve the issuance of 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement to its stockholders for approval pursuant to Rule 5635 of the NASDAQ Marketplace Rules, or “NASDAQ Rule 5635,” which contains the qualitative listing requirements applicable to NASDAQ listed companies, such as AngioDynamics. Among other items, NASDAQ Rule 5635 requires stockholder approval prior to the issuance of securities in the following circumstances:

•

in connection with the acquisition of the stock or assets of another company if 20% or more of the common stock of the issuer outstanding before such issuance would be issued in connection with such acquisition;

•

in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock; and

•

when the issuance or potential issuance will result in a change of control of the issuer. For purposes of the NASDAQ Marketplace Rules, a change of control generally is deemed to occur when, as a result of the issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position with respect to an issuer.

The shares of AngioDynamics common stock to be issued exceed the thresholds under NASDAQ Rule 5635 and, therefore, the issuance requires the approval of our stockholders. Accordingly, you are being asked to approve the proposal to issue shares of AngioDynamics common stock.

The shares of AngioDynamics common stock to be issued to the Sellers in connection with the acquisition of Navilyst will be offered and sold in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended, or the “Securities Act.” The offer and sale of shares of AngioDynamics common stock to the Sellers, as a portion of the consideration for the acquisition of Navilyst, is a privately negotiated transaction with the Sellers that did not involve a general solicitation. The certificates representing the shares of common stock to be issued in connection with the acquisition of Navilyst will contain a legend to the effect that such shares are not registered under the Securities Act and may not be sold or transferred except pursuant to a registration statement which has become effective under the Securities Act or pursuant to an exemption from such registration.

Effect of the Proposed Issuance of Common Stock

The shares of AngioDynamics common stock to be issued pursuant to Proposal No. 1 in connection with the acquisition would be identical to the shares of common stock now issued and outstanding, and this issuance would not affect the rights of current holders of AngioDynamics common stock.

Vote Required and Board of Directors Recommendation

Under NASDAQ Rule 5635, the issuance of 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement must be approved by the affirmative vote of a majority of the total votes cast on the proposal. However, our bylaws require that all matters submitted to stockholders (other than the election of directors) must be approved by the affirmative vote of the holders of a majority of the shares of AngioDynamics common stock present in person or represented by proxy. Therefore, approval of the issuance of 9,479,607 shares of AngioDynamics common stock pursuant to the Stock Purchase Agreement requires the affirmative vote of the holders of a majority of the shares of AngioDynamics common stock present in person or represented by proxy at the special meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal, and if you fail to vote, it will have no effect on the outcome of the proposal unless the shares are counted as present at the special meeting. Broker non-votes will not affect the outcome of the vote on this proposal. Accordingly, beneficial owners of AngioDynamics shares should instruct their brokers or nominees how to vote. The approval of Proposal No. 1 is a condition to the completion of the acquisition of Navilyst and thus a vote against this proposal effectively will be a vote against the acquisition of Navilyst.

The AngioDynamics Board of Directors has unanimously determined that the acquisition of Navilyst is fair to and in the best interests of AngioDynamics and its stockholders and has unanimously approved the issuance of AngioDynamics common stock in accordance with the Stock Purchase Agreement and recommends that you vote “FOR” approval of the AngioDynamics Stock Issuance.

For a more detailed description of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, see the sections below entitled “The Stock Purchase Agreement” and “The Stockholders Agreement.”

THE STOCK PURCHASE AGREEMENT

The following is a summary of the material provisions of the Stock Purchase Agreement and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the Stock Purchase Agreement that is important to you. We urge you to read the entire Stock Purchase Agreement carefully because it is the legal document governing the proposed acquisition of Navilyst.

The description of the Stock Purchase Agreement in this proxy statement has been included to provide you with information regarding its terms, and we recommend that you read carefully the Stock Purchase Agreement in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the transaction, we do not intend for its text to be a source of business or operational information about AngioDynamics or Navilyst. That kind of information can be found elsewhere in this proxy statement and in the documents incorporated herein by reference. The Stock Purchase Agreement contains representations and warranties of the parties as of specific dates and may have been used for the purposes of allocating risk between the parties other than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the Stock Purchase Agreement, including contractual standards of materiality that may be different from what may be viewed as material to stockholders. Only the parties themselves may enforce and rely on the terms of the Stock Purchase Agreement. As stockholders, you are not third party beneficiaries of the Stock Purchase Agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of AngioDynamics or Navilyst or any of their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Stock Purchase Agreement and subsequently developed or new information qualifying a representation or warranty may have been included in this proxy statement.

General; Structure of Transaction

On January 30, 2012 AngioDynamics entered into the Stock Purchase Agreement with Navilyst Holdings, the Sellers, the Optionholders, and the Sellers’ Representative. Pursuant to the Stock Purchase Agreement, AngioDynamics will acquire from the Sellers all of the issued and outstanding capital stock of Navilyst Holdings and, upon the completion of the acquisition, Navilyst Holdings and its subsidiaries will become wholly-owned subsidiaries of AngioDynamics.

Closing of the Transaction

Unless the parties agree otherwise, the closing of the acquisition of Navilyst will take place at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York, 10281 on the fifth (5th) business day following the satisfaction or waiver of all closing conditions, except for those conditions that, by their nature, have to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions. See the section below entitled “— Conditions to Closing the Transaction” beginning on page [—] for a more detailed discussion of the conditions. The acquisition is expected to be consummated during AngioDynamics’ fiscal 2012 fourth quarter ending May 31, 2012.

Consideration for the Transaction

If the acquisition is completed, the total purchase price will be subject to adjustment based on the working capital of Navilyst Holdings at the closing of the Acquisition and will consist of the following:

•

Total cash consideration of approximately $237.5 million, which will be used to repay Navilyst Holdings’ existing indebtedness, pay the liquidation value of the issued and outstanding preferred stock of Navilyst Holdings, pay for certain fees and costs of Navilyst Holdings and the Sellers, fund an escrow account and pay certain cash consideration to the Sellers for all the issued and outstanding shares of Navilyst Holdings common stock; and

•	9,479,607 shares of common stock, $0.01 par value, of AngioDynamics. As of [—], 2012, the closing price of AngioDynamics’ common stock was $[—] per share.

Representations and Warranties

The Stock Purchase Agreement contains representations and warranties of each of the Sellers, Navilyst Holdings and AngioDynamics. These representations are subject, in some cases, to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the Stock Purchase Agreement. The representations that Navilyst Holdings and the Sellers made are qualified by the information provided in a confidential disclosure schedule of the Sellers delivered concurrently with the signing of the Stock Purchase Agreement. In addition, the representations that AngioDynamics made are qualified by disclosure contained in filings that AngioDynamics has been required to make with the SEC since May 31, 2010, and which are filed or furnished prior to the date of the Stock Purchase Agreement (and excluding any risk factor disclosures under the heading “Risk Factors,” any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, but that are not specific factual information, contained in such filings), as well as by information provided in a confidential disclosure schedule of AngioDynamics delivered concurrently with the signing of the Stock Purchase Agreement. Some of the representations and warranties are qualified as to “materiality” or “material adverse effect.” In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not read the representations and warranties given by the parties in the Stock Purchase Agreement or any description thereof as characterizations of the actual state of facts or condition of Navilyst, the Sellers or AngioDynamics.

Representations and Warranties of the Sellers

The Stock Purchase Agreement contains representations and warranties of each of the Sellers relating to, among other things:

•	with regard to those Sellers that are not individuals, proper organization, existence and good standing;

•	with regard to those Sellers that are not individuals, the due authorization, execution and delivery of the Stock Purchase Agreement;

•	with regard to those Sellers that are not individuals, the enforceability of the Stock Purchase Agreement;

•	the absence of violations of or conflicts with the Seller’s governing documents, applicable law or certain agreements as a result of entering into the Stock Purchase Agreement;

•	the required authorizations or approvals of governmental entities in connection with the consummation of the acquisition and the other transactions contemplated by the Stock Purchase Agreement;

•	the ownership of, and title to, shares of Navilyst Holdings;

•	the absence of litigation affecting the Seller’s properties (including the Navilyst Holdings shares);

•	investment purpose and accredited investor status; and

•	investment knowledge and experience.

Representations and Warranties of Navilyst Holdings

The Stock Purchase Agreement contains representations and warranties of Navilyst Holdings relating to, among other things:

•	Navilyst Holdings’ and its subsidiaries’ proper organization, good standing, existence and qualification to do business;

•	the capitalization of Navilyst Holdings, including the number of outstanding shares of Navilyst Holdings’ common stock and preferred stock, stock options and other equity-based interests;

•

Navilyst Holdings’ business purpose of holding all of the issued and outstanding shares of Navilyst Medical Holdings, Inc., which in turn was formed solely for the purpose of holding all of the issued and outstanding shares of Navilyst Medical;

•	the absence of any contracts, rights or commitments affecting the ownership or voting rights of a subsidiary of Navilyst Holdings;

•	the enforceability of the Stock Purchase Agreement against Navilyst Holdings;

•	the due authorization, execution and delivery of the Stock Purchase Agreement;

•

the absence of violations, default or conflicts with Navilyst Holdings’ or its subsidiaries’ governing documents, laws or certain contracts or leases as a result of entering into the Stock Purchase Agreement and consummating the transactions contemplated therein and Navilyst Holdings’ performance of its obligations thereunder;

•	the required authorizations and approvals of governmental entities in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement;

•	the compliance with GAAP and certain other methods and practices in the preparation of financial statements of Navilyst Holdings and its subsidiaries;

•	the adequacy of Navilyst Holdings’ and its subsidiaries’ internal accounting controls and practices and the absence of an internal investigation regarding accounting practices or policies;

•	the absence of any joint venture or off-balance sheet partnership agreement with respect to Navilyst Holdings or its subsidiaries;

•	the absence of undisclosed liabilities of Navilyst Holdings or its subsidiaries;

•	the absence of certain changes or events or business conducted outside of the ordinary course of business since December 31, 2010 through the date of the Stock Purchase Agreement;

•

Navilyst Holdings’ and its subsidiaries’ compliance with laws and the absence of any notice of a possible material violation of any law applicable to it, its properties or other assets or its businesses or operations in the three (3) years preceding the date of the Stock Purchase Agreement;

•	the material contracts, agreements and instruments of Navilyst Holdings and its subsidiaries, and the performance of obligations and absence of any default thereunder;

•	the absence of pending or threatened litigation against Navilyst Holdings or its subsidiaries;

•	the validity of permits held by Navilyst Holdings or its subsidiaries and the absence of default thereunder;

•

compliance with any filings required to be made by Navilyst Holdings, its subsidiaries or any partner of Navilyst Holdings or its subsidiaries with the FDA or any other governmental authority, and the absence of actual or threatened enforcement action by such entities;

•	compliance with applicable laws and requirements of the FDA, the Federal Food Drug and Cosmetic Act, or the “FDCA,” and comparable laws in U.S. and non-U.S. jurisdictions;

•	products liability claims;

•	insurance;

•	transactions with affiliates;

•	customer and supplier relationships;

•	absence of undisclosed broker’s fees;

•	absence of unlawful payments by Navilyst Holdings, its subsidiaries or any of their respective directors, officers, agents, employees or other persons associated with them;

•	title to, and other matters relating to, real property owned by Navilyst Holdings or its subsidiaries;

•	tax matters;

•	matters relating to employee benefit plans;

•	employment and labor matters affecting Navilyst Holdings or its subsidiaries;

•	environmental matters; and

•	intellectual property.

Many of the Sellers’ and Navilyst Holdings’ representations and warranties are qualified by a materiality standard or, in the case of Navilyst Holdings, a “Material Adverse Effect” standard. For the purposes of the Stock

Purchase Agreement, “Material Adverse Effect” means an event, effect, occurrence or change that is or would reasonably be expected to (i) prevent or materially delay the ability of Navilyst Holdings to consummate the transactions contemplated by the Stock Purchase Agreement or (ii) be materially adverse to the results of operations, assets, liabilities or financial condition of Navilyst taken as a whole.

However, a Material Adverse Effect will not include or be determined by taking into account, either alone or in combination, any of the following events, effects, occurrences or changes:

•

changes in general economic conditions affecting the United States or the industry in which Navilyst Holdings and its subsidiaries operate that do not disproportionately affect Navilyst Holdings and its subsidiaries (taken as a whole) relative to other businesses in the industries in which Navilyst Holdings and its subsidiaries operate;

•

any outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States;

•	changes in GAAP or any laws;

•

any failure by Navilyst Holdings or any of its subsidiaries to meet any expected or projected financial or operating performance target for any period ending on or after the date of the Stock Purchase Agreement;

•

the announcement of the execution of the Stock Purchase Agreement or announcement or pendency of the transactions contemplated thereby, or the disclosure of the fact that AngioDynamics is the prospective acquirer of Navilyst;

•	actions taken or omissions by AngioDynamics or any of its affiliates;

•	actions taken or omissions by Navilyst Holdings or any of its subsidiaries taken or omitted at the request of AngioDynamics; and

•	compliance with the terms and conditions of, or the taking of any action required by, the Stock Purchase Agreement by the Sellers, Navilyst Holdings or any of its subsidiaries.

Representations and Warranties of AngioDynamics

The Stock Purchase Agreement contains representations and warranties of AngioDynamics relating to, among other things:

•	AngioDynamics’ proper corporate organization, existence, good standing and qualification to do business;

•	the capitalization of AngioDynamics, including the number of outstanding shares of AngioDynamics’ common stock and other equity-based interests;

•	AngioDynamics’ corporate authority and power enter into the Stock Purchase Agreement and to consummate the transactions contemplated by the Stock Purchase Agreement;

•	the enforceability of the Stock Purchase Agreement against AngioDynamics;

•

the absence of violations, defaults or conflicts with governing documents, laws and material contracts as a result of entering into the Stock Purchase Agreement and consummating the transactions contemplated therein and performance of AngioDynamics’ obligations thereunder;

•

the absence of the triggering of a change in control event under a material agreement or instrument as a result of entering into the Stock Purchase Agreement and consummating the transactions contemplated therein and performance of AngioDynamics’ obligations thereunder;

•	the required authorizations and approvals of governmental entities in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement;

•

compliance with SEC requirements of AngioDynamics’ SEC filings required to be filed since May 31, 2010, including the accuracy of and compliance with GAAP and SEC requirements of the financial statements contained therein;

•

the adequacy of AngioDynamics’ internal accounting controls and practices and the absence of an internal investigation regarding accounting practices or controls of AngioDynamics or its subsidiaries in the three (3) years preceding the Stock Purchase Agreement;

•	the absence of any joint venture or off-balance sheet partnership agreement with respect to AngioDynamics or its subsidiaries;

•	the absence of undisclosed liabilities of AngioDynamics or its subsidiaries;

•	the absence of business conducted outside of the ordinary course of business or certain changes or events from May 31, 2011 through the date of the Stock Purchase Agreement;

•

AngioDynamics’ and its subsidiaries’ compliance with laws and the absence of any notice of a possible material violation of any law applicable to it, its properties or other assets or its businesses or operations in the three (3) years preceding the date of the Stock Purchase Agreement;

•	the absence of pending or threatened litigation against AngioDynamics, and the absence of any unsatisfied order, judgment or injunction arising out of any action;

•	the absence of undisclosed broker’s fees;

•	matters relating to financing obtained by AngioDynamics;

•	the investment purpose of the acquisition, and the absence of AngioDynamics’ intent to resell the shares of Navilyst Holdings;

•	the required vote of AngioDynamics’ stockholders in connection with the required approval of the Stock Purchase Agreement and the transactions contemplated thereby;

•	amendment of AngioDynamics’ Rights Agreement so that the transaction does not give rise to any right under the Rights Agreement;

•	compliance with applicable laws and requirements of the FDA, the FDCA and comparable laws in U.S. and non-U.S. jurisdictions; and

•	tax matters.

Many of AngioDynamics’ representations and warranties are qualified by a materiality standard or a “Buyer Material Adverse Effect” standard. For the purposes of the Stock Purchase Agreement, “Buyer Material Adverse Effect” means an event, effect, occurrence or change that is or would reasonably be expected to (i) prevent or materially delay the ability of AngioDynamics to consummate the transactions contemplated by the Stock Purchase Agreement or (ii) be materially adverse to the results of operations, assets, liabilities or financial condition of AngioDynamics and its subsidiaries taken as a whole.

However, a Buyer Material Adverse Effect will not include or be determined by taking into account, either alone or in combination, any of the following events, effects, occurrences or changes:

•

changes in general economic conditions affecting the United States or the industry in which AngioDynamics and its subsidiaries operate that do not disproportionately affect AngioDynamics relative to other businesses in the industries in which AngioDynamics operates;

•

any outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States;

•	changes in GAAP or any laws;

•

any failure by AngioDynamics to meet any published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of the Stock Purchase Agreement;

•	any change in the price or trading volume of AngioDynamics’ common stock on NASDAQ;

•

the announcement of the execution of the Stock Purchase Agreement or announcement or pendency of the transactions contemplated thereby, or the disclosure of the fact that Navilyst is the potential target of AngioDynamics;

•	actions taken by the Sellers, Navilyst Holdings or any of its subsidiaries;

•	actions taken or omissions by AngioDynamics or any of its subsidiaries taken or omitted at the request of a Seller or Navilyst Holdings;

•	effects resulting from compliance with the terms and conditions of, or the taking of any action required by, the Stock Purchase Agreement by AngioDynamics or any of its subsidiaries; and

•	any events, effects or occurrences set forth on, or reasonably related to, certain matters set forth in the corresponding confidential disclosure schedule to the Stock Purchase Agreement.

Covenants

The parties to the Stock Purchase Agreement have various obligations and responsibilities under the Stock Purchase Agreement, including, but not limited to, the following covenants:

Conduct of the Business of Navilyst. Subject to certain exceptions, Navilyst Holdings has agreed, and has agreed to cause its subsidiaries to agree, to (i) conduct its business and operations in the ordinary course consistent with past practices, (ii) use commercially reasonable efforts to preserve intact its business organization, and (iii) use commercially reasonable efforts to retain the services of its officers and key employees, and to preserve the goodwill of its material customers and suppliers. In addition, Navilyst Holdings and its subsidiaries will not take any of the following actions without the prior written consent of AngioDynamics:

•

issue, sell or pledge, or authorize or propose the issuance, sale or pledge of any additional equity interests of any class of Navilyst Holdings or its subsidiaries, or securities convertible into or exchangeable for any such equity interests, rights, warrants or options to acquire any such equity interests or other convertible securities of Navilyst Holdings or its subsidiaries;

•	redeem, purchase or otherwise acquire any outstanding shares of capital stock of Navilyst Holdings or its subsidiaries;

•	amend the organizational documents of Navilyst Holdings or any of its subsidiaries;

•	incur any indebtedness, except for indebtedness under the existing credit agreements specified in the Stock Purchase Agreement and other than indebtedness in an amount not to exceed $250,000;

•

subject to certain exceptions, increase in any material manner the compensation of any directors, officers or employees, except as may be required under existing employment agreements or by applicable law or, with respect to non-officer-level employees, in the ordinary course of business consistent with past practice;

•

pay or agree to pay any pension, retirement allowance, or other employee benefit not contemplated by any employee benefit plan of Navilyst to any director, officer or employee, other than as required by applicable law;

•	enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan other than as required by applicable law;

•	grant, extend, waive, amend or modify any material rights in or to the intellectual property rights of Navilyst;

•

fail to diligently prosecute applications for its intellectual property rights, or fail to exercise a right of renewal or extension under any material intellectual property rights licensed from third parties;

•

sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize any of the foregoing of any material intellectual property rights, except in the ordinary course of business consistent with past practice;

•

other than in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of or subject to any lien (other than a permitted lien, and except for in connection with permitted indebtedness) any of its properties or assets;

•

make any loans, advances or capital contributions, except in the ordinary course of business and except for advances for normal business expenses to officers and employees in the ordinary course of business or consistent with past practices;

•

merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire or combine with any individual, corporation, organization, partnership, joint venture, governmental authority or any other entity;

•	make any change in any method of accounting other than those required by GAAP;

•	make, change or revoke any tax election;

•

enter into any “closing agreement” as described in Section 7121 of the Code or any similar provision of state, local or foreign law, or settle or compromise any liability with respect to taxes or surrender any claim for a refund of taxes;

•

file any tax return except to the extent required by applicable law and consistent with the past practices of Navilyst Holdings and its subsidiaries and the relevant provisions of the Stock Purchase Agreement;

•	consent to certain extensions or waivers of the limitations period applicable to any claim or assessment with respect of taxes;

•	subject to certain exceptions, amend, modify or terminate any material contracts;

•	other than in the ordinary course of business, make any capital expenditures in excess of $250,000 individually or $2,000,000 in the aggregate;

•	declare, pay or otherwise make any dividend or distribution to the Sellers; or

•	authorize, propose or agree in writing to take any of the foregoing actions.

Access to Information. Subject to certain exceptions, Navilyst Holdings has agreed to give AngioDynamics and its authorized representatives reasonable access during normal business hours to its books, records, offices, employees, facilities and properties of Navilyst Holdings and its subsidiaries, in accordance with such reasonable procedures as are mutually agreed to between AngioDynamics and Navilyst Holdings prior to any such access. Any such access must be consistent with all applicable competition laws and conducted in a manner that does not materially interfere with the businesses or operations of Navilyst Holdings and its subsidiaries and AngioDynamics must not conduct any invasive sampling or testing with respect to Navilyst Holdings’ or its subsidiaries’ real property. In addition, all information accessed by AngioDynamics or its authorized representatives will be treated as confidential.

Public Announcements. No party to the Stock Purchase Agreement will issue or cause the publication of a press release or other public announcement regarding the Stock Purchase Agreement or the transactions contemplated thereby without the prior written consent of the other parties or as required by applicable law or the regulations or requirements of any applicable stock exchange or regulatory organization.

HSR Act Filings and other Public Filings. In connection with the transactions contemplated by the Stock Purchase Agreement, each party to the Stock Purchase Agreement has agreed use its reasonable best efforts to (A) file, as promptly as practicable after the date of the Stock Purchase Agreement (but in no event later than thirty (30) calendar days from the date thereof), all notifications and information required by the HSR Act; (B) as promptly as practicable from the date of the Stock Purchase Agreement, make or cause to be made other required filings pursuant to other antitrust laws; and (C) as promptly as practicable, obtain all other necessary authorizations, approvals, consents and waivers from any entity or governmental authority. Each of the parties agrees to supply any additional information requested pursuant to the HSR Act or any other antitrust laws and to make all other filings and submissions under applicable laws as promptly as practicable. The parties have agreed to take any action as may be required to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable antitrust laws as soon as possible, to the extent any such action does not require AngioDynamics or Navilyst Holdings to (i) divest any of its businesses or material assets that would represent greater than five percent (5%) of the revenue of AngioDynamics’ consolidated corporate group as of immediately subsequent to the closing for the immediately preceding twelve-month period; or (ii) take any other action that would be material and adverse to AngioDynamics and its subsidiaries, taken as a whole, or that would materially and adversely impair the overall benefits expected to be realized from the acquisition.

Reasonable Best Efforts. Subject to the terms and conditions of the Stock Purchase Agreement, each of AngioDynamics, on the one hand, and Navilyst Holdings and the Sellers’ Representative on the other, has agreed to use its reasonable best efforts to obtain all requisite approvals and authorizations for the transactions contemplated by the Stock Purchase Agreement under the HSR Act and any other antitrust laws, including (i) cooperating with each other in connection with any filing or submission or with any investigation or other inquiry; (ii) keeping the other party informed of any communication received from the Antitrust Division of the Department of Justice, the FTC or any other governmental authority and of any communication received in connection with any proceeding by a private party regarding the transactions; and (iii) permitting the other party to review any communication and consulting with each other in advance of any meeting with the DOJ, the FTC, or any such other governmental authority or with any other person in connection with any proceeding by a private party and, to the extent permitted, give the other party the opportunity to attend and participate in such meetings.

Resignations. Navilyst Holdings has agreed to cause each director of Navilyst Holdings and directors (or equivalents) of its subsidiaries and each legal representative of Navilyst Holdings and each of its subsidiaries to resign effective as of the closing. Navilyst Holdings also has agreed to cause each officer of Navilyst Holdings and its subsidiaries to resign to the extent that AngioDynamics may request in writing at least ten (10) business days prior to the closing date.

Further Assurances. Each party to the Stock Purchase Agreement has agreed to execute such documents and perform such further acts as may be reasonably required to fulfill the conditions precedent and carry out the provisions of the Stock Purchase Agreement and the transactions contemplated thereby.

Restrictions on Sellers. Each of the Sellers has agreed not to sell, pledge, dispose of, transfer or encumber any of the shares of Navilyst Holdings owned by it.

Termination of Affiliate Obligations. On or before the date of closing of the acquisition, except for liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practices, all liabilities and obligations between Navilyst Holdings or its subsidiaries, on the one hand, and one or more of its affiliates or the Sellers (other than (i) liabilities between Navilyst Holdings and any of its subsidiaries or (ii) contracts among Navilyst Holdings and any of its subsidiaries), on the other hand, will be terminated in full, without any liability for Navilyst Holdings or its subsidiaries following the closing of the transaction, subject to limited exceptions.

Exclusivity. Until the earlier of the closing date of the acquisition and the termination of the Stock Purchase Agreement, Navilyst Holdings and the Sellers have agreed not to, and have agreed to cause Navilyst Holdings’

subsidiaries and their respective directors, officers, employees, investment bankers, financing sources, financial advisors and other representatives not to (i) initiate, solicit or encourage inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an acquisition proposal; (ii) make any statement or solicitation in support of any acquisition proposal; (iii) participate in any discussions or enter into any agreement or provide non-public information relating to any acquisition proposal; or (iv) knowingly facilitate any attempt to make an acquisition proposal. Additionally, Navilyst Holdings and the Sellers have agreed to cease any existing activities, discussions or negotiations with any parties with respect to an acquisition proposal other than the transactions contemplated by the Stock Purchase Agreement.

An “acquisition proposal” means any proposal or offer with respect to a merger, joint venture, recapitalization, share exchange, business combination or similar transaction involving Navilyst Holdings or any of its subsidiaries, and any acquisition or proposal resulting in any person becoming the beneficial owner of shares of any class of equity securities or any assets of Navilyst Holdings or of any of its subsidiaries other than in connection with the Stock Purchase Agreement.

Employee Matters. The Stock Purchase Agreement requires AngioDynamics to take into account the service of certain employees of Navilyst Holdings and its subsidiaries prior to the closing date of the acquisition for purposes of participation, coverage, vesting and level of benefits, as applicable, under all severance payment plans, employee benefit plans, programs and policies of AngioDynamics and its subsidiaries (including Navilyst Holdings and its subsidiaries) from and after the closing date of the acquisition to the same extent as such service was taken into account under corresponding plans of Navilyst Holdings and its subsidiaries, unless such service credit would result in duplication of any benefits. In addition, the employees of Navilyst Holdings and its subsidiaries will not be subject to any pre-existing condition or limitation under any health or welfare plan of AngioDynamics or its subsidiaries (including Navilyst Holdings and its subsidiaries) for any condition for which such employee would have been entitled to coverage under the corresponding plan of Navilyst Holdings and its subsidiaries in which the employee participated immediately prior to the closing date of the acquisition.

Restrictive Covenants of Sellers. The Stock Purchase Agreement provides that, subject to certain exceptions, for a period of two (2) years from the date of closing, each Seller may not, and will cause its controlled affiliates not to, directly or indirectly hire, recruit or otherwise solicit or induce any employee or officer of Navilyst Holdings or its subsidiaries (or any former employee who has ceased to be employed by Navilyst Holdings or any of its subsidiaries during the preceding six (6) months) to terminate his or her employment or other relationship with Navilyst Holdings or any of its subsidiaries. Each Seller has also agreed to keep confidential all information it possesses regarding Navilyst Holdings or its subsidiaries, and will cause its affiliates and representatives to keep such confidential information confidential, except to the extent such information is required by law to be disclosed.

Indemnification of Officers and Directors. From and after the closing, AngioDynamics, Navilyst Holdings and Navilyst Holdings’ subsidiaries will, (i) indemnify and hold harmless each present and former director or officer of Navilyst Holdings and each of its subsidiaries and each such person who served as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Navilyst Holdings or any of its subsidiaries against all costs and expenses, judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the closing) arising out of or pertaining to any action or omission in their capacities as officers or directors, occurring on or before the closing, to the same extent that such persons are entitled to be indemnified and held harmless as of the date of the Stock Purchase Agreement by Navilyst Holdings and its subsidiaries pursuant to the governing documents of Navilyst Holdings or its subsidiaries, as applicable.

In addition, for six (6) years following the closing of the acquisition, AngioDynamics will maintain a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Navilyst

Holdings’ directors’ and officers’ liability insurance policy with coverage in an amount and scope at least as favorable as Navilyst Holdings’ existing coverage, so long as such coverage does not, in the aggregate, exceed 250% of the annual premium currently paid by Navilyst Holdings for such coverage. AngioDynamics’ obligation described in the preceding sentence will be deemed satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by Navilyst Holdings, at the expense of AngioDynamics, which provide directors and officers with the coverage described in the preceding sentence for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the closing date.

Proxy Statement; Special Meeting. The Stock Purchase Agreement requires AngioDynamics to call and hold a special meeting of stockholders as promptly as practicable after the date of the Stock Purchase Agreement (and in no event later than forty five (45) calendar days after mailing of the proxy statement) for the purpose of obtaining stockholders’ approval of AngioDynamics’ stock issuance proposal.

AngioDynamics agreed, as promptly as practicable after the date of the Stock Purchase Agreement (and in no event later than the later of ten (10) calendar days after Navilyst Holdings delivers to AngioDynamics its unaudited financial statements for the period ended as of September 30, 2011 or twenty-five (25) calendar days after the date of the Stock Purchase Agreement), to prepare and file with the SEC a preliminary proxy statement relating to the solicitation of proxies from the stockholders of AngioDynamics for approval of the stock issuance proposal, and to (i) respond promptly to any SEC comments with respect to the preliminary proxy statement and mail a definitive proxy statement to AngioDynamics’ stockholders and (ii) solicit proxies from its stockholders for approval of AngioDynamics’ stock issuance proposal.

Navilyst Holdings has agreed to provide AngioDynamics all information concerning Navilyst Holdings and its subsidiaries as AngioDynamics may reasonably request in connection with the preparation and filing of this proxy statement.

AngioDynamics has agreed that neither it nor its Board of Directors will (i) fail to prepare and file the preliminary proxy statement including the recommendation for the stock issuance proposal, or call or hold the special meeting, or solicit proxies from its stockholders for approval of the stock issuance proposal or (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Navilyst Holdings or the Sellers, its recommendation that AngioDynamics’ stockholders approve the stock issuance proposal pursuant to the Stock Purchase Agreement (any of such actions in clause (i) or (ii), a “Buyer Triggering Action”), unless the Board of Directors of AngioDynamics determines in good faith, after receiving advice of outside counsel, that the failure to effect such Buyer Triggering Action would be inconsistent with the exercise of its fiduciary duties to the stockholders of AngioDynamics.

Required Information. Navilyst Holdings, the Sellers and AngioDynamics each have agreed, upon request by the other, to furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the transactions set forth in the Stock Purchase Agreement, or any other statement, filing, notice or application made by or on behalf of Navilyst Holdings or AngioDynamics to any third party and/or any governmental authority in connection with the transactions set forth in the Stock Purchase Agreement.

Listing of AngioDynamics’ Common Stock. AngioDynamics has agreed to cause its common stock to be issued pursuant to the Stock Purchase Agreement to be approved for listing on NASDAQ, subject only to official notice of issuance, prior to the closing of the acquisition.

AngioDynamics Financing Obligations. AngioDynamics has agreed to use its commercially reasonable efforts to arrange the financing on the terms and conditions described in the Commitment Letter (as defined in the Stock Purchase Agreement), including negotiating and entering into definitive agreements and satisfying all conditions precedent to the funding thereunder. The obligations of AngioDynamics under the Stock Purchase

Agreement are not contingent on the availability of such financing. AngioDynamics will not permit any amendment or modification to be made to, or any waiver of any provision or remedy, or consent, under the financing which (i) reduces the aggregate amount of the financing or (ii) imposes new or additional conditions to the receipt of the financing in a manner that would reasonably be expected to (a) delay or prevent the closing of the acquisition, (b) make the funding of the financing less likely to occur or (c) adversely impact the ability of AngioDynamics to enforce its rights against other parties to the financing or definitive agreements with respect thereto.

In the event that the funds or any portion thereof become unavailable, or it becomes reasonably likely that such funds may become unavailable to AngioDynamics on the terms set forth in the Commitment Letter, AngioDynamics will use its commercially reasonable efforts to obtain substitute financing, but not on terms and conditions materially less favorable to AngioDynamics than those set forth in the Commitment Letter, and in amounts sufficient to enable AngioDynamics to consummate the transactions contemplated by the Stock Purchase Agreement in accordance with its terms.

The Sellers and Navilyst Holdings have agreed to use commercially reasonable efforts to provide, and will cause Navilyst Holdings’ subsidiaries and its and their representatives to use commercially reasonable efforts to provide, at the sole cost and expense of AngioDynamics, all reasonable cooperation in connection with the arrangement of the financing as may be reasonably requested by AngioDynamics, provided that neither the Sellers nor, prior to the closing, Navilyst Holdings or any of its subsidiaries, will be required to pay any commitment or other similar fee or incur any other liability in connection with the financing.

Delivery of Financial Statements. Navilyst Holdings has agreed to deliver (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Navilyst Holdings and its subsidiaries, for the three (3) most recently completed fiscal years ended at least ninety (90) days before the closing date and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Navilyst Holdings and its subsidiaries, for each subsequent fiscal quarter ended at least forty-five (45) days before the closing date.

Drag-Along Rights. Promptly after the date of the Stock Purchase Agreement, each of Avista Capital Partners, Avista Capital Partners (Offshore), LP, Navilyst Medical Co-Invest, LLC and Navilyst Holdings have agreed to take all necessary actions to exercise the drag-along rights set forth in the existing shareholders agreement entered into among each other and certain management shareholders named therein, so as to cause all holders of Navilyst Holdings’ shares to become bound to the terms of the Stock Purchase Agreement as “Sellers”; provided that such holders of shares becoming bound to the terms of the Stock Purchase Agreement as “Sellers” is not a condition to the closing of the acquisition.

Conditions to Closing the Transaction

Completion of the Acquisition of Navilyst Holdings is subject to conditions. The respective obligations of each of AngioDynamics, Navilyst Holdings and the Sellers to effect the transactions contemplated by the Stock Purchase Agreement are conditioned on the satisfaction or waiver of the following conditions:

•	all applicable waiting periods under the HSR Act applicable to the acquisition having terminated or expired;

•

no court or other governmental authority having issued any writ, order, injunction, decree or judgment, and no action or proceeding being threatened or pending by or before a court or other governmental authority, restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by the Stock Purchase Agreement;

•

no court or other governmental authority having promulgated, entered, issued, or determined to be applicable, any applicable law that would make the consummation of the transactions contemplated by the Stock Purchase Agreement illegal, and no action or proceeding with respect to such application of any such applicable law being pending;

•	AngioDynamics’ stockholders approving the issuance of the shares of AngioDynamics common stock to the stockholders of Navilyst Holdings at the special meeting; and

•	the common stock issued by AngioDynamics pursuant to the Stock Purchase Agreement being approved for listing on NASDAQ.

The obligation of AngioDynamics to effect the transactions contemplated by the Stock Purchase Agreement is conditioned on the satisfaction or waiver of, among other things, the following conditions:

•

Navilyst Holdings’ and the Sellers’ representations and warranties being true and correct, subject to various materiality qualifiers, on the date of the Stock Purchase Agreement and on the date of the closing of the acquisition (or in the case of representations and warranties that are made as of a particular date or period, as of the specified date or period);

•	Navilyst Holdings and the Sellers having performed in all material respects all covenants required to be performed by them under the Stock Purchase Agreement at or prior to the closing date;

•

AngioDynamics having received (a) the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Navilyst Holdings and its subsidiaries for the three most recently completed fiscal years ended at least 90 days before the closing date, and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Navilyst Holdings and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the closing date;

•	AngioDynamics having received a certificate signed on behalf of Navilyst Holdings and the Sellers as to the satisfaction of the conditions described in the preceding three bullets;

•

AngioDynamics having received payoff letters with respect to the payment of the aggregate outstanding principal and accrued interest and other amounts payable in respect of certain Navilyst Holdings credit agreements and the release of any encumbrances related thereto;

•

the absence of any change, effect, occurrence, development, state of circumstances, fact, condition or event that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Navilyst;

•

AngioDynamics having received a statement by Navilyst Holdings certifying that Navilyst Holdings is not, and has not been during the time period specified in Section 897(c)(1) of the Internal Revenue Code of 1986, as amended, or the “Code,” a United States real property holding corporation, as defined in Section 897(c)(2) of the Code;

•	the Escrow Agreement having been executed and delivered by the Sellers; and

•	the Stockholders Agreement having been executed and delivered by each of Avista Capital Partners, Avista Capital Partners (Offshore) LP and Navilyst Medical Co-Invest, LLC.

The obligations of Navilyst Holdings and the Sellers to effect the transactions contemplated by the Stock Purchase Agreement are conditioned on the satisfaction or waiver of, among other things, the following conditions:

•

AngioDynamics’ representations and warranties being true and correct, subject to various materiality qualifiers, on the date of the Stock Purchase Agreement and on the date of the closing of the acquisition (or in the case of representations and warranties that are made as of a particular date or period, as of the specified date or period);

•	AngioDynamics having performed in all material respects all covenants required to be performed by it under the Stock Purchase Agreement at or prior to the closing date;

•	the Sellers’ Representative having received a certificate signed on behalf of AngioDynamics as to the satisfaction of the conditions described in the preceding two bullets;

•	the Escrow Agreement having been executed and delivered by AngioDynamics; and

•	the Stockholders Agreement having been executed and delivered by AngioDynamics.

Indemnification

Subject to the limitations discussed in this section and in the section entitled “The Stock Purchase Agreement — Tax Indemnity and Procedures,” after the closing of the Stock Purchase Agreement, each Seller will severally, and not jointly or jointly and severally, indemnify and hold harmless AngioDynamics and its subsidiaries and its and their respective officers, directors, employees and agents (each, an “AngioDynamics Indemnitee”), on a pro rata basis, from and against any losses suffered by or asserted against any AngioDynamics Indemnitee arising from, or in connection with:

•	the breach by such Seller of any of its representations;

•	the breach by such Seller of any of its covenants or agreements;

•	the breach by Navilyst Holdings of any of its representations;

•	the breach by Navilyst Holdings of any of its covenants or agreements (solely with respect to covenants and agreements to be made or performed by Navilyst Holdings prior to closing); and

•	the failure of any Optionholder to execute a Joinder Agreement and become a party to the Stock Purchase Agreement.

Subject to the limitations discussed in this section and in the section entitled “The Stock Purchase Agreement — Tax Indemnity and Procedures,” AngioDynamics agrees to indemnify and hold harmless the Sellers, each of such Sellers’ respective officers, directors, employees, partners, members and agents, and prior to the closing, Navilyst Holdings and its subsidiaries and their respective officers, directors, employees, partners members and agents (each a “Seller Indemnitee”, and together with the AngioDynamics Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any and all losses suffered by or asserted against any of the Seller Indemnitees arising from or in connection with:

•	the breach by AngioDynamics of any of its representations or warranties; and

•	the breach by AngioDynamics of any of its covenants or agreements.

The Stock Purchase Agreement includes the following limitations on indemnification:

•

The representations and warranties made in the Stock Purchase Agreement will terminate, and no claim (with certain exceptions) for a breach of any covenant or agreement required to be performed at or prior to the closing may be brought, after July 15, 2013. Covenants and agreement that are to be performed after the closing will survive after the closing in accordance with their respective terms.

•	In no event shall the cumulative indemnification obligations of the Sellers, on the one hand, or AngioDynamics, on the other hand, in the aggregate exceed $20,000,000.

•

No indemnification claims for losses may be asserted by the Indemnitees for breaches of representations and warranties unless the aggregate amount of losses exceed $3,750,000. If such losses exceed $3,750,000, the Indemnitee may only recover the excess amount. Losses relating to any single matter or related matters that do not exceed $50,000 shall not be eligible for indemnification and shall not be considered in the calculation of the $3,750,000 deductible amount. However, breaches of certain specified representations and warranties will not be subject to the $3,750,000 deductible amount or the $50,000 threshold and will be recoverable from “dollar one.”

•

The cumulative indemnification obligations of the Sellers shall be recoverable solely and exclusively from the escrow fund established pursuant to the Escrow Agreement that AngioDynamics has agreed to enter into with JPMorgan Chase Bank, National Association, as escrow agent, and Sellers’ Representative. No claims may be made after July 15, 2013. However, neither of these limitations shall apply to losses arising from or in connection with any breach of AngioDynamics and Navilyst Holdings’ covenant to indemnify directors and officers or the remedies section of the Stock Purchase Agreement.

•	No Indemnitee will be entitled to indemnification for any special, consequential, punitive, indirect or exemplary damages, except to the extent included in a third party claim.

•

No party shall be obligated to indemnify any other individual or entity with respect to (i) any representation, warranty, covenant, or condition specifically waived in writing by the other party on or prior to closing, (ii) any losses with respect to any matter if such matter was included in the calculation of the final working capital amount, or (iii) for any losses for which a claims notice was not duly delivered prior to July 15, 2013.

None of the limitations on the indemnification obligations of the parties to the Stock Purchase Agreement will apply to claims based on bad faith, willful misconduct or of actual, knowing and intentional fraud. Representations and warranties of Navilyst Holdings and the Sellers contained in the Stock Purchase Agreement will not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, AngioDynamics or its affiliates, employees, or representatives concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto.

Tax Indemnity and Procedures

The Stockholders on a several, pro rata basis have agreed to indemnify the AngioDynamics Indemnitees from and against any and all excluded taxes, meaning: (i) taxes of Navilyst Holdings or its subsidiaries for any taxable period (or portion of any Straddle Period (as defined below)) ending on or before the closing date, other than transfer taxes or any taxes resulting from, or attributable to, any action outside of the ordinary course of business that occurs on the closing date but after the closing; (ii) taxes payable by Navilyst Holdings or its subsidiaries under Treasury Regulation Section 1.1502-6(a) as a result of membership in an affiliated group on or before the closing; (iii) taxes relating to the failure of any Seller or the Sellers’ Representative to perform any covenant relating to taxes; (iv) fifty percent (50%) of all transfer taxes; and (v) legal and accounting fees and expenses attributable to any of the foregoing. Claims for excluded taxes relating to any single matter or related matters that do not exceed $50,000 shall not be eligible for indemnification.

The Sellers’ Representative has agreed to prepare and file any tax return of Navilyst Holdings or any of its subsidiaries for a taxable period ending on or before the closing date if the due date for filing the tax return (taking into account any available extensions) is on or before the closing date. The Sellers will pay all taxes due in respect of such tax returns, and income and other material tax returns will not be filed without AngioDynamics’ prior written consent, which may be withheld only if AngioDynamics reasonably determines that the tax return would be inconsistent with the past practices of Navilyst Holdings and its subsidiaries or the likelihood of a material position reflected in the tax return being upheld in a tax proceeding is not greater than fifty percent (50%) or such higher standard as may be required under applicable tax law to avoid the imposition of penalties or to avoid disclosure; provided that AngioDynamics will be deemed to have consented to the tax return’s filing if it does not submit written objections within ten (10) days of receiving the tax return. Any disputes will be resolved by a jointly appointed senior tax partner in an accounting firm.

AngioDynamics has agreed to timely prepare and file any tax return of Navilyst Holdings or any of its subsidiaries for (i) a taxable period ending on or before the closing date if the due date for filing the tax return (taking into account any available extensions) is after the closing date, or (ii) a taxable period that includes (but does not end on) the closing date (a “Straddle Period”). AngioDynamics will pay all taxes due in respect of such tax returns, provided that after the closing date, the Sellers’ Representative will, at least three (3) days before the date on which the tax return is required to be filed, pay AngioDynamics the full amount of taxes owing with respect to the tax return or the Sellers’ allocable share in the case of a Straddle Period. The tax returns will not be filed without the prior written consent of the Sellers’ Representative, which consent may be withheld only if the Sellers’ Representative reasonably determines that the tax return would be inconsistent with the past practices of Navilyst Holdings and its subsidiaries or the likelihood of a material position reflected in the tax return being upheld in a tax proceeding is not greater than fifty percent (50%) or such higher standard as may be required under applicable tax law to avoid the imposition of penalties or to avoid disclosure; provided that the Sellers’ Representative will be deemed to have consented to the tax return’s filing if it does not submit written objections within thirty (30) days of receiving the tax return. Any disputes will be resolved by a jointly appointed senior tax partner in an accounting firm.

The taxes for any Straddle Period will be allocated as follows: (a) property taxes of Navilyst Holdings and each of its subsidiaries for the taxable period ending on or before the closing date will equal the property taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the pre-closing tax period and the denominator of which is the number of days in the Straddle Period; and (b) all other taxes of Navilyst Holdings and each of its subsidiaries will be computed for the pre-closing tax period as if the entire Straddle Period ended as of the close of business on the closing date.

The Sellers and AngioDynamics will each be liable for 50% of any transfer taxes, while AngioDynamics will prepare and file all tax returns with respect to transfer taxes.

Except to the extent required by law, during the period starting after the closing and ending July 15, 2013, AngioDynamics will not, and will not allow Navilyst Holdings or its subsidiaries to amend, modify or otherwise change any tax return of Navilyst Holdings or its subsidiaries with respect to any taxable period that begins before the closing date without the written consent of the Sellers’ Representative, which consent will not be unreasonably withheld or delayed.

The Sellers will be credited for any credits and refunds relating to Navilyst Holdings or its subsidiaries in respect of any taxable period ending on or before the closing date to the extent such credits or refunds do not arise from or relate to the “carryback” of a tax item from a period beginning after the closing date to a taxable period ending before the closing date. AngioDynamics will be entitled to all other credits and refunds relating to Navilyst Holdings or its subsidiaries; provided that credits and refunds attributable to Straddle Periods will be allocated in the same manner as taxes for Straddle Periods, as described in this section.

Termination

The Stock Purchase Agreement may be terminated on or prior to the date of closing of the acquisition as follows:

•	by mutual written consent of AngioDynamics and the Sellers’ Representative; or

•

by either AngioDynamics or the Sellers’ Representative if the closing date has not occurred on or before the date that is six (6) months from the date of the Stock Purchase Agreement (the “Initial Termination Date”) (unless the only condition to closing that has not been fulfilled by the Initial Termination Date is expiration or termination of all applicable waiting periods under the HSR Act, in which case the Initial Termination Date will be extended to the date that is nine (9) months from the date of the Stock Purchase Agreement), but only if the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Stock Purchase Agreement,

•

provided, that if the financing contemplated by the Commitment Letter is not available to AngioDynamics on the applicable termination date and all of AngioDynamics’ conditions to closing have been satisfied or waived, AngioDynamics may terminate the Stock Purchase Agreement pursuant to this provision only (i) on or after the date that is sixty (60) days after the applicable termination date, and (ii) if, as of the date of such intended termination, there is no dispute pending against AngioDynamics relating to its failure to consummate the transactions contemplated by the Stock Purchase Agreement; or

•

by AngioDynamics or the Sellers’ Representative if a court of competent jurisdiction or other governmental authority has issued an order or injunction or taken any other action (which order, injunction or action the parties will use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under the Stock Purchase Agreement and such order or action has become final and nonappealable; or

•

by the Sellers’ Representative, upon written notice to AngioDynamics, upon a breach of any representation, warranty or covenant of AngioDynamics contained in the Stock Purchase Agreement such that the conditions to closing set forth in Stock Purchase Agreement cannot be satisfied and such breach cannot be, or has not been, cured within 45 days after the giving of notice thereof by the Sellers’ Representative to AngioDynamics; or

•

by AngioDynamics, upon written notice to Sellers’ Representative, upon a breach of any representation, warranty or covenant of Navilyst Holdings or the Sellers such that the conditions to closing set forth in Stock Purchase Agreement cannot be satisfied and such breach cannot be, or has not been, cured within 45 days after the giving of notice thereof by AngioDynamics to the Sellers’ Representative; or

•

by AngioDynamics or the Sellers’ Representative, if at any time prior to obtaining the approval of the stockholders of AngioDynamics, a Buyer Triggering Action occurs, provided that AngioDynamics may not terminate the Stock Purchase Agreement pursuant to this provision if a reason for AngioDynamics’ effecting the intended termination is AngioDynamics’ failure to obtain the financing pursuant to the Commitment Letter; or

•

by AngioDynamics, if there has been a change, effect, occurrence, development, state of circumstances, fact, condition or event since the date of the Stock Purchase Agreement that has had, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; or

•

by the Sellers’ Representative, if there has been a change, effect, occurrence, development, state of circumstances, fact, condition or event since the date of the Stock Purchase Agreement that has had, or would reasonably be expected to result in, individually or in the aggregate, a Buyer Material Adverse Effect; or

•

by the Sellers’ Representative or AngioDynamics if the AngioDynamics stock issuance proposal has been submitted to the AngioDynamics stockholders for adoption by written consent or at a duly convened special meeting of stockholders (or adjournment or postponement thereof) and the approval of the stockholders of AngioDynamics was not obtained.

Effect of Termination

In the event of termination of the Stock Purchase Agreement by the parties in accordance with the provisions described above under the heading “— Termination,” the Stock Purchase Agreement will become void and of no further force and effect, and none of the parties to the Stock Purchase Agreement will have any liability thereto, except that nothing in the Stock Purchase Agreement will relieve any party from any liability for any intentional or willful breach of the provisions of the Stock Purchase Agreement prior to the termination of the Stock Purchase Agreement or for actual, knowing and intentional fraud of such party. Certain provisions, including the treatment of confidential information and provisions relating to termination fees, will survive the termination of the Stock Purchase Agreement.

If the Stock Purchase Agreement is terminated by AngioDynamics or the Sellers’ Representative due to the occurrence of a Buyer Triggering Action, AngioDynamics must pay the Sellers’ Representative $11,250,000. If the Stock Purchase Agreement is terminated by AngioDynamics or the Sellers’ Representative for failure to obtain AngioDynamics stockholder approval upon a vote taken thereon, then AngioDynamics must pay to the Sellers’ Representative $3,500,000 for expenses incurred by the Sellers in connection with the negotiation of the

Stock Purchase Agreement and the transactions contemplated thereby. If AngioDynamics fails to pay such expenses when due, AngioDynamics will pay to Sellers all of Sellers’ reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with the Sellers’ or Navilyst Holdings’ efforts to collect such expenses.

Fees and Expenses

Except as expressly provided in the Stock Purchase Agreement, all costs and expenses incurred in connection with the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement are to be paid by the party incurring those expenses. AngioDynamics has agreed, subject to certain limitations, to pay certain fees and expenses on the closing date from the cash portion of the purchase price, including: (i) all outstanding management fees and other fees (including any termination fees), costs and expenses payable under the Advisory Services and Monitoring Agreement, dated as of February 14, 2008, by and among Navilyst Medical (f/k/a NAMIC / VA, Inc.), Avista Capital Partners and Avista Capital Partners (Offshore), LP; (ii) all amounts payable pursuant to certain transaction bonus arrangements, to be entered into by Navilyst Holdings or any of its subsidiaries between the date of the Stock Purchase Agreement and the closing date; (iii) subject to certain limitations, the aggregate amount of any legal, accounting, broker’s, investment banker, and other fees and expenses that are incurred by the Sellers or Navilyst Holdings prior to the closing and are outstanding as of the closing, in connection with the execution of the Stock Purchase Agreement and the consummation of the transactions contemplated by the Stock Purchase Agreement; and (iv) the expenses of the Sellers’ Representative in an amount equal to $500,000.

Amendments

The Stock Purchase Agreement may not be amended except in a writing signed by AngioDynamics, Navilyst Holdings, and the Sellers’ Representative.

THE STOCKHOLDERS AGREEMENT

In connection with and as a condition to the closing of the transactions contemplated by the Stock Purchase Agreement, AngioDynamics will enter into a Stockholders Agreement (the “Stockholders Agreement”) with the stockholders of AngioDynamics set forth on the signature page thereto, (each, a “Stockholder” and collectively, the “Stockholders”) and, solely with respect to, and as specified in, Article IV of the Stockholders Agreement, Avista Capital Holdings, LP, a Delaware limited partnership (the “Management Company”). The following is a summary of the material provisions of the Stockholders Agreement and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is attached to this proxy statement as Annex B and which we incorporate by reference into this document. This summary may not contain all of the information about the Stockholders Agreement that is important to you. We urge you to read the entire Stockholders Agreement carefully because it is the legal document governing important aspects of the relationship among AngioDynamics and the Stockholders.

General

The Stockholders Agreement, which will take effect upon the closing of the acquisition, governs the Stockholders’ ownership interest in AngioDynamics following consummation of the acquisition. Based upon the shares of AngioDynamics common stock outstanding as of [—], 2012, the shares of AngioDynamics common stock to be issued to the Stockholders pursuant to the Stock Purchase Agreement will represent approximately 27% of the total issued and outstanding common stock of AngioDynamics immediately after the completion of the acquisition.

Board Representation

Pursuant to the terms of the Stockholders Agreement, AngioDynamics’ Board of Directors will increase the size of the Board from eight (8) to ten (10) directors and will appoint two (2) individuals designated by Avista Capital Partners to serve on the Board of Directors (the “Stockholder Designees”) until such time as, with respect to the first Stockholder Designee, the Stockholders’ beneficial ownership in AngioDynamics has been reduced below 20% of the then outstanding voting shares and, with respect to the second Stockholder Designee, the Stockholders’ beneficial ownership in AngioDynamics has been reduced below 10% of the then outstanding voting shares (each, a “Board Right Termination Event” with respect to such Stockholder Designee). The first Stockholder Designee will be appointed to the class of Directors that stood for reelection at the second most recently completed stockholder meeting and the second Stockholder Designee will be appointed to the class of Directors that stood for reelection at the most recently completed stockholder meeting. If the Stockholders materially breach the Stockholders Agreement, which breach is not cured within 15 business days of receipt of notice of such breach, AngioDynamics will have the right to terminate Avista Capital Partners’ right to designate the Stockholder Designees.

Any Stockholder Designee to the AngioDynamics Board of Directors (i) must not be, at the time of designation, required to disclose any information pursuant to Item 2(d) or (e) of Schedule 13D if such person were the person filing such Schedule 13D, (ii) must not, at the time of designation, be prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or NASDAQ or pursuant to applicable law, (iii) must, prior to his or her appointment to the Board, provide an executed resignation letter in the form set forth in Annex A to the Stockholders Agreement resigning from the Board and from any committees or subcommittees thereof to which he or she is then appointed or on which he or she is then serving upon the occurrence of the Board Right Termination Event applicable to such Stockholder Designee, and (iv) must, in the good faith judgment of AngioDynamics’ Nominating and Corporate Governance Committee, satisfy the requirements of AngioDynamics’ organizational documents and code of business conduct and ethics included in the corporate governance section of AngioDynamics’ website applicable to all non-employee directors. In addition, any Stockholder Designee must abide by the provisions of all codes and policies of AngioDynamics applicable to non-employee directors, including AngioDynamics’ insider trading policy, policies requiring the pre-clearance of all securities trading activity by or on behalf of such Stockholder Designee and AngioDynamics’ code of business conduct and ethics, as applicable to such Stockholder Designee.

Any Stockholder Designee will be entitled to the same rights, privileges and compensation as the other non-employee Directors, including rights with respect to indemnification, directors and officers insurances and expense reimbursement. However, pursuant to the Stockholders Agreement, the first Stockholder Designee will not receive the director fees payable to non-employee directors by AngioDynamics.

For as long as Avista Capital Partners has the right to designate the Stockholder Designees in accordance with the provisions of the Stockholders Agreement, AngioDynamics must use commercially reasonable efforts, at each annual general meeting of stockholders of AngioDynamics, to procure the election or re-election of the applicable Stockholder Designee to the Board, for a term expiring at the next annual general meeting of Stockholders at which members of the class of Directors to which the Stockholder Designee belongs are to be elected or re-elected, or until such Stockholder Designee’s successor is elected and qualified, or at such earlier time, if any, as such Stockholder Designee may resign, retire, die or be removed as a Director. If a Stockholder Designee has resigned, retired, died or been removed from office, Avista Capital Partners has the right to designate a replacement Stockholder Designee.

Once a Stockholder Designee is not elected or re-elected, as the case may be, as a Director by the requisite vote of AngioDynamics’ stockholders, AngioDynamics will not be obligated to procure the election or re-election of such Stockholder Designee pursuant to the terms of the Stockholders Agreement and Avista Capital Partners will have the right to designate a replacement Stockholder Designee.

The Stockholders Agreement provides that the Stockholders must refrain from using material non-public information obtained by any Stockholder Designee at any meetings of the Board or Board committees in a manner prohibited by applicable law, including trading AngioDynamics’ securities while in possession of such material non-public information to the extent such trading would violate applicable law.

Standstill Restrictions

Under the terms of the Stockholders Agreement, each Stockholder and the Management Company will be subject to customary standstill restrictions until the later of (a) the seven (7) year anniversary of the closing date of the acquisition and (b) the three (3) year anniversary of the date on which the Stockholders cease to beneficially own voting securities of AngioDynamics representing at least five percent (5%) of the voting securities outstanding. The standstill restrictions will generally prevent the Stockholders and the Management Company from (i) acquiring any additional new AngioDynamics voting securities and (ii) taking a number of actions that might result in the Stockholders or the Management Company exerting influence or control over AngioDynamics, including but not limited to the following:

•

acquiring or agreeing to acquire beneficial ownership of any voting securities in addition to the shares issued in connection with the acquisition other than as a result of (i) reverse share splits or other actions of AngioDynamics that causes the Stockholders and their affiliates to beneficially own any excess amount or (ii) shares purchased in the ordinary course of business as a result of the acquisition of any portfolio company or other investment entity that owns any such shares at the time of such acquisition, if such additional shares represent five percent (5%) or less of then outstanding voting securities or if such ownership is approved by the Board;

•

acquiring or agreeing to acquire beneficial ownership of any other securities issued by AngioDynamics other than shares or other securities purchased in the ordinary course of business as a result of the acquisition of any portfolio company or other investment entity that owns any such securities at the time of such acquisition, if such additional shares represent five percent (5%) or less of the then outstanding securities of such type of security or if such purchase is approved by the Board;

•	proposing, offering or participating in any effort to acquire AngioDynamics or any of its subsidiaries or any of their assets or operations;

•	inducing or attempting to induce any third party to participate in any effort to acquire beneficial ownership of AngioDynamics’ voting securities;

•

proposing, offering or participating in any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or change of control transaction involving AngioDynamics or any of its subsidiaries, or any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving AngioDynamics, any of its subsidiaries or any material portion of their businesses;

•

seeking to call, requesting the call of, or calling a special meeting of the stockholders of AngioDynamics, or making or seeking to make a stockholder proposal, or requesting a list of AngioDynamics’ stockholders, or seeking election to the Board or seeking to place a representative on the Board other than as specified in the Stockholders Agreement, or seeking removal of any director from the Board, or otherwise seeking to control or influence the governance or policies of AngioDynamics;

•

soliciting proxies, designations or written consents of stockholders, or conducting any referendum to vote the securities with respect to any matter, or becoming a participant in any contested solicitation for the election of AngioDynamics’ directors, other than in support of the voting obligations of the Stockholders pursuant to the Stockholders Agreement;

•

forming or participating in a partnership, limited partnership, syndicate or other group within the meaning of Section 13(d)(3) of the Exchange Act, or deposit any voting securities in a voting trust or similar arrangement;

•	seeking to obtain any amendment, termination or waiver of the Rights Agreement, dated as of May 26, 2004, between AngioDynamics and Registrar & Transfer Company, as rights agent; or

•	publicly disclosing or causing the public disclosure of any proposal to obtain any waiver, consent or amendment of any of the provisions of the Stockholders Agreement.

Voting

For a period of one (1) year from the date of the Stockholders Agreements, the Stockholders must vote all voting securities owned by the Stockholders in accordance with the recommendation of the AngioDynamics Board of Directors. Thereafter, the Stockholders must vote their securities either (a) in accordance with the recommendation of the AngioDynamics Board of Directors or (b) in proportion to the votes cast with respect to the voting securities not owned by the Stockholders, for so long as the Stockholders beneficially own at least ten percent (10%) of the outstanding voting securities of AngioDynamics. However, each Stockholder can vote its voting securities in its sole discretion if the Stockholders beneficially own less than fifteen percent (15%) of the voting securities then outstanding and there is no Stockholder Designee then serving on the Board.

Transfer Restrictions

For a period of one (1) year from the date of the Stockholders Agreement, no Stockholder shall transfer any shares of AngioDynamics without the prior written consent of AngioDynamics.

Thereafter, the Stockholders shall use commercially reasonable efforts to transfer their shares of AngioDynamics in an orderly manner and may do so without AngioDynamics’ consent and without restriction, provided that (i) if the transfer of AngioDynamics shares is pursuant to a registration statement, the registration statement must comply with the Stockholders Agreement, and (ii) if the transfer is effected pursuant to (A) a Registration Statement or a privately-negotiated transaction not subject to the registration requirements of the Securities Act in each case in which the Stockholders negotiate the terms of such transfer directly with the third party purchaser of such shares or (B) in accordance with Rule 144 under the Securities Act but not pursuant to the manner of sale provisions specified in Rule 144(f), in each case the Stockholders shall not knowingly transfer shares:

•

representing more than four and nine-tenths percent (4.9%) of the Voting Securities then outstanding in a single transfer or series of related transfers (unless in a single transfer or series of related transfers in one or more block trades with one or more registered broker-dealers), or

•

to (1) certain competitors of AngioDynamics, or (2) persons that have engaged in a proxy contest or have filed a Schedule 13D with respect to any issuer that disclosed certain plans or proposals that were not authorized or approved by the board of directors of such issuer or were not entered into pursuant to an agreement with such issuer, in either case, during the two (2) year period immediately preceding the date of such transfer.

The restrictions set forth in the first bullet point above shall not apply to registrable shares that are subject to certain limitations and therefore not included in an effective shelf registration or following a material breach of AngioDynamics’ registration obligations under the Stockholders Agreement. The restrictions set forth in the foregoing two bullet points will terminate at such time as the Stockholders beneficially own less than five percent (5%) of the voting securities of AngioDynamics.

Notwithstanding the transfer restrictions above, during the one (1) year lock-up period and anytime thereafter, Stockholders may transfer their shares of AngioDynamics:

•

to (i) a subsidiary of a Stockholder, (ii) any other Stockholder, (iii) any fund or other entity that is managed or advised by Avista Capital Partners or Avista Capital Partners (Offshore), LP or any of their affiliates (excluding any portfolio company), and (iv) certain investors in Navilyst Co-Invest, LLC;

•	to AngioDynamics or any of its subsidiaries;

•

pursuant to any recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction involving AngioDynamics that is approved or recommended by the Board or approved by the stockholders of AngioDynamics; or

•	pursuant to any tender, exchange or other similar offer for any voting securities in the manner set forth in the Stockholders Agreement.

Any transfer of AngioDynamics’ shares by the Stockholders in violation of the terms and conditions of the Stockholders Agreement will be null and void, regardless of the knowledge of the transferee.

Registration Rights

Shelf Registration

AngioDynamics will prepare and file a shelf registration statement on Form S-3 no later than two hundred seventy (270) days following the date of the Stockholders Agreement. If AngioDynamics is not eligible to use Form S-3, it will use Form S-1 but will undertake to register the shares on Form S-3 promptly thereafter. AngioDynamics will not be obligated to keep effective any shelf registration on Form S-1 for more than one hundred eighty (180) days in any twelve (12) month period. Upon regaining eligibility to use a Form S-3, AngioDynamics will promptly file a shelf registration on Form S-3 and will maintain the effectiveness of the shelf registration on Form S-1 until the Form S-3 shelf registration is declared effective. If AngioDynamics continues to not be eligible to use Form S-3 after the one hundred eighty (180) day period, it will, upon written request from one or more Stockholders, file another Form S-1 shelf registration covering the shares, provided, however, that AngioDynamics will not be obligated to file more than one (1) shelf registration on Form S-1 in any calendar year and shall not be obligated to file a shelf registration on Form S-1, other than the initial shelf registration on Form S-1, until ninety (90) days after the expiration of the one hundred eighty (180) day period.

AngioDynamics will use its reasonable best efforts to keep the registration statement continuously effective and to cooperate in any shelf take down. AngioDynamics will, within ten (10) business days of receiving a request from a Stockholder who owns shares that are not included in a shelf registration, amend the registration as necessary to permit such Stockholder to sell the shares.

If the Stockholders notify AngioDynamics of their intent to effect an underwritten offering of shares included on the shelf registration, AngioDynamics will amend or supplement the shelf registration or related prospectus to enable the shares to be distributed pursuant to the underwritten offering. All shares in an underwritten offering shall be subject to the applicable underwriting agreement with customary terms, such as limitations on the number of shares to be included in any underwritten offering and lock-up agreements imposed by the underwriter.

Postponement of Shelf Registration

Under the Stockholders Agreement, AngioDynamics is entitled to postpone, for a period not to exceed thirty (30) consecutive days or an aggregate of seventy-five (75) days in any one (1) year period, and not more than once in any six (6) month period, the filing of a registration statement if (A) the SEC issues a stop order suspending the effectiveness of the registration statement or (B) in the good faith judgment of the Board of Directors of AngioDynamics, such registration would require AngioDynamics to make a public disclosure of material non-public information, which disclosure would reasonably be expected to be materially adverse to AngioDynamics or adversely and materially affect its ability to effect a reasonably imminent material proposed transaction, disposition, financing, reorganization, recapitalization or similar transaction. AngioDynamics will promptly provide notice to the Stockholders of the postponement and its expected duration.

Termination of Registration Obligations

The obligation of AngioDynamics to register shares and maintain the effectiveness of registration statements shall terminate as to each Stockholder on the earliest of (a) the date that all shares owned by such Stockholder may be freely sold without registration and (b) the date that is four (4) months after the first date on which Stockholders own less than five percent (5%) of the then outstanding voting shares.

Expenses

AngioDynamics has agreed to pay all registration expenses, including up to $25,000 in legal fees for one counsel for the Stockholders and reasonable expenses incurred with AngioDynamics’ prior approval in connection with up to three (3) “road shows,” except that underwriting discounts, selling commissions and transfer taxes shall be borne by the selling Stockholders.

The Stockholders Agreement contains indemnification provisions whereby AngioDynamics and the Stockholders have agreed to indemnify and hold harmless the other from claims, actions or proceedings arising out of or based upon an untrue statement or omission of a material fact in any offering or sale of shares, unless the claim arises out of or is based upon an untrue statement or omission made by AngioDynamics in reliance upon and in conformity with information furnished in writing by a Stockholder. However, no Stockholder will be required to incur indemnification obligations which are in excess of the net proceeds received by such Stockholder pursuant to such registration.

Termination

The Stockholders Agreement will terminate upon the earlier of (a) the later of (i) the seventh anniversary of the closing and (ii) the date that is three (3) years after the first date on which the Stockholders cease to own at least five percent (5%) of the voting shares then outstanding; and (b) a change of control with respect to AngioDynamics in which all voting shares of AngioDynamics are exchanged for cash consideration. If AngioDynamics consolidates or merges and is not the surviving corporation and the shares are converted or exchanged for non-cash consideration, the successors and assigns of AngioDynamics will honor the Registration Rights provisions of the Stockholders Agreement while all other provisions of the Stockholders Agreement will terminate upon such change of control.

Amendment

The Stockholders Agreement may not be amended except by a written instrument signed by AngioDynamics and the Stockholders.

* * *

THE BOARD OF DIRECTORS

HAS UNANIMOUSLY APPROVED THE ISSUANCE OF ANGIODYNAMICS

COMMON STOCK AND RECOMMENDS THAT YOU

VOTE “FOR” PROPOSAL NO 1.

PROPOSAL NO. 2

APPROVAL OF POSSIBLE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

You may be asked to vote to approve a proposal to adjourn or postpone the special meeting for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approval Proposal No. 1. We currently do not intend to propose adjournment or postponement of the special meeting of stockholders if there are sufficient votes to approve Proposal No. 1.

Vote Required

The affirmative vote of the holders of a majority of the shares of AngioDynamics common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present, is required to approve the adjournment or postponement of the special meeting of stockholders. Abstentions will have the same effect as a vote “AGAINST” this proposal, and if you fail to vote, it will have no effect on the outcome of the proposal unless the shares are counted as present at the special meeting. Broker non-votes will not affect the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

NAVILYST BUSINESS DESCRIPTION

Company Overview

Navilyst is a leading global developer, manufacturer and marketer of innovative medical devices used in oncology treatment, as well as the diagnosis and treatment of vascular disease.

Navilyst’s principal product lines relate to (a) Fluid Management and (b) Venous Access technology.

Navilyst’s principal revenue source is hospitals and associated healthcare providers, with revenues being highly diversified across hospital divisions and geographies. In 2011, Navilyst had greater than 3,100 customers in 47 countries worldwide, with no individual hospital end user representing more than 1.3% of Navilyst’s revenues, and the top ten United States customers representing less than 5.0% of Navilyst’s revenues.

History

Navilyst Holdings commenced operations on November 1, 2010. Navilyst Holdings’ only activities relate to the ownership of capital stock in its wholly owned subsidiary, Navilyst Medical Holdings, Inc. (“Intermediate Holdings”) and activities related thereto. Intermediate Holdings commenced operations on February 14, 2008, upon the acquisition of BSC’s Fluid Management and Venous Access operations by its wholly owned subsidiary Navilyst Medical (the “Acquisition”). Intermediate Holdings’ only activities relate to its ownership of capital stock in Navilyst Medical and activities related thereto. Navilyst Holdings and Intermediate Holdings were both formed at the direction of, and are controlled by, Avista Capital Partners.

On November 1, 2010, Intermediate Holdings’ primary stockholder (Avista Capital Partners) and management stockholders (collectively, the “Intermediate Holdings Equity Holders”) entered into separate Contribution and Security Exchange Agreements (the “Exchange Agreements”) with Navilyst Holdings. Pursuant to the Exchange Agreements, the Intermediate Holdings Equity Holders exchanged their equity interests in Intermediate Holdings (common stock or options, as applicable) for similar equity interests in Navilyst Holdings (the “Exchange”) and Intermediate Holdings became a wholly owned subsidiary of Navilyst Holdings. At the time of the Exchange, Navilyst Holdings and Intermediate Holdings were under common control and, accordingly, Navilyst Holdings accounted for the Exchange at historical cost. For all periods prior to the Exchange, Intermediate Holdings has been identified as the predecessor entity due to the fact that Navilyst Holdings did not exist prior to the Exchange. Accordingly, the financial statements for all periods prior to November 1, 2010 reflect the activities of Intermediate Holdings and the financial statements for all periods after November 1, 2010 reflect the consolidated activities of both Intermediate Holdings and Navilyst Holdings.

Navilyst has focused on an organic growth strategy. Its research and development division has developed technologies resulting in the launch of several new products since February 2008, with new products currently representing approximately 21% of annual sales. Navilyst has an active new product development pipeline with several new products expected to be commercialized beginning in the second quarter of 2012.

Product Lines

Fluid Management

Fluid Management represented 55% of Navilyst’s revenues for the nine months ended September 30, 2011.

For the nine-month period ended September 30, 2011 and the year ended December 31, 2010, Fluid Management (a) generated total revenues of $63.1 million and $87.1 million, respectively, (b) generated 73% of total revenues from the United States in both periods and (c) produced net product margins as a percent of total sales of 43.0% and 45.0%, respectively.

Navilyst offers greater than 5,000 SKUs of Fluid Management products, with over 85% related to customized convenience kits that are specific to the individual and procedural needs of health care providers in the interventional cardiology, interventional radiology and vascular surgery areas. Navilyst believes that its ability to provide such diverse and customized kit offerings under the well-known Navilyst and NAMIC® brands enables Navilyst to maintain a strong position in the Fluid Management industry. Navilyst- and NAMIC-branded products, collectively, create a majority market leadership position in the United States. Internationally, the markets are much more diversified with no one market leader. Navilyst is well represented in the major foreign countries with the United Kingdom, Canada and Japan representing the three largest international countries for Fluid Management sales for the nine months ended September 30, 2011.

The principal uses of Navilyst’s Fluid Management products are in catheterization procedures, invasive pressure monitoring and blood and fluid waste control. The core product line includes:

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NAMIC CompensatorTM and Perceptor® Manifolds. These are proprietary manifold systems, with (a) manifolds that deliver saline and contrast, and provide access for waste containment, during angiography and angioplasty procedures and (b) an integral transducer that converts mechanical pressure into an electrical signal displayed as a waveform, and offers a significant increase in waveform fidelity over stand-alone transducers.

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NAMIC Squeeze Contrast Controller®. This is a fluid delivery system that provides the manifold with access to saline and contrast media. Its configuration (a) allows one container of contrast media to be used on multiple patient cases and (b) includes a microbial barrier that prevents cross-contamination.

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NAMIC Protection Station® Closed Fluid Management Systems. These are closed fluid management systems that contain waste and enable sterile administration of saline and contrast during angiography and angioplasty procedures.

•	NAMIC Perceptor DT Disposable Transducer. These are pressure monitoring systems designed specifically for interventional cardiology and radiology labs.

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NAMIC Angiographic Control Syringes. These control syringes are used to inject contrast media or flush the catheter with saline solutions. Two of their attractive features include (a) larger lumens, which provide for higher flow rates and faster fluid delivery and (b) a proprietary swaged rotating adaptor, which optimizes positioning and rotation while minimizing air bubble entrapment.

Venous Access

Venous Access represented 36% of Navilyst’s revenues for the nine months ended September 30, 2011.

For the nine-month period ended September 30, 2011 and the year ended December 31, 2010, Venous Access (a) generated total revenues of $41.2 million and $51.2 million, respectively, (b) generated 93% of total revenues from the United States in both periods and (c) produced net product margins as a percent of total sales of 49.9% and 52.7%, respectively.

Navilyst’s Venous Access products consist of greater than 1,000 SKUs of subcutaneous, implantable medical devices designed to provide direct access to the bloodstream for patients requiring intravenous administration of antibiotics, chemotherapy, fluids and nutritionals, as well as blood sampling and the removal of toxic substances. Navilyst’s Venous Access products are used in a variety of areas, including interventional radiology, surgery, IV nursing, medical oncology, and dialysis. An increasing percentage of Navilyst’s Venous Access product sales come from customizable convenience kit options. The kits allow health care providers to select from a wide array of accessories to construct kits that meet their preferred placement procedures, thereby improving productivity and efficiency while reducing overall costs. The kits capitalize on Navilyst’s historical strength in customizable Fluid Management products, expanding that expertise to customizable Venous Access products.

Internationally, the markets are very diversified with many opportunities for growth. For the nine months ended September 30, 2011, sales of Venous Access internationally represent only 7% of total worldwide Venous Access sales. The three largest international countries for Venous Access sales are Canada, South Korea and the United Kingdom.

The principal product lines for Navilyst’s Venous Access products are (a) peripherally inserted central catheters (“PICCs”), (b) ports and (c) dialysis catheters, with many of the products incorporating Navilyst’s proprietary Pressure Activated Safety Valve (“PASV®”) Technology. PASV Technology is intended to reduce occlusion and infection rates as compared to non-valve systems.

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PICCs. PICCs are catheters used in chronic situations common to many medical conditions, such as cancer or trauma, that require short- or long-term peripheral access to the central venous system for delivery of intravenous therapy, fluids, nutrients and blood products.

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Ports. Ports are implantable devices used for systemic and continuous central venous administration of a variety of medical therapies, blood sampling and diagnostic procedures that must be repeated periodically over an extended duration (up to one year).

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Dialysis Catheters. Dialysis catheters are used to remove toxins from the blood in instances where a patient’s kidneys are malfunctioning due to acute or chronic renal failure or end-stage renal disease.

People

Navilyst has 678 employees, all of whom are based in the United States and Canada. In the United States, Navilyst’s marketing efforts are supported by a 55-person employee sales team. Internationally, Navilyst’s marketing efforts are supported by over 40 international distributors and five direct employee sales representatives in Canada.

Navilyst does not have any employees represented by a labor union, and believes that its relationships with its employees are healthy.

Real Property

Navilyst owns two adjacent properties in Glens Falls, NY, which are used for manufacturing and distribution activities. Greater than 95% of Navilyst’s products are manufactured in-house or packaged at the Glens Falls, NY location.

Navilyst leases one property in Marlborough, MA, which is used for Navilyst’s corporate headquarters. The lease is a long-term lease that expires at the end of August 2015.

All of Navilyst’s owned and leased properties are used in both the Fluid Management and Venous Access product lines. Both of Navilyst’s owned properties are subject to liens under Navilyst’s credit facility. Additionally, Navilyst has granted a lease on one of its owned properties to Capital Communications Federal Credit Union for 720 square feet of office space.

Intellectual Property

Navilyst holds more than 230 patents and patent applications, and more than 60 registered trademarks and trademark applications, worldwide. Navilyst believes that its patents and trademarks have significant value, protect platform technologies and products, and are material to its business. In addition, Navilyst is party to several intellectual property agreements that include in-licenses and out-licenses for the manufacture, supply, and/or distribution of products in Fluid Management and Venous Access. Navilyst believes that these agreements provide access to valuable intellectual property rights that enable the integration of third-party technologies with Navilyst’s product lines.

Navilyst’s intellectual property registration policy is to pursue patents and registered trademarks in the United States and key international jurisdictions. Navilyst generally relies on common law protection for its copyrighted works.

Navilyst’s intellectual property enforcement policy is to monitor competitor activities and to vigorously enforce and defend its intellectual property rights.

Competitors

Navilyst encounters significant competition across its product lines, and in each market in which its products are sold. These markets are characterized by rapid change resulting from technological advances and scientific discoveries. Navilyst faces competitors ranging from large manufacturers with multiple business lines to small manufacturers that offer a limited selection of products.

Navilyst believes that its products compete primarily on the basis of their quality, clinical outcomes, ease of use, reliability, physician familiarity and cost-effectiveness. Navilyst believes that its continued competitive success will depend upon its ability to develop or acquire scientifically advanced technology, apply its technology cost-effectively across product lines and markets, develop or acquire proprietary products, attract and retain skilled development personnel, obtain patent or other protection for its products, obtain required regulatory and reimbursement approvals, manufacture and successfully market its products, either directly or through outside parties, and maintain sufficient inventory to meet customer demand.

Government Regulation

Navilyst’s products are subject to pervasive regulation by the FDA as medical devices, as well as by certain other state and international authorities. The FDA and other applicable authorities require that Navilyst comply with, among other things, (a) clearance and approval processes for new products and certain modifications of existing products, (b) quality, safety and labeling standards that affect each stage of product production and commercialization, from manufacturing to marketing, and (c) adverse incident reporting.

Navilyst’s operations, including its manufacturing operations and the selection and development of the properties that it owns and leases, are subject to a variety of United States federal, state and local laws and regulations, including environmental, zoning and land use requirements. Navilyst believes that it is in compliance in all material respects with these laws and regulations, and, to date, Navilyst has not been required to take any action to correct any noncompliance.

Legal Matters

Navilyst is subject to legal proceedings, claims and liabilities, which arise in the ordinary course of business and are generally covered by insurance or are not material. In addition, on December 21, 2011 Cardinal Health Canada 204, Inc. (“Cardinal Health”) filed a demand for arbitration pursuant to the terms of the International Distributorship Agreement entered into as of November 1, 2008 between Navilyst Medical and Cardinal Health. Cardinal Health claims that it is entitled to damages, including damages for lost profits and treble damages, and injunctive relief based on Navilyst’s decision to terminate the International Distributorship Agreement. The parties have agreed in principle to stay the proceedings in this matter pending the outcome of a related litigation brought by Cardinal Health against three current Navilyst employees (all of whom are former employees of Cardinal Health) in the Ontario Superior Court of Justice (Cardinal Health Canada, Inc. v. Alexander, Sohi, & Campbell, Superior Court of Justice, Ontario, Canada, No. CV-11-440418 (the “Ontario Litigation”)), and Navilyst expects to enter into a written stipulation to effect this stay shortly. If this matter proceeds following the anticipated stay, Navilyst intends to deny the allegations contained in the demand for arbitration and to advance counterclaims against Cardinal Health. In the Ontario Litigation, Cardinal Health filed a complaint on November 25, 2011 alleging that the defendants breached certain obligations arising out of their employment with Cardinal Health and engaged in wrongful acts in connection with Navilyst’s decision to terminate the International Distributorship Agreement. In the complaint Cardinal Health is seeking injunctive relief and damages, including approximately $7 million of lost profits as well as $500,000 of punitive, exemplary and aggravated damages. The defendants filed a response denying the allegations contained in the complaint. Navilyst has entered into a joint defense agreement with the defendants in the Ontario Litigation, pursuant to which Navilyst has agreed, subject to certain conditions, to indemnify the defendants for all legal fees relating to the Ontario Litigation as well as any damages or cost awards arising out of the Ontario Litigation. While Navilyst intends to vigorously defend against these actions, each of these cases is in the preliminary stages and, as a result, the ultimate outcome of these cases and their potential financial impact on Navilyst are not determinable at this time.

NAVILYST MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Navilyst’s financial condition and results of operations should be read in conjunction with Navilyst’s “Selected historical consolidated financial data” and Navilyst’s audited and unaudited historical consolidated financial statements and related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements about Navilyst’s markets, the demand for Navilyst’s products and services and Navilyst’s future results, and involves numerous risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and generally contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions. Forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied by the forward-looking statements. Forward-looking statements are based on current expectations and assumptions and currently available data, and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof.

Overview

Navilyst is a leading global developer, manufacturer and marketer of innovative medical devices used in oncology treatment, as well as the diagnosis and treatment of vascular disease.

Navilyst’s principal product lines relate to (a) Fluid Management and (b) Venous Access technology.

Navilyst’s principal revenue source is hospitals and associated healthcare providers, with revenues being highly diversified across hospital divisions and geographies. In 2011, Navilyst had greater than 3,100 customers in 47 countries worldwide, with no individual hospital end user representing more than 1.3% of Navilyst’s revenues, and the top ten United States customers representing less than 5.0% of Navilyst’s revenues.

Recent Developments

On January 30, 2012, AngioDynamics Inc. entered into a definitive agreement to acquire Navilyst for $375.0 million from Avista Capital Partners with closing expected during AngioDynamics’ fiscal 2012 fourth quarter ending May 31, 2012.

Critical Accounting Policies

Basis of Presentation

Navilyst Holdings commenced operations on November 1, 2010. Navilyst Holdings’ only activities relate to the ownership of capital stock in its wholly owned subsidiary, Intermediate Holdings and activities related thereto. Intermediate Holdings commenced operations on February 14, 2008, upon the Acquisition. Intermediate Holdings’ only activities relate to its ownership of capital stock in Navilyst Medical. and activities related thereto. Navilyst Holdings and Intermediate Holdings were both formed at the direction of, and are controlled by, Avista Capital Partners.

On November 1, 2010, the Intermediate Holdings Equity Holders entered into the Exchange Agreement with Navilyst Holdings. Pursuant to the Exchange Agreements, the Intermediate Holdings Equity Holders exchanged their equity interests in Intermediate Holdings (common stock or options, as applicable) for similar equity interests in Navilyst Holdings (the “Exchange”) and Intermediate Holdings became a wholly owned subsidiary of Navilyst Holdings. At the time of the Exchange, Navilyst Holdings and Intermediate Holdings were under common control and, accordingly, Navilyst Holdings accounted for the Exchange at historical cost. For all periods prior to the Exchange, Intermediate Holdings has been identified as the predecessor entity due to the fact that Navilyst Holdings did not exist prior to the Exchange. Accordingly, the financial statements for all periods prior to November 1, 2010 reflect the activities of Intermediate Holdings and the financial statements for all periods after November 1, 2010 reflect the consolidated activities of both Intermediate Holdings and Navilyst Holdings.

Navilyst Holdings, Intermediate Holdings and Navilyst Medical, are collectively referred to as “Navilyst”.

The consolidated balance sheet as of September 30, 2011, the consolidated statements of operations for the nine months ended September 30, 2011 and 2010, and the consolidated statements of cash flows for the nine months ended September 30, 2011 and 2010 are unaudited. In the opinion of Navilyst, all adjustments (which include only normally recurring adjustments) necessary to state fairly the financial position, results of operations and cash flows as of and for the periods ended September 30, 2011 and 2010 have been made.

The consolidated balance sheets as of December 31, 2010 and 2009, the consolidated statements of operations for the years ended December 31, 2010 and 2009 and the period from February 14, 2008 (commencement of operations) to December 31, 2008 (the “2008 Period”), and the consolidated cash flows for the years ended December 31, 2010 and 2009, and the 2008 Period, were derived from audited consolidated financial statements.

All intercompany accounts and transactions between New Holdings, Holdings and Navilyst Medical, Inc. have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make assumptions and estimates that affect the reported amounts and disclosures of assets and liabilities, derivative financial instruments and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts and disclosures of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is primarily derived from the sale of single-use medical devices. Revenue is considered to be realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of a sales arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the price is fixed or determinable; and (iv) collectability is reasonably assured. These criteria are generally met at the time of shipment when the risk of loss and title passes to the customer or distributor.

Since inception, the majority of Navilyst’s sales originate from Navilyst’s Glens Falls, NY facility. Pursuant to the terms of certain transition agreements with BSC, certain international sales of Navilyst’s products were facilitated by BSC’s Tullamore, Ireland (“BSC Tullamore”) and Quincy, MA (“BSC Quincy”) facilities. Under these agreements, Navilyst sold component parts to BSC Tullamore for use in assembling certain of Navilyst’s products and for use in BSC Tullamore products. For the year ended December 31, 2009 and the 2008 Period, Navilyst recognized revenues of approximately $8.5 million and $10.4 million, respectively, related to sales of component parts to BSC Tullamore. BSC Tullamore assembled finished medical goods for Navilyst using parts acquired from Navilyst as well as other parts that were either purchased or manufactured by BSC Tullamore. Navilyst purchased these finished medical goods directly from BSC Tullamore in order to fulfill certain international customer orders.

However, the transition agreements with BSC did not require Navilyst to purchase any of the finished medical goods assembled by BSC Tullamore. During fiscal year 2009, Navilyst discontinued this arrangement, and transferred the assembly activity previously performed by BSC Tullamore to Navilyst’s Glens Falls, NY facility. As of December 31, 2009, BSC Tullamore no longer assembles finished medical goods for Navilyst. However, Navilyst continues to supply component parts to BSC for use in BSC products.

Management had determined that Navilyst maintained general inventory risk related to sales of finished medical goods purchased from BSC Tullamore. As a result, purchases of finished medical goods from BSC Tullamore and the subsequent sale of those goods were recorded at gross in the accompanying consolidated statement of operations. Purchases of finished medical goods from BSC Tullamore were approximately $1.8 million and $9.7 million for the year ended December 31, 2009 and for the 2008 Period, respectively. Revenues from the sales of those goods were approximately $3.5 million and $17.2 million for the year ended December 31, 2009 and for the 2008 Period, respectively. As of December 31, 2009, Navilyst no longer purchases finished medical goods from BSC Tullamore.

Navilyst offers sales discounts to certain customers and these sales discounts are recorded as a reduction of revenue. In addition, Navilyst has entered into certain agreements with group purchasing organizations to sell products to participating hospitals at prenegotiated prices. The terms of Navilyst’s agreements with group purchasing organizations generally do not provide for rebates or other incentives.

Allowance for Doubtful Accounts

Navilyst provides reserves against trade receivables for estimated losses that may result from a customer’s inability to pay. The amount is determined by analyzing known uncollectible accounts, aged receivables, economic conditions or industry trends, historical losses and customer creditworthiness. Amounts determined to be uncollectible are charged or written off against the reserve in the period such determination is made.

Inventories

Navilyst states inventories at the lower of cost, using the first-in, first-out method, or market. Navilyst bases its provisions for excess, obsolete or expired inventory primarily on estimates of forecasted net sales levels and historical trends. A significant change in the timing or level of demand for products as compared to forecasted amounts may result in recording additional provisions for excess or expired inventory in the future. The industry in which Navilyst participates is characterized by rapid product development and frequent new product introductions. Uncertain timing of next-generation product approvals, variability in product launch strategies, product recalls and variation in product utilization all impact the estimates related to excess and obsolete inventory.

Inventory acquired in connection with the Acquisition was adjusted to estimated fair market value which resulted in a step-up of $4.7 million at the acquisition date. The entire amount of the inventory step-up has been recognized as a component of cost of sales during the 2008 Period.

Intangible Assets

All intangible assets were acquired in connection with the Acquisition and were recorded at estimated fair value. Definite-lived intangible assets related to trademarks and supply/sales agreements are amortized over their estimated useful lives using the straight-line method. Definite-lived intangible assets related to customer relationships and patents are amortized using an accelerated method that reflects the pattern in which the economic benefits of the asset are consumed.

Navilyst reviews definite-lived intangible assets for impairment whenever it is determined that adverse conditions exist or a change in circumstances has occurred that may indicate impairment or a change in the remaining useful life. If an impairment indicator exists, the intangible asset is tested for recoverability. If the carrying value of the intangible asset exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset, the carrying value of the intangible asset is written-down to estimated fair value in the period identified.

Indefinite-lived intangible assets are reviewed at least annually for impairment and to reassess their classification as indefinite-lived assets. To test for impairment, the estimated fair value of the indefinite-lived intangible asset is compared to the carrying value. If the carrying value exceeds the estimated fair value, the carrying value is written down to the estimated fair value.

Fair value of intangible assets is generally calculated as the present value of estimated future cash flows expected to be generated from the asset using a risk-adjusted discount rate. In determining estimated future cash flows associated with intangible assets, Navilyst uses estimates and assumptions about future revenue contributions, cost structures and remaining useful lives of the asset. The use of alternative assumptions, including estimated cash flows, discount rates and alternative estimated remaining useful lives could result in different estimates of fair value.

Goodwill

Navilyst believes the factors contributing to the goodwill that resulted from the Acquisition include (but are not limited to), the manufacturing capacity and efficiency of Navilyst’s facilities, securing long-term rights to certain technology and brand names, and access to the long-term customer relationships of Navilyst’s products.

Navilyst accounts for goodwill in accordance with Accounting Standards Codification (“ASC”) Topic 350, Intangibles – Goodwill and Other. Goodwill is not amortized but is instead tested at least annually for impairment, or more frequently when events or changes in circumstances indicate that the assets might be impaired. This impairment test is performed annually during the fourth quarter at the reporting unit level. Navilyst evaluates goodwill for impairment at the entity level as management has determined that Navilyst’s operations comprise a single reporting unit. Goodwill is considered to be impaired if the carrying value of the reporting unit, including goodwill, exceeds the reporting unit’s fair value. Reporting unit fair value is estimated using both income (discounted cash flow) and market approaches. The discounted cash flow approach requires the use of assumptions and judgments including estimates of future cash flows and the selection of discount rates. The market approach relies on comparisons to publicly traded stocks or to sales of similar companies.

Results of Operations – Nine Months ended September 30, 2011 and 2010

The following tables sets forth Navilyst’s historical results of operations for the nine months ended September 30, 2011 and 2010.

	Nine Months Ended September 30
	2011	2010
Net sales	100.0%	100.0%
Gross profit	44.4%	45.5%
General and administrative	7.4%	6.9%
Sales and marketing	14.4%	13.7%
Research and development	7.3%	5.0%
Amortization of intangibles	6.1%	6.1%
Restructuring and other costs	3.6%	7.9%
Operating income	5.6%	5.9%
Other income (expenses), net	(13.8%)	(12.5%)
Income taxes	3.7%	3.5%
Net income (loss)	(11.9%)	(10.1%)

Comparison of Nine-Month Periods ended September 30, 2011 and September 30, 2010

Net Sales

For the nine months ended September 30, 2011, Navilyst’s consolidated net sales increased by 0.6% to $113.9 million, as compared to $113.2 million for the nine months ended September 30, 2010. This increase primarily resulted from increased unit sales of the Xcela Power Injectable PICC with PASV technology (XPP) and the Exodus drainage catheter offset by decreased sales of Fluid Management products.

From a product line offering perspective, Venous Access sales increased 11.1% to $41.2 million from the prior period. This increase was driven primarily by XPP unit sales. Fluid Management sales decreased 6.4% to $63.1 million from the prior period. This decrease was driven by losses in market position due to a sales backorder issue created by the implementation of a new information system during year 2010, as well as due to a broader procedure volume slowdown. Drainage catheter sales increased greater than 100% to $0.5 million from prior period. This product was released late in the prior period. Navilyst is in the market evaluation stage with a redesigned drainage catheter. Sales to BSC under the supply agreement increased 5.8% to $9.1 million in the current period.

From a geographic perspective, U.S. sales increased 0.7% to $85.0 million from the prior period. This increase was driven primarily by XPP unit sales, offset by Fluid Management volume declines. International sales decreased 2.0% to $19.8 million from prior year. The majority of this shortfall was due to lower sales in Canada and Japan. As a result, Navilyst has moved to a direct sales strategy in Canada and has hired three direct sales representatives in Canada during the end of the current period. The Japanese natural disasters had a significant negative impact on sales in Japan.

Gross Profit

For the nine months ended September 30, 2011, Navilyst’s (a) gross profit decreased by 1.9% to $50.5 million, as compared to $51.5 million for the nine months ended September 30, 2010, and (b) net gross profit as a percentage of sales decreased by 1.1% to 44.4%, as compared to 45.5% for the nine months ended September 30, 2010. The decline in net gross profit overall was primarily the result of the underabsorption of production overhead due to the reduced sales volume and reduction in inventory throughout the current period.

General and Administrative Expenses

For the nine months ended September 30, 2011, Navilyst’s general and administrative expenses increased by 7.7% to $8.4 million, as compared to $7.8 million for the nine months ended September 30, 2010. This increase primarily resulted from incremental Oracle-related costs for maintenance contracts and depreciation. The Oracle operating system was implemented during the prior period and thus did not incur a full nine months of period costs. These cost increases were partially offset by reductions in other operating costs.

Sales and Marketing Expenses

For the nine months ended September 30, 2011, Navilyst’s sales and marketing expenses increased by 5.8% to $16.4 million, as compared to $15.5 million for the nine months ended September 30, 2010. This increase primarily resulted from increased international sales expenses as Navilyst expands international sales activities and increased U.S. sales costs due to an increased sales force in the current period than the prior period. The prior period experienced a sales backorder that negatively impacted the U.S. sales force. These cost increases were partially offset by reductions in other operating costs.

Research and Development Expenses

For the nine months ended September 30, 2011, Navilyst’s research and development expenses increased by 45.6% to $8.3 million, as compared to $5.7 million for the nine months ended September 30, 2010. This increase primarily resulted from the launch of the internal port development program which began in during the current period and accounted for $2.6 million in current period spend. The remaining costs are normal changes in programs worked on during the periods.

Amortization of Intangibles

For the nine months ended September 30, 2011, Navilyst’s amortization of intangibles was $6.9 million, consistent when compared to $6.9 million for the nine months ended September 30, 2010.

Restructuring and Other Costs

For the nine months ended September 30, 2011, Navilyst’s restructuring and other costs decreased by 55.6% to $4.0 million, as compared to $9.0 million for the nine months ended September 30, 2010. $3.3 million of this decrease resulted from the reduction in costs related to remediating a sales backorder in the prior period. These costs are not considered normal operating costs and are included in the restructuring and other costs. Secondly, costs associated with employee termination costs reduced $2.4 million during the current period. These reductions were partially offset by routine changes in costs incurred.

Operating Income

For the nine months ended September 30, 2011, Navilyst’s operating income decreased by 4.5% to $6.4 million, as compared to $6.7 million for the nine months ended September 30, 2010.

Other Income (Expense)

The components for other income (expense) for the nine months ended September 30, 2011 and 2010 are as follows:

	Nine Months Ended September 30
	2011	2010
	(In Thousands)
Other income (expense)
Interest income	$—	$3
Interest expense	(15,685)	(14,605)
Gain from risk management activities	—	466
Other income (expense)	(37)	7

Total other expense, net	$(15,722)	$(14,129)

The gain from risk management activities is related to the change in fair value of the interest rate swap agreement. This interest rate swap agreement reached maturity in the prior period and was not renewed.

Income Tax Expense

For the nine months ended September 30, 2011, Navilyst’s provision for income taxes increased by 5.0% to $4.2 million, as compared to $4.0 million for the nine months ended September 30, 2010. The provision for income taxes differs from the expected tax benefit computed by applying the U.S. federal statutory rate to income before taxes primarily due to the recording of a deferred tax provision for the tax effects of Navilyst’s tax deductible indefinite-lived intangible assets and goodwill balances.

Net Income (Loss)

For the nine months ended September 30, 2011, Navilyst’s net loss increased by 19.3% to $13.6 million, as compared to $11.4 million for the nine months ended September 30, 2010.

Results of Operations — Years ended December 31, 2010 and 2009, and the 2008 Period

The following table sets forth Navilyst’s historical results of operations for the years ended December 31, 2010 and 2009, and for the 2008 Period.

	Years Ended December 31
	2010	2009	2008 Period
Net sales	100.0%	100.0%	100.0%
Gross profit	45.9%	45.6%	40.3%
General and administrative	7.0%	7.0%	6.6%
Sales and marketing	13.8%	13.7%	13.3%
Research and development	5.2%	5.6%	4.5%
Amortization of intangibles	6.1%	5.6%	4.4%
Restructuring and other costs	7.0%	3.0%	8.2%
Impairment of indefinite-lived intangible asset	—	9.6%	—
Operating income	6.8%	1.1%	3.3%
Other income (expenses), net	(12.7%)	(11.4%)	(13.0%)
Income taxes	3.6%	2.7%	3.8%
Net income (loss)	(9.5%)	(13.0%)	(13.5%)

Comparison of Years ended December 31, 2010 and December 31, 2009

Net Sales

For the year ended December 31, 2010, Navilyst’s consolidated net sales decreased by 3.2% to $150.6 million, as compared to $155.6 million for the year ended December 31, 2009. This decrease primarily resulted from the decline in unit sales of Fluid Management products resulting from inventory shortages created by a sales backorder in early 2010. This decline was partially offset by growth in the XPP product.

From a product line offering perspective, Venous Access sales increased 2.0% to $51.3 million from the prior year. This increase was driven primarily by XPP unit sales. The increases were negatively impacted by certain PICC kit inventory shortages related to the backorder and temporary delays experienced while validating an additional sterilization chamber at our third party sterilizer. Additionally, sales were negatively impacted by a Vaxcel port recall that occurred in early 2010 due to a non-coring needle (manufactured by a third party) that tested outside new industry-wide specifications set by the FDA, which Navilyst was made aware of after the product was included in Navilyst’s port kit. Fluid Management sales decreased 6.0% to $87.1 million from the prior year. This decrease was driven by a sales backorder in early 2010 which negatively impacted Fluid Management convenience kit sales. Drainage catheter sales commenced in 2010 and accounted for $0.2 million in sales in 2010. Sales to BSC under the supply agreement decreased 4.8% to $12.0 million in the current year.

From a geographic perspective, U.S. sales decreased 4.0% to $111.7 million from the prior year. This decrease was driven primarily by Fluid Management volume declines resulting from the backorder offset partially by the success of the XPP volumes. International sales increased 0.7% to $26.9 million from prior year. Starting in mid-2010, Navilyst experienced growth as distributors came on line and continued training had taken place. International sales were negatively impacted by the backorder, but to a lesser degree than within the U.S.

Gross Profit

For the year ended December 31, 2010, Navilyst’s (a) gross profit decreased by 2.7% to $69.1 million, as compared to $71.0 million for the year ended December 31, 2009, and (b) net gross profit as a percentage of sales increased by 0.3% to 45.9%, as compared to 45.6% for the year ended December 31, 2009. These changes primarily resulted from lower sales volumes and normal fluctuations in product mix sold.

General and Administrative Expenses

For the year ended December 31, 2010, Navilyst’s general and administrative expenses decreased by 4.5% to $10.5 million, as compared to $11.0 million for the year ended December 31, 2009. This decrease primarily related to savings from reductions in workforce offset by incremental Oracle-related costs for maintenance contracts and depreciation. The Oracle operating system was implemented during the current year and thus Navilyst did not incur these costs in the prior period.

Sales and Marketing Expenses

For the year ended December 31, 2010, Navilyst’s sales and marketing expenses decreased by 2.8% to $20.8 million, as compared to $21.4 million for the year ended December 31, 2009. The current year experienced a sales backorder which negatively impacted the U.S. sales force. Additionally, reductions in marketing personnel costs occurred in the current year.

Research and Development Expenses

For the year ended December 31, 2010, Navilyst’s research and development expenses decreased by 10.5% to $7.7 million, as compared to $8.6 million for the year ended December 31, 2009. This decrease primarily relates to routine project workload.

Amortization of Intangibles

For the year ended December 31, 2010, Navilyst’s amortization of intangibles increased by 5.7% to $9.2 million, as compared to $8.7 million for the year ended December 31, 2009. This increase was related to the use of accelerated methods of amortization on certain definite-lived intangible assets.

Restructuring and Other Costs

For the year ended December 31, 2010, Navilyst’s restructuring and other expenses increased by greater than 100% to $10.6 million, as compared to $4.6 million for the year ended December 31, 2009. $4.9 million of this increase resulted from costs incurred related to remediating a sales backorder in the current year. These costs are not considered normal operating costs and are included in the restructuring and other costs. Secondly, costs associated with employee termination costs increased by $2.5 million during the current year. These increases were partially offset by routine changes in costs incurred.

Impairment of Indefinite-lived Intangible Asset

For the year ended December 31, 2009, Navilyst incurred a $14.9 million impairment charge to reduce the Fluid Management trademark to its estimated fair value. The impairment was the result of a reduction in anticipated future revenue contributions related to the trademark. There was no similar impairment charge necessary in the year ended December 31, 2010.

Operating Income

For the year ended December 31, 2010, Navilyst’s operating income increased by greater than 100% to $10.2 million, as compared to $1.8 million for the year ended December 31, 2009.

Other Income (Expense)

The components for other income (expense) for the years ended December 31, 2010 and 2009 are as follows:

	Years Ended December 31
	2010	2009
	(In Thousands)
Other income (expense)
Interest income	$3	$7
Interest expense	(19,719)	(18,715)
Gain from risk management activities	466	576
Other income (expense)	37	309

Total other expense, net	$(19,213)	$(17,823)

The gains from risk management activities are related to the changes in fair value of the interest rate swap agreement. This interest rate swap agreement reached maturity in the current year and was not renewed.

Income Tax Expense

For the year ended December 31, 2010, Navilyst’s provision for income taxes increased by 31.7% to $5.4 million, as compared to $4.1 million for the year ended December 31, 2009. The provision for income taxes differs from the expected tax benefit computed by applying the U.S. federal statutory rate to income before taxes primarily due to the recording of a deferred tax provision for the tax effects of Navilyst’s tax deductible indefinite-lived intangible assets and goodwill balances.

Net Income (Loss)

For the year ended December 31, 2010, Navilyst’s net loss decreased by 28.7% to $14.4 million, as compared to $20.2 million for the year ended December 31, 2009.

Comparison of the Year ended December 31, 2009 and the 2008 Period

Net Sales

For the year ended December 31, 2009, Navilyst’s consolidated net sales increased by 5.2% to $155.6 million, as compared to $147.9 million for the 2008 Period. This increase was primarily due to approximately six additional weeks in the current year vs. the 2008 Period. Sales in the current year were strong for the XPP product which drove PICC sales increases. Offsetting these increases were declines in Fluid Management tray kit sales and the phase out of certain third-party products distributed by Navilyst. Lastly, there was $1.1 million revenue in the 2008 Period related to BSC Tullamore inventory bought from BSC prior to the Acquisition and sold back to BSC thereafter.

From a product line offering perspective, Venous Access sales benefited from the FDA approval of the XPP product in May 2009 which drove PICC sales increases. Offsetting these increases were modest declines in Fluid Management tray kit sales and the continued phase out of certain third-party products distributed by Navilyst throughout the current year (discontinued).

From a geographic perspective, U.S. sales benefitted from the FDA approval of the XPP product in May 2009 offset by declines in Fluid Management sales due to competitive pressures and the discontinued Sonosite product line. International sales were negatively impacted by the initial stocking transfers of inventory from existing distributors (mainly BSC) to Navilyst distributors and training of new distributors.

Gross Profit

For the year ended December 31, 2009, Navilyst’s (a) gross profit increased by 18.9% to $71.0 million, as compared to $59.7 million for the 2008 Period, and (b) net gross profit as a percentage of sales increased by 5.3% to 45.6%, as compared to 40.3% for the 2008 Period. These increases resulted from a $0.9 million workforce reduction in December 2008. Secondly, $1.7 million in cost savings due to the transfer of International assembly operations from BSC Tullamore to Navilyst’s Glens Falls manufacturing facility in early 2009. Lastly, the 2008 Period includes a $4.7 million purchase accounting-related inventory step-up charge.

General and Administrative Expenses

For the year ended December 31, 2009, Navilyst’s general and administrative expenses increased by 13.4% to $11.0 million, as compared to $9.7 million for the 2008 Period. This increase was primarily due to approximately six additional weeks in the current year vs. the 2008 Period. Also, as Navilyst detached further from BSC in the 2008 Period and the transitional service agreements were terminated, Navilyst incurred costs that replaced these transitional costs and are now included in the operational expenses of Navilyst.

Sales and Marketing Expenses

For the year ended December 31, 2009, Navilyst’s sales and marketing expenses increased by 9.2% to $21.4 million, as compared to $19.6 million for the 2008 Period. This increase was primarily due to approximately six additional weeks in the current year vs. the 2008 Period.

Research and Development Expenses

For the year ended December 31, 2009, Navilyst’s research and development expenses increased by 28.4% to $8.6 million, as compared to $6.7 million for the 2008 Period. This increase was primarily due to approximately six additional weeks in the current year vs. the 2008 Period as well as increased expenses incurred in developing and finalizing the XPP product for release in May 2009.

Amortization of Intangibles

For the year ended December 31, 2009, Navilyst’s amortization of intangibles increased by 31.8% to $8.7 million, as compared to $6.6 million for the 2008 Period. This increase was primarily due to approximately six additional weeks in the current year vs. the 2008 Period.

Restructuring and Other Costs

For the year ended December 31, 2009, Navilyst’s business transition expenses decreased by 62.3% to $4.6 million, as compared to $12.2 million for the 2008 Period. $3.5 million of this decrease resulted from a reduction in transition service agreement fees owed to BSC. Secondly, during the 2008 Period, there were $3.8 million in Acquisition-related costs.

Impairment of Indefinite-lived Intangible Asset

For the year ended December 31, 2009, Navilyst incurred a $14.9 million impairment charge to reduce the Fluid Management trademark to its estimated fair value. The impairment was the result of a reduction in anticipated future revenue contributions related to the trademark. There was no similar impairment charge necessary in the 2008 Period.

Operating Income

For the year ended December 31, 2009, Navilyst’s operating income decreased by 63.3% to $1.8 million, as compared to $4.9 million for the 2008 Period.

Other Income (Expense)

The components for other income (expense) for the year ended December 31, 2009 and the 2008 Period are as follows:

	Year Ended December 31
	2009	2008 Period
	(In Thousands)
Other income (expense)
Interest income	$7	$116
Interest expense	(18,715)	(18,274)
Gain (loss) from risk management activities	576	(1,042)
Other income (expense)	309	7

Total other expense, net	$(17,823)	$(19,193)

The gain (loss) from risk management activities is related to the changes in fair value of the interest rate swap agreement.

Income Tax Expense

For the year ended December 31, 2009, Navilyst’s provision for income taxes decreased by 26.3% to $4.2 million, as compared to $5.7 million for the 2008 Period. The provision for income taxes differs from the expected tax benefit computed by applying the U.S. federal statutory rate to income before taxes primarily due to the recording of a deferred tax provision for the tax effects of Navilyst’s tax deductible indefinite-lived intangible assets and goodwill balances.

Net Income (Loss)

For the year ended December 31, 2009, Navilyst’s net loss increased by 1.0% to $20.2 million, as compared to $20.0 million for the 2008 Period.

Liquidity and Capital Resources as of September 30, 2011 and 2010

The following table sets forth Navilyst’s net cash flows for the nine months ended September 30, 2011 and 2010.

	Nine Months Ended September 30
	2011	2010
	(In Thousands)
Cash provided by (used in)
Operating activities	$1,249	$7,300
Investing activities	(1,618)	(2,827)
Financing activities	7,108	(1,633)

Net increase in cash and cash equivalents	$6,739	$2,840

Operating Activities

Net cash provided by operating activities decreased by 82.9% to $1.2 million for the nine months ended September 30, 2011, as compared to $7.3 million for the nine months ended September 30, 2010. The cash flows were unfavorably impacted by the increase in net losses, increases in accounts receivable related to the change in Canadian distributors including an initial stocking order shipment in September 2011 and the increase in prepaid expenses relating to international regulatory license fees.

Investing Activities

Net cash used in investing activities decreased by 42.8% to $1.6 million for the nine months ended September 30, 2011, as compared to $2.8 million for the nine months ended September 30, 2010. This decrease in cash flows used was due primarily to Oracle capital expenditures in early 2010 not incurred in 2011.

Financing Activities

Net cash provided by financing activities increased by greater than 100% to $7.1 million for the nine months ended September 30, 2011, as compared to $1.6 million net cash used in financing activities for the nine months ended September 30, 2010. The change was due to net proceeds of a redeemable preferred stock issuance of $11.6 million in the current period, offset by a $3.5 million repayment of the revolving credit facility. During the prior period, there were $0.7 million of debt issuance costs paid in connection with Credit Agreement amendments.

Navilyst expects that, based upon its current level of operations and anticipated growth, the cash generated from its operations and amounts available under its credit facility will be adequate to meet Navilyst’s anticipated debt service requirements, capital expenditure needs and working capital needs for at least the next twelve months. Navilyst’s future operating performance, and Navilyst’s ability to service, expand or refinance its credit facility, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond Navilyst’s control.

Liquidity and Capital Resources as of December 31, 2010, 2009 and 2008

The following table sets forth Navilyst’s net cash flows for the years ended December 31, 2010 and 2009, and the 2008 Period.

	Years Ended December 31		2008 Period
	2010	2009
	(In Thousands)
Cash provided by (used in)
Operating activities	$3,275	$1,000	$16,378
Investing activities	(3,429)	(8,042)	(431,939)
Financing activities	5,799	(2,338)	426,192

Net increase (decrease) in cash and cash equivalents	$5,645	$(9,380)	$10,631

Operating Activities

Net cash provided by operating activities increased by greater than 100% to $3.3 million for the year ended December 31, 2010, as compared to $1.0 million for the year ended December 31, 2009. The increase was primarily related to the increased collections on accounts receivable during the current year. Increases in inventories in the current year were offsetting for cash flows.

Net cash provided by operating activities decreased by 93.9% to $1.0 million for the year ended December 31, 2009, as compared to $16.4 million for the 2008 Period. The decrease was primarily related to collections on receivables from BSC during the 2008 Period related to the Acquisition.

Investing Activities

Net cash used in investing activities decreased by 57.4% to $3.4 million for the year ended December 31, 2010, as compared to $8.0 million for the year ended December 31, 2009. The decrease in cash flows used was due primarily to Oracle capital expenditures in 2009 exceeding similar expenditures in 2010.

Net cash used in investing activities decreased by 98.1% to $8.0 million for the year ended December 31, 2009, as compared to $431.9 million for the 2008 Period. The decrease in cash flows used was due primarily to the $423.5 million paid in the 2008 Period for the Acquisition, net of cash acquired.

Financing Activities

Net cash provided by financing activities increased by greater than 100% to $5.8 million for the year ended December 31, 2010, as compared to $2.3 million net cash used in financing activities for year ended December 31, 2009. The change was due to net proceeds of a redeemable preferred stock issuance of $7.4 million during the year ended December 31, 2010, offset by $1.5 million debt issuance costs paid in connection with Credit Agreement amendments. Net cash used in financing activities in year 2009 included $5.8 million in net debt principal payments, with no corresponding payments during the year ended December 31, 2010.

Net cash used in financing activities increased by greater than 100% to $2.3 million for the year ended December 31, 2009, as compared to $426.2 million net cash provided by financing activities for 2008 Period. The change in cash flows was due to the $436.8 million in long-term debt and equity brought into Navilyst in the 2008 Period related to the Acquisition offset by $10.9 million of debt issuance costs.

Balance Sheets as of September 30, 2011, December 31, 2010 and 2009

The following table sets forth Navilyst’s balance sheets as of September 30, 2011, December 31, 2010 and 2009.

	September 30	December 31
	2011	2010	2009
	(In Thousands)
Current assets	$57,102	$54,327	$39,578
Property, plant and equipment, net	32,686	34,348	35,406
Other long-term assets	106,326	113,326	122,735
Goodwill and indefinite-lived intangible assets	219,121	219,121	219,121

Total assets	$415,235	$421,122	$416,840

Current liabilities	$12,868	$21,781	$15,590
Long-term debt, net of current portion	205,500	205,512	205,650
Other long-term liabilities	40,729	24,140	11,555
Stockholders’ equity	156,138	169,689	184,045

Total liabilities and stockholders’ equity	$415,235	$421,122	$416,840

Analysis of Financial Condition

Current assets increased by 5.1% to $57.1 million at September 30, 2011, as compared to $54.3 million at December 31, 2010. This increase primarily was due to an increase in cash position from additional preferred stock investment, an increase in accounts receivable from the initial Canadian stocking order sent to our new distribution partner in September 2011, offset by planned reduced inventory levels. Current assets increased by 37.3% to $54.3 million at December 31, 2010, as compared to $39.6 million at December 31, 2009. This increase primarily was due to significant increases in inventory relating to a sales backorder.

Net property, plant and equipment decreased by 4.8% to $32.7 million at September 30, 2011, as compared to $34.3 million at December 31, 2010. This decrease primarily was due to normal depreciation and capital expenditure spending. Net property, plant and equipment decreased by 3.0% to $34.3 million at December 31, 2010, as compared to $35.4 million at December 31, 2009. This decrease primarily was due to normal depreciation and capital expenditure spending.

Other long-term assets decreased by 6.2% to $106.3 million at September 30, 2011, as compared to $113.3 million at December 31, 2010. This decrease primarily was due to normal amortization of definitive-lived intangible assets and debt issuance costs offset by additional debt issuance costs related to the Credit Agreement amendments in 2011. Other long-term assets decreased by 7.7% to $113.3 million at December 31, 2010, as compared to $122.7 million at December 31, 2009. This decrease primarily was due to normal amortization of definitive-lived intangible assets and debt issuance costs offset by additional debt issuance costs related to the Credit Agreement amendments in 2010.

Goodwill and indefinite-lived intangible assets have not changed as of September 30, 2011, December 31, 2010 and 2009.

Current liabilities decreased by 40.9% to $12.9 million at September 30, 2011, as compared to $21.8 million at December 31, 2010. This decrease primarily was due to repayment of the $3.5 million revolver outstanding and reduced accounts payable directly related to the planned reduction in inventory levels. Current liabilities increased by 39.7% to $21.8 million at December 31, 2010, as compared to $15.6 million at December 31, 2009. This increase primarily was due to increased accounts payable related to the increase in inventory relating to a sales backorder.

Net long-term debt decreased by less than 0.1% to $205.5 million at September 30, 2011, as compared to $205.5 million at December 31, 2010. This decrease was due to an optional repayment on long-term debt made in May 2011. Net long-term debt decreased by less than 0.1% to $205.5 million at December 31, 2010, as compared to $205.7 million at December 31, 2009.

Other long-term liabilities increased by 72.6% to $39.5 million at September 30, 2011, as compared to $22.9 million at December 31, 2010. This increase primarily was due to increased deferred income tax liabilities and a redeemable preferred stock investment made in September 2011. Other long-term liabilities increased by greater than 100% to $22.9 million at December 31, 2010, as compared to $10.2 million at December 31, 2009. This increase primarily was due to increased deferred income tax liabilities and a redeemable preferred stock investment made in November 2010.

Stockholders’ equity decreased by 8.0% to $156.1 million at September 30, 2011, as compared to $169.7 million at December 31, 2010. This decrease primarily was due to net losses of Navilyst. Stockholders’ equity decreased by 7.8% to $169.7 million at December 31, 2010, as compared to $184.0 million at December 31, 2009. This decrease primarily was due to net losses of Navilyst.

Off-Balance Sheet Obligations

There are no off-balance sheet obligations for Navilyst as of September 30, 2011, December 31, 2010 and 2009.

Seasonality

Seasonality is not a significant factor for Navilyst.

Inflation

Historically, inflation has not had a material effect on Navilyst’s results of operations. Severe increases in inflation, however, could affect the global and United States economies, and could have an adverse impact on Navilyst’s business, financial condition and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Derivative Contracts Risk

Navilyst is a global business that is exposed to commodity price fluctuations in the normal course of business. In particular, Navilyst is exposed to fluctuations in the prices of petroleum-based products, including resin. Navilyst historically has not entered into hedging contracts to manage this exposure, but Navilyst frequently assesses whether or not such a hedging program would be beneficial to Navilyst.

Interest Rate Risk

Navilyst is subject to interest rate risk in connection with its long-term debt. Navilyst’s principal interest rate exposure primarily relates to its First Lien Term Loan (as defined below) and its Revolver (as defined below).

Contractual Obligations

The following table sets forth Navilyst’s contractual obligations as of December 31, 2010.

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(In Thousands)
Long-Term Debt Obligations(1)	$283,722	$20,585	$52,045	$211,092	$—
Operating Lease Obligations	3,339	662	2,022	655	—

Total	$287,061	$21,247	$54,067	$211,747	$—

(1)Long-Term	Debt Obligations includes mandatory principal payments on long-term debt as well as estimated interest of $16.9 million for less than 1 year, $49.8 million for 1-3 years and $7.8 million for 4-5 years.

Credit Facility

On February 14, 2008, in connection with the closing of the Acquisition, Navilyst Medical Inc., as borrower, and Intermediate Holdings, as guarantor, entered into a First Lien Credit Agreement and a Second Lien Credit Agreement with General Electric Capital Corporation and certain other lenders (collectively, the “Credit Facility”). The Credit Facility consists of (a) under the First Lien Credit Agreement, (i) a seven-year amortizing $135.0 million term loan with a balloon payment due upon maturity (the “First Lien Term Loan”) and (ii) a six-year $40.0 million revolving credit facility (the “Revolver”) and (b) under the Second Lien Credit Agreement, a 7.5-year, $77.5 million term loan with a balloon payment due upon maturity (the “Second Lien Term Loan”). The Credit Facility may be prepaid without penalty at any time.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (the “FASB”) issued ASC Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements. Update No. 2010-06 requires additional disclosure for assets and liabilities measured at fair value on a recurring basis. In addition, Update No. 2010-06 requires enhanced disclosures of the valuation techniques and inputs used in the fair value measurements within Level 2 and Level 3 of the fair value hierarchy. Navilyst adopted Update No. 2010-06 as of January 1, 2010.

In July 2010, the FASB issued ASC Update No. 2010-20, Receivables (Topic 310) — Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. Update No. 2010-20 requires expanded qualitative and quantitative disclosures about financing receivables, including trade accounts receivable, with respect to credit quality and credit losses, including a rollforward of the allowance for credit losses. The enhanced disclosure requirements will be required for Navilyst’s 2011 consolidated financial statements. Navilyst does not expect the adoption of Update No. 2010-20 to have a material impact on Navilyst’s results of operations or financial position.

In September 2011, the FASB issued ASC Update No. 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Update No. 2011-08 permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than the carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The “more likely than not” threshold is defined as having a likelihood of more than 50 percent. Navilyst is required to adopt Update No. 2011-08 for annual and interim goodwill impairments tests after December 15, 2011 and does not believe its adoption will have a significant impact on our future results of operation or financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF ANGIODYNAMICS

The following unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with historical consolidated financial statements and related notes of AngioDynamics, which are incorporated by reference, and Navilyst, which are included in this proxy statement.

The unaudited pro forma condensed combined balance sheet as of November 30, 2011, and the unaudited pro forma condensed combined statement of income for the six months ended November 30, 2011 and the year ended May 31, 2011, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheets of AngioDynamics as of November 30, 2011 and Navilyst as of December 31, 2011 and gives effect to the acquisition as if it had been completed on November 30, 2011. The unaudited pro forma condensed combined statements of income combine the historical results of AngioDynamics for the six months ended November 30, 2011 and the year ended May 31, 2011 and Navilyst for the six months ended December 31, 2011 and for the twelve month period ended June 30, 2011 and gives effect to the acquisition as if it occurred on June 1, 2010.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the acquisition occurred as of the dates indicated or what financial position or results would be for any future periods. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of AngioDynamics and Navilyst, and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma condensed combined financial statements, (2) the unaudited condensed consolidated financial statements for the six months ended November 30, 2011 and notes thereto of AngioDynamics included in AngioDynamics’ Quarterly report on Form 10-Q, (3) the audited consolidated financial statements for the fiscal year ended May 31, 2011 and notes thereto included in AngioDynamics’ Annual Report on Form 10-K, (4) the unaudited condensed consolidated financial statements for the nine months ended September 30, 2011 of Navilyst beginning on page [—] of this proxy statement, and (5) the audited consolidated financial statements and notes thereto for the year ended December 31, 2010 of Navilyst beginning on page [—] of this proxy statement.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with AngioDynamics treated as the acquiring entity. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the acquisition. In the unaudited pro forma condensed combined balance sheet, AngioDynamics cost to acquire Navilyst has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the acquisition. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to the acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by AngioDynamics with the services of outside valuation specialists after the closing of the acquisition. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the acquisition.

The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets.

The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition or any related restructuring costs. Cost savings, if achieved, could result from material sourcing and elimination of redundant costs including headcount and facilities.

The unaudited pro forma condensed combined financial statements do not reflect certain amounts resulting from the acquisition because we consider them to be of a non-recurring nature. Such amounts will be comprised of charges for the sale of inventories revalued at the date of acquisition as well as restructuring and other exit and non-recurring costs related to the integration of the AngioDynamics and Navilyst businesses. AngioDynamics and Navilyst have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans and the related acquisition-related costs are too uncertain to include in the pro forma financial information.

Based on AngioDynamics review of Navilyst’s summary of significant accounting policies disclosed in Navilyst’s financial statements, the nature and amount of any adjustments to the historical financial statements of Navilyst to conform their accounting policies to those of AngioDynamics are not expected to be significant. Upon consummation of the acquisition, further review of Navilyst’s accounting policies and financial statements may result in required revisions to Navilyst’s policies and classifications to conform to AngioDynamics.

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 — Pro Forma Adjustments.

ANGIODYNAMICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF NOVEMBER 30, 2011

(In thousands, except share and per share amounts)

	Angio- Dynamics	Navilyst	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$42,955	$17,070	$(8,415)	J
			(1,498)	N	$50,112
Marketable securities, at fair value	93,364	—	(87,546)	A	5,818

Total cash, cash equivalents and marketable securities	136,319	17,070	(97,459)		55,930
Accounts receivable, net	31,451	21,138	—		52,589
Inventories	29,427	20,839	1,740	D	52,006
Deferred income taxes	2,851	—			2,851
Prepaid expenses and other	5,788	1,955	—		7,743

Total current assets	205,836	61,002	(95,719)		171,119
PROPERTY, PLANT AND EQUIPMENT-AT COST, net	23,196	32,088	(520)	L	54,764
OTHER ASSETS	3,763	7,254	(6,512)	I
			2,000	J	6,505
INTANGIBLE ASSETS, net	43,691	108,946	(108,946)	B
			98,500	C	142,191
GOODWILL	161,951	206,421	(206,421)	B
			141,823	M	303,794
DEFERRED INCOME TAXES, long term	4,870	—	44,270	E	49,140
PREPAID ROYALTIES	283	—	—		283

TOTAL ASSETS	$443,590	$415,711	$(131,525)		$727,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$11,808	$7,722	$—		$19,530
Accrued liabilities	14,522	8,295	(3,811)	I
			6,500	K	25,506
Income taxes payable		228			228
Current portion of long-term debt	290	4,500	(4,500)	I
			7,210	J	7,500

Total current liabilities	26,620	20,745	5,399		52,764
LONG-TERM DEBT, net of current portion	6,125	201,000	(201,000)	I
			136,375	J	142,500
DEFERRED INCOME TAXES, long term		19,767	(19,767)	E	—
MANDATORY REDEEMABLE PREFERRED STOCK, net	—	21,677	(21,677)	I	—
OTHER		382			382

Total liabilities	32,745	263,571	(100,670)		195,646

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—		—
Common stock	251	—	95	G	346
Additional paid-in capital	373,219	225,485	(225,485)	F
			127,690	G	500,909
Retained earnings (accumulated deficit)	38,971	(73,345)	73,345	F
			(6,500)	K	32,471
Accumulated other comprehensive loss	(1,596)	—	—		(1,596)

Total stockholders’ equity	410,845	152,140	(30,855)		532,130

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$443,590	$415,711	$(131,525)		$727,776

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 – Pro Forma Adjustments.

ANGIODYNAMICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED NOVEMBER 30, 2011

(In thousands, except share and per share amounts)

	Angio- Dynamics	Navilyst	Pro Forma Adjustments		Pro Forma Combined
Net sales	$112,530	$74,261	$—		$186,791
Cost of sales	47,154	43,303	—		90,457

Gross profit	65,376	30,958	—		96,334

Operating expenses
Research and development	10,715	4,901	—		15,616
Sales and marketing	32,156	8,873	—		41,029
General and administrative	8,937	5,571	—		14,508
Amortization of intangibles	4,594	4,614	(4,614)	B
			3,500	C	8,094
Other non recurring items	2,331	2,331	—		4,662

Total operating expenses	58,733	26,290	(1,114)		83,909

Operating income	6,643	4,668	1,114		12,425

Other (expenses) income
Interest income	495	—	(219)	A	276
Interest expense	(227)	(9,634)	9,634	I
			(2,600)	J
			(842)	J	(3,669)
Other expense	(1,239)	(30)	—		(1,269)

Total other (expenses) income, net	(971)	(9,664)	5,973		(4,661)

Income (loss) before income tax provision	5,672	(4,996)	7,088		7,764
Income tax provision	1,970	2,830	(2,098)	H	2,702

Net income (loss)	$3,702	$(7,826)	$9,186		$5,062

Earnings per share
Basic	$0.15	$—	$—		$0.15

Diluted	$0.15	$—	$—		$0.15

Basic weighted average shares outstanding	25,107	—	9,480	G	34,587
Diluted weighted average shares outstanding	25,278	—	9,480	G	34,758

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 – Pro Forma Adjustments.

ANGIODYNAMICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED MAY 31, 2011

(In thousands, except share and per share amounts)

	Angio- Dynamics	Navilyst	Pro Forma Adjustments		Pro Forma Combined
Net sales	$215,750	$153,631	$—		$369,381
Cost of sales	90,047	88,359	—		178,406

Gross profit	125,703	65,272	—		190,975

Operating expenses
Research and development	21,373	10,523	—		31,896
Sales and marketing	58,123	17,462	—		75,585
General and administrative	17,828	10,853	—		28,681
Amortization of intangibles	9,234	9,227	(9,227)	B
			7,900	C	17,134
Other non-recurring items	7,182	5,772	—		12,954

Total operating expenses	113,740	53,837	(1,327)		166,250

Operating income	11,963	11,435	1,327		24,725

Other (expenses) income
Interest income	737	—	(438)	A	299
Interest expense	(499)	(19,278)	19,278	I
			(5,200)	J
			(1,683)	J	(7,382)
Other expense	(1,503)	31	—		(1,472)

Total other (expenses) income, net	(1,265)	(19,247)	11,957		(8,555)

Income (loss) before income tax provision	10,698	(7,812)	13,284		16,170
Income tax provision	2,581	5,581	(3,666)	H	4,496

Net income (loss)	$8,117	$(13,393)	$16,950		$11,674

Earnings per share
Basic	$0.33	$—	$—		$0.34

Diluted	$0.32	$—	$—		$0.34

Basic weighted average shares outstanding	24,870	—	9,480	G	34,350
Diluted weighted average shares outstanding	25,133	—	9,480	G	34,613

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 – Pro Forma Adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The accompanying unaudited pro forma condensed financial statements were prepared in accordance with Article 11 of SEC regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of AngioDynamics as of November 30, 2011 and Navilyst as of December 31, 2011. The unaudited pro forma condensed combined statements of income were prepared using the historical statements of income of AngioDynamics for the six months ended November 30, 2011 and for the year ended May 31, 2011 and of Navilyst for the six months ended December 31, 2011 and for the year ended June 30, 2011.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with AngioDynamics treated as the acquiring entity. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the acquisition. In the unaudited pro forma condensed combined balance sheet, AngioDynamics cost to acquire Navilyst has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the acquisition. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to the acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by AngioDynamics with the services of outside valuation specialists after the closing of the acquisition. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the acquisition.

The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets.

The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition or any related restructuring costs. Cost savings, if achieved, could result from material sourcing and elimination of redundant costs including headcount and facilities.

The unaudited pro forma condensed combined financial statements do not reflect certain amounts resulting from the acquisition because we consider them to be of a non-recurring nature. Such amounts will be comprised of charges for the sale of inventories revalued at the date of acquisition as well as restructuring and other exit and non-recurring costs related to the integration of the AngioDynamics and Navilyst businesses. AngioDynamics and Navilyst have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans and the related acquisition-related costs are too uncertain to include in the pro forma financial information.

Certain amounts in Navilyst’s historical balance sheet and income statements have been reclassified to conform to AngioDynamics presentation.

Note 2 — Purchase Price

For the purpose of preparing the accompanying unaudited pro forma condensed balance sheet as of November 30, 2011, the preliminary estimate of the purchase price was calculated as follows:

	(In 000’s except share and) and per share info)
Shares Issued	9,479,607
Multiplied by closing date share price	$13.48	(1)

Value of shares	$127,785
Cash	237,546	(2)
Cash, working capital adjustment	1,498	(3)

Estimated purchase price	$366,829

(1)	Represents the closing price of AngioDynamics Common Stock on February 17, 2012. The stock price to be used for the purchase consideration will be determined on the Closing Date. Therefore, to provide some sensitivity to changes in the overall purchase price, a $1 change in the stock price upward or downward from $13.48 per share would result in an approximate $9.5 million change to the purchase consideration. This upward or downward change in purchase consideration would result in an increase or decrease to goodwill and related deferred taxes.
(2)	AngioDynamics’ expects to fund the acquisition with $150 million of borrowing under a new credit facility and the remaining balance to be paid from AngioDynamics’ existing cash, cash equivalents and marketable securities on its balance sheet.
(3)	Represents the estimated working capital adjustment at November 30, 2011. The actual working capital adjustment will be determined at the Closing Date based on the assumed current assets less current liabilities, as defined in the Stock Purchase Agreement. If the working capital at closing exceeds $30 million, then the overage is paid to the Sellers and, if the working capital is less than $30 million, the underage is paid to AngioDynamics.

The following is a summary of the preliminary allocation of the above purchase price as reflected in the unaudited pro forma condensed combined balance sheet as of November 30, 2011 (in 000’s):

Cash and cash equivalents	$17,070
Accounts receivable	21,138
Inventories	22,579
Prepaid expenses and other current assets	1,955
Property, plant and equipment	31,568
Intangibles	98,500
Other long-term assets	742
Deferred tax, net	44,270
Other liabilities	(12,816)

Estimated fair value of net assets and liabilities to be acquired	225,006
Preliminary allocation to goodwill	141,823

Estimated purchase price	$366,829

See Note 3 for a discussion of the methods used to determine the fair value of Navilyst’s identifiable assets.

Note 3 — Pro Forma Adjustments

The following represents an explanation of the various pro forma adjustments to the unaudited condensed pro forma combined balance sheet and income statements:

A.	Reflects the payment of the preliminary estimated purchase price of approximately $366.8 million, of which approximately $239.0 million will be paid in cash and the balance through the issuance of 9,479,607 shares of common stock. For the cash portion, AngioDynamics plans to borrow $150 million under a new credit facility and the remaining balance is to be paid from existing cash, cash equivalents and marketable securities on its balance sheet. The related estimated decrease in interest income earned from utilizing the AngioDynamics cash is reflected in the pro forma statement of income.

B.	To eliminate Navilyst’s existing goodwill, intangible assets and amortization of intangible assets.

C.	Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $98.5 million. The intangibles primarily consist of customer relationships of $38.8 million, trade names and technologies aggregating $42.6 million and in process research and development of $17.1 million. The intangibles will be amortized on a straight-line basis over estimated useful lives generally ranging from 1 to 15 years, subject to completion of the purchase price allocation.

D.	To adjust Navilyst’s inventory to estimated fair market value. Fair market value for raw materials was based on replacement cost and for finished goods and work-in-process is based on estimated selling price, less the costs to complete and dispose of the inventory while allowing for a reasonable economic profit allowance on the disposition. The costs of sales impact of the write-up of inventory to fair value has been excluded from the pro forma condensed combined statement of income as it is a non-recurring item as inventory turns on average four times per year.

E.	Reflects estimated adjustments to net deferred taxes arising from the merger. AngioDynamics assumed a U.S. federal statutory rate of 35% when estimating the tax impacts of the merger, including deferred taxes for net operating losses, intangibles and goodwill. This adjustment also reflects the reversal of Navilyst’s valuation allowance, which includes amounts for net operating losses and tax credits that AngioDynamics believes will be utilized based on currently available information. However, these losses and credits are subject to complex calculations and limitations and therefore the amounts actually recognized could change and such change could be material. The effective tax rate of the combined company could be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-merger activities.

F.	Eliminates the historical equity accounts of Navilyst.

G.	To record the issuance of AngioDynamics’ stock issued for the acquisition of Navilyst.

H.	For purposes of determining the estimated income tax expense for adjustments reflected in the unaudited pro forma condensed combined statement of income, a U.S. federal statutory rate of 35.0% has been used. The effective tax rate of the combined company could be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-merger activities.

I.	To eliminate Navilyst debt, mandatory redeemable preferred stock, related accrued interest, deferred financings costs and interest expense.

J.

To record repayment of existing AngioDynamics debt and expected issuance of new term loan facility, related deferred financing costs, amortization of deferred financing costs and estimated increase in interest expense. In connection with the acquisition, AngioDynamics has entered into a commitment letter for a $150 million fully committed 5-year term loan facility with the lenders. The borrowings under the new credit facility will be used to finance the acquisition. Interest on the term loan will be based on base rate or Eurodollar rate plus an applicable margin which increases as AngioDynamics’

total leverage ratio increases. The pro forma interest expense assumes an interest rate of 3.5% based on current prevailing rates. A 0.125% increase or decrease to the interest rates used would increase or decrease pro forma interest expense by $187,500. The deferred financing costs are amortized over the term of the loan (5 years).

K.	To record AngioDynamics estimated transaction related expenses that have not been paid. These costs are not included in the unaudited pro forma condensed combined statement of income because they are non-recurring. The adjustment does not include severance costs related to the termination of employees on or around the Closing Date or restructuring or other costs that may result from the acquisition.

L.	Represents the adjustment in basis of Navilyst’s property, plant and equipment from its recorded net book value to its preliminary estimated fair value. We expect to depreciate the estimated fair value of the property, plant and equipment, of approximately $31.6 million on a straight-line basis over estimated useful lives that will generally range from 1 to 33 years, subject to the completion of the purchase price allocation.

M.	Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets.

N.	The actual working capital adjustment will be determined at the Closing Date based on the assumed current assets (excluding cash and cash equivalents) less current liabilities (excluding debt and related accrued interest), as defined in the Stock Purchase Agreement. If the working capital at closing exceeds $30 million, the overage is paid to the Sellers and, if the working capital is less than $30 million, the underage is paid to AngioDynamics. The working capital adjustment is estimated as follows (in 000’s):

Current assets acquired	$43,932
Current liabilities assumed	(12,434)

Working capital acquired	31,498
Required working capital	30,000

Additional amount due Navilyst	$1,498

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ANGIODYNAMICS

The following table sets forth the AngioDynamics common stock beneficially owned by each of our directors, each of our named executive officers, all of our directors and executive officers as a group and each person known by us to beneficially own more than 5% of our common stock as of February 22, 2012. Except as otherwise noted, each individual director or named executive officer had sole voting and investment power with respect to the AngioDynamics common stock. As of February 22, 2012, there were 25,282,762 shares of our common stock outstanding. As of February 22, 2012, no director or executive officer beneficially owned more than 1% of the shares of our common stock outstanding. AngioDynamics’ current directors and executive officers as a group beneficially own 2.58% of the shares outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Owned as of February 22, 2012(a)		% of Outstanding Shares	Of Shares Beneficially Owned, Number that May be Acquired Within 60 Days of February 22, 2012
5% Owners
Deerfield Capital, L.P. 780 Third Avenue, 37th Floor New York, NY 10017	2,244,816	(b)	8.88%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,096,615	(c)	8.29%

Riverbridge Partners LLC 801 Nicollet Mall, Suite 600 Minneapolis, MN 55402	2,006,556	(d)	7.94%

Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	1,992,471	(e)	7.88%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,627,455	(f)	6.44%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,471,172	(g)	5.82%
Directors

Vincent A. Bucci	112,384	(h)		76,538

Howard W. Donnelly	66,667			56,667

Jeffery G. Gold	66,558			45,593

Kevin J. Gould	8,334			8,334

Wesley E. Johnson, Jr.	75,360			67,360

Steven R. LaPorte	68,141			60,128

Dennis S. Meteny	71,667			57,167
Officers

Joseph M. DeVivo	6,000			—

D. Joseph Gersuk	109,708			71,175

Stephen J. McGill	23,733			21,750

All directors and executive officers as a group (13 persons)(i)	653,255			505,913

(a)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Under those rules, although not outstanding, shares of common stock subject to options that are exercisable or will become exercisable within 60 days of February 22, 2012 and performance share awards that will vest within 60 days of February 22, 2012 are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(b)	Share ownership information based upon a Schedule 13G/A filed by Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield International Limited, Deerfield Special Situations Fund International Limited and James E. Flynn on February 14, 2012. According to the 13G/A, Deerfield Capital, L.P. beneficially owns and has shares voting and dispositive power with respect to 957,996 shares, Deerfield Partners, L.P. beneficially owns and has shared voting and dispositive power with respect to 723,697 shares, Deerfield Special Situations Fund, L.P. beneficially owns and has shared voting and dispositive power with respect to 234,299 shares, Deerfield Management Company, L.P. beneficially owns and has shares voting and dispositive power with respect to 1,286,820 shares, Deerfield International Limited beneficially owns and has shared voting and dispositive power with respect to 967,214 shares, Deerfield Special Situations International Limited beneficially owns and has shared voting and dispositive power with respect to 319,606 shares and Mr. Flynn beneficially owns and has shared voting and dispositive power with respect to 2,244,816 shares.
(c)	Share ownership information based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 13, 2012. According to the 13G/A, Dimensional Fund Advisors serves as investment adviser to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (collectively the “Funds”). In its role as investment adviser, neither Dimensional Fund Advisors nor its subsidiaries possess voting and/or investment power over the securities of the Issuers that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional Fund Advisors disclaims beneficial ownership of such securities. The Funds beneficially own and have sole voting and dispositive power with respect to 2,096,615 shares.
(d)	Share ownership information based upon a Schedule 13G/A filed by Riverbridge Partners LLC on February 6, 2012. According to the 13G/A, Riverbridge Partners LLC beneficially owns 2,006,556 shares, has sole voting power with respect to 1,450,511 shares and has sole dispositive power with respect to 2,006,556.
(e)	Share ownership information based upon a Schedule 13G/A filed by Janus Capital Management LLC on February 14, 2012. According to the 13G/A, Janus Capital Management LLC beneficially owns and has shared voting and dispositive power with respect to 1,992,471 shares. Janus Capital has a direct 94.5% ownership stake in INTECH Investment Management and a direct 77.8% ownership stake in Perkins Investment Management LLC. Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH were aggregated for purposes of their 13G/A filing. Janus Capital, Perkins and INTECH are registered investment advisers, and these securities are owned by various individual institutional investors to which Janus Capital, Perkins and INTECH serve as investment advisor. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 1,992,471 shares.
(f)	Share ownership information based upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 10, 2012. According to the 13G/A, T. Rowe Price Associates beneficially owns 1,627,445, has sole voting power with respect to 405,513 shares and sole dispositive power with respect to 1,627,445 shares. These securities are owned by various individual institutional investors to which T. Rowe Price Associates serves as investment advisor with power to direct investments and/or sole power to vote these securities.
(g)	Share ownership information based upon a Schedule 13G/A filed by BlackRock Inc. on February 13, 2012. According to the 13G/A, BlackRock beneficially owns 1,471,172 shares, has sole voting power with respect to 1,471,172 shares and has sole dispositive power with respect to 1,471,172 shares.
(h)	Includes 3,000 shares held by the Susan C. Bucci Revocable Trust, of which Mr. Bucci is a co-trustee.
(i)	Includes all of the persons identified as directors and Messrs. DeVivo, Gersuk, Kapusta, McGill, Panzer and Stark.

FUTURE ANGIODYNAMICS STOCKHOLDER PROPOSALS

Whether or not the acquisition of Navilyst is completed, AngioDynamics will hold its regular annual meeting of stockholders in 2012. Under Rule 14a-8 of the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next Annual Meeting of Stockholders. To be eligible for inclusion in our 2012 proxy statement, your proposal must be received by us no later than May 6, 2012 and must otherwise comply with Rule 14a-8. While the Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including under Rule 14a-8.

In addition, our Bylaws contain an advance notice provision with respect to matters to be brought before an Annual Meeting of Stockholders, including nominations for directors, and not included in our proxy statement. If you would like to nominate a director or bring any other business before the stockholders at the fiscal 2012 Annual Meeting, you must comply with the procedures contained in the Bylaws and you must notify us in writing, and such notice must be delivered to or received by our Secretary no earlier than June 19, 2012 and no later than July 19, 2012. However, if the fiscal 2012 Annual Meeting is called for a date that is not within 25 days before or after October 17, 2012, notice must be received by our Secretary no later than the close of business on the 10th day following the day on which notice of the fiscal 2012 Annual Meeting was mailed to stockholders or public disclosure of the date of the fiscal 2012 Annual Meeting was made, whichever first occurs.

You may write to our Secretary at our principal executive office, 14 Plaza Drive, Latham, New York 12110, to deliver the notices discussed above and to request a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominations of directors.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports which the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. Any stockholder also may obtain copies of these documents, free of charge, by requesting them in writing or by telephone from AngioDynamics at the following address and telephone number:

AngioDynamics, Inc.

14 Plaza Drive

Latham, New York 12110

Attention: General Counsel

Telephone: (518) 795-1400

The SEC allows us to “incorporate by reference” into this proxy statement information that we file with the SEC. This means we can disclose important information to you by referring you to the documents containing this information. The information we incorporate by reference is considered to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this proxy statement. This proxy statement incorporates by reference the documents filed by us listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or

15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Our annual report on Form 10-K for the fiscal year ended May 31, 2011, which we filed with the SEC on August 12, 2011;

•	Our 2011 annual meeting proxy statement on Schedule 14A, which we filed with the SEC on September 6, 2011;

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended August 31 and November 30, 2011, which we filed with the SEC on October 11, 2011 and January 5, 2012, respectively; and

•	Our current reports on Form 8-K, which we filed with the SEC on August 16, 2011, August 24, 2011, September 22, 2011, October 20, 2011, January 25, 2012 and February 3, 2012.

In addition, we incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You may also obtain copies of any document incorporated by reference in this proxy statement, without charge, by requesting them in writing or by telephone from AngioDynamics at the following address and telephone number:

AngioDynamics, Inc.

14 Plaza Drive

Latham, New York 12110

Attention: General Counsel

Telephone: (518) 795-1400

Any request for documents should be made by [—], 2012 to ensure timely delivery of the documents. Documents will be distributed within one business day of receipt of such request.

You should rely only on the information we have provided to you in voting your shares at the special meeting. We have not authorized any person to provide information or make any representation about the acquisition of Navilyst other than that provided in this proxy statement or in any of the materials we have incorporated by reference in this proxy statement. We have not authorized anyone to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

NM Holding Company, Inc. and Subsidiaries

Consolidated Financial Statements

Years Ended December 31, 2010, 2009 and the Period

from February 14, 2008 (commencement of operations) to December 31, 2008

NM Holding Company, Inc. and Subsidiaries

Consolidated Financial Statements (Unaudited)

As of September 30, 2011 and for the Nine Months Ended

September 30, 2011 and 2010

Report of Independent Auditors

The Board of Directors

NM Holding Company, Inc.

We have audited the accompanying consolidated balance sheets of NM Holding Company, Inc. and Subsidiaries (the Company), as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 2010 and 2009, and the period from February 14, 2008 (commencement of operations) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NM Holding Company, Inc. and Subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years ended December 31, 2010 and 2009, and the period from February 14, 2008 (commencement of operations) through December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 3, 2011

NM Holding Company, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31
	2010	2009
	(In Thousands, Except Share Amounts)
Assets
Current assets
Cash and cash equivalents	$6,896	$1,251
Trade accounts receivable, net of allowances for doubtful accounts of $397 and $506 at December 31, 2010 and 2009, respectively	18,874	21,288
Inventories	27,615	16,400
Prepaid expenses	899	548
Other current assets	43	91

Total current assets	54,327	39,578
Property, plant and equipment, net	34,348	35,406
Definite-lived intangible assets, net	105,352	114,494
Debt issuance costs, net	7,665	7,995
Other assets	309	246
Goodwill and indefinite-lived intangible assets	219,121	219,121

Total assets	$421,122	$416,840

Liabilities and stockholders’ equity
Current liabilities
Amounts outstanding under revolving credit facility	$3,500	$3,500
Current portion of long-term debt	138	—
Accounts payable	11,842	4,779
Accrued liabilities and other current liabilities	6,301	7,311

Total current liabilities	21,781	15,590
Long-term debt, net of current portion	205,512	205,650
Deferred rent	512	644
Deferred income tax liabilities	14,651	9,521
Mandatorily redeemable preferred stock, net of issuance costs (liquidation preference of $8,267)	7,717	—

Total liabilities	250,173	231,405
Commitments and contingencies
Common stock subject to redemption	1,260	1,390
Stockholders’ equity
Common stock, $.001 par value; non-convertible, 15,000,000 shares authorized at December 31, 2010 and 2009, respectively; 11,487,500 shares issued and outstanding at December 31, 2010 and 2009, respectively	11	11
Additional paid-in capital	224,239	224,239
Accumulated deficit	(54,561)	(40,205)

Total stockholders’ equity	169,689	184,045

Total liabilities and stockholders’ equity	$421,122	$416,840

The accompanying notes are an integral part of these consolidated financial statements.

NM Holding Company, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31		Period from February 14, 2008 (Commencement of Operations) to December 31
	2010	2009	2008
	(In Thousands)
Sales	$150,628	$155,579	$147,899
Cost of goods sold	81,549	84,622	88,233

Gross profit	69,079	70,957	59,666
Operating expenses
General and administrative	10,519	10,962	9,714
Sales and marketing	20,795	21,408	19,631
Research and development	7,737	8,645	6,719
Amortization of intangibles	9,180	8,662	6,550
Restructuring and other costs	10,600	4,624	12,157
Impairment of indefinite-lived intangible asset	—	14,900	—

Total operating expenses	58,831	69,201	54,771

Operating income	10,248	1,756	4,895
Other income (expense)
Interest income	3	7	116
Interest expense	(19,719)	(18,715)	(18,274)
Gain (loss) from risk management activities	466	576	(1,042)
Other income	37	309	7

Total other expense, net	(19,213)	(17,823)	(19,193)

Loss before income tax provision	(8,965)	(16,067)	(14,298)
Income tax provision	(5,391)	(4,149)	(5,691)

Net loss	$(14,356)	$(20,216)	$(19,989)

The accompanying notes are an integral part of these consolidated financial statements.

NM Holding Company, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	Common Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive Income	Total Stockholders’ Equity
	(In Thousands, Except Share Amounts)
Balance at December 31, 2008	11,487,500	11	$224,239	$(19,989)	—	$204,261
Net loss	—	—	—	(20,216)		(20,216)

Balance at December 31, 2009	11,487,500	11	224,239	(40,205)	—	184,045
Net loss	—	—	—	(14,356)		(14,356)

Balance at December 31, 2010	11,487,500	$11	$224,239	$(54,561)	—	$169,689

The accompanying notes are an integral part of these consolidated financial statements.

NM Holding Company, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31		Period from February 14, 2008 (Commencement of Operations) to December 31
	2010	2009	2008
	(In Thousands)
Cash flows from operating activities:
Net loss	$(14,356)	$(20,216)	$(19,989)
Adjustments to reconcile net loss to net cash provided by operating activities (net of amounts upon commencement of operations):
Depreciation and amortization	13,703	12,531	10,366
Amortization of debt issuance costs	1,833	1,563	1,378
Inventory step-up	—	—	4,700
(Gain) loss from sale of fixed assets	(37)	42	—
Impairment of indefinite-lived intangible asset	—	14,900	—
(Gain) loss from risk management activities	(466)	(576)	1,042
Deferred income taxes	5,130	4,129	5,392
Redeemable preferred stock accretion	285	—	—
Deferred rent	(132)	(130)	938
Changes in operating assets and liabilities:
Trade accounts receivable	2,414	677	(12,896)
Inventories	(11,215)	1,113	633
Prepaid expenses and other assets	(403)	446	(1,064)
Accounts payable	7,063	(4,041)	5,938
Accrued expenses and other current liabilities	(544)	(6,119)	6,012
Due (to) from Boston Scientific Corp.	—	(2,998)	13,928
Other liabilities	—	(321)	—

Net cash provided by operating activities	3,275	1,000	16,378
Cash flows from investing activities:
Acquisition of Fluid Management and Venous Access operations from Boston Scientific Corp., net of cash acquired	—	—	(423,483)
Proceeds from sale of property, plant and equipment	38	7	—
Additions to property, plant and equipment	(3,467)	(8,049)	(8,456)

Net cash used in investing activities	(3,429)	(8,042)	(431,939)
Cash flows from financing activities:
Proceeds from long-term debt	—	—	212,500
Net proceeds from issuance of redeemable preferred stock	7,432	—	—
Net borrowings under revolving credit facility	—	3,500	—
Equity contribution from primary shareholders	—	—	224,250
Payment of debt issuance costs	(1,503)	—	(10,936)
Repayment of long-term debt	—	(5,838)	(1,012)
Proceeds from sale of (repurchase of) common stock to (from) management shareholders	(130)	—	1,390

Net cash provided by (used in) financing activities	5,799	(2,338)	426,192
Net increase (decrease) in cash and cash equivalents	5,645	(9,380)	10,631
Cash and cash equivalents, beginning of period	1,251	10,631	—

Cash and cash equivalents, end of period	$6,896	$1,251	$10,631

The accompanying notes are an integral part of these consolidated financial statements.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

1.	Description of Business

NM Holding Company, Inc. (New Holdings) commenced operations on November 1, 2010. New Holdings’ only activities relate to the ownership of capital stock in its wholly owned subsidiary, Navilyst Medical Holdings, Inc. (Holdings) and activities related thereto. Holdings commenced operations on February 14, 2008, upon the acquisition of Boston Scientific Corporation’s (BSC) Fluid Management and Venous Access operations by its wholly owned subsidiary Navilyst Medical, Inc. (the Acquisition). Holdings’ only activities relate to its ownership of capital stock in Navilyst Medical, Inc. and activities related thereto. New Holdings and Holdings were both formed at the direction of, and are controlled by, Avista Capital Partners.

New Holdings, Holdings and Navilyst Medical, Inc. are collectively referred to as the Company.

The Company has two main businesses. The Fluid Management operation designs, manufactures, and markets single-use medical products for use primarily in the manual management of fluid delivery associated with catheterization procedures, invasive monitoring and blood and fluid waste control. The Company’s Venous Access products are used by clinicians to treat critically ill patients through the delivery of chemotherapy drugs, antibiotics and nutritional support and consist of devices that provide access to the venous system and allow for delivery of medication or fluids. The Company is headquartered in Marlborough, MA and has its manufacturing and distribution facilities in Glens Falls, NY.

2.	Asset Purchase Agreement

In December 2007, the primary shareholders of the Company agreed to purchase Boston Scientific Corporation’s (BSC) Fluid Management and Venous Access operations (the Acquisition) for approximately $425 million. The Acquisition was completed on February 14, 2008 and the operations of the Company since that date are included in these consolidated financial statements. The Acquisition was funded by borrowings (see Note 9) and cash from the Company’s primary shareholders.

The Acquisition has been accounted for using the purchase method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations. The purchase consideration has been allocated to the assets and liabilities acquired based on estimated fair market values, and any excess of the purchase price over the fair value of such identifiable net assets has been allocated to goodwill. Determining the fair value of the assets acquired and liabilities assumed requires judgment and involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows and discount rates, among others.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

2.	Asset Purchase Agreement

The following table reflects the amounts allocated to the Company’s assets and liabilities upon completion of the Acquisition (in thousands):

Cash	$131
Accounts receivable	9,069
Inventories	22,846
Due from Boston Scientific Corp.	10,911
Other current assets	260
Property and equipment	26,641
Definite-lived intangible assets	129,700
Indefinite-lived intangible asset	27,600
Goodwill	206,421

Total assets acquired	433,579

Current liabilities	9,076
Other liabilities	889

Net assets acquired	$423,614

3.	Summary of Significant Accounting Policies

Basis of Presentation

On November 1, 2010, Holdings’ primary stockholder (Avista Capital Partners) and management stockholders (collectively, the Holdings equity holders) entered into separate Contribution and Security Exchange Agreements (the Exchange Agreements) with New Holdings. Pursuant to the Exchange Agreements, the Holdings equity holders exchanged their equity interests in Holdings (common stock or options, as applicable) for similar equity interests in New Holdings (the Exchange) and Holdings became a wholly owned subsidiary of New Holdings. At the time of the Exchange, New Holdings and Holdings were under common control and, accordingly, New Holdings accounted for the Exchange at historical cost. For all periods prior to the Exchange, Holdings has been identified as the predecessor entity due to the fact that New Holdings did not exist prior to the Exchange. Accordingly, the financial statements for all periods prior to November 1, 2010 reflect the activities of Holdings and the financial statements for all periods after November 1, 2010 reflect the consolidated activities of both Holdings and New Holdings.

All intercompany accounts and transactions between New Holdings, Holdings and Navilyst Medical, Inc. have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make assumptions and estimates that affect the reported amounts and disclosures of assets and liabilities, derivative financial instruments and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts and disclosures of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is primarily derived from the sale of single-use medical devices. Revenue is considered to be realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of a sales arrangement

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

3.	Summary of Significant Accounting Policies

exists; (ii) delivery has occurred or services have been rendered; (iii) the price is fixed or determinable; and (iv) collectability is reasonably assured. These criteria are generally met at the time of shipment when the risk of loss and title passes to the customer or distributor.

Since inception, the majority of the Company’s sales originate from the Company’s Glens Falls, NY facility. Pursuant to the terms of certain transition agreements with BSC, certain international sales of the Company’s products were facilitated by BSC’s Tullamore, Ireland (BSC Tullamore) and Quincy, MA (BSC Quincy) facilities.

Under these agreements, the Company sold component parts to BSC Tullamore for use in assembling certain of the Company’s products and for use in BSC Tullamore products. For the year ended December 31, 2009 and the period from February 14, 2008 (commencement of operations) to December 31, 2008, the Company recognized revenues of approximately $8.5 million and $10.4 million, respectively, related to sales of component parts to BSC Tullamore. BSC Tullamore assembled finished medical goods for the Company using parts acquired from the Company as well as other parts that were either purchased or manufactured by BSC Tullamore. The Company purchased these finished medical goods directly from BSC Tullamore in order to fulfill certain international customer orders.

However, the transition agreements with BSC did not require the Company to purchase any of the finished medical goods assembled by BSC Tullamore. During 2009, the Company discontinued this arrangement and transferred the assembly activity previously performed by BSC Tullamore to the Company’s Glens Falls, NY facility. As of December 31, 2009, BSC Tullamore no longer assembles finished medical goods for the Company. However, the Company continues to supply component parts to BSC for use in BSC products.

Management had determined that the Company maintained general inventory risk related to sales of finished medical goods purchased from BSC Tullamore. As a result, purchases of finished medical goods from BSC Tullamore and the subsequent sale of those goods were recorded at gross in the accompanying consolidated statement of operations. Purchases of finished medical goods from BSC Tullamore were approximately $1.8 million and $9.7 million for the year ended December 31, 2009 and the period February 14, 2008 (commencement of operations) through December 31, 2008, respectively. Revenues from the sales of those goods were approximately $3.5 million and $17.2 million for the year ended December 31, 2009 and the period February 14, 2008 (commencement of operations) to December 31, 2008, respectively. As of December 31, 2009, the Company no longer purchases finished medical goods from BSC Tullamore.

The Company offers sales discounts to certain customers and these sales discounts are recorded as a reduction of revenue. In addition, the Company has entered into certain agreements with group purchasing organizations to sell products to participating hospitals at prenegotiated prices. The terms of the Company’s agreements with group purchasing organizations generally do not provide for rebates or other incentives.

Fair Value of Financial Instruments

The amounts reported in the consolidated balance sheets for accounts receivable and accounts payable approximate fair value due to the short-term nature of these assets. The Company had an interest rate swap agreement that was reported at fair value (Note 10) as of December 31, 2009 and December 31, 2008. The interest rate swap agreement matured during the year ended December 31, 2010. The estimated fair value of the Company’s long-term debt approximated its carrying value at December 31, 2010 and 2009.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

3.	Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Allowance for Doubtful Accounts

The Company provides reserves against trade receivables for estimated losses that may result from a customer’s inability to pay. The amount is determined by analyzing known uncollectible accounts, aged receivables, economic conditions or industry trends, historical losses and customer creditworthiness. Amounts determined to be uncollectible are charged or written off against the reserve in the period such determination is made.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and accounts receivable. The Company’s policy is to place its cash in overnight investments of commercial paper in highly rated financial institutions. The Company provides credit, in the normal course of business, without requiring collateral to hospitals, health care agencies, clinics, doctors’ offices, and other private and governmental institutions. The Company performs ongoing credit evaluations of customers and maintains allowances for potential credit losses. The Company’s customer base is geographically diversified across both the U.S. and international markets. As of December 31, 2010, trade accounts receivable due from BSC represented approximately 11% of the Company’s total outstanding trade accounts receivable balance. The Company is not aware of any specific matters that would affect the collectability of receivables from BSC.

Inventories

The Company states inventories at the lower of cost, using the first-in, first-out method, or market. Inventory acquired in connection with the Acquisition was adjusted to estimated fair market value which resulted in a step-up of $4.7 million at the acquisition date. The entire amount of the inventory step-up has been recognized as a component of cost of sales during the period February 14, 2008 (commencement of operations) to December 31, 2008.

The Company bases its provisions for excess, obsolete or expired inventory primarily on estimates of forecasted net sales levels and historical trends. A significant change in the timing or level of demand for products as compared to forecasted amounts may result in recording additional provisions for excess or expired inventory in the future. The industry in which the Company participates is characterized by rapid product development and frequent new product introductions. Uncertain timing of next-generation product approvals, variability in product launch strategies, product recalls and variation in product utilization all impact the estimates related to excess and obsolete inventory.

Property and Equipment

Property and equipment balances acquired in connection with the Acquisition were adjusted to estimated fair market value. Property and equipment additions subsequent to the Acquisition are stated at cost. Property and equipment balances are depreciated over the estimated remaining useful lives of the assets using the straight-line

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

3.	Summary of Significant Accounting Policies

method. Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income and expense in the consolidated statement of operations.

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The amount of impairment, if any, is measured based on fair value, which is determined by either a quoted market price or by a discounted cash flow technique, whichever is more appropriate under the circumstances. No such impairments were recognized during the years ended December 31, 2010 and 2009 and the period from February 14, 2008 (commencement of operations) to December 31, 2008.

Intangible Assets

All intangible assets were acquired in connection with the Acquisition and were recorded at estimated fair value. Definite-lived intangible assets related to trademarks and supply/sales agreements are amortized over their estimated useful lives using the straight-line method. Definite-lived intangible assets related to customer relationships and patents are amortized using an accelerated method that reflects the pattern in which the economic benefits of the asset are consumed.

The Company reviews definite-lived intangible assets for impairment whenever it is determined that adverse conditions exist or a change in circumstances has occurred that may indicate impairment or a change in the remaining useful life. If an impairment indicator exists, the intangible asset is tested for recoverability. If the carrying value of the intangible asset exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset, the carrying value of the intangible asset is written-down to estimated fair value in the period identified.

Indefinite-lived intangible assets are reviewed at least annually for impairment and to reassess their classification as indefinite-lived assets. To test for impairment, the estimated fair value of the indefinite-lived intangible asset is compared to the carrying value. If the carrying value exceeds the estimated fair value, the carrying value is written down to the estimated fair value.

Fair value of intangible assets is generally calculated as the present value of estimated future cash flows expected to be generated from the asset using a risk-adjusted discount rate. In determining estimated future cash flows associated with intangible assets, the Company uses estimates and assumptions about future revenue contributions, cost structures and remaining useful lives of the asset. The use of alternative assumptions, including estimated cash flows, discount rates, and alternative estimated remaining useful lives could result in different estimates of fair value.

Goodwill

The Company believes the factors contributing to the goodwill that resulted from the Acquisition include (but are not limited to), the manufacturing capacity and efficiency of the Company’s facilities, securing long-term rights to certain technology and brand names, and access to the long-term customer relationships of the Company’s products.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

3.	Summary of Significant Accounting Policies

The Company accounts for goodwill in accordance with Accounting Standards Codification (ASC) Topic 350, Intangibles — Goodwill and Other. Goodwill is not amortized but is instead tested at least annually for impairment, or more frequently when events or changes in circumstances indicate that the assets might be impaired. This impairment test is performed annually during the fourth quarter at the reporting unit level. The Company evaluates goodwill for impairment at the entity level as management has determined that the Company’s operations comprise a single reporting unit. Goodwill is considered to be impaired if the carrying value of the reporting unit, including goodwill, exceeds the reporting unit’s fair value. The Company has determined no goodwill impairment exists at December 31, 2010.

The Company’s goodwill is deductible for tax purposes.

Debt Issuance Costs

Costs associated with the Company’s credit facilities are capitalized and amortized over the term of the related credit facility.

Income Taxes

The Company accounts for income taxes under the provisions of ASC Topic 740, Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of the assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

Derivative Financial Instruments

The Company uses derivative financial instruments to manage its exposure to fluctuations in interest rates by entering into interest rate swap agreements. All derivatives, whether designated as a hedge or not, are required to be recorded on the balance sheet at fair value. The Company’s derivative instruments are not designated as hedges; accordingly, changes in the fair value of the derivative instruments are recognized in the accompanying consolidated statements of operations as losses from risk management activities.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation, which generally requires all share-based payments to employees to be recognized in the financial statements based on their grant-date fair value.

Research and Development

The Company expenses research and development costs, including new product development programs, regulatory compliance and clinical research, as incurred.

Shipping and Handling Costs

Shipping and handling costs not billed directly to customers of approximately $3.7 million, $3.4 million and $2.4 million for the years ended December 31, 2010 and 2009 and for the period from February 14, 2008 (commencement of operations) to December 31, 2008, respectively, are included in sales and marketing expense in the accompanying consolidated statements of operations.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

3.	Summary of Significant Accounting Policies

Advertising Costs

All advertising costs are expensed as incurred. Advertising expenses of approximately $0.5 million, $1.1 million and $0.8 million for the years ended December 31, 2010 and 2009 and for the period from February 14, 2008 (commencement of operations) to December 31, 2008, respectively, are included in sales and marketing expense in the accompanying consolidated statements of operations.

Costs Associated with Employee Termination Benefits

The Company accounts for employee termination benefits that represent a one-time benefit in accordance with ASC Topic 420, Exit or Disposal Cost Obligations. The Company recognizes expense related to employee termination benefits over the employee’s future service period, if any.

Restructuring and Other Costs

Restructuring and other costs includes (i) certain restructuring costs, including those associated with transitioning the Company to a stand-alone entity, (ii) expenses incurred related to transition agreements with BSC and (iii) management fees paid to New Holdings’ primary shareholder (see Note 16). Amounts classified as restructuring and other costs in the accompanying statement of operations for the year ended December 31, 2010, include approximately $5.1 million in incremental costs to resolve a sales backorder issue created by the implementation of a new information system, approximately $4.0 million in restructuring costs for employee termination benefits, and approximately $1.5 million in other costs. Amounts classified as restructuring and other costs for the year ended December 31, 2009, were primarily business transition costs of approximately $0.4 million related to transition agreements with BSC, approximately $1.0 million in transitional personnel costs, and approximately $2.8 million in other transitional costs such as product rebranding, establishing an international distribution network and implementing independent computer systems. Amounts classified as restructuring and other costs in the accompanying statement of operations for the period February 14, 2008 (commencement of operations) to December 31, 2008 include approximately $3.9 million related to transition agreements with BSC, approximately $3.2 million for proposed refinancing transactions, approximately $1.8 million in transitional personnel costs, and approximately $2.8 million in other general transitional costs such as product rebranding, establishing an international distribution network and implementing independent computer systems.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (FASB) issued ASC Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements. Update No. 2010-06 requires additional disclosure for assets and liabilities measured at fair value on a recurring basis. In addition, Update No. 2010-06 requires enhanced disclosures of the valuation techniques and inputs used in the fair value measurements within Level 2 and Level 3 of the fair value hierarchy. The Company adopted Update No. 2010-06 as of January 1, 2010. Refer to Note 17 for disclosures related to the Company’s fair value measurements.

In July 2010, the FASB issued ASC Update No. 2010-20, Receivables (Topic 310) — Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. Update No. 2010-20 requires expanded qualitative and quantitative disclosures about financing receivables, including trade accounts receivable, with respect to credit quality and credit losses, including a rollforward of the allowance for credit

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

3.	Summary of Significant Accounting Policies

losses. The enhanced disclosure requirements will be required for the Company’s 2011 consolidated financial statements. The Company does not expect the adoption of Update No. 2010-20 to have a material impact on the Company’s results of operations or financial position.

In September 2011, the FASB issued ASC Update No. 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Update No. 2011-08 permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than the carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The “more likely than not” threshold is defined as having a likelihood of more than 50 percent. The company is required to adopt Update No. 2011-08 for annual and interim goodwill impairments tests after December 15, 2011 and do not believe its adoption will have a significant impact on our future results of operation or financial position.

4.	Inventories

Inventories consist of the following:

	December 31
	2010	2009
	(In Thousands)
Raw materials	$8,802	$6,583
Work in process	6,340	4,474
Finished goods	12,473	5,343

Net inventories	$27,615	$16,400

5.	Property, Plant and Equipment

Property, plant and equipment consists of the following:

		December
	Estimated Useful Life	2010	2009
	(in Years)	(In Thousands)
Land and improvements	—	$524	$524
Building and improvements	7-33	14,637	14,630
Machinery and production equipment	1-12	13,035	11,130
Computer hardware and software	1-7	13,567	5,501
Other equipment	1-10	3,287	2,881
Construction in process	—	1,488	8,413
		46,538	43,079
Less accumulated depreciation		(12,190)	(7,673)

Total property, plant and equipment, net		$34,348	$35,406

Depreciation expense was approximately $4.5 million, $3.9 million and $3.8 million for the years ended December 31, 2010 and 2009 and for the period from February 14, 2008 (commencement of operations) to December 31, 2008, respectively.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

6.	Intangible Assets

Gross carrying amounts and related accumulated amortization for the Company’s definite-lived intangible assets are as follows:

		December 31
		2010		2009
	Useful Life	Gross Carrying Account	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in Years)	(In Thousands)
Trademarks	15	$5,900	$1,131	$5,900	$738
Customer relationships	20	99,800	16,177	99,800	10,390
Patents	7-12	12,600	3,418	12,600	2,230
Supply/Sales agreements with BSC, net	2-7	11,400	3,622	11,400	1,848

Total definitive-lived intangibles		$129,700	$24,348	$129,700	$15,206

Amortization expense related to definite-lived intangible assets for the years ended December 31, 2010 and 2009 and for the period from February 14, 2008 (commencement of operations) to December 31, 2008 was approximately $9.2 million, $8.7 million, and $6.6 million, respectively. Future amortization expense related to intangible assets is expected to be approximately $9.1 million for 2011, approximately $9.0 million for 2012, approximately $8.9 million for 2013, approximately $8.7 million for 2014, and approximately $6.9 million for 2015.

The carrying amount of goodwill was $206.4 million at December 31, 2010 and 2009.

The Company has an indefinite-lived intangible asset related to a Fluid Management trademark. During the year ended December 31, 2009, the Company recorded a $14.9 million impairment charge to reduce the Fluid Management trademark to its estimated fair value. The impairment was the result of a reduction in anticipated future revenue contributions related to the trademark. The carrying amount of the Fluid Management trademark was $12.7 million at both December 31, 2010 and 2009.

7.	Debt Issuance Costs

Debt issuance costs primarily consist of bank lending and legal fees related to borrowings and any subsequent amendments to those borrowings (Note 9). Debt issuance costs consist of the following:

	December 31
	2010	2009
	(In Thousands)
Debt issuance costs	$12,439	$10,936
Less accumulated amortization	(4,774)	(2,941)

Debt issuance costs, net	$7,665	$7,995

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

8.	Accrued Liabilities and Other Current Liabilities

Accrued liabilities and other current liabilities consist of the following:

	December 31
	2010	2009
	(In Thousands)
Payroll and related expenses	$1,531	$2,418
Interest	1,225	699
Employee termination benefits	720	855
Research and development expenses	438	216
Legal and professional fees	412	404
Interest rate swap	—	466
Other	1,975	2,253

Total accrued liabilities and other current liabilities	$6,301	$7,311

The following is a rollforward of our accrual for employee termination benefits, which is reported as a component of accrued expenses in the accompanying audited consolidated balance sheet:

Accrual as of December 31, 2009	$855
Charges	3,457
(Payments)	(3,592)

Accrual as of December 31, 2010	$720

9.	Debt

Long-term debt consists of the following:

	December 31
	2010	2009
	(In Thousands)
First Lien Term Loan	$128,150	$128,150
Second Lien Term Loan	77,500	77,500
Revolver	3,500	3,500
Total debt	209,150	209,150
Less current portion	(3,638)	(3,500)

Long-term debt, net of current portion	$205,512	$205,650

The Company’s First Lien Credit Agreement consists of (i) a seven-year amortizing $135.0 million term loan with a balloon payment due upon maturity (the First Lien Term Loan) and (ii) a six-year $40.0 million revolving credit facility (the Revolver). The Company’s Second Lien Credit Agreement consists of a 7.5 year, $77.5 million term loan with a balloon payment due upon maturity (the Second Lien Term Loan). The First Lien and Second Lien Credit Agreements are collectively referred to as the Credit Agreements.

On February 9, 2010, the Company entered into an amendment to the Credit Agreements that increased the interest rates on borrowings outstanding under the First and Second Lien Credit Agreements. In recognition of these amendments to the interest rates, the Company was granted certain adjustments to the financial covenants included in the Credit Agreements.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

9.	Debt

On November 1, 2010, the Company entered into an amendment to the Credit Agreements where the Company was granted certain adjustments to the financial covenants included in the Credit Agreements in exchange for a fee payable to the lenders.

The First Lien Term Loan requires quarterly principal repayments in the amount of $337,500 starting in June 2008 through December 2014 with the remaining principal due at maturity in February 2015. The First Lien Term Loan may be prepaid without penalty at any time in increments of $500,000 and is subject to mandatory annual prepayments based on 50% (or a lesser percentage upon achievement of certain financial ratios) of excess cash flow as defined in the First Lien Credit Agreement. A mandatory annual prepayment of $5.4 million and an optional prepayment of $0.1 million were made in May 2009. The mandatory annual prepayment made in May 2009 was to satisfy required quarterly principal repayments through March 2013. As a result, the next required quarterly principal repayment is not due until June 2013. The First Lien Term Loan bears interest (as amended) at the elected (i) base rate as defined in the First Lien Credit Agreement plus 4.00%, or (ii) London Interbank Offered Rate (LIBOR) plus 5.00%. The borrowing rate at December 31, 2010, was approximately 5.29%.

The Second Lien Term Loan is due to be repaid in August 2015. The Second Lien Term Loan may be prepaid at any time so long as payment in full of the First Lien Term Loan has occurred. A prepayment penalty of 2.0% is assessed if prepayment is within one year of the Acquisition. A 1.0% premium is assessed if prepayment is between the first and second anniversary of the Acquisition. The Second Lien Term Loan bears interest (as amended) at an annual fixed rate of 13.00%. Interest payments are due quarterly in arrears on the last day of each calendar quarter.

Amounts borrowed under the Revolver are due in February 2014. The Revolver has a commitment fee on undrawn balances of 0.50%, payable in arrears on the last day of each calendar quarter. The Revolver bears interest (as amended) at the elected (i) base rate as defined in the First Lien Credit Agreement plus 4.00%, or (ii) LIBOR plus 5.00%. Under the Revolver, the Company may request Letters of Credit at any time and from time to time prior to February 2014 up to an aggregate amount of $10 million. As of December 31, 2010, the Company had drawn $3.5 million under the Revolver and there were no outstanding letters of credit. Amounts drawn under the Revolver are classified as current liabilities in the accompanying consolidated balance sheets as of December 31, 2010 and 2009, as amounts drawn may require the use of current assets to repay the balance during the next 12 months.

Borrowings under the First Lien Term Loan, the Revolver and the Second Lien Term Loan are secured by substantially all of the assets of Holdings and its wholly owned subsidiary, Navilyst Medical, Inc.

Interest expense under the Credit Agreements for the years ended December 31, 2010 and 2009 and the period from February 14, 2008 (commencement of operations) to December 31, 2008, was approximately $17.8 million, $17.5 million and $17.1 million, respectively, which includes approximately $0.2 million, $0.4 million and $0.2 million of capitalized interest, respectively. Interest expense reported on the accompanying consolidated statements of operations includes approximately $1.8 million, $1.6 million and $1.4 million of amortization expense related to debt issuance costs for the years ended December 31, 2010 and 2009 and the period from February 14, 2008 (commencement of operations) to December 31, 2008, respectively. The Credit Agreements contain financial covenants that require the Company to maintain (i) a maximum consolidated total debt (net of the lesser of unrestricted cash or $10.0 million) to consolidated adjusted EBITDA (earnings before interest, taxes, depreciation and amortization subject to adjustment for certain noncash and other charges) ratio measured each

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

9.	Debt

calendar quarter, (ii) a minimum consolidated adjusted EBITDA to consolidated cash interest expense ratio measured each calendar quarter, and (iii) a maximum annual capital expenditure limit. Other restrictive covenants contained in the Credit Agreements include certain restrictions on (i) additional indebtedness, (ii) creation of liens, (iii) fundamental organizational changes, (iv) the sale of assets, (v) additional investments, (vi) payment of dividends or any other distributions and (vii) affiliate transactions. The Credit Agreements also contain conditions precedent to borrowing, events of default (including change of control) and covenants customary for facilities of this nature. The Company was in compliance with these covenants at December 31, 2010 and 2009.

Future debt maturities are as follows (in thousands):

2011	$3,638
2012	—
2013	875
2014	1,350
2015	203,287

$209,150

The future debt maturities subsequent to 2010 do not give effect to any mandatory repayments of the First Lien Term Loan related to the generation of future excess cash flow.

10.	Derivative Instruments

The Company’s First Lien Term Loan and the Revolver bear interest at a variable rate (Note 9) and expose the Company to adverse changes in interest rates. The Company previously entered into an interest rate swap agreement with a financial institution that effectively converted the variable interest rate to a fixed rate on $50.0 million of the outstanding First Lien Term Loan. Terms of the interest rate swap at December 31, 2008 are summarized in the following table:

Counterparty	Royal Bank of Scotland plc
Notional amount	$50,000,000
Maturity	May 21, 2010
Pay fixed rate	3.00%
Receive variable rate	Three-month USD LIBOR

The interest rate swap liability is reported at fair value and is included as a component of other liabilities in the accompanying consolidated balance sheet. As of December 31, 2009 and 2008, the total notional amounts of the swap represented approximately 39% and 37%, respectively, of the Company’s aggregate outstanding First Lien Term Loan. As of December 31, 2009, the interest rate swap liability of approximately $0.5 million was reported at fair value and was included as a component of accrued expenses and other current liabilities in the accompanying consolidated balance sheets. This interest rate swap reached maturity during the year ended December 31, 2010, and was not renewed.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

11.	Mandatorily Redeemable Preferred Stock

In connection with the Exchange, New Holdings issued 8,000 shares of Series A Redeemable Preferred Stock (the Redeemable Preferred Stock) at a price per share of $1,000 to Avista Capital Partners and certain other investors for gross proceeds of $8.0 million. Holders of the Redeemable Preferred Stock are entitled to annual cumulative cash dividends equal to 20% of the Redeemable Preferred Stock accumulated value, payable either when declared by the Board of Directors or upon the redemption of the Redeemable Preferred Stock. The accumulated value represents the sum of the original purchase price of the Redeemable Preferred Stock plus, on each anniversary of the original date of issue, any accumulated and unpaid dividends. Dividends on the Redeemable Preferred Stock are in preference to any declaration or payment of any dividend to the holders of common stock.

The Redeemable Preferred Stock is not convertible and the Company is required to redeem all outstanding shares of the Redeemable Preferred Stock at the accumulated value, plus any accrued and unpaid dividends that have not been previously added to the accumulated value, on March 31, 2016. In the event the Company completes a refinancing of all or a portion of the Company’s capital structure, as defined, the Board of Directors has the right to designate a date prior to March 31, 2016, for the redemption of the Redeemable Preferred Stock. If the Company is unable to fully fund any mandatory redemption of the Redeemable Preferred Stock, the Company must use any funds legally available to redeem the maximum possible number of shares of Redeemable Preferred Stock being redeemed on a pro-rata basis among the holders of the Redeemable Preferred Stock. At any time thereafter when additional funds become legally available, the Company will redeem any remaining shares of the Redeemable Preferred Stock. Any shares of the Redeemable Preferred Stock that remain outstanding subsequent to a mandatory redemption date will continue to accumulate dividends until the shares have been redeemed.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of all debts and liabilities of the Company, the holders of the Redeemable Preferred Stock will be entitled, before any payment to the holders of common stock, an amount in cash per share of the Redeemable Preferred Stock equal to the sum of the accumulated value plus all accumulated and unpaid dividends that have not previously been added to the accumulated value. If the remaining assets of the Company are insufficient to pay the holders of the Redeemable Preferred Stock the full amount to which they are entitled, the remaining assets of the Company will be distributed to the holders of Redeemable Preferred Stock on a pro-rata basis.

Holders of Redeemable Preferred Stock are not entitled to vote on any matters. As long as the Redeemable Preferred Stock is outstanding, the Company may not, without the consent of the holders of a majority of the shares of the Redeemable Preferred Stock, perform certain activities. Such activities include amending New Holdings’ articles of incorporation in a manner that adversely affects the holders of the Redeemable Preferred Stock, increasing or decreasing the number of authorized shares of Redeemable Preferred Stock, issuing shares of capital stock having rights, preferences or privileges senior to or on par with the Redeemable Preferred Stock, or liquidating, dissolving or winding-up the affairs of the Company.

The terms of the Redeemable Preferred Stock subscription agreement provide for a subsequent closing within nine months of November 1, 2010, for the purchase of up to an additional $7.0 million of Redeemable Preferred Stock (at a purchase price of $1,000 per share) upon the authorization of the Company’s Board of Directors and Avista Capital Partners providing notice of their intention to participate in the subsequent closing.

The Redeemable Preferred Stock is considered a mandatorily redeemable instrument and, accordingly, is classified as a liability in the consolidated balance sheet pursuant to the provisions of ASC 480, Distinguishing Liabilities from Equity.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

11.	Mandatorily Redeemable Preferred Stock

In connection with the issuance of the Redeemable Preferred Stock, the Company paid approximately $0.4 million in funding and commitment fees to Avista Capital Partners and $0.2 million in professional fees. These amounts have been recorded as a reduction to the carrying amount of the Redeemable Preferred Stock in the consolidated balance sheet and are being amortized to interest expense through March 31, 2016.

The Company accrues dividends on the Redeemable Preferred Stock regardless of whether such dividends have been declared by the Board of Directors. Accumulated and unpaid dividends of approximately $0.3 million at December 31, 2010, are included as a component of the Redeemable Preferred Stock balance in the consolidated balance sheet and are considered as a component of interest expense in the consolidated statement of operations.

12.	Stockholders’ Equity

As previously described, on November 1, 2010, the Holdings equity holders exchanged their equity interests in Holdings (common stock or options, as applicable) for similar equity interests in New Holdings. For periods prior to November 1, 2010, the common stock amounts reflected in the consolidated financial statements represent those of Holdings as the predecessor entity (Note 3).

The common stock held by management stockholders before and after the Exchange is subject to the terms of certain agreements between management and either Holdings or New Holdings, as applicable, (the Shareholder Agreements) which, among other things, place restrictions on the transfer of shares.

Pursuant to the Shareholder Agreements, the applicable employees could elect to have the Company redeem their common stock (including any common stock subsequently obtained via option exercise) at fair market value in the event of death or permanent disability. As of December 31, 2010 and 2009, 63,000 and 69,500 outstanding common shares, respectively, were subject to these terms. The Company also has the ability to repurchase common stock from the applicable employees at fair market value, except in the event of termination for cause or voluntary termination without good reason in which case the repurchase right is at the lower of cost or fair market value. The repurchase rights expire upon the occurrence of an initial public offering, except for those repurchase rights related to termination for cause or voluntary termination without good reason which expire two years following the date of an initial public offering.

Other comprehensive income

The Company does not have any elements of other comprehensive income at December 31, 2010 and 2009.

13.	Employee Benefits

401(k) Savings Plan

The Company has adopted a defined contribution plan which complies with Section 401(k) of the Internal Revenue Code. Substantially all employees are eligible to participate in the plan. In accordance with the plan as amended effective January 1, 2010, the Company matches up to a limit of 3% on each participant’s voluntary contributions subject to a limit of the first 6% of the participant’s compensation. During the year ended December 31, 2009 and the period from February 14, 2008 (commencement of operations) to December 31, 2008, the Company matched up to a limit of 6% on each participant’s voluntary contributions subject to a limit of the first 4% of the participant’s compensation.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

13.	Employee Benefits

During the years ended December 31, 2010 and 2009 and the period from February 14, 2008 (commencement of operations) to December 31, 2008, the Company recorded approximately $0.7 million, $1.7 million and $1.4 million, respectively, of expense related to the 401(k) plan.

Stock-Based Compensation

As previously described, on November 1, 2010, the Holdings equity holders exchanged their equity interests in Holdings (common stock or options, as applicable) for similar equity interests in New Holdings. The terms of the New Holdings stock options received in the Exchange are identical to the terms of the original stock option awards. For periods prior to November 1, 2010, the stock option amounts reflected in the consolidated financial statements represent those of Holdings as the predecessor entity (Note 3).

During 2008, Holdings established the 2008 Equity Incentive Plan (the 2008 Stock Option Plan), pursuant to which 1,153,750 shares of Holdings’ common stock were reserved for issuance. The 2008 Stock Option Plan was terminated in connection with the Exchange and replaced with the New Holdings 2010 Equity Incentive Plan (the 2010 Equity Incentive Plan), pursuant to which 1,153,750 shares of New Holdings’ common stock were reserved for issuance. Participation in the 2008 Stock Option Plan and the 2010 Equity Incentive Plan is limited to certain key employees and directors of, or consultants or advisors to, the Company or its affiliates. No options have been granted to consultants or advisors.

The fair value of the Company’s stock options is estimated on the date of grant using the Black-Scholes option pricing model. The following table summarizes the assumptions used for estimating the fair value of stock options granted during the period ending December 31, 2009 and 2008:

	2009	2008
Risk-free interest rate	3.22%	2.47%to 4.03%
Average expected remaining life	4.0 years	4.00 to 9.50 years
Expected volatility	38.0%	43.6%

The risk-free interest rate is determined based on the yields of U.S. Treasury securities for a period approximating the average expected remaining life. The average expected remaining life is based on management’s consideration of the applicable terms of the option awards, including vesting provisions, contractual term and provisions contained within the shareholders agreements. The expected volatility has been estimated based on the volatilities observed for an index of similar public companies. The Company has no plans to pay dividends and has therefore considered an expected yield of 0%.

As of December 31, 2010 and 2009, the Company had granted to employees 754,000 and 975,500 options, respectively, under the 2010 Equity Incentive Plan and 2008 Stock Option Plan, respectively, and had 399,750 and 178,250 shares, respectively, available for future grants to employees. Stock options were granted at exercise prices not less than the fair market value of the Company’s common stock at the date of grant.

For those options outstanding at December 31, 2010, under the 2010 Equity Incentive Plan, 379,500 are subject to time vesting (the Time Options) and 374,500 are subject to performance vesting (the Performance Options). The Time Options generally vest 20% on February 14, 2009, or on the first anniversary of the grantee’s commencement of employment if such employment started after February 14, 2008. The remaining Time

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

13.	Employee Benefits

Options vest equally on each subsequent February 14 or annual anniversary of the grantee’s commencement of employment, whichever is applicable. The Performance Options are subject to performance vesting based on the achievement of certain EBITDA targets. In the event that such EBITDA targets are not met, the Performance Options cliff vest on February 14, 2017. Options are subject to acceleration of vesting on a change of control as to (i) 100% of previously unvested Time Options and (ii) certain unvested Performance Options to the extent New Holding’s primary shareholder yields a specified return on investment. Options expire ten years from the date of grant.

Common stock obtained via option exercise is subject to the redemption and repurchase provisions contained in the Shareholder Agreements and described in Note 12. The lower of cost or market repurchase right is considered by management to be a forfeiture provision.

The Company accounts for stock options pursuant to ASC Topic 718, which requires that the cost of equity-based service awards be measured based on the grant-date fair value of the award and recognized in the Company’s financial statements. Cost is generally recognized over the period during which an employee is required to provide service in exchange for the award or the requisite service period. As a result of the repurchase right contained in the Shareholder Agreements which serves as a forfeiture provision, the Company did not recognize any compensation expense related to stock options outstanding during the years ended December 31, 2010 and 2009. The Company will begin recognizing compensation expense on outstanding stock options upon determination that the lower of cost or market repurchase right is probable of expiration.

The following is a summary of stock option activity:

	Number	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in Years)
Options outstanding at December 31, 2008	958,000	$20.00	9.25	$—
Granted	17,000	20.00
Options outstanding at December 31, 2009	975,500	20.00	8.25	$—
Granted	187,000	20.00
Forfeited	(408,500)	20.00
Options outstanding at December 31, 2010	754,000	$20.00	7.25	$—
Options exercisable at December 31, 2010	150,285	$20.00	7.25	$—
Options expected to vest as of December 31, 2010	716,500

The weighted-average grant-date fair value for options granted during the years ended December 31, 2010 and 2009 was $7.49 and $10.05, respectively.

The total compensation cost related to nonvested awards not yet recognized as of December 31, 2010, is approximately $5.4 million.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

14.	Income Taxes

The provision for income taxes consists of the following:

	December 31
	2010	2009	2008
	(In Thousands)
Federal	$4,679	$4,128	$4,667
State and local	712	21	1,024

Total income tax expense	$5,391	$4,149	$5,691

	December 31
	2010	2009	2008
	(In Thousands)
Current:
State and local	$261	$20	$299
Deferred:
Federal	4,679	4,128	4,667
State and local	451	1	725

Total income tax expense	$5,391	$4,149	$5,691

The deferred tax provision relates to the tax effects of the Company’s tax-deductible indefinite-lived intangible asset and goodwill balances that cannot be offset against the Company’s deferred tax assets. These assets are not amortized for financial reporting purposes. However, these assets are amortized over 15 years for tax purposes. As such, deferred income tax expense and a related deferred tax liability arise as a result of the tax-deductibility of these assets. The resulting deferred tax liability, which is expected to continue to increase over time, will have an indefinite life and will remain on the Company’s balance sheet unless there is an impairment of the related assets for financial reporting purposes or the business to which those assets relate is disposed of. Since this deferred tax liability could have an indefinite life, it is not offset against the Company’s deferred tax assets when determining the required valuation allowance.

For the years ended December 31, 2010 and 2009 and the period from February 14, 2008 (commencement of operations) to December 31, 2008, the provision for income taxes differs from the expected tax provision computed by applying the U.S. federal statutory rate to income before taxes as a result of the following:

	December 31
	2010	2009	2008
	(In Thousands)
Tax benefit at U.S. federal statutory rate	$(3,048)	$(5,463)	$(4,861)
Effect of permanent differences	79	93	89
State income taxes, net of benefit	(102)	(516)	(573)
Tax credits	(716)	(710)	(363)
Other adjustments	467	614	224
Change in valuation allowance	8,711	10,131	11,175

Provision for income taxes	$5,391	$4,149	$5,691

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

14.	Income Taxes

At December 31, 2010, the Company had net operating loss carryforwards of approximately $68.4 million and $39.3 million available to reduce federal and state taxable income, respectively. These operating loss carryforwards will expire at various dates during the years 2028-2030 for federal tax purposes and various dates during the years 2013-2030 for state tax purposes. The Company also had research tax credit carryforwards of approximately $1.0 million at December 31, 2010, available to reduce federal income tax, which will expire at various dates during the years 2028-2030. Net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
	2010	2009
	(In Thousands)
Deferred tax assets:
Net operating loss carryforwards	$24,536	$14,780
Tax credit carryforwards	1,789	1,072
Trademark basis difference	3,550	4,210
Inventory	547	376
Accrued expenses and reserves	440	698
Interest rate swap	—	172
Other	197	172
Total deferred tax assets	31,059	21,480
Less: valuation allowance	(30,018)	(21,306)
Net deferred tax assets	1,041	174

Deferred tax liabilities:
Fixed assets	(836)	(59)
Other intangible asset basis differences	(205)	(115)
Goodwill basis difference	(14,651)	(9,521)
Total deferred tax liabilities	(15,692)	(9,695)

Net deferred tax liabilities	$(14,651)	$(9,521)

The Company has recorded a valuation allowance against its deferred tax assets for the years ended December 31, 2010 and 2009, because the Company’s management believes that it is more likely than not that these assets will not be realized. The valuation allowance increased by approximately $8.7 million during the year ended December 31, 2010, primarily due to an increase in net operating loss carryforwards.

Effective January 1, 2009, the Company adopted new accounting standards related to accounting for uncertainty in income taxes. The Company’s reserves related to income taxes are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. As a result of the implementation of

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

14.	Income Taxes

the new guidance, the Company recognized no material adjustment for unrecognized income tax benefits. At the adoption date of January 1, 2009, and also at December 31, 2009 and 2010, the Company had no unrecognized tax benefits.

The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of January 1, 2009, December 31, 2009 and 2010, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s consolidated statements of operations.

The statute of limitations for assessment by the Internal Revenue Service and state tax authorities is open for tax years ending December 31, 2010, 2009 and 2008. There are currently no federal or state audits in progress.

The Company has not, as yet, conducted a study of its research and development credit carryforwards. This study may result in an adjustment to the Company’s research and development credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance.

15.	Commitments and Contingencies

Operating Leases

The Company leases its corporate headquarters and research and development complex in Marlborough, MA, as well as an offsite storage warehouse and various office equipment under noncancelable leases expiring at various dates through 2015. The lease term for the Company’s corporate headquarters is for a period of 86 months and contains a five-year renewal option.

Future minimum lease payments under operating leases are as follows (in thousands):

Years ending December 31:
2011	$662
2012	651
2013	674
2014	697
2015	655

$3,339

Aggregate rent expense was approximately $618,000, $485,000 and $152,000 for the years ended December 31, 2010 and 2009 and the period February 14, 2008 (commencement of operations) to December 31, 2008, respectively.

Legal Proceedings

From time to time the Company is involved in various claims and legal proceedings arising in the ordinary course of business. The Company does not believe that such claims or proceedings, individually or in the aggregate, will have a material adverse effect on the Company’s consolidated financial position or results of operations.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

16.	Related-Party Transactions

Transaction fees of $5,500,000 were paid to Avista Capital Partners and affiliated parties in connection with the Acquisition. These payments were accounted for as a reduction to the equity contributions received in connection with the Acquisition.

The Company pays an annual management fee of $500,000 to Avista Capital Partners. Such management fees paid by the Company are included as a component of restructuring and other costs in the consolidated statements of operations. As described in Note 11, in connection with the issuance of the Redeemable Preferred Stock, the Company paid approximately $0.4 million in funding and commitment fees to Avista Capital Partners.

BSC provided certain transition services to the Company pursuant to transition agreements executed at the time of the Acquisition. Services provided include administrative, distribution and information technology support. The Company incurred approximately $0.4 million and $3.9 million for the years ended December 31, 2010 and 2009, respectively, and $22,000 for the period from February 14, 2008 (commencement of operations) to December 31, 2008 in connection with these agreements. These amounts are included in the accompanying consolidated statements of operations as a component of restructuring and other costs.

17.	Fair Value Measurements

ASC Topic 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The categorization of financial assets and financial liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy are defined as follows:

•

Level 1 — Observable inputs such as quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•	Level 2 — Other inputs that are observable, directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

•

Level 3 — Unobservable inputs used when little or no market data is available and require the Company to develop its own assumptions about how market participants would price the assets or liabilities. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company incorporates credit valuation adjustments to reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

The Company has no financial assets measured at fair value on a recurring basis. There were no financial liabilities measured at fair value on a recurring basis at December 31, 2010, and the only financial liability measured on a recurring basis at fair value at December 31, 2009, was the Company’s interest rate swap. Although the majority of the inputs used to value the Company’s derivatives fell within Level 2 of the fair value hierarchy, the required credit valuation adjustment to consider the Company’s nonperformance risk utilizes Level 3 inputs. The Company had assessed the significance of the impact of the credit valuation adjustments on the overall valuation of the derivative liability and had determined that the credit valuation adjustments were not significant to the overall valuation of its derivative. As a result, the Company had determined that its derivative valuations in their entirety were classified in Level 2 of the fair value hierarchy at December 31, 2009.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

17.	Fair Value Measurements

The Company’s Fluid Management trademark asset was measured at fair value on December 31, 2010, in connection with the impairment discussed in Note 6. The measurement of the impairment loss related to the Fluid Management trademark utilized Level 3 inputs.

18.	Supplemental Cash Flow Information

Supplemental cash flow information for the years ended December 31, 2010 and 2009 and the period February 14, 2008 (commencement of operations) to December 31, 2008, regarding cash paid for interest and income taxes is as follows:

	2010	2009	2008
	(In Thousands)
Cash paid for:
Interest	$17,278	$17,845	$16,122
Income taxes	$254	$345	—

19.	Subsequent Events

The Company evaluated subsequent events occurring after the balance sheet date and up to the time financial statements were issued on June 3, 2011, and concluded that there was no event of which management was aware that occurred after the balance sheet date that would require any adjustment to the accompanying consolidated financial statements.

NM Holding Company, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30 2011	December 31 2010
	(In Thousands,Except Share Amounts)
Assets
Current assets
Cash and cash equivalents	$13,635	$6,896
Trade receivable, net of allowances for doubtful accounts of $315 and $397 at September 30, 2011 and December 31, 2010, respectively	19,717	18,874
Inventories	22,148	27,615
Prepaid expenses and other current assets	1,602	942

Total current assets	57,102	54,327

Property, plant and equipment, net	32,686	34,348
Definite-lived intangible assets, net	98,522	105,352
Debt issuance costs, net	7,028	7,665
Other assets	776	309
Goodwill and indefinite-lived intangible assets	219,121	219,121

Total assets	$415,235	$421,122

Liabilities and stockholders’ equity
Current liabilities:
Amounts outstanding under revolving credit facility	$—	$3,500
Current portion of long-term debt	—	138
Accounts payable	7,618	11,842
Accrued expenses and other current liabilities	5,250	6,301

Total current liabilities	12,868	21,781

Long-term debt, net of current portion	205,500	205,512
Deferred rent	415	512
Deferred income tax liabilities	18,467	14,651
Mandatorily Redeemable preferred stock, net of issuance costs(liquidation preference of $21,473 and $8,267 at September 30, 2011 and December 31, 2010, respectively)	20,612	7,717

Total liabilities	257,862	250,173

Commitments and contingencies
Common stock subject to redemption	1,235	1,260
Stockholders’ equity:
Common stock, $.001 par value; non-convertible, 15,000,000 shares authorized at September 30, 2011 and December 31, 2010; 11,486,250 and 11,487,500 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	11	11
Additional paid-in capital	224,239	224,239
Accumulated deficit	(68,112)	(54,561)

Total stockholders’ equity	156,138	169,689

Total liabilities and stockholders’ equity	$415,235	$421,122

The accompanying notes are an integral part of these interim consolidated financial statements.

NM Holding Company, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended September 30
	2011	2010
	(In Thousands)
Sales	$113,883	$113,185
Cost of goods sold	63,353	61,663

Gross profit	50,530	51,522

Operating expenses:
General and administrative	8,425	7,849
Sales and marketing	16,445	15,463
Research and development	8,323	5,733
Amortization of intangibles	6,883	6,856
Restructuring and other costs	4,037	8,958

Total operating expenses	44,113	44,859

Operating income	6,417	6,663

Other income (expenses):
Interest expense, net	(15,685)	(14,602)
Gain from risk management activities	—	466
Other income (expense)	(37)	7

Total other expense, net	(15,722)	(14,129)

Loss before income tax provision	(9,305)	(7,466)
Income tax provision	(4,246)	(3,961)

Net loss	$(13,551)	$(11,427)

The accompanying notes are an integral part of these interim consolidated financial statements.

NM Holding Company, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
	2011	2010
	(In Thousands)
Operating activities
Net loss	$(13,551)	$(11,427)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,163	10,132
Amortization of debt issuance costs	1,474	1,369
Gain from sale of fixed assets	—	(7)
Gain from risk management activities	—	(466)
Deferred income taxes	3,816	3,799
Redeemable preferred stock accretion, net	1,275	—
Deferred rent	(12)	54
Changes in operating assets and liabilities:
Accounts receivable	(843)	1,073
Inventories	5,467	(6,210)
Prepaid expenses and other	(1,181)	(705)
Accounts payable	(4,224)	8,866
Accrued liabilities	(1,042)	920
Other liabilities	(98)	(98)

Net cash provided by operating activities	1,249	7,300

Investing activities
Proceeds from sale of property, plant and equipment	—	7
Purchases of property, plant and equipment	(1,618)	(2,834)

Net cash used in investing activities	(1,618)	(2,827)

Financing activities
Net proceeds from issuance of redeemable preferred stock	11,620	—
Repayment of revolving credit facility	(3,500)	—
Payment of debt issuance costs	(837)	(1,503)
Repayment of long-term debt	(150)	—
Repurchase of common stock from management stockholders	(25)	(130)

Net cash provided by (used in) financing activities	7,108	(1,633)

Net increase in cash and cash equivalents	6,739	2,840

Cash and cash equivalents at beginning of period	6,896	1,251

Cash and cash equivalents at end of period	$13,635	$4,091

The accompanying notes are an integral part of these interim consolidated financial statements.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

1.	Description of Business

NM Holding Company, Inc. (New Holdings) commenced operations on November 1, 2010. New Holdings’ only activities relate to the ownership of capital stock in its wholly-owned subsidiary, Navilyst Medical Holdings, Inc. (Holdings) and activities related thereto. Holdings commenced operations on February 14, 2008 upon the acquisition of Boston Scientific Corporation’s (BSC) Fluid Management and Venous Access operations by its wholly-owned subsidiary Navilyst Medical, Inc. (the Acquisition). Holdings’ only activities relate to its ownership of capital stock in Navilyst Medical, Inc. and activities related thereto. New Holdings and Holdings were both formed at the direction of, and are controlled by, Avista Capital Partners.

New Holdings, Holdings and Navilyst Medical, Inc. are collectively referred to as the Company.

The Company has two main businesses. The Fluid Management operation designs, manufactures, and markets single-use medical products for use primarily in the manual management of fluid delivery associated with catheterization procedures, invasive monitoring and blood and fluid waste control. The Company’s Venous Access products are used by clinicians to treat critically-ill patients through the delivery of chemotherapy drugs, antibiotics and nutritional support and consist of devices that provide access to the venous system and allow for delivery of medication or fluids. The Company is headquartered in Marlborough, MA and has its manufacturing and distribution facilities in Glens Falls, NY.

2.	Subsequent Events

On January 30, 2012, AngioDynamics Inc. entered into a definitive agreement to acquire the Company for $375 million from Avista Capital Partners with closing expected in the second calendar quarter of 2012.

The Company is subject to legal proceedings, claims and liabilities, which arise in the ordinary course of business and are generally covered by insurance or are not material. In addition, on December 21, 2011 Cardinal Health Canada 204, Inc. (“Cardinal Health”) filed a demand for arbitration pursuant to the terms of the International Distributorship Agreement entered into as of November 1, 2008 between Navilyst Medical, Inc. and Cardinal Health. Cardinal Health claims that it is entitled to damages, including damages for lost profits and treble damages, and injunctive relief based on the Company’s decision to terminate the International Distributorship Agreement. The parties have agreed in principle to stay the proceedings in this matter pending the outcome of a related litigation brought by Cardinal Health against three current employees of the Company (all of whom are former employees of Cardinal Health) in the Ontario Superior Court of Justice (Cardinal Health Canada, Inc. v. Alexander, Sohi, & Campbell, Superior Court of Justice, Ontario, Canada, No. CV-11-440418 (the “Ontario Litigation”)), and the Company expects to enter into a written stipulation to effect this stay shortly. If this matter proceeds following the anticipated stay, the Company intends to deny the allegations contained in the demand for arbitration and to advance counterclaims against Cardinal Health. In the Ontario Litigation, Cardinal Health filed a complaint on November 25, 2011 alleging that the defendants breached certain obligations arising out of their employment with Cardinal Health and engaged in wrongful acts in connection with the Company’s decision to terminate the International Distributorship Agreement. In the complaint Cardinal Health is seeking injunctive relief and damages, including approximately $7 million of lost profits as well as $500,000 of punitive, exemplary and aggravated damages. The defendants filed a response denying the allegations contained in the complaint. The Company has entered into a joint defense agreement with the defendants in the Ontario Litigation, pursuant to which the Company has agreed, subject to certain conditions, to indemnify the defendants for all legal fees relating to the Ontario Litigation as well as any damages or cost awards arising out of the Ontario Litigation. While the Company intends to vigorously defend against these

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

2.	Subsequent Events

actions, each of these cases is in the preliminary stages and, as a result, the ultimate outcome of these cases and their potential financial impact on the Company are not determinable at this time.

The Company evaluated other subsequent events occurring after the balance sheet date and up to the time financial statements issued on February 24, 2012, and concluded that there was no event of which management was aware that occurred after the balance sheet date that would require any adjustment to the accompanying unaudited consolidated financial statements.

3.	Summary of Significant Accounting Policies

Basis of Presentation

On November 1, 2010, Holdings’ primary stockholder (Avista Capital Partners) and management stockholders (collectively, the Holdings equity holders) entered into separate Contribution and Security Exchange Agreements (the Exchange Agreements) with New Holdings. Pursuant to the Exchange Agreements, the Holdings equity holders exchanged their equity interests in Holdings (common stock or options, as applicable) for similar equity interests in New Holdings (the Exchange) and Holdings became a wholly-owned subsidiary of New Holdings. At the time of the Exchange, New Holdings and Holdings were under common control and, accordingly, New Holdings accounted for the Exchange at historical cost. For all periods prior to the Exchange, Holdings has been identified as the predecessor entity due to the fact that New Holdings did not exist prior to the Exchange. Accordingly, the financial statements for all periods prior to November 1, 2010 reflect the activities of Holdings and the financial statements for all periods after November 1, 2010 reflect the consolidated activities of both Holdings and New Holdings.

The consolidated balance sheet as of September 30, 2011, the consolidated statements of operations for the nine months ended September 30, 2011 and 2010, and the consolidated statements of cash flows for the nine months ended September 30, 2011 and 2010 are unaudited. The consolidated balance sheet as of December 31, 2010 was derived from audited consolidated financial statements. In the opinion of the Company, all adjustments (which include only normally recurring adjustments) necessary to state fairly the financial position, results of operations and cash flows as of and for the periods ended September 30, 2011 and 2010 have been made.

All intercompany accounts and transactions between New Holdings, Holdings and Navilyst Medical, Inc. have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make assumptions and estimates that affect the reported amounts and disclosures of assets and liabilities, derivative financial instruments and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts and disclosures of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is primarily derived from the sale of single-use medical devices. Revenue is considered to be realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of a sales arrangement

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

3.	Summary of Significant Accounting Policies

exists; (ii) delivery has occurred or services have been rendered; (iii) the price is fixed or determinable; and (iv) collectability is reasonably assured. These criteria are generally met at the time of shipment when the risk of loss and title passes to the customer or distributor.

The Company offers sales discounts to certain customers and these sales discounts are recorded as a reduction of revenue. In addition, the Company has entered into certain agreements with group purchasing organizations to sell products to participating hospitals at prenegotiated prices. The terms of the Company’s agreements with group purchasing organizations generally do not provide for rebates or other incentives.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Allowance for Doubtful Accounts

The Company provides reserves against trade receivables for estimated losses that may result from a customer’s inability to pay. The amount is determined by analyzing known uncollectible accounts, aged receivables, economic conditions or industry trends, historical losses and customer creditworthiness. Amounts determined to be uncollectible are charged or written off against the reserve in the period such determination is made.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and accounts receivable. The Company’s policy is to place its cash and cash equivalents in highly rated financial institutions. The Company provides credit, in the normal course of business, without requiring collateral to hospitals, health care agencies, clinics, doctors’ offices, and other private and governmental institutions. The Company performs ongoing credit evaluations of customers and maintains allowances for potential credit losses. The Company’s customer base is geographically diversified across both the U.S. and international markets. As of September 30, 2011 and December 31, 2010, there are no customer trade accounts receivable that individually would be considered an adverse concentration of credit risk for the Company.

Inventories

The Company states inventories at the lower of cost, using the first-in, first-out method, or market. The Company bases its provisions for excess, obsolete or expired inventory primarily on estimates of forecasted net sales levels and historical trends. A significant change in the timing or level of demand for products as compared to forecasted amounts may result in recording additional provisions for excess or expired inventory in the future. The industry in which the Company participates is characterized by rapid product development and frequent new product introductions. Uncertain timing of next-generation product approvals, variability in product launch strategies, product recalls and variation in product utilization all impact the estimates related to excess and obsolete inventory.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

3.	Summary of Significant Accounting Policies

Property, Plant and Equipment

Property, plant and equipment additions are stated at cost. Property, plant and equipment balances are depreciated over the estimated remaining useful lives of the assets using the straight-line method. Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income and expense in the unaudited consolidated statements of operations.

The Company reviews its property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The amount of impairment, if any, is measured based on fair value, which is determined by either a quoted market price or by a discounted cash flow technique, whichever is more appropriate under the circumstances. No such impairments were recognized during the nine months ended September 30, 2011 and 2010.

Intangible Assets

All intangible assets were acquired in connection with the Acquisition and were recorded at estimated fair value. Definite-lived intangible assets related to trademarks and supply/sales agreements are amortized over their estimated useful lives using the straight-line method. Definite-lived intangible assets related to customer relationships and patents are amortized using an accelerated method that reflects the pattern in which the economic benefits of the asset are consumed.

The Company reviews definite-lived intangible assets for impairment whenever it is determined that adverse conditions exist or a change in circumstances has occurred that may indicate impairment or a change in the remaining useful life. If an impairment indicator exists, the intangible asset is tested for recoverability. If the carrying value of the intangible asset exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset, the carrying value of the intangible asset is written-down to estimated fair value in the period identified. There were no indicators of impairment as of September 30, 2011.

Indefinite-lived intangible assets are reviewed at least annually for impairment and to reassess their classification as indefinite-lived assets. To test for impairment, the estimated fair value of the indefinite-lived intangible asset is compared to the carrying value. If the carrying value exceeds the estimated fair value, the carrying value is written down to the estimated fair value.

Fair value of intangible assets is generally calculated as the present value of estimated future cash flows expected to be generated from the asset using a risk-adjusted discount rate. In determining estimated future cash flows associated with intangible assets, the Company uses estimates and assumptions about future revenue contributions, cost structures and remaining useful lives of the asset. The use of alternative assumptions, including estimated cash flows, discount rates, and alternative estimated remaining useful lives could result in different estimates of fair value.

There were no impairments of intangible assets recognized during the nine months ended September 30, 2011 or 2010.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

3.	Summary of Significant Accounting Policies

Goodwill

The Company believes the factors contributing to the goodwill that resulted from the Acquisition include (but are not limited to), the manufacturing capacity and efficiency of the Company’s facilities, securing long-term rights to certain technology and brand names, and access to the long-term customer relationships of the Company’s products.

The Company accounts for goodwill in accordance with Accounting Standards Codification (ASC) Topic 350, Intangibles — Goodwill and Other. Goodwill is not amortized but is instead tested at least annually for impairment, or more frequently when events or changes in circumstances indicate that the assets might be impaired. This impairment test is performed annually during the fourth quarter at the reporting unit level. The Company evaluates goodwill for impairment at the entity level as management has determined that the Company’s operations comprise a single reporting unit. Goodwill is considered to be impaired if the carrying value of the reporting unit, including goodwill, exceeds the reporting unit’s fair value.

The Company’s goodwill is deductible for tax purposes.

Debt Issuance Costs

Costs associated with the Company’s credit facilities are capitalized and amortized over the term of the related credit facility.

Income Taxes

The Company accounts for income taxes under the provisions of ASC Topic 740, Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of the assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

Derivative Financial Instruments

During 2010, the Company used derivative financial instruments to manage its exposure to fluctuations in interest rates by entering into interest rate swap agreements. All derivatives, whether designated as a hedge or not, are required to be recorded on the balance sheet at fair value. The Company’s derivative instruments were not designated as hedges; accordingly, changes in the fair value of the derivative instruments were recognized in the accompanying unaudited consolidated statements of operations as gains from risk management activities.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation, which generally requires all share-based payments to employees to be recognized in the financial statements based on their grant-date fair value.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

3.	Summary of Significant Accounting Policies

Research and Development

The Company expenses research and development costs, including new product development programs, regulatory compliance and clinical research, as incurred.

Shipping and Handling Costs

Shipping and handling costs not billed directly to customers of approximately $3.0 million and $2.7 million for the nine months ended September 30, 2011 and 2010, respectively, are included in sales and marketing expense in the accompanying unaudited consolidated statements of operations.

Advertising Costs

All advertising costs are expensed as incurred. Advertising expenses of approximately $0.4 million and $0.1 million for the nine months ended September 30, 2011 and 2010, respectively, are included in sales and marketing expense in the accompanying unaudited consolidated statements of operations.

Costs Associated with Employee Termination Benefits

The Company accounts for employee termination benefits that represent a one-time benefit in accordance with ASC Topic 420, Exit or Disposal Cost Obligations. The Company recognizes expense related to employee termination benefits over the employee’s future service period, if any.

Restructuring and Other Costs

Restructuring and other costs includes (i) certain restructuring costs, including those associated with transitioning the Company to a stand-alone entity, (ii) expenses incurred related to transition agreements with BSC and (iii) management fees paid to New Holdings’ primary shareholder (see Note 16). Amounts classified as restructuring and other costs in the accompanying unaudited statement of operations for the nine months ended September 30, 2011, include approximately $1.0 million in costs for transitional independent consultants, approximately $1.1 million in incremental costs to resolve a sales backorder issue created by the implementation of a new information system, approximately $0.9 million in restructuring costs for employee termination benefits, approximately $0.4 million in management fees paid to New Holdings’ primary shareholder, and approximately $0.6 million in other costs. Amounts classified as restructuring and other costs for the nine months ended September 30, 2010, include approximately $4.3 million in incremental costs to resolve a sales backorder issue created by the implementation of a new information system, approximately $3.3 million in restructuring costs for employee termination benefits, approximately $0.6 million in costs for transitional independent consultants, approximately $0.4 million in management fees paid to New Holdings’ primary shareholder, and approximately $0.4 million in other costs.

Recent Accounting Pronouncements

In September 2011, the FASB issued ASC Update No. 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Update No. 2011-08 permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

3.	Summary of Significant Accounting Policies

amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The “more likely than not” threshold is defined as having a likelihood of more than 50 percent. We are required to adopt Update No. 2011-08 for annual and interim goodwill impairment tests after December 15, 2011 and do not believe its adoption will have a significant impact on our future results of operations or financial position.

4.	Inventories

Inventories consist of the following:

	September 30 2011	December 31 2010
	(In Thousands)
Raw materials	$7,086	$8,802
Work in process	4,930	6,340
Finished goods	10,132	12,473

Net inventories	$22,148	$27,615

5.	Property, Plant and Equipment

Property, plant and equipment consists of the following:

	Estimated Useful Life	September 30 2011	December 31 2010
	(in Years)	(In Thousands)
Land and improvements		$524	$524
Building and improvements	7-33	14,637	14,637
Machinery and production equipment	1-12	14,490	13,035
Computer hardware and software	1-7	13,617	13,567
Other equipment	1-10	3,436	3,287
Construction in progress		1,452	1,488

		48,156	46,538
Less accumulated depreciation		(15,470)	(12,190)

Total property, plant and equipment, net		$32,686	$34,348

Depreciation expense was approximately $3.3 million for each of the nine months ended September 30, 2011 and 2010.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

6.	Intangible Assets

Gross carrying amounts and related accumulated amortization for the Company’s definite-lived intangible assets are as follows:

		September 30 2011		December 31 2010
	Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in Years)	(In Thousands)
Trademarks	15	$5,900	$(1,426)	$5,900	$(1,131)
Customer relationships	20	99,800	(20,406)	99,800	(16,177)
Patents	7-12	12,600	(4,310)	12,600	(3,418)
Supply/Sales agreements with BSC	2-7	11,400	(5,036)	11,400	(3,622)

Total definitive-lived intangibles		$129,700	$(31,178)	$129,700	$(24,348)

Amortization expense related to definite-lived intangible assets was approximately $6.8 million for each of the nine months ended September 30, 2011 and 2010. Future amortization expense related to intangible assets is expected to be approximately $9.0 million for the twelve months ended September 30, 2012, approximately $8.9 million for the twelve months ended September 30, 2013, approximately $8.8 million for the twelve months ended September 30, 2014, approximately $7.5 million for the twelve months ended September 30, 2015, and approximately $6.6 million for the twelve months ended September 30, 2016.

The Company has an indefinite-lived intangible asset related to a Fluid Management trademark. The carrying amount of the Fluid Management trademark was $12.7 million at both September 30, 2011 and December 31, 2010. The Company’s goodwill balance was approximately $206,420,911 at both September 30, 2011 and December 31, 2010.

7.	Debt Issuance Costs

Debt issuance costs primarily consist of bank lending and legal fees related to borrowings and any subsequent amendments to those borrowings (Note 8). Debt issuance costs consist of the following:

	September 30 2011	December 31 2010
	(In Thousands)
Debt issuance costs	$13,276	$12,439
Less accumulated amortization	(6,248)	(4,774)

Debt issuance costs, net	$7,028	$7,665

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	September 30 2011	December 31 2010
	(In Thousands)
Payroll and related expenses	$1,198	$1,531
Interest	1,194	1,225
Employee termination benefits	460	720
Research and development expenses	254	438
Legal and professional fees	42	412
Other	2,102	1,975

Total accrued liabilities	$5,250	$6,301

The following is a rollforward of our accrual for employee termination benefits, which is reported as a component of accrued expenses in the accompanying unaudited consolidated balance sheet:

Accrual as of January 1, 2010	$855
Charges	3,457
(Payments)	(3,592)

Accrued as of December 31, 2010	720
Charges	758
(Payments)	(1,018)

Accrued as of September 30, 2011	$460

9.	Debt

Long-term debt consists of the following:

	September 30 2011	December 31 2010
	(In Thousands)
First Lien Term Loan	$128,000	$128,150
Second Lien Term Loan	77,500	77,500
Revolver	—	3,500

Total debt	205,500	209,150
Less current portion	—	(3,638)

Long-term debt, net of current portion	$205,500	$205,512

The Company’s First Lien Credit Agreement consists of (i) a seven-year amortizing $135.0 million term loan with a balloon payment due upon maturity (the First Lien Term Loan) and (ii) a six-year $40.0 million revolving credit facility (the Revolver). The Company’s Second Lien Credit Agreement consists of a 7.5 year, $77.5 million term loan with a balloon payment due upon maturity (the Second Lien Term Loan). The First Lien and Second Lien Credit Agreements are collectively referred to as the Credit Agreements.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

9.	Debt

On February 9, 2010, the Company entered into an amendment to the Credit Agreements that increased the interest rates on borrowings outstanding under the First and Second Lien Credit Agreements. In recognition of these amendments to the interest rates, the Company was granted certain adjustments to the financial covenants included in the Credit Agreements.

On November 1, 2010, March 16, 2011 and September 30, 2011, the Company entered into amendments to the Credit Agreements whereby the Company was granted certain adjustments to the financial covenants included in the Credit Agreements in exchange for a fee paid to the lenders. Fees paid were capitalized and will be amortized over the remaining term of the Credit Agreement.

The First Lien Term Loan requires quarterly principal repayments in the amount of $337,500 starting in June 2008 through December 2014, with the remaining principal due at maturity in February 2015. The First Lien Term Loan may be prepaid without penalty at any time in increments of $500,000 and is subject to mandatory annual prepayments based on 50% (or a lesser percentage upon achievement of certain financial ratios) of excess cash flow as defined in the First Lien Credit Agreement. Mandatory annual prepayments of $5.5 million and optional prepayments of $0.1 million have been made through September 30, 2011. These mandatory annual prepayments were applied to satisfy required quarterly principal repayments through March 2013. As a result, the next required quarterly principal repayment is not due until June 2013. The First Lien Term Loan bears interest (as amended) at the elected (i) base rate as defined in the First Lien Credit Agreement plus 4.00%, or (ii) London Interbank Offered Rate (LIBOR) plus 5.00%. The borrowing rate at September 30, 2011, was approximately 5.24%.

The Second Lien Term Loan is due to be repaid in August 2015. The Second Lien Term Loan may be prepaid at any time so long as payment in full of the First Lien Term Loan has occurred. The Second Lien Term Loan bears interest (as amended) at an annual fixed rate of 13.00%. Interest payments are due quarterly in arrears on the last day of each calendar quarter.

Amounts borrowed under the Revolver are due in February 2014. The Revolver has a commitment fee on undrawn balances of 0.50%, payable in arrears on the last day of each calendar quarter. The Revolver bears interest (as amended) at the elected (i) base rate as defined in the First Lien Credit Agreement plus 4.00%, or (ii) LIBOR plus 5.00%. Under the Revolver, the Company may request Letters of Credit at any time and from time to time prior to February 2014 up to an aggregate amount of $10.0 million. As of September 30, 2011, the Company did not have any outstanding borrowings under the Revolver and there were no outstanding letters of credit. Amounts drawn under the Revolver as of December 31, 2010 are classified as a current liability in the accompanying consolidated balance sheet as of December 31, 2010, as amounts drawn may have required the use of current assets to repay the balance within 12 months.

Borrowings under the First Lien Term Loan, the Revolver and the Second Lien Term Loan are secured by substantially all of the assets of the Company.

Interest expense under the Credit Agreements for the nine months ended September 30, 2011 and 2010, was approximately $14.3 million and $13.4 million, respectively, which includes approximately $0.1 million and $0.2 million of capitalized interest, respectively. Interest expense reported in the accompanying unaudited

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

9.	Debt

consolidated statements of operations includes approximately $1.5 million and $1.4 million of amortization expense related to debt issuance costs for the nine months ended September 30, 2011 and 2010, respectively.

The Credit Agreements contain financial covenants that require the Company to maintain (i) a maximum consolidated total debt (net of the lesser of unrestricted cash or $10.0 million) to consolidated adjusted EBITDA (earnings before interest, taxes, depreciation and amortization subject to adjustment for certain noncash and other charges) ratio measured each calendar quarter, (ii) a minimum consolidated adjusted EBITDA to consolidated cash interest expense ratio measured each calendar quarter, and (iii) a maximum annual capital expenditure limit. Other restrictive covenants contained in the Credit Agreements include certain restrictions on (i) additional indebtedness, (ii) creation of liens, (iii) fundamental organizational changes, (iv) the sale of assets, (v) additional investments, (vi) payment of dividends or any other distributions and (vii) affiliate transactions. The Credit Agreements also contain conditions precedent to borrowing, events of default (including change of control) and covenants customary for facilities of this nature. The Company was in compliance with these covenants at September 30, 2011 and December 31, 2010.

Future debt maturities for the twelve months ended September 30, 2011 are as follows (in thousands):

2012	$—
2013	425
2014	1,350
2015	203,725

$205,500

The future debt maturities subsequent to September 30, 2011 do not give effect to any mandatory repayments of the First Lien Term Loan related to the generation of future excess cash flow.

10.	Derivative Instruments

The Company’s First Lien Term Loan and the Revolver bear interest at a variable rate (see Note 8) and expose the Company to adverse changes in interest rates. The Company previously entered into an interest rate swap agreement with a financial institution that effectively converted the variable interest rate to a fixed rate on $50.0 million of the outstanding First Lien Term Loan.

This interest rate swap reached maturity during the period ended September 30, 2010, and was not renewed.

11.	Mandatorily Redeemable Preferred Stock

In connection with the Exchange on November 1, 2010 and separately on September 30, 2011, New Holdings issued 8,000 and 12,000 shares, respectively, of Series A Redeemable Preferred Stock (the Redeemable Preferred Stock) at a price per share of $1,000 to Avista Capital Partners and certain other investors for gross proceeds of $8.0 million and $12.0 million, respectively. Holders of the Redeemable Preferred Stock are entitled to annual

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

11.	Mandatorily Redeemable Preferred Stock

cumulative cash dividends equal to 20% of the Redeemable Preferred Stock accumulated value, payable either when declared by the Board of Directors or upon the redemption of the Redeemable Preferred Stock. The accumulated value represents the sum of the original purchase price of the Redeemable Preferred Stock plus, on each anniversary of the original date of issue, any accumulated and unpaid dividends. Dividends on the Redeemable Preferred Stock are in preference to any declaration or payment of any dividend to the holders of common stock.

The Redeemable Preferred Stock is not convertible and the Company is required to redeem all outstanding shares of the Redeemable Preferred Stock at the accumulated value, plus any accrued and unpaid dividends that have not been previously added to the accumulated value, on March 31, 2016. In the event the Company completes a refinancing of all or a portion of the Company’s capital structure, as defined, the Board of Directors has the right to designate a date prior to March 31, 2016, for the redemption of the Redeemable Preferred Stock. If the Company is unable to fully fund any mandatory redemption of the Redeemable Preferred Stock, the Company must use any funds legally available to redeem the maximum possible number of shares of Redeemable Preferred Stock being redeemed on a pro-rata basis among the holders of the Redeemable Preferred Stock. At any time thereafter when additional funds become legally available, the Company will redeem any remaining shares of the Redeemable Preferred Stock. Any shares of the Redeemable Preferred Stock that remain outstanding subsequent to a mandatory redemption date will continue to accumulate dividends until the shares have been redeemed.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of all debts and liabilities of the Company, the holders of the Redeemable Preferred Stock will be entitled, before any payment to the holders of common stock, an amount in cash per share of the Redeemable Preferred Stock equal to the sum of the accumulated value plus all accumulated and unpaid dividends that have not previously been added to the accumulated value. If the remaining assets of the Company are insufficient to pay the holders of the Redeemable Preferred Stock the full amount to which they are entitled, the remaining assets of the Company will be distributed to the holders of Redeemable Preferred Stock on a pro-rata basis.

Holders of Redeemable Preferred Stock are not entitled to vote on any matters. As long as the Redeemable Preferred Stock is outstanding, the Company may not, without the consent of the holders of a majority of the shares of the Redeemable Preferred Stock, perform certain activities. Such activities include amending New Holdings’ articles of incorporation in a manner that adversely affects the holders of the Redeemable Preferred Stock, increasing or decreasing the number of authorized shares of Redeemable Preferred Stock, issuing shares of capital stock having rights, preferences or privileges senior to or on par with the Redeemable Preferred Stock, or liquidating, dissolving or winding-up the affairs of the Company.

The Redeemable Preferred Stock is considered a mandatorily redeemable instrument and, accordingly, is classified as a liability in the consolidated balance sheet pursuant to the provisions of ASC 480, Distinguishing Liabilities from Equity.

In connection with the issuance of the Redeemable Preferred Stock, the Company paid approximately $0.7 million in cumulative funding and commitment fees to Avista Capital Partners and certain other investors and $0.2 million in cumulative professional fees. These amounts have been recorded as a reduction to the carrying

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

11.	Mandatorily Redeemable Preferred Stock

amount of the Redeemable Preferred Stock in the unaudited consolidated balance sheet and are being amortized to interest expense through March 31, 2016.

The Company accrues dividends on the Redeemable Preferred Stock regardless of whether such dividends have been declared by the Board of Directors. Accumulated and unpaid dividends of approximately $1.5 million at September 30, 2011 are included as a component of the Redeemable Preferred Stock balance in the unaudited consolidated balance sheet and are considered as a component of interest expense in the unaudited consolidated statement of operations.

12.	Stockholders’ Equity

As previously described, on November 1, 2010 the Holdings equity holders exchanged their equity interests in Holdings (common stock or options, as applicable) for similar equity interests in New Holdings. For periods prior to November 1, 2010, the common stock amounts reflected in the consolidated financial statements represent those of Holdings as the predecessor entity (Note 3).

The common stock held by management stockholders before and after the Exchange is subject to the terms of certain agreements between management and either Holdings or New Holdings, as applicable (the Shareholder Agreements), which, among other things, place restrictions on the transfer of shares.

Pursuant to the Shareholder Agreements, the applicable employees could elect to have the Company redeem their common stock (including any common stock subsequently obtained via option exercise) at fair market value in the event of death or permanent disability. As of September 30, 2011 and December 31, 2010, 61,750 and 63,000 outstanding common shares, respectively, were subject to these terms. The Company also has the ability to repurchase common stock from the applicable employees at fair market value, except in the event of termination for cause or voluntary termination without good reason in which case the repurchase right is at the lower of cost or fair market value. The repurchase rights expire upon the occurrence of an initial public offering, except for those repurchase rights related to termination for cause or voluntary termination without good reason which expire two years following the date of an initial public offering.

13.	Employee Benefits

Stock-Based Compensation

As previously described, on November 1, 2010 the Holdings equity holders exchanged their equity interests in Holdings (common stock or options, as applicable) for similar equity interests in New Holdings. The terms of the New Holdings stock options received in the Exchange are identical to the terms of the original stock option awards. For periods prior to November 1, 2010, the stock option amounts reflected in the consolidated financial statements represent those of Holdings as the predecessor entity (Note 3).

During 2008, Holdings established the 2008 Equity Incentive Plan (the 2008 Stock Option Plan), pursuant to which 1,153,750 shares of Holdings’ common stock were reserved for issuance. The 2008 Stock Option Plan was terminated in connection with the Exchange and replaced with the New Holdings 2010 Equity Incentive Plan (the

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

13.	Employee Benefits

2010 Equity Incentive Plan), pursuant to which 1,153,750 shares of New Holdings’ common stock were reserved for issuance. Participation in the 2008 Stock Option Plan and the 2010 Equity Incentive Plan is limited to certain key employees and directors of, or consultants or advisors to, the Company or its affiliates. No options have been granted to consultants or advisors.

As of September 30, 2011 and December 31, 2010, the Company had granted to employees 695,000 and 754,000 options, respectively, under the 2010 Equity Incentive Plan and had 458,750 and 399,750 shares, respectively, available for future grants to employees. Stock options were granted at exercise prices not less than the fair market value of the Company’s common stock at the date of grant.

Common stock obtained via option exercise is subject to the redemption and repurchase provisions contained in the Shareholder Agreements and described in Note 12. The lower of cost or market repurchase right is considered by management to be a forfeiture provision.

The Company accounts for stock options pursuant to ASC Topic 718, which requires that the cost of equity-based service awards be measured based on the grant-date fair value of the award and recognized in the Company’s financial statements. Cost is generally recognized over the period during which an employee is required to provide service in exchange for the award or the requisite service period. As a result of the repurchase right contained in the Shareholder Agreements which serves as a forfeiture provision, the Company did not recognize any compensation expense related to stock options outstanding during the nine months ended September 30, 2011 and 2010. The Company will begin recognizing compensation expense on outstanding stock options upon determination that the lower of cost or market repurchase right is probable of expiration.

14.	Income Taxes

The provision for income taxes consists of the following:

	September 30
	2011	2010
	(In Thousands)
Current:
State and local	$430	$163
Deferred:
Federal	3,509	3,464
State and local	307	334

Total income tax expense	$4,246	$3,961

The deferred tax provision relates to the tax effects of the Company’s tax-deductible indefinite-lived intangible asset and goodwill balances that cannot be offset against the Company’s deferred tax assets. These assets are not amortized for financial reporting purposes. However, these assets are amortized over 15 years for tax purposes. As such, deferred income tax expense and a related deferred tax liability arise as a result of the tax-deductibility of these assets. The resulting deferred tax liability, which is expected to continue to increase over time, will have an indefinite life and will remain on the Company’s balance sheet unless there is an impairment of the related

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

14.	Income Taxes

assets for financial reporting purposes or the business to which those assets relate is disposed of. Since this deferred tax liability could have an indefinite life, it is not offset against the Company’s deferred tax assets when determining the required valuation allowance.

The Company has recorded a valuation allowance against its deferred tax assets as of September 30, 2011 and December 31, 2010, because the Company’s management believes that it is more likely than not that these assets will not be realized. The valuation allowance increased by approximately $7.5 million during the nine months ended September 30, 2011, primarily due to an increase in net operating loss carryforwards.

The Company’s reserves related to income taxes are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. At September 30, 2011 and 2010, the Company had no unrecognized tax benefits.

The statute of limitations for assessment by the Internal Revenue Service and state tax authorities is open for tax years ending December 31, 2011, 2010 and 2009. There are currently no federal or state audits in progress.

15.	Commitments and Contingencies

Operating Leases

The Company leases its corporate headquarters and research and development complex in Marlborough, MA, as well as an offsite storage warehouse under noncancelable leases expiring at various dates through 2015. The lease term for the Company’s corporate headquarters is for a period of 86 months and contains a five-year renewal option.

Aggregate rent expense was approximately $455,000 for the nine months ended September 30, 2011 and 2010, respectively.

Legal Proceedings

From time to time the Company is involved in various claims and legal proceedings arising in the ordinary course of business. The Company does not believe that such claims or proceedings, individually or in the aggregate, will have a material adverse effect on the Company’s consolidated financial position or results of operations.

16.	Related-Party Transactions

In connection with the Exchange, New Holdings contributed $8.0 million to Holdings as a contribution of capital. Transaction fees of approximately $568,000 were paid by Holdings to New Holdings in connection with the capital contribution and were recorded as a reduction of the capital contribution.

On September 30, 2011, New Holdings contributed $12.0 million to Holdings as a contribution of capital. Transaction fees of approximately $382,000 were paid by Holdings to New Holdings in connection with the capital contribution and were recorded as a reduction of the capital contribution.

NM Holding Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(Unaudited)

16.	Related-Party Transactions

The Company pays an annual management fee of $500,000 to Avista Capital Partners, New Holdings’ primary shareholder. Such management fees paid by the Company are included as a component of restructuring and other costs in the unaudited consolidated statements of operations.

BSC provided certain transition services to the Company pursuant to transition agreements executed at the time of the Acquisition. Services provided include administrative, distribution and information technology support. The Company incurred approximately $0 and $22,000 of expense during the nine months ended September 30, 2011 and 2010 in connection with these agreements. These amounts are included in the accompanying unaudited consolidated statements of operations as a component of restructuring and other costs.

17.	Fair Value Measurements

ASC Topic 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The categorization of financial assets and financial liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy are defined as follows:

•

Level 1 — Observable inputs such as quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•	Level 2 — Other inputs that are observable, directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

•

Level 3 — Unobservable inputs used when little or no market data is available and require the Company to develop its own assumptions about how market participants would price the assets or liabilities. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company incorporates credit valuation adjustments to reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

There were no financial assets or liabilities measured at fair value on a recurring basis at September 30, 2011 or December 31, 2010.

18.	Supplemental Cash Flow Information

Supplemental cash flow information for the nine months ended September 30, 2011 and 2010, regarding cash paid for interest and income taxes, is as follows:

	September 30
	2011	2011
	(In Thousands)
Cash paid for:
Interest	$13,056	$14,079
Income taxes	301	156

Annex A

STOCK PURCHASE AGREEMENT

dated as of January 30, 2012

among

ANGIODYNAMICS, INC.,

NM HOLDING COMPANY, INC.,

THE STOCKHOLDERS NAMED HEREIN,

solely with respect to, and as specified in, Sections 2.4 and 7.11(b)

THE OPTIONHOLDERS WHO EXECUTE JOINDER AGREEMENTS,

and

solely with respect to, and as specified in, Section 2.6 and Article XII

AVISTA CAPITAL PARTNERS GP, LLC,

IN ITS CAPACITY AS THE SELLERS’ REPRESENTATIVE

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	Form of Stockholders Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Joinder Agreement

SCHEDULES

Schedule 1.1(a)	Company Accounting Principles
Schedule 1.1(b)	Company Acquisition
Schedule 1.1(c)	Adjustment Amount Transaction Percentage
Schedule 1.1(d)	Knowledge of the Company
Schedule 1.1(e)	Knowledge of the Buyer
Schedule 1.1(f)	Company Permitted Liens
Schedule 1.1(g)	Buyer Events
Schedule 1.1(h)	Seller Transaction Expenses
Schedule 1.1(i)	Transaction Bonuses
Schedule 4.4	Seller Governmental Authorizations or Consents Required
Schedule 4.5(a)	Seller Ownership of Company
Schedule 4.5(b)	Seller Restrictions on Shares
Schedule 4.7	Sellers Not Accredited Investors
Schedule 5.2(a)	Company Capitalization
Schedule 5.2(b)	Company Options
Schedule 5.2(c)	Company and Company Subsidiary Restrictions on Shares
Schedule 5.3(a)	Company Subsidiaries
Schedule 5.3(b)	Company Subsidiaries Equity Securities
Schedule 5.5	Company Defaults or Conflicts
Schedule 5.6	Company Governmental Authorizations Required

A-iv

Schedule 5.7(a)	Company Accounting Principles Exceptions
Schedule 5.7(c)	Company Accounting Claims
Schedule 5.7(d)	Company Off-Balance Sheet Arrangements
Schedule 5.8(b)	Company Certain Changes or Events
Schedule 5.9	Company Compliance with Laws
Schedule 5.10(a)	Company Contracts
Schedule 5.11	Company Litigation
Schedule 5.12	Company Permits
Schedule 5.13(c)	Company Regulatory Enforcement Actions
Schedule 5.13(e)	Company Clinical Trials
Schedule 5.13(g)	Company Recalls
Schedule 5.13(i)	Company Anti-Kickback Law Compliance
Schedule 5.14	Company Product Liability
Schedule 5.16	Company Affiliate Transactions
Schedule 5.17(a)	Company Customers
Schedule 5.17(b)	Company Suppliers
Schedule 5.18	Company Brokers
Schedule 5.20(a)(i)	Company Owned Real Property
Schedule 5.20(a)(ii)	Title to Company Owned Real Property
Schedule 5.20(a)(iii)	Condition of Company Owned Real Property
Schedule 5.20(b)	Company Leased Real Property
Schedule 5.21(a)	Company Tax Return Exceptions
Schedule 5.21(b)	Company Tax Authority Claims
Schedule 5.21(c)	Company Tax Sharing Arrangements
Schedule 5.21(d)	Company Tax Return Filings
Schedule 5.22(a)	Company Benefit Plans
Schedule 5.22(b)	Qualification of Company Benefit Plans
Schedule 5.22(d)	Company Multiemployer Plans
Schedule 5.22(g)	Company Change in Control Payments
Schedule 5.24	Company Environmental Compliance
Schedule 5.25(a)	Company Intellectual Property Rights
Schedule 5.25(b)	Company Exceptions to Intellectual Property Rights
Schedule 5.25(d)	Company Violation of Intellectual Property Rights
Schedule 6.2(a)	Buyer Capitalization
Schedule 6.2(b)	Buyer Options
Schedule 6.2(c)	Buyer Restrictions on Shares
Schedule 6.4(a)	Buyer Defaults or Conflicts
Schedule 6.4(b)	Buyer Change in Control
Schedule 6.6(a)	Buyer SEC Reports
Schedule 6.8	Buyer Compliance with Laws
Schedule 6.9	Buyer Litigation
Schedule 6.15(a)	Buyer Regulatory Enforcement Actions
Schedule 6.15(b)(i)	Buyer Regulatory Approval Suspensions and Revocations
Schedule 6.15(b)(ii)	Buyer Regulatory Notices
Schedule 6.15(c)	Buyer Regulatory Compliance
Schedule 6.15(d)	Buyer FDCA Compliance
Schedule 6.15(e)	Buyer FDA Regulatory Actions
Schedule 6.15(f)	Buyer Trials and Testing
Schedule 6.15(g)	Buyer Anti-Kickback Law Compliance
Schedule 6.16(a)	Buyer Tax Return Exceptions
Schedule 6.16(b)	Buyer Tax Authority Claims
Schedule 6.16(c)	Buyer Tax Sharing Arrangements
Schedule 7.1	Company Conduct of Business

A-v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of January 30, 2012 (this “Agreement”), by and among AngioDynamics, Inc., a Delaware corporation (the “Buyer”), NM Holding Company, Inc., a Delaware corporation (the “Company”), the stockholders of the Company who are, or will be before the Closing (as defined below), set forth on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”), solely with respect to, and as specified in, Sections 2.4 and 7.11(b), the Optionholders who execute Joinder Agreements (as defined below) after the date hereof, solely with respect to, and as specified in, Section 2.6 and Article XII, Avista Capital Partners GP, LLC, in its capacity as the Sellers’ representative (the “Sellers’ Representative”).

R E C I T A L S

WHEREAS, the Company and the Company Subsidiaries are engaged in the design, development, manufacturing, marketing and sale of fluid management and vascular access products (the “Business”);

WHEREAS, the Sellers own all of the issued and outstanding shares of Common Stock, $.001 par value (the “Common Shares”) and shares of Series A Redeemable Preferred Stock, $.001 par value, of the Company (the “Preferred Shares” and together with the Common Shares, the “Shares”);

WHEREAS, the Sellers desire to sell the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, certain of the Sellers and the Buyer will enter into a Stockholders Agreement in the agreed form set forth as Exhibit A to this Agreement (the “Stockholders Agreement”).

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Principles” means GAAP, together with the methods and practices specified on Schedule 1.1(a), applied on a consistent basis.

“Acquisitions” means the proposed acquisitions described on Schedule 1.1(b).

“Adjustment Amount Transaction Percentage” means, for each Seller, the percentage set forth next to such Seller’s name on Schedule 1.1(c) attached hereto, as Schedule 1.1(c) may be updated for any Optionholder who exercises an Option after the date hereof and prior to the Closing.

“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code or any consolidated, combined or unitary group under state, local or foreign Law with respect to which the Company or any Company Subsidiary is or has been a member.

“Bank” means General Electric Capital Corporation.

“Base Amount” shall have the meaning as set forth in the definition of Working Capital Overage.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any retirement plan or arrangement which is an employee pension benefit plan (as defined in ERISA Section 3(2)), employee welfare benefit plan (as defined in ERISA Section 3(1)) or deferred compensation, stock purchase, stock option, severance pay, employment, change in control, vacation pay, salary continuation/disability, sick leave, bonus or other incentive compensation, life insurance or other employee benefit plan, Contract, program, policy or other arrangement, whether funded or unfunded, written or oral, qualified or nonqualified, under which any present or former director or present or former employee, leased employee or former leased employee or independent contractor of the Company or the Company Subsidiary has any present or future right to benefits and that is sponsored or maintained by the Sellers, the Company or the Company Subsidiary.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Buyer Material Adverse Effect” means any event, effect, occurrence, development, state of circumstances, change, fact or condition that is or would reasonably be expected to (i) prevent or materially delay the ability of the Buyer to consummate the transactions contemplated by this Agreement or (ii) be materially adverse to the results of operations, properties, assets, liabilities or financial condition of the Buyer and its Subsidiaries taken as a whole; provided that none of the following events, effects, occurrences, developments, states of circumstances, changes, facts or conditions shall be deemed, either alone or in combination, to constitute a Buyer Material Adverse Effect, or be taken into account in determining whether there has been or will be a Buyer Material Adverse Effect: (i) changes in general economic conditions affecting the United States or the industry in which the Buyer and its Subsidiaries operate that do not disproportionately affect the Buyer relative to other businesses in the industries in which the Buyer operates; (ii) any outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (iii) changes in GAAP or Laws; (iv) any failure by the Buyer to meet any published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of this Agreement (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Buyer Material Adverse Effect); (v) any change in the price or trading volume of the Buyer Common Stock on NASDAQ (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Buyer Material Adverse Effect); (vi) the announcement of the execution of this Agreement or announcement or pendency of the transactions contemplated hereby, or the disclosure of the fact that the Company is the potential target of the Buyer; (vii) actions taken by the Sellers, the Company or any Company Subsidiary; (viii) actions taken or omissions by the Buyer or any of its Subsidiaries taken or omitted at the request of a Seller or the Company; (ix) effects resulting from compliance with the terms and conditions of, or the taking of any action required by, this Agreement by the Buyer or any of its Subsidiaries; and (x) any events, effects, occurrences, developments, states of circumstances, changes, facts or conditions set forth on Schedule 1.1(g) or reasonably related thereto.

“Buyer SEC Reports” means all reports, schedules, forms, and exhibits required to be filed by the Buyer with the SEC pursuant to the reporting requirements of the Exchange Act and all exhibits included therein and financial statements and schedules thereto, in each case to the extent required to be filed since May 31, 2010.

“Buyer Stock Consideration Amount” means an amount equal to $137,454,301.50.

“Buyer Stock Shares” means nine million four hundred seventy nine thousand six hundred seven (9,479,607) shares of Buyer Common Stock; provided, that in the event of any dividend or distribution, stock split, reverse stock split, stock dividend, reorganization, reclassification, merger, combination, recapitalization, or other like change with respect to or affecting shares of Buyer Common Stock (or in respect of which a record date or effective date, as applicable, has been declared and passed but such transaction has not been consummated) prior to the Closing which affects the number of outstanding shares of Buyer Common Stock, such number of shares of Buyer Common Stock shall be equitably adjusted (subject, in the case of any adjustment based upon a record date or effective date having been declared or passed but such transaction having not been consummated prior to the Closing, to the consummation of the transactions contemplated thereby following the Closing) to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such transaction or declaration.

“Certificate of Designations” means Article 4 of the Company’s Amended and Restated Certificate of Incorporation, which sets forth the powers, designations, preferences and rights of the Series A Redeemable Preferred Stock, $.001 par value.

“Closing Working Capital” means the Working Capital as of the close of business in New York, New York on the day immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Shareholders Agreement” means the Amended and Restated Shareholders Agreement, dated as of November 1, 2010, by and among the Company, Avista Capital Partners, LP, Avista Capital Partners (Offshore), LP, Navilyst Medical Co-Invest, LLC and certain management shareholders named therein.

“Confidential Information” means any and all information concerning or related to the Company or any Company Subsidiary, including any and all confidential or proprietary business information, Intellectual Property Rights, know-how, research and development information, plans, proposals, technical data, copyright works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists; provided, however, that, with respect to any Person bound by the provisions of Section 7.10(b), Confidential Information shall not include any of the foregoing to the extent that it (a) is or becomes generally available to the public other than as a result of a disclosure by such Person or its Affiliates or Representatives or (b) becomes available to such Person on a nonconfidential basis from another Person who is not otherwise bound by a confidentiality agreement with the Company or any Company Subsidiary.

“Contract” means any agreement, contract, lease, license, obligation, promise or undertaking (whether written or oral and whether express or implied) that is or is intended to be legally binding.

“Covered Tax Return” means any Tax Return required to be filed by or on behalf of the Company or any Company Subsidiary for a taxable period ending on or before the Closing Date or for a Straddle Period (as defined below).

“Credit Agreement” means, collectively, (i) the First Lien Credit Agreement, dated as of February 14, 2008, by and among the Company, as borrower, Navilyst Medical Holdings, Inc. (f/k/a NAMIC / VA Holdings, Inc.), as guarantor, the First Lien Lenders (as defined therein), the L/C Issuers (as defined therein) and General Electric Capital Corporation, as First Lien Administrative Agent (as defined therein), as amended, restated, supplemented or otherwise modified from time to time and (ii) the Second Lien Credit Agreement, dated as of February 14, 2008, by and among the Company, as borrower, Navilyst Medical Holdings, Inc. (f/k/a NAMIC / VA Holdings, Inc.), as guarantor, the Second Lien Lenders (as defined therein) and General Electric Capital Corporation, as Second Lien Administrative Agent (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement Payoff Amount” means the aggregate amount of (a) outstanding principal and accrued but unpaid interest, fees and all other amounts payable (including any prepayment penalties) as of the close of business in New York, New York on the Closing Date in respect of the Credit Agreement (such amount specified in this clause (a), the “Credit Agreement Outstanding Payoff Amount”) minus (b) the aggregate amount of all cash and cash equivalents, as defined by and determined in accordance with GAAP, of the Company and the Company Subsidiaries as of immediately prior to the Closing and the consummation of the transactions contemplated by this Agreement (calculated, for the avoidance of doubt, without giving effect to any actions that the Buyer takes, or causes to be taken, with respect to the Company and its Subsidiaries, from and after the Closing).

“Current Assets” means, as of any date, the current assets of the Company and each Company Subsidiary on a consolidated basis, as determined in accordance with the Accounting Principles, excluding (i) cash and cash equivalents, (ii) any Tax assets and (iii) to the extent mutually agreed prior to the Closing by the Buyer and the Sellers’ Representative, in each of their sole discretion, any assets arising out of the execution, delivery, performance or consummation of any of the Acquisitions.

“Current Liabilities” means, as of any date, the current liabilities of the Company and each Company Subsidiary on a consolidated basis, as determined in accordance with the Accounting Principles, and excluding (i) any Tax liabilities, (ii) Company indebtedness, (iii) accrued and unpaid dividends on the Preferred Shares and (iv) to the extent mutually agreed in writing prior to the Closing by the Buyer and the Sellers’ Representative, in each of their sole discretion, any liabilities arising out of the execution, delivery, performance or consummation of any of the Acquisitions. Current Liabilities shall not include any amounts reflected in Indebtedness for borrowed money, the Credit Agreement Payoff Amount, the Management Fee, the Transaction Bonuses or Seller Transaction Expenses.

“Debt Financing Source” means each Person that, as of the time of determination, has committed to provide or otherwise entered into agreements in connection with the Financing and its Affiliates, including those party to the Commitment Letter and any joinder agreements, credit agreements, indentures (or other definitive documentation) relating thereto.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedules” means, collectively, the Seller Disclosure Schedules and the Buyer Disclosure Schedules attached hereto.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law, other than any such Encumbrances established by or through Buyer or any of its Affiliates.

“Environment” means soil, water, air, and biota including without limitation fill material, the land surface and subsurface, surface waters, groundwater, wetlands, drinking water and drinking water supplies or sources, outdoor and indoor air and any other natural resources including all biota, flora, or fauna or environmental features.

“Environmental Laws” means any applicable Laws relating to protection of the Environment or human health and safety, including without limitation such Laws related to management, investigation or remediation of Hazardous Materials.

“Equity Interests” shall mean, with respect to any Person, (i) any capital stock of a corporation, any partnership interest, any limited liability company interest or any other equity interest issued by such Person, as applicable; (ii) any security or right issued by such Person convertible into, exchangeable for, or evidencing the right to subscribe for, any such stock, equity interest or security referred to in clause (i); (iii) any stock appreciation right, contingent value right or similar security or right issued by such Person that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii); and (iv) any Contract entered into by such Person to grant, issue, award, convey or sell any of the foregoing.

“Equity Plan” means the Company’s 2010 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Escrow Agreement” means the escrow agreement entered into among the Buyer, the Sellers and the Escrow Agent on the Closing Date, substantially in the form attached as Exhibit B hereto with such changes therein as are agreed by the Buyer and the Sellers’ Representative, on behalf of the Sellers, together with such other changes required by the Escrow Agent that are approved by the Buyer and the Sellers’ Representative (such approval not to be unreasonably withheld, conditioned or delayed).

“Escrow Amount” means $20,000,000.

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement excluding any amounts earned thereon.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means any (i) Taxes imposed on or payable by the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date, other than any Transfer Taxes or any Taxes resulting from, or attributable to, any action outside of the ordinary course of business that occurs on the Closing Date but after the Closing; (ii) Taxes payable by the Company or any Company Subsidiary under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any corresponding or similar provision under state, local or foreign Law) as a result of membership in an Affiliated Group on or before the Closing Date; (iii) Taxes relating to the failure of any Seller or the Sellers’ Representative to perform any covenant contained in this Agreement relating to Taxes; (iv) 50% of all Transfer Taxes; and (v) legal and accounting fees and expenses attributable to any item in the foregoing clauses.

“Exercise Price” means the applicable exercise price payable to the Company by an Optionholder upon the exercise of each Option to purchase one Common Share pursuant to an Option Agreement.

“Final Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD, and (ii) with respect to Taxes other than federal income Taxes, any final determination of Liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any governmental or quasi-governmental authority, body, department, commission, board, bureau, agency, division, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Hazardous Material” means hazardous or toxic wastes or substances, pollutants, contaminants, petroleum and its derivatives, asbestos, radon, polychlorinated biphenyls, solid wastes and any other substance, waste, or material harmful to health or the Environment or regulated by or that can give rise to liability under any Environmental Laws.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any interest rate, currency or other currency hedging agreement, (iv) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (v) all capitalized lease obligations as determined under GAAP, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above, (viii) for clauses (i) through (vii) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date. For the avoidance of doubt, Indebtedness shall not include any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by the Company or the Company Subsidiary) on the Closing Date or any principal amount of the Preferred Shares or any accrued and unpaid dividends thereon required to be treated as indebtedness pursuant to SFAS No. 150. Indebtedness shall not include any amounts reflected in Working Capital, the Management Fee, the Transaction Bonuses or Seller Transaction Expenses.

“Indemnification Period” means the period commencing on the Closing Date and ending on July 15, 2013.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement to this Agreement in the form attached as Exhibit C hereto.

“Knowledge” or any similar phrase means: (a) with respect to the Company, the actual knowledge or awareness, after reasonable inquiry, of the individuals identified on Schedule 1.1(d); and (b) with respect to the Buyer, the actual knowledge or awareness, after reasonable inquiry, of the individuals identified on Schedule 1.1(e).

“Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, standards, binding guidelines, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Authority.

“Liabilities” means any and all debts, liabilities, judgments, settlements, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Management Agreement” means the Advisory Services and Monitoring Agreement, dated as of February 14, 2008, by and among Navilyst Medical, Inc. (f/k/a NAMIC / VA, Inc.), Avista Capital Partners, LP and Avista Capital Partners (Offshore), LP.

“Management Fee” means, as of the Closing Date, all outstanding management fees and other fees (including any termination fees), costs and expenses to which the parties to the Management Agreement are entitled to receive thereunder.

“Material Adverse Effect” means any event, effect, occurrence, development, state of circumstances, change, fact or condition that is or would reasonably be expected to (i) prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or (ii) be materially adverse to the results of operations, properties, assets, liabilities or financial condition of the Company and the Company Subsidiaries taken as a whole; provided that none of the following events, effects, occurrences, developments, states of circumstances, changes, facts or conditions shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) changes in general economic conditions affecting the United States or the industry in which the Company and the Company Subsidiaries operate that do not disproportionately affect the Company and the Company Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Company and the Company Subsidiaries operate, (ii) any outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, (iii) changes in GAAP or Laws, (iv) any failure by the Company or any Company Subsidiary to meet any expected or projected financial or operating performance target for any period ending on or after the date of this Agreement (it being understood and agreed that the facts and circumstances giving rise to any such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect), (v) the announcement of the execution of this Agreement or announcement or pendency of the transactions contemplated hereby, or the disclosure of the fact that Buyer is the prospective acquirer of the Company, (vi) actions taken or omissions by Buyer or any of its Affiliates, (vii) actions taken or omissions by the Company or any Company Subsidiary taken or omitted at the request of Buyer and (viii) compliance with the terms and conditions of, or the taking of any action required by, this Agreement by the Sellers, the Company or any Company Subsidiary.

“Multiemployer Plan” has the meaning set forth in Section 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

“NASDAQ” means the Nasdaq Global Select Stock Market.

“Option” shall have the meaning as set forth in the definition of Option Agreements.

“Option Agreements” means each of those certain Option Contracts between the Company and each of the Optionholders listed on Schedule 5.2(b) (the “Optionholders”), setting forth the terms of such Optionholder’s right to purchase Common Shares (each such right an, “Option”), including the Exercise Price thereof.

“Optionholders” shall have the meaning as set forth in the definition of Option Agreements.

“Permitted Encumbrances” means, (i) Encumbrances specifically reflected or reserved against, or otherwise specifically disclosed, in the Financial Statements, (ii) Encumbrances for Taxes, assessments and other government charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings diligently conducted, (iii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or similar common law or statutory Encumbrances arising or incurred in the ordinary course of business of the Company and the Company Subsidiaries, (iv) in respect of the Real Property: (A) covenants, conditions, restrictions easements, rights-of-way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar rights of record, (B) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other non-monetary exceptions to title of record on, over or in respect of Real Property, (C) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Real Property and (D) liens in favor of the lessors under the Leases, or encumbering the interests of the lessors under the Leases in the Leased Real Property, (v) restrictions on resale under state or federal securities laws, (vi) Encumbrances permitted pursuant to the definition of “Permitted Lien” in the Credit Agreement and (vii) liens and other matters described or referenced in Schedule 1.1(f).

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Post-Closing Tax Period” means any taxable period (or the portion of any Straddle Period) beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or the portion of any Straddle Period) ending on or before the Closing Date.

“Preferred Stock Consideration” shall be an amount equal to the product of (x) the number of Preferred Shares issued and outstanding on the Closing Date and (y) the sum of the Series A Redeemable Liquidation Preference (as defined in the Certificate of Designations) plus all accrued and unpaid dividends on the Preferred Shares as of Closing.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Representative” shall mean, with respect to any party hereto, such party or any of its Subsidiaries’ respective directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents and/or representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Transaction Expenses” means the aggregate amount of any legal, accounting, broker’s, investment banker, and other fees and expenses that are incurred by the Sellers or the Company prior to the Closing and are outstanding as of the Closing, in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby; provided, that for purposes of calculating the Closing Date Common Stock Cash Consideration under Section 2.1(c) (but not for purposes of making the payments contemplated by Section 2.2(h)), the Seller Transaction Expenses will exclude fifty percent (50%) of the Seller Transaction Expenses that are set forth on Schedule 1.1(h), up to a maximum exclusion of $125,000 (in respect of $250,000 of such Seller Transaction Expenses).

“Sellers’ Representative Expenses Amount” means $500,000.

“Specified Representations” means the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Binding Obligations), 4.5 (The Shares), 5.1 (Organization and Qualification), 5.2 (Capitalization of the Company), 5.3 (Subsidiaries), 5.4 (Binding Obligation), 5.18 (Brokers), 6.1 (Organization), 6.2 (Capitalization), 6.3 (Binding Obligation) and 6.10 (Brokers).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary): (i) owns, directly or indirectly, at least 50% of the Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or (ii) of which the specified Person controls the management.

“Tax” or “Taxes” means all (i) federal, state, local and foreign taxes, assessments, charges, duties, fees, levies or other similar amounts of any kind whatsoever, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, escheat, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar amounts, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto; (ii) transferee or other secondary Liability for the payment of any amount of a type described in clause (i) above; and (iii) Liability for the payment of any amount of a type described in clause (i) or clause (ii) above as a result of any contractual or other obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return (including estimated returns), declaration, report, claim for refund, information return or other statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

“Transaction Bonuses” means all amounts payable pursuant to certain transaction bonus arrangements, to be entered into by the Company or a Company Subsidiary between the date hereof and the Closing Date, as further described on Schedule 1.1(i).

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Taxes imposed with respect to the transactions contemplated by this Agreement.

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date. Working Capital shall not include any amounts reflected in Indebtedness for borrowed money, the Credit Agreement Payoff Amount, the Management Fee, the Transaction Bonuses or Seller Transaction Expenses.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds $30,000,000 (the “Base Amount”).

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Base Amount exceeds the Working Capital Estimate.

Section 1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
2011 Audited Financial Statements	5.7(a)
Accounting Firm	2.3(d)
Action	6.9
Acquisition Proposal	7.8(b)
Agreement	Preamble
Antitrust Law	7.3(b)
Audited Financial Statements	5.7(a)
Business	Recitals
Buyer	Preamble
Buyer Common Stock	2.1(c)
Buyer Expenses	9.2(c)
Buyer Financial Statements	6.6(a)
Buyer Indemnitee	10.2(a)
Buyer Objection	11.1(b)
Buyer Stockholder Approval	6.3
Buyer Termination Fee	9.2(a)
Buyer Triggering Action	7.12(c)
Cap	10.3(a)
Claims Notice	10.4(b)
Closing	3.1
Closing Date	3.1
Closing Date Common Stock Cash Consideration	2.1(c)
Commitment Letter	6.11
Common Shares	Recitals
Company	Preamble
Company Benefit Plans	5.23(a)
Company Representations	10.1
Company Subsidiary	5.3
Competing Business	7.10(b)
Confidentiality Agreement	7.2(b)
Cut-Off Date	10.1
Deductible Amount	10.3(b)
DOJ	7.3(b)
EC	7.3(b)
Employees	5.24(a)
Financial Covenant Conditions	7.15(c)
FASB	5.22(c)
FDA	5.13(a)
FDCA	5.13(f)
FIN 48	5.21(d)
Final Working Capital	2.3(e)
Financial Statements	5.7(a)
Financing	6.11
FTC	7.3(b)
Holdings	5.2(a)
Indemnitee	10.2(b)
Indemnitee Parties	10.3(d)
Initial Termination Date	9.1(b)

Term	Section
Insurance Policies	5.15
Intellectual Property Rights	5.26(b)
IP License	5.26(a)
Leased Real Property	5.20(b)
Leases	5.20(b)
Losses	10.2(a)
Material Contracts	5.10(a)
Medical Device	5.13(f)
Notice of Disagreement	2.3(b)
OpCo	5.2(a)
Owned Property Leases	5.20(a)(ii)
Owned Real Property	5.20(a)(i)
Partner	5.13(b)
Per Common Share Closing Date Cash Consideration	2.1(c)
Per Preferred Share Cash Consideration	2.1(c)
Per Share Buyer Stock Consideration	2.1(c)
Permits	5.12
Post-Closing Covered Tax Returns	11.1(a)
Pre-Closing Covered Tax Returns	11.1(a)
Preferred Shares	Recitals
Preferred Stock Consideration	2.1(c)
Prior Year Audited Financial Statements	5.7(a)
Proceeding	5.13(i)
Programs	5.13(i)
Property Taxes	11.2
Proxy Statement	7.12(a)
Rights Plan	6.14
Seller Indemnitee	10.2(b)
Seller Objection	11.1(c)
Seller Representations	10.1
Sellers	Preamble
Sellers’ Expenses	9.2(b)
Sellers’ Representative	Preamble
Shares	Recitals
Special Meeting	7.12(a)
Statement	2.3(a)
Stockholders Agreement	Recitals
Substitute Financing	7.15(b)
Tax Claim	11.4
Tax Refund	11.8
Termination Date	9.1(b)
Unaudited Financial Statements	5.7(a)
WARN	5.24(d)
Working Capital Estimate	2.1(b)

Section 1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” and such words shall not be construed to limit any general statement to the specific or similar items or matters immediately following such words;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(k) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder; and

(l) when calculating the number of days before which, within which or following which any act is to be done or any step is to be taken pursuant to this Agreement, the initial reference date in calculating such number of days shall be excluded; provided, if the last day of the applicable number of days is not a Business Day, the specified period in question shall end on the next succeeding Business Day; and

(m) the Sellers and the Buyer have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by such parties and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the purported authorship of any provision of this Agreement.

ARTICLE II

CALCULATION OF PURCHASE PRICE AND PAYMENT

Section 2.1 Purchase and Sale of the Shares. (a) At the Closing, upon the terms and subject to the conditions of this Agreement, each Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from each such Seller, the Shares owned by such Seller as listed on Schedule 4.5(a) (as the same may be updated prior to the Closing in accordance with Section 2.1(b)), free and clear of all Encumbrances.

(b) At least five (5) Business Days prior to the Closing Date, the Company shall deliver in writing to the Buyer (i) the Credit Agreement Payoff Amount and the Credit Agreement Outstanding Payoff Amount, (ii) the amount of the Management Fee, (iii) the amount of the Seller Transaction Expenses, (iv) the amount of the Transaction Bonuses (with such amount subject to decrease if the conditions for payment of any the Transaction Bonuses are not actually met as of the Closing Date), (v) a good faith estimate of Closing Working Capital prepared in accordance with the Accounting Principles (the “Working Capital Estimate”) and the resulting Working Capital Overage or Working Capital Underage and (vi) any update to Schedule 4.5(a) necessary to reflect the exercise of any Option occurring after the date hereof and prior to the Closing.

(c) For purposes of this Article II, the following definitions shall apply:

The “Closing Date Common Stock Cash Consideration” shall be equal to:

(i) $375,000,000;

(ii) plus the Working Capital Overage, if any;

(iii) minus the sum of:

(A) the Credit Agreement Payoff Amount;

(B) the Preferred Stock Consideration;

(C) the Buyer Stock Consideration Amount;

(D) the Working Capital Underage, if any;

(E) the Management Fee;

(F) the Transaction Bonuses;

(G) the Seller Transaction Expenses;

(H) the Sellers’ Representative Expenses Amount; and

(I) the Escrow Amount.

For the avoidance of doubt, (a) in no event will the Closing Date Common Stock Cash Consideration be less than $0; (b) to the extent that there is insufficient cash to fund the Escrow Amount in full, the difference will be funded in Buyer Stock Shares valued at the volume-weighted average of the per share trading prices of Buyer Common Stock as reported through Bloomberg (based on all trades in Buyer Common Stock and not an average of daily averages) for the fifteen (15) consecutive full trading days ending on the Business Day prior to the Closing Date; and (c) in no event will the sum of the aggregate cash payments required to be made pursuant to Sections 2.2(f), (g), (h) and (i) exceed the difference between (1) $375,000,000 plus the Working Capital Overage, if any, minus (2) the sum of amounts specified in Sections 2.1(c)(iii)(A), (B), (C) (less any such amount attributable to Buyer Stock Shares included in the Escrow Amount pursuant to the terms of subclause (b) above), (D) and (I).

The “Per Common Share Closing Date Cash Consideration” shall be an amount equal to the quotient obtained by dividing (a) the Closing Date Common Stock Cash Consideration by (b) the number of Common Shares outstanding as of the Closing Date.

The “Per Preferred Share Cash Consideration” shall be an amount equal to the quotient obtained by dividing (a) the Preferred Stock Consideration by (b) the number of Preferred Shares outstanding as of the Closing Date.

The “Per Share Buyer Stock Consideration” shall be equal to the number of shares of Buyer’s common stock, par value $0.01 per share (the “Buyer Common Stock”), equal to the quotient obtained by dividing:

(i) the Buyer Stock Shares, by

(ii) the number of Common Shares outstanding as of the Closing Date.

Section 2.2 Transactions to Be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties:

(a) the Sellers shall deliver to the Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;

(b) the Buyer shall pay to each Seller by wire transfer of immediately available funds to a bank account designated in writing by each such Seller (such designation to be made at least two (2) Business Days prior to the Closing Date), (i) with respect to the Common Shares held by such Seller, the product of (x) the Per Common Share Closing Date Cash Consideration, if any, multiplied by (y) the Common Shares outstanding on the Closing Date owned by such Seller as listed on Schedule 4.5(a) attached hereto (as the same may be updated prior to the Closing in accordance with Section 2.1(b)) and (ii) with respect to the Preferred Shares held by such Seller, the product of (x) the Per Preferred Share Cash Consideration multiplied by (y) the number of Preferred Shares outstanding on the Closing Date owned by such Seller as listed on Schedule 4.5(a) attached hereto;

(c) the Buyer shall deliver to each Seller a number of shares of Buyer Common Stock, which may be represented by one or more certificates or may be uncertificated, at each Seller’s election, equal to the product of (x) the Per Share Buyer Stock Consideration multiplied by (y) the number of Common Shares outstanding on the Closing Date owned by such Seller as listed on Schedule 4.5(a) attached hereto (as the same may be updated prior to the Closing in accordance with Section 2.1(b)), less any shares of Buyer Common Stock delivered to the Escrow Agent in accordance with the last sentence of the definition of Closing Date Common Stock Cash Consideration; provided, that any payment hereunder to be made in the form of shares of Buyer Common Stock shall be made only in whole shares, and any fractional shares shall be rounded up to the nearest whole share; and

(d) the Buyer shall deliver to the Bank by wire transfer of immediately available funds to such bank account of the Bank designated in writing by the Bank (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount equal to the Credit Agreement Outstanding Payoff Amount;

(e) the Buyer shall deliver the Escrow Amount, including any shares of Buyer Common Stock, if applicable, to the Escrow Agent to be held and disbursed in accordance with the terms of the Escrow Agreement;

(f) the Buyer shall deliver by wire transfer of immediately available funds to the bank account designated in writing by the Sellers’ Representative (such designation to be made at least two (2) Business Days prior to the Closing Date) the Sellers’ Representative Expenses Amount;

(g) the Buyer shall deliver by wire transfer of immediately available funds to the bank account designated in writing by Avista Capital Partners, LP (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount equal to the Management Fee, as specified by the Company in accordance with Section 2.1(b);

(h) the Buyer shall deliver by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) amounts equal, in the aggregate, to the Seller Transaction Expenses, as specified by the Company in accordance with Section 2.1(b); and

(i) the Buyer shall deliver by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) amounts equal, in the aggregate, to the Transaction Bonuses (and the Company shall timely remit all applicable withholding obligations with respect to such Transaction Bonuses to the proper third parties in accordance with all applicable Laws).

Section 2.3 Purchase Price Adjustment. (a) Within thirty (30) calendar days after the Closing Date, the Buyer shall deliver to the Sellers’ Representative a statement (the “Statement”) of the Closing Working Capital prepared in accordance with the Accounting Principles. The Buyer and the Sellers acknowledge that no adjustments shall be made to the Base Amount.

(b) The Statement shall become final and binding upon the parties after the fifteenth (15th) calendar day following the date on which the Statement is received by the Sellers’ Representative, unless the Sellers’ Representative delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Buyer on or prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on Closing Working Capital not being calculated in accordance with the Accounting Principles.

(c) If a Notice of Disagreement is received by the Buyer on or prior to the deadline stated in Section 2.3(b) above, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Sellers and the Buyer on the earlier of (i) the date the Sellers’ Representative and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm pursuant to this Section 2.3. During the fifteen (15) calendar day period following the delivery of a Notice of Disagreement, the Sellers’ Representative and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(d) If at the end of such fifteen (15) calendar day period the Sellers’ Representative and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Sellers’ Representative and the Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.3, only such matters as are specified in the Notice of Disagreement that remain in dispute. The Accounting Firm shall be Deloitte & Touche or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Sellers’ Representative and the Buyer in writing. The Sellers’ Representative and the Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) calendar days of the receipt of such submission; provided, that the Accounting Firm shall not render a written decision at any time that the Sellers’ Representative shall have made reasonable information requests in accordance with Section 2.3(f) below that have not been resolved in a manner reasonable under the circumstances, and the Sellers’ Representative shall be permitted, prior to the Accounting Firm rendering its written decision, to update its written submission to the Accounting Firm to take into account the information ultimately obtained thereby by delivery of such updated written submission to the Accounting Firm not later than ten (10) calendar days after receipt of the information ultimately obtained thereby. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors in the Statement and determining whether the items in dispute in the Statement were determined in accordance with the Accounting Principles and the Accounting Firm is not to make any other determination, including any determination as to whether the Base Amount or Working Capital Estimate are correct. The Accounting Firm’s decision shall be based solely on written submissions by the Sellers’ Representative and the Buyer and their respective Representatives and not by independent review and shall be final and binding on all of the parties hereto. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or a value smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3(d) shall be borne pro rata as between the Sellers, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Sellers’ Representative and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. The dispute resolution mechanics set forth in this Section 2.3 shall be the exclusive dispute resolutions mechanics for determining any Notice of Disagreement hereunder and the matters contemplated thereby, including, without limitation, any Notice of Disagreement concerning whether the Statement was prepared in accordance with the Accounting Principles, and the indemnifications provisions set forth in Article X and Article XI hereof shall not apply to any such dispute.

(e) For the purposes of this Agreement, “Final Working Capital” means the Closing Working Capital as finally agreed or determined in accordance with Section 2.3(b), (c) or (d), as applicable. If the Final Working Capital exceeds the Working Capital Estimate, the Buyer shall, within five (5) Business Days after the Final Working Capital is determined, make payment by wire transfer of immediately available funds to the Sellers in accordance with their respective Adjustment Amount Transaction Percentage in the amount of any such excess; provided that the maximum amount payable by Buyer to the Sellers based on the Final Working Capital shall not exceed $2,500,000. If the Working Capital Estimate exceeds the Final Working Capital, the parties shall, within five (5) Business Days after the Final Working Capital is determined, deliver joint written instructions to the Escrow Agent to release by wire transfer of immediately available funds to the Buyer from the Escrow Fund an amount equal to any such excess in accordance with the terms of the Escrow Agreement; provided, that the maximum payment owing to the Buyer based upon the Final Working Capital shall not exceed $2,500,000.

(f) No actions taken by the Buyer on its own behalf or on behalf of the Company or any Company Subsidiary, on or following the Closing Date shall be given effect for purposes of determining the Closing Working Capital. During the period of time from and after the Closing Date through the final determination and payment of Closing Working Capital in accordance with this Section 2.3, the Buyer shall afford, and shall cause the Company and each Company Subsidiary to afford, to the Sellers’ Representative and any accountants, counsel or financial advisers retained by the Sellers’ Representative in connection with the review of Closing Working Capital in accordance with this Section 2.3, direct access during normal business hours upon reasonable advance notice to all the properties, books, Contracts, personnel, Representatives (including the Company’s accountants) and records of the Company, each Company Subsidiary and such Representatives (including the work papers of the Company’s accountants) relevant to the review of the Statement and the Buyer’s determination of Closing Working Capital in accordance with this Section 2.3.

Section 2.4 Treatment of Options and Performance Awards. Prior to the Closing, the Sellers shall use, and shall cause the Company to use, commercially reasonable efforts to cause each Optionholder to execute and deliver a Joinder Agreement, solely with respect to, and as specified in, this Section 2.4 and Section 7.11(b). At least twenty (20) calendar days prior to the Closing, the Sellers shall cause the Company (a) to take all actions necessary so that all Options other than Performance Awards (as defined in the Equity Plan) then outstanding shall become fully vested and exercisable (whether or not currently exercisable) for a period of time prior to the Closing and (b) in respect of any Optionholder that has not executed and delivered a Joinder Agreement, upon the request of the Buyer or otherwise in the discretion of the Company, to take all such additional actions as are necessary so that all Performance Awards then outstanding shall become fully vested and exercisable. Each Optionholder hereby agrees that any Performance Award held by such Optionholder shall be cancelled as of the Closing without the payment of any consideration therefor. Each Optionholder hereby agrees that, immediately prior to the Closing, each Option not theretofore exercised shall be cancelled without the payment of any consideration therefor. Each Optionholder does hereby fully release and discharge the Buyer, the Company and all other Persons after the Closing from any and all Liabilities relating to or arising from the cancellation without consideration of such Optionholder’s Options and Performance Awards. Each Optionholder exercising any Options prior to the Closing hereby agrees to become a party to this Agreement as a Seller and to be bound by, and subject to, all of the covenants, terms and conditions of this Agreement that are binding upon the Sellers. Each Seller that is also a holder of any Options hereby agrees that by signing this Agreement as a Seller, such Seller is also agreeing to the terms and provisions of this Section 2.4 and Section 7.11(b) as an Optionholder.

Section 2.5 Escrow Fund.

(a) The Escrow Amount shall be used (i) for the purposes set forth in Section 2.3(e) and (ii) to satisfy any claims of the Buyer for indemnification pursuant to (A) Section 10.2(a) made from and after Closing but on or before the Cut-Off Date and (B) Article XI in the case of indemnification for claims relating to Taxes made from and after the Closing but on or before the Cut-Off Date. Any amounts in the Escrow Fund not so used shall be distributed to the Sellers in accordance with their respective Adjustment Amount Transaction Percentages. The Escrow Fund shall be held and disbursed for the purposes and in accordance with the terms hereof and of the Escrow Agreement.

(b) The Sellers’ Representative Expenses Amount shall be used to satisfy any fees, expenses or Losses of the Sellers’ Representative incurred in connection with the performance of its duties under this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby. The Sellers’ Representative Expenses Amount shall be held and disbursed for the purposes and in accordance with the terms hereof.

Section 2.6 Relationship Among the Sellers. (a) Each Seller and the Company (solely with respect to any actions to be taken prior to the Closing) hereby irrevocably appoints the Sellers’ Representative as its agent and representative to act as the agent and on behalf of such Sellers and the Company (solely with respect to any actions to be taken prior to the Closing) regarding any matter relating to or under this Agreement or the Escrow Agreement, including for the purposes of:

(i) making decisions with respect to the determination of the Closing Working Capital under Section 2.3;

(ii) determining whether the conditions to closing in Article VIII have been satisfied and supervising the Closing, including waiving any condition, as determined by the Sellers’ Representative, in its sole discretion;

(iii) taking any action that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article IX;

(iv) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 12.2;

(v) accepting notices on behalf of the Sellers or the Company in accordance with Section 12.5;

(vi) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with agreeing to, negotiating or entering into settlements and compromises of any claim for indemnification pursuant to Article X or Article XI hereof;

(vii) delivering or causing to be delivered to the Buyer at the Closing certificates representing the Shares to be sold by the Sellers hereunder;

(viii) executing and delivering, on behalf of the Sellers or the Company, any and all notices, documents or certificates to be executed by the Sellers or the Company, in connection with this Agreement and the transactions contemplated hereby;

(ix) granting any consent, waiver or approval on behalf of the Sellers or the Company under this Agreement;

(x) establishing the Escrow Fund and paying such amounts from such funds as the Sellers’ Representative deems necessary or appropriate in its good faith judgment;

(xi) engaging and paying the fees and expenses of (and holding back from the Sellers all amounts with respect thereto) attorneys, accountants and other professionals and experts, and paying such other out-of-pocket costs, as necessary or appropriate, in the judgment of the Sellers’ Representative, in connection with the performance of its duties under this Agreement, up to the amount of the Sellers’ Representative Expenses Amount;

(xii) receiving service of process in connection with any claims under this Agreement and giving and receiving notices and communications; and

(xiii) taking all actions necessary in the judgment of the Sellers’ Representative for the accomplishment of the foregoing and any other post-Closing matters.

As the Representative of the Sellers and the Company (solely with respect to any actions to be taken prior to the Closing) under this Agreement, the Sellers’ Representative shall act as the agent for all Sellers and the Company, shall have authority to bind each such Person in accordance with this Agreement, and the Buyer may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon at least two (2) Business Days’ prior written notice to the Buyer. In the event of the death, resignation or incapacity of the Sellers’ Representative, the Sellers shall promptly designate another Person to act as the Company’s (solely with respect to any actions to be taken prior to the Closing) and their representative under this Agreement, so that, at all times, there will be a Sellers’ Representative with the authority provided in this Section 2.6. Such successor Sellers’ Representative shall be designated by the Sellers by an instrument in writing signed by Sellers holding a majority of the Common Shares (determined as of immediately prior to the Closing), and such appointment shall become effective as to the successor Sellers’ Representative when such instrument has been delivered to it and a copy thereof delivered to the Buyer. The Buyer may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers’ Representative in connection with this Agreement in writing and signed by an officer of the Sellers’ Representative (or by the Sellers’ Representative himself or herself, in the event that the Sellers’ Representative is a natural person).

(b) Each Seller and the Company (solely with respect to any actions to be taken prior to the Closing) hereby appoints the Sellers’ Representative as such Seller’s and the Company’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller’s and the Company’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Shares, or the actions to be taken by the Company under this Agreement, as applicable, as fully to all intents and purposes as such Seller or the Company might or could do in person. This power of attorney and all authority hereby conferred shall be irrevocable and shall not be terminated by any act of any Seller or the Company, by operation of law, by such Seller’s death, disability, protective supervision or any other event and shall be binding upon each Seller and the Company and the executors, heirs, legal representatives and successors of each Seller and the Company. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Seller and the Company (solely with respect to any actions to be taken prior to the Closing) shall be deemed to have unconditionally and irrevocably waived and renounced his, her or its right to revoke or renounce this power of attorney at any time. Each Seller and the Company (solely with respect to any actions to be taken prior to the Closing) hereby unconditionally and irrevocably waives any and all defenses that otherwise may be available to contest, negate or disaffirm any action of the Sellers’ Representative taken under this Agreement. Notwithstanding the power of attorney and other authority granted in this Section 2.6, no agreement, instrument, acknowledgement or other act or document shall be ineffective solely by reason of a Seller or, prior to the Closing, the Company (instead of the Sellers’ Representative) having signed or given the same directly.

(c) The Sellers’ Representative (in its capacity as Sellers’ Representative) shall have no Liability to the Buyer for any breach or default under this Agreement (or other action taken or omitted to be taken) by any Seller or the Company. Except for actual, knowing and intentional fraud or willful misconduct on its part, the Sellers’ Representative shall have no Liability to any Seller or any other Person under this Agreement or the Escrow Agreement or in connection with any of the transactions contemplated hereby or thereby for any action or omission by the Sellers’ Representative on behalf of the Sellers or the Company. All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers and the Company. In performing the functions specified in this Agreement, the Sellers’ Representative may act and rely upon any instrument or other writing believed by the Sellers’ Representative to be genuine and to be signed or presented by the proper Person. Each Seller and the Company (solely with respect to any actions to be taken prior to the Closing) hereby agrees to indemnify and hold harmless the Sellers’ Representative from and against any Liability suffered or incurred by the Sellers’ Representative arising out of or in connection with the acceptance, administration or exercise of its rights, duties and responsibilities hereunder, absent actual, knowing and intentional fraud or willful misconduct of the Sellers’ Representative.

(d) The Sellers’ Representative shall be entitled to withdraw cash amounts held in the bank account for the Sellers’ Representative Expenses Amount (and, solely to the extent expressly provided for in the Escrow Agreement, cash amounts held in the Escrow Fund) in reimbursement for out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Sellers’ Representative in performing under this Agreement and the Escrow Agreement. The Sellers and the Company shall have no claim or cause of action against, may not assert any claim against, and the Sellers shall indemnify and hold harmless the Sellers’ Representative from and against any and all Losses incurred by the Sellers’ Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, relating to the Sellers’ Representative’s capacity as Sellers’ Representative other than such Losses resulting from the Sellers’ Representative’s gross negligence or willful misconduct. The Sellers shall pay to the Sellers’ Representative, promptly upon request, such Sellers’ pro rata share of any amounts paid by the Sellers’ Representative on behalf of the Sellers or the Company and all costs and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Sellers’ Representative in connection with the protection, defense or enforcement of any rights under this Agreement or the Escrow Agreement to the extent such costs, expenses and other amounts exceed the amount available to the Sellers’ Representative in the Sellers’ Representative Expenses Amount.

ARTICLE III

THE CLOSING

Section 3.1 Closing; Closing Date. The closing of the sale and purchase of the Shares contemplated hereby (the “Closing”) shall take place at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281, at 10:00 a.m., local time, on the fifth (5th) Business Day after the date that all of the conditions to the Closing set forth in Article VIII (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Sellers’ Representative and the Buyer may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth on the Disclosure Schedules, each Seller represents and warrants to the Buyer, severally and not jointly and solely as to itself, as follows:

Section 4.1 Organization. Such Seller (other than any Seller that is an individual) is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its formation.

Section 4.2 Binding Obligations. Such Seller (other than any Seller that is an individual) has all requisite corporate, partnership or other authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Seller, and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Seller. This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, each other Seller and the Buyer, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

Section 4.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Seller and performance by such Seller of its obligations hereunder (i) do not constitute or result in any violation of the applicable organizational documents of such Seller, if applicable, (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which such Seller is a party or by which such Seller is bound or to which its properties are subject, and (iii) except for applicable requirements under the HSR Act or similar foreign competition or Antitrust Laws, do not violate any existing Law applicable to such Seller or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair such Seller’s ability to consummate the transactions contemplated hereby.

Section 4.4 No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth in Schedule 4.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by such Seller in connection with the due execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair such Seller’s ability to consummate the transactions contemplated hereby.

Section 4.5 The Shares.

(a) Schedule 4.5(a) sets forth such Seller’s record ownership of the Company’s capital stock as of the date hereof. Other than the shares of capital stock of the Company owned by such Seller as listed on Schedule 4.5(a) hereto, such Seller has no other equity interests or rights to acquire equity interests in the Company as of the date hereof.

(b) Such Seller is the record and beneficial owner of, and has good and valid title to the Shares listed next to such Seller’s name on Schedule 4.5(a), free and clear of all Encumbrances, except Encumbrances on transfer imposed under applicable securities laws or under the Company’s stockholder arrangements and organizational documents. Assuming the Buyer has the requisite power and authority to be the lawful owner of such Shares, upon delivery to the Buyer at the Closing of certificates representing the Shares, duly endorsed by such Seller for transfer to the Buyer, and upon receipt of the applicable consideration set forth in Article II by such Seller, good and valid title to the Shares will pass to the Buyer, free and clear of any Encumbrances, other than those Encumbrances on transfer imposed under applicable securities laws or under the Company’s stockholder arrangements and organizational documents. Except as set forth on Schedule 4.5(b), the Shares are not subject to any Contract to which such Seller is a party restricting or otherwise relating to the voting, dividend rights or disposition of such Shares. Except as set forth on Schedule 4.5(b), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which such Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Shares or any securities or obligations exercisable or exchangeable for, or convertible into, any of the Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 4.6 Litigation. There is no claim, action, suit or legal proceeding pending or, to the knowledge of such Seller, threatened or affecting, such Seller or any of his, her or its properties (including the Shares) or rights, at law or in equity, before or by any court, arbitrator, panel or other Governmental Authority that would reasonably be expected to materially adversely affect the ability of such Seller to sell the Shares owned by such Seller as contemplated by this Agreement.

Section 4.7 Investment Purpose. Such Seller will acquire the Buyer Common Stock as set forth in Article II for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal or state securities laws. Such Seller acknowledges that the acquisition of the Buyer Common Stock hereunder has not been registered under the Securities Act or any state securities laws, and that such Buyer Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. In this regard, such Seller represents that such Seller is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Seller further understands that the resale of shares of the Buyer Common Stock to be issued to such Seller pursuant to this Agreement will be subject to the terms and provisions of the Stockholder Agreement. Except as otherwise set forth on Schedule 4.7, such Seller represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Section 4.8 Investment Experience. Such Seller (a) has such knowledge and experience in financial and business matters as are necessary to evaluate the risks and merits of an investment in the Buyer Common Stock, and such Seller is capable of bearing the entire loss of its investment in the Buyer Common Stock, (b) confirms that the Buyer has made available to such Seller all materials relating to the business, finances and operations of the Buyer and materials relating to the offer and sale of the Buyer Common Stock which have been requested by such Seller and (c) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Buyer Common Stock; provided, that such Seller makes the foregoing representation for securities Law purposes only, and the foregoing representation shall not affect any rights and remedies, including any right to indemnification, to which such Seller may otherwise be entitled pursuant to this Agreement or otherwise (other than in respect of any claims arising under applicable securities Laws as to the existence of a valid exemption from registration for the issuance of the Buyer Common Stock to such Seller).

Section 4.9 Exclusivity of Representations. The representations and warranties made by such Seller in Article IV and Section 7.13 of this Agreement are the exclusive representations and warranties made by such Seller. Such Seller hereby disclaims any other express or implied representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedules, the Company represents and warrants to the Buyer as follows:

Section 5.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company and each Company Subsidiary have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary have been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially adverse effect on the Company’s ability to consummate the transactions contemplated hereby. The Company has made available to the Buyer true and correct copies of the charter and by-laws for the Company and each Company Subsidiary.

Section 5.2 Capitalization of the Company. (a) Schedule 5.2(a) sets forth a complete and accurate list of the authorized and, as of the date hereof, issued and outstanding capital stock of the Company, including (i) a complete and accurate list of all the authorized, issued and outstanding Preferred Shares, (ii) a complete and accurate list of all of the authorized, and, as of the date hereof, issued and outstanding Common Shares and (iii) the amount of any accrued and unpaid dividends with respect to the Preferred Shares as of the date hereof. The Company has no shares of its capital stock reflected on the books and records of the Company as treasury shares. Holders of all issued and outstanding Shares have executed this Agreement. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Schedule 5.2(a), free of any preemptive rights in respect thereto.

(b) Schedule 5.2(b) sets forth as of the date hereof, a list of all holders of Options and in the case of each Option held by such holder of such Options, the number of Common Shares subject to such Option and the Exercise Price thereof. Except as set forth on Schedule 5.2(b), there are no other shares of capital stock or other Equity Interests of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or which is convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote). Except as set forth on Schedule 5.2(b), there are no Contracts to which the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other Equity Interests in, the Company or (ii) vote or dispose of any shares of capital stock of, or other Equity Interests in, the Company. Except as set forth on Schedule 5.2(b), there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other Equity Interests in, the Company.

(c) Except as set forth on Schedule 5.2(c), neither the Company nor any Company Subsidiary is a party to any voting trust or other shareholder agreement that contains restrictions, limitations, requirements or otherwise relates to the voting, redemption, sale, issuance, transfer, registration, preemptive or anti-dilutive rights or other disposition of the Equity Interests of the Company or any Company Subsidiary.

Section 5.3 Subsidiaries. (a) Schedule 5.3(a) sets forth a complete and accurate list of the name and jurisdiction of each Subsidiary of the Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), and the authorized, issued and outstanding Equity Interests of each Company Subsidiary. Each of the outstanding Equity Interests of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable and is directly owned of record as set forth on Schedule 5.3(a), free and clear of any Encumbrances other than Encumbrances on transfer imposed under applicable securities law. The Company Subsidiaries have no Equity Interests reflected on their books and records as treasury shares. The Company was formed solely for the purpose of holding all of the issued and outstanding shares of capital stock of Navilyst Medical Holdings, Inc., a Delaware corporation (“Holdings”). Holdings was formed solely for the purpose of holding all of the issued and outstanding shares of capital stock of Navilyst Medical, Inc., a Delaware corporate (“OpCo”). Neither the Company nor Holdings has conducted any business other than (i) in connection with holding all of the issued and outstanding shares of capital stock of Holdings or OpCo, as applicable, and (ii) with respect to Holdings, performance of its obligations under the Credit Agreement and related agreements and, prior to the organization of the Company, acting as the top tier holding company and issuing equity securities to its Securityholders, including the Sellers and the Optionholders.

(b) Except as set forth on Schedule 5.3(b), there are no other Equity Interests of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which any such

Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of Equity Interests of such Company Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any Company Subsidiary to which the Company or any Company Subsidiary is bound. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which is convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Company Subsidiary on any matter. Except as set forth on Schedule 5.3(b), there are no Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other Equity Interests in, such Company Subsidiary or (ii) vote or dispose of any shares of the capital stock of, or other Equity Interests in, such Company Subsidiary. There are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other Equity Interests in, any Company Subsidiary. Except as set forth on Schedule 5.3(a), neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, or other Equity Interest in, any Person (other than the Company Subsidiaries in the case of the Company).

Section 5.4 Binding Obligation. The Company has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Buyer and the Sellers, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

Section 5.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and performance by the Company of its obligations hereunder (i) do not result in any violation of the charter, by-laws or other organizational documents of the Company or the Company Subsidiaries, (ii) except as set forth on Schedule 5.5, do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any Contract or Lease, and (iii) except for the applicable requirements of the HSR Act, do not violate any existing Law to which the Company, the Company Subsidiaries or any of their respective properties is subject; provided, however, that no representation or warranty is made in the foregoing clause (ii) or (iii) with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or materially impair the Company’s ability to consummate the transactions contemplated hereby.

Section 5.6 No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth in Schedule 5.6, no consent, order, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to any consents, orders, authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or materially impair the Company’s ability to consummate the transactions contemplated hereby.

Section 5.7 Financial Statements. (a) (i) the Company has delivered to the Buyer copies of the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2010,

December 31, 2009 and December 31, 2008 and the related audited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the years then ended (the “Prior Year Audited Financial Statements”), (ii) the Company will deliver to the Buyer prior to the Closing a copy of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2011 and the related audited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the year then ended (the “2011 Audited Financial Statements”, and together with the Prior Year Audited Financial Statements, the “Audited Financial Statements”) and (iii) the Company has delivered to the Buyer a copy of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2011 and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the period then ended, (the “Unaudited Financial Statements”, and collectively with the Audited Financial Statements, the “Financial Statements”). Except (a) as disclosed in Schedule 5.7(a), (b) with respect to the Audited Financial Statements, as set forth in the footnotes thereto, and (c) with respect to the Unaudited Financial Statements, as to year-end adjustments and the absence of footnotes, the Prior Year Audited Financial Statements (and, following the delivery thereof as contemplated above, the 2011 Audited Financial Statements) and the Unaudited Financial Statements, have been prepared in accordance with the books and records of the Company and the Company Subsidiaries and with the Accounting Principles applied on a consistent basis throughout the periods indicated and present fairly in all material respects the Company’s and the Company Subsidiaries’ financial position as of the specified dates and the Company’s and the Company Subsidiaries’ results of operations and cash flows for the specified periods. The Company has provided the Buyer with a true and correct copy of the independent auditors’ report relating to the Prior Year Audited Financial Statements and will provide the Buyer with a true and correct copy of the independent auditors’ report relating to the 2011 Audited Financial Statements concurrent with the delivery of such 2011 Audited Financial Statements as contemplated above.

(b) The Company and the Company Subsidiaries maintain and have maintained a standard system of accounting established and administered in accordance with the Accounting Principles. The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Except as set forth on Schedule 5.7(c), in the past three (3) years, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or the Company Subsidiaries, has received or otherwise had or obtained actual knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Companies or any of the Company Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Companies or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices, in each case, that reasonably would be expected to result in a restatement to the Financial Statements. In the past three (3) years, to the Knowledge of the Company, no attorney representing the Company or the Company Subsidiaries has reported evidence of a material violation of applicable securities laws, breach of fiduciary duty or similar violation by the Company or any of the Company Subsidiaries or any of their respective officers, directors or employees to the Board of Directors (or similar body) or any committee thereof or to any director or executive officer of the Company or the Company Subsidiaries. In the past three (3) years, neither the Company nor any of the Company Subsidiaries has conducted an internal investigation regarding accounting practices or policies.

(d) Except as set forth on Schedule 5.7(d), neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 5.8 No Undisclosed Liabilities; Absence of Certain Changes or Events. (a) The Company and the Company Subsidiaries do not have any Liabilities that would have been required in accordance with GAAP to be recorded in, reserved against or otherwise reflected on the balance sheet as of September 30, 2011 included in the Financial Statements and were not so recorded, reserved against or reflected, other than (i) Liabilities incurred in the ordinary course of business after September 30, 2011 and (ii) Liabilities contemplated by this Agreement and the transactions contemplated hereby.

(b) Except as set forth on Schedule 5.8(b), from December 31, 2010 through the date of this Agreement, (i) the Business has been carried on and conducted, in all material respects, in the ordinary course of business and (ii) there has not been any change, effect, occurrence, development, state of circumstances, fact, condition or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9 Compliance with the Laws. Except as set forth on Schedule 5.9, (a) the Business is not being conducted in any material respect in violation of any Laws and (b) each of the Company and the Company Subsidiaries is, and for the past three (3) years, has been, in compliance in all material respects with all Laws applicable to it, its properties or other assets or its business or operations. Except as set forth on Schedule 5.9, neither the Company nor any of the Company Subsidiaries has received, in past three (3) years, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to it, its properties or other assets or its businesses or operations.

Section 5.10 Contracts. (a) Schedule 5.10(a) sets forth a true and complete list of the following Contracts to which the Company or any Company Subsidiary is a party or to which their respective assets, property or business are bound or subject, or under which the Company or any Company Subsidiary has any outstanding rights or obligations (collectively, the Contracts listed on Schedule 5.10(a) are referred to herein as the “Material Contracts”):

(i) any mortgage, loan agreement, indenture, note, security agreement, installment obligation or other instrument, agreement or arrangement for or relating to (A) any borrowing of money or (B) extending of credit in excess of $250,000, in each case, to or from the Company or any Company Subsidiary;

(ii) any Contract with customers, excluding one-time purchase orders but including standing purchase orders, requiring annual payments in excess of $250,000;

(iii) any guaranty, direct or indirect, primary or secondary, by the Company or any Company Subsidiary of any obligation for borrowings or otherwise in excess of $250,000, excluding endorsements made for collection in the ordinary course of business consistent with past practice;

(iv) any Contract providing for the grant of any preferential rights to purchase or lease any of the assets of the Company or any Company Subsidiary;

(v) any collective bargaining agreement with any labor union;

(vi) employment agreements involving, in each case, aggregate annual salary and guaranteed bonus payments by the Company or any Company Subsidiary in excess of $250,000;

(vii) real property or personal property leases involving, in each case, annual payments in excess of $250,000;

(viii) any Contract requiring expenditures by the Company or any Company Subsidiary in an amount in excess of $250,000 per year and extending beyond two (2) years from the date hereof;

(ix) any supply, distribution, or other similar Contract requiring payments to or from the Company or any Company Subsidiary in an amount in excess of $250,000 per year or any Contract requiring payments to or from the Company or any Company Subsidiary in an amount in excess of $250,000 per year;

(x) any confidentiality or non-disclosure agreement that restricts the ability of the Company or any Company Subsidiary to make any disclosure or use of any information;

(xi) any Contract containing noncompetition, non-solicitation or other limitations restricting the ability of the Company or any Company Subsidiary to compete with any Person or in any geographic area or to solicit the employees or customers of any Person;

(xii) any Contract, agreement or understanding imposing any restriction or limitation on the sale or other transfer of any of the assets of the Company or any Company Subsidiary;

(xiii) any joint venture Contracts, partnership agreements or material similar agreements involving the sharing of profits, losses, costs or liabilities;

(xiv) any Contract with any director, officer or Affiliate of the Company or any Company Subsidiary;

(xv) any Contract prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any Company Subsidiary, prohibiting the pledging of the capital stock or assets of the Company or any Company Subsidiary or prohibiting the issuance of guarantees or pledges by the Company or any Company Subsidiary;

(xvi) any Contract that contain obligations of the Company or any Company Subsidiary secured by an Encumbrance on any asset of the Company or any Company Subsidiary (other than Permitted Encumbrances) or any Contract that relates to any hedging, derivatives or similar contracts or arrangements;

(xvii) any Contract that obligates the Company or any Company Subsidiary to conduct business on an exclusive or preferential basis with any third Person;

(xviii) any Contract related to an acquisition, divestiture, merger or similar transaction containing representations, covenants, indemnities or other obligations, including any “earnout” or other deferred or contingent consideration, entered into in the past three (3) years that individually resulted in, or could reasonably be expected to result in, payments under such Contract in each case in excess of $250,000; and

(xix) any Contract to enter into any one of the foregoing.

(b) As of the date hereof, (i) each Material Contract is valid, binding and in full force and effect, (ii) neither the Company nor any Company Subsidiary, and to the Knowledge of the Company, no other party thereto, is in breach of or default thereunder and (iii) no event or condition has occurred that, with or without notice, lapse of time or both, would violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both would become a default) under any such Material Contract, except in the case of each of clause (ii) and clause (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. A true, correct and complete copy of each Material Contract has been made available by the Company to the Buyer.

Section 5.11 Litigation. Except as set forth in Schedule 5.11, there are no material claims, actions or legal proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets before any Governmental Authority against or involving the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any material unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

Section 5.12 Permits. Schedule 5.12 sets forth for the Company and each Company Subsidiary all licenses, permits, authorizations, franchises and certifications of governmental authorities, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, notices and permits held by the Company or any Company Subsidiary which are material to the Company and each Company Subsidiary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as presently conducted, or the lawful ownership of properties and assets or the operation of their businesses as conducted (collectively, “Permits”). There are no other Permits required by the Company or any Subsidiary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as presently conducted, except for such Permits the failure of which to have would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as disclosed on Schedule 5.12, (i) to the Knowledge of the Company, no suspension, revocation or invalidation of any such Permit is pending or has been threatened, (ii) all such Permits are in full force and effect and (iii) to the Knowledge of the Company, there has occurred no default under any Permit by the Company or such Company Subsidiary, except for such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.13 Regulatory Compliance. (a) To the Knowledge of the Company, there is no actual or threatened enforcement action by the Food and Drug Administration (the “FDA”) or any other Governmental Authority that has jurisdiction over the operations of the Company and the Company Subsidiaries. To the Knowledge of the Company, there is no reason to believe that the FDA or any other Governmental Authority is considering such action.

(b) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company, the Company Subsidiaries, or, to the Knowledge of the Company, any Person that manufactures, develops, packages, processes, labels, tests or distributes Medical Devices (as defined below) pursuant to a development, commercialization, manufacturing, supply, testing or other collaboration arrangement with the Company or any Company Subsidiary (each, a “Partner”) have been so filed, maintained or furnished. To the Knowledge of the Company, all such reports, documents, claims and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(c) Except as disclosed on Schedule 5.13(c), none of the Company, the Company Subsidiaries and, to the Knowledge of the Company, any Partner, has, in the past three (3) years, received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA or other Governmental Authority (i) alleging or asserting noncompliance with any applicable Laws or Permits and the Company has no Knowledge or reason to believe that the FDA or any other Governmental Authority is considering such action or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Devices.

(d) No Permit issued to the Company, the Company Subsidiaries, or, to the Knowledge of the Company, any Partner, by the FDA or any other Governmental Authority has, in the past three (3) years, been limited, suspended or revoked and the Company has no Knowledge or reason to believe that the FDA or any other Governmental Authority is considering such action.

(e) All preclinical animal testing and clinical trials being funded or conducted by, at the request of or on behalf of the Company or a Partner are listed on Schedule 5.13(e) and, to the Knowledge of the Company, are being conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Law. To the Knowledge of the Company, the descriptions of the studies, tests and preclinical and clinical trials listed on Schedule 5.13(e), including the related results and regulatory status are accurate and complete in all material respects. The Company and the Company Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Authority in the past three (3) years requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or any Company Subsidiary, or in which the Company or any Company Subsidiary has participated, and the Company has no Knowledge or reason to believe that the FDA or any other Governmental Authority is considering such action.

(f) Each product or product candidate subject to the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDCA”) or comparable Laws in any

non-U.S. jurisdiction that has been developed, manufactured, test distributed or marked by or on behalf of the Company or any Company Subsidiary (each such product or product candidate, a “Medical Device”), is being or has been developed, manufactured, tested, distributed and marketed in compliance with all applicable requirements under the FDCA and comparable Laws in any non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports. In addition, the Company, the Company Subsidiaries, and, to the Knowledge of the Company, the Partners, are in material compliance with all other applicable FDA requirements and all other applicable Laws.

(g) Except as listed on Schedule 5.13(g), since January 1, 2007, the Company and the Company Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. The Company and the Company Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or the Company Subsidiaries; (ii) a change in the marketing classification or a material change in the labeling of any such products, or (iii) a termination or suspension of the marketing of such products.

(h) Neither the Company nor any Company Subsidiary has received any written notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(i) Except as set forth on Schedule 5.13(i), the Company and the Company Subsidiaries are, and in the past three (3) years have been, in material compliance with federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq) and any comparable state or local laws), and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand (a “Proceeding”) (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the Knowledge of the Company, pending or received, or (iii) in the case of any Proceeding, to the Knowledge of the Company, threatened, in each case against the Company or any Company Subsidiary, that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Company or any Company Subsidiary participates.

Section 5.14 Product Liability. Except as set forth on Schedule 5.14, to the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against the Company or any Company Subsidiary giving rise to any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product of the Business manufactured, sold or delivered by the Company, any Company Subsidiary or any of the Company’s or any Company Subsidiary’s third party manufacturers.

Section 5.15 Insurance. All material insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Company and the Company Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full. Neither the Company nor any Company Subsidiary has received a written notice of cancellation or non-renewal of any Insurance Policy.

Section 5.16 Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business or as disclosed on Schedule 5.16, neither the Company nor any Company Subsidiary is a party to any agreement with, or involving the making of any payment or transfer of assets to, the Sellers, any officer or director of any Seller, any Affiliate of any Seller or any officer or director of the Company or any Company Subsidiary.

Section 5.17 Customers and Suppliers. (a) Schedule 5.17(a) lists the ten (10) most significant customers of the Company and the Company Subsidiaries, on the basis of revenues for goods sold or services provided for the most recently completed fiscal year. Neither the Company nor any of the Company Subsidiaries has received any notice or has any reason to believe that any customer listed in Schedule 5.17(a) has ceased, or will cease, to use the products, equipment, goods or services of the Company or any Company Subsidiary, as applicable, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

(b) Schedule 5.17(b) lists the ten (10) most significant vendors or suppliers of raw materials, supplies, merchandise and other goods to the Company and the Company Subsidiaries, on the basis of cost of goods or services purchased for the most recently completed fiscal year. Neither the Company nor any of the Company Subsidiaries has received any notice or has any reasonable basis to believe, that any such vendor or supplier will not sell raw materials, supplies, merchandise or other goods to Buyer following the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company or any Company Subsidiary, as applicable, subject only to general and customary price increases, and subject to the terms of any agreement with such vendor or supplier, including the expiration date of any such agreement. To the Knowledge of the Company, no such customer, vendor or supplier is insolvent or is contemplating a bankruptcy filing.

Section 5.18 Brokers. Except as set forth on Schedule 5.18, no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent, attorney or similar intermediary is entitled to any broker’s, finder’s, success or similar fee or other commission or payment in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by the Company or any Company Subsidiary. The Company has provided the Buyer with a true and complete copy of all such agreements.

Section 5.19 Prohibited Payments. To the Knowledge of the Company, none of the Company, any of the Company Subsidiaries or any of their respective directors, officers, agents, employees or other Persons associated with them or acting on their behalf has (i) used any Company or any Company Subsidiary funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from Company or any Company Subsidiary funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 in respect of any action taken on behalf of the Company or any Company Subsidiary; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment on behalf of the Company or any Company Subsidiary.

Section 5.20 Real Property.

(a) Owned Real Property. (i) Schedule 5.20(a)(i) contains a list of all real property owned by the Company or the Company Subsidiaries (together with all improvements located therein and all appurtenances related thereto, the “Owned Real Property”), and properly identifies the applicable owner and use of each parcel of Owned Real Property.

(ii) Except as set forth in Schedule 5.20(a)(ii), the Company or the Company Subsidiaries has fee title to each parcel of Owned Real Property free and clear of all liens, except (A) Permitted Encumbrances, (B) zoning and building restrictions, and (C) leases under which the Company or any Company Subsidiary is lessor disclosed on Schedule 5.20(a)(ii) (the “Owned Property Leases”). True and complete copies of the Owned Property Leases, if any, have previously been delivered to Buyer by the Company or the Sellers’ Representative.

(iii) Except as disclosed on Schedule 5.20(a)(iii), to the Knowledge of the Company, all buildings, structures, improvements and fixtures located on, under, over or within the Owned Real Property, are in good operating condition and repair.

(iv) To the Knowledge of the Company, no condemnation or eminent domain proceeding against any part of any Owned Real Property is pending or threatened.

(b) The Company and the Company Subsidiaries, as applicable, have valid leasehold interests in the real property specified on Schedule 5.20(b) under the heading “Leased Properties” (the “Leased Real Property”) subject only to Permitted Encumbrances. Schedule 5.20(b) contains a complete and accurate list of all real property leased as lessee, including all subleases, licenses, and other arrangements relating to the use or occupancy of real property, together with all amendments, modifications and side letters and supplements thereto (collectively, the “Leases”), by the Company and the Company Subsidiaries, as applicable, including the address of the Leased Real Property, the lessor, the lessee, the date, the term and the base rent for all such Leases. True and complete copies of the Leases have previously been delivered to the Buyer. Neither the Company nor any Company Subsidiary, as applicable, has received notice of any conditions, which, if left uncured, would constitute a material breach of any material provision under the Leases to which each such entity is a party and all such Leases are binding and in full force and effect and, to the Knowledge of the Company, there are no outstanding material defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach of any material provision by either party under any Lease. Except as set forth on Schedule 5.20(b), the Company holds the leasehold estate in each Leased Real Property free and clear of all Encumbrances (except Permitted Encumbrances). Either the Company or the Company’s Subsidiaries is now in possession of the applicable Leased Real Property.

Section 5.21 Taxes. (a) Except as set forth on Schedule 5.21(a), (i) the Company and each Company Subsidiary have timely filed (or, with respect to Tax Returns due between the date of this Agreement and the Closing Date, will timely file) all material Tax Returns required to be filed by them, and all such Tax Returns are (or, in the case of such Tax Returns that are not yet filed, will be) true, complete and correct in all material respects, (ii) all material amounts of Taxes of the Company and the Company Subsidiaries (whether or not such Taxes are shown or required to be shown on a Tax Return) have been (or, in the case of Taxes the due date for payment of which is between the date of this Agreement and the Closing Date, will be) timely paid in full, (iii) the Company and the Company Subsidiaries have withheld and paid over to the appropriate Governmental Authorities all amounts of Taxes required to have been withheld and paid over by them, and have complied with all information reporting and backup withholding requirements in connection with amounts paid or owing to any employee, creditor, independent contractor or other Person, (iv) neither the Company nor any Company Subsidiary has received written notice that any Tax audit, investigation or administrative or judicial proceeding is pending or in progress or, to the Knowledge of the Company, has been threatened with respect to the Company or any Company Subsidiary, and no written notice of an intent to conduct any such audit, investigation or proceeding has been received by the Company or any Company Subsidiary, (v) the relevant statute of limitations is closed with respect to the federal and material state income and franchise Tax Returns of the Company and each of the Company Subsidiaries for all taxable periods ending on or before December 31, 2007, and (vi) the unpaid Taxes of the Company and the Company Subsidiaries (A) did not, as of the date of the most recent consolidated balance sheet in the Financial Statements, exceed the reserve for Liabilities for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and taxable income) shown on the face of the Financial Statements (excluding any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practices of the Company and the Company Subsidiaries in filing Tax Returns.

(b) Except as set forth on Schedule 5.21(b), no claim has been made in writing by a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(c) Except as set forth on Schedule 5.21(c), neither the Company nor any Company Subsidiary (i) is or has been a member of an Affiliated Group (other than any such group of which the Company is the common parent), (ii) is a party to, or is bound by, any Tax allocation, sharing, indemnity or other similar agreement, arrangement, understanding or practice with respect to Taxes (excluding any agreement, arrangement, understanding or practice existing solely between or among the Company and any Company Subsidiaries and any customary indemnity in respect of Taxes contained in any lease, financing, acquisition, combination, sale or disposition agreement), (iii) is liable for the Taxes of another Person as a transferee or successor, by contract or indemnity or otherwise, (iv) has been party to any “reportable transaction”, other than any “loss transaction”, each, as defined in Treasury Regulation Section 1.6011-4 or subject to any similar provision of state, local or foreign Law, (v) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of an action taken on or prior to the Closing Date, including a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) or a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date or (vi) has any deferred gain or loss arising out of any deferred intercompany transactions, as described in Treasury Regulation Section 1.1502-13, or, in the case of any Company Subsidiary, has an excess loss account in its stock, as described in Treasury Regulation Section 1.1502-19.

(d) The Financial Statements comply with the requirements of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (Accounting for Uncertainty in Income Taxes), as codified in FASB SAC 740 (“FIN 48”). The Tax Returns of the Company and each Company Subsidiary have disclosed any Tax positions that, if not disclosed, could give rise to penalties under Section 6662 of the Code (or any similar provision of state, local or foreign Law). The Company has authorized access to Buyer to copies of the work papers of the outside auditors of the Company with respect to income Tax and other material Tax matters of the Company and the Company Subsidiaries. For taxable periods commencing after December 31, 2007, the Company has delivered (by way of posting such materials in the Company’s electronic data room or otherwise) or made available to the Buyer upon the Buyer’s request complete and correct copies of all (i) income, franchise and other material Tax Returns filed by or with respect to the Company or any Company Subsidiary, and (ii) Tax rulings, revenue agent reports, settlement agreements and “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) submitted by, received by or agreed to by or on behalf of, and all judicial determinations rendered with respect to, the Company or any Company Subsidiary. Schedule 5.21(d) sets forth all of the income and franchise Tax Returns filed by or with respect to the Company or any Company Subsidiary for taxable periods commencing after December 31, 2007 (identifying those Tax Returns that were posted in the Company’s electronic data room).

(e) The representations and warranties set forth in this Section 5.21 and, to the extent applicable, in Section 5.22, constitute the only representations and warranties of the Company with respect to Tax matters.

Section 5.22 Employee Benefit Plans. (a) Schedule 5.22(a) includes a true and complete list of all Benefit Plans currently maintained or contributed to by the Company or any Company Subsidiary (collectively, the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, except as set forth on Schedule 5.22(b): (i) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter (or is entitled to rely on the letter of a prototype or volume submitter plan, as applicable), which has not been revoked, from the IRS that any such plan is tax-qualified and that each trust created thereunder has been determined by the IRS to be exempt from federal income tax under Code Section 501(a), and to the Knowledge of the Company, nothing has occurred or is reasonably expected to occur through the Closing which would cause the loss of such qualification, (ii) no Company Benefit Plan is or was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the past six (6) years that could reasonably be expected to result in a material liability to the Company or the Company Subsidiaries taken as a whole, (iv) there has been no termination or partial termination of any Company Benefit Plan which is a defined benefit plan within the meaning of Code Section 411(d)(3), and (v) the Company does not participate currently in, and has never participated in, and is not required currently, and has never been required to, contribute to or otherwise participate in any plan, program, or arrangement subject to Title IV or ERISA or Section 412 of the Code.

(c) The Sellers’ Representative has provided or made available to the Buyer true and complete copies of (i) each Company Benefit Plan, including any related trust agreement or other funding instrument, (ii) the most recent summary plan description and summaries of material modifications for each Company Benefit Plan for which such a summary plan description is required, (iii) the most recent determination letters from the IRS with respect to each Company Benefit Plan, if applicable, (iv) the most recent Form 5500 for each Company Benefit Plan and audited financial statements (if such form or statement is required or applicable), (v) the most recent financial statements, the most recent actuarial reports, all agreements or Contracts with any investment manager or investment advisor with respect to any Company Benefit Plan, and (vi) any insurance policy currently in effect related to any Company Benefit Plan. In the case of any material unwritten Company Benefit Plan, a written description of such plan, program or arrangement has been furnished or made available to the Buyer.

(d) Except as set forth in Schedule 5.22(d), neither the Company nor any Company Subsidiary participate currently in and have participated in and are required currently and have been required to contribute to or otherwise participate in any Multiemployer Plan, or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Further, no Company Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(e) There is no material unsatisfied Liability that has been incurred by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other entity that would be aggregated with the Company under Code Section 414(b), (c), (m) or (o) under Title IV of ERISA to any party with respect to any Company Benefit Plan, or with respect to any other “employee benefit plan” as defined in Section 3(3) of ERISA presently or heretofore maintained or contributed to within the past six (6) years by the Company or the Company Subsidiaries.

(f) Each Company Benefit Plan has been administered in all material respects in accordance with its terms, and has been administered in material compliance with all applicable provisions of ERISA, the Code, and all other applicable Laws.

(g) Except as provided in Schedule 5.22(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event contemplated by this Agreement) (i) result in any material payment becoming due under a “change in control” (as defined in Section 280G of the Code), or increase the amount of any compensation due, to any current or former employee of Company, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, or (iii) except as contemplated under this Agreement, result in the acceleration of the time of payment or vesting of any such compensation or benefits. Except as provided in Schedule 5.22(g), the Company has not made any payments, and is not and will not become obligated under any contract, agreement, plan, or arrangement (or combinations thereof) entered into on or before the Closing Date to make any payments, that, individually or collectively, will be non-deductible under Code Sections 280G or 162(m) of the Code or subject to the excise Tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Code Section 4999.

(h) With respect to each Company Benefit Plan: (i) no material non-routine audits, proceedings, claims or demands are pending with any Governmental Authority including the IRS and the Department of Labor, (ii) no material litigation, actions, suits, claims, disputes or other proceedings (other than routine claims for benefits) are pending or, to the Knowledge of the Company, have been asserted against any Company Benefit Plan, the trustee or fiduciary of such plan, or the Company with respect to such plan in the past six (6) years, (iii) all reports, returns and similar documents required to be filed with any Governmental

Authority have been duly or timely filed, (iv) no “prohibited transactions”, within the meaning of ERISA or the Code, or, to the Knowledge of the Company, breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred in the past six (6) years, and (v) all required payments, premiums, contributions, reimbursements or accruals for all periods in the past six (6) years ending prior to the Closing shall have been made or properly accrued on the Financial Statements or will be properly accrued on the books and records of the Company as of the Closing, and in the case of clause (iii), (iv) and (v), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(i) The Company and each Company Benefit Plan that qualifies as a group health plan under the applicable statute is in material compliance, to the extent applicable, with (i) the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder and (ii) Part 6 of Title I of ERISA.

(j) Any Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A) that is subject to Code Section 409A has, since January 1, 2007, been operated in a manner intended to be in good faith compliance with the requirements of Code Section 409A, except for any instances of noncompliance that would not reasonably be expected to be individually or in the aggregate material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.23 Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement or other agreement with a labor union and there are no such agreements which pertain to or cover employees of the Company or any of its Subsidiaries. No current employees of the Company or any of its Subsidiaries (the “Employees”) are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition of a bargaining representative, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened by any labor organization or group of Employees.

(b) There are no outstanding (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, material grievances or material complaints pending or, to the Knowledge of the Company or the knowledge of the Sellers, threatened by or on behalf of any Employee or group of Employees.

(c) There are no material complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. Each of the Company and its Subsidiaries is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.

(d) The Company has not incurred any Liability under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law within the last six (6)  months which remains unsatisfied.

Section 5.24 Environmental Compliance. Except as set forth on Schedule 5.24, (a) the Company and the Company Subsidiaries, and their respective Business operations, are in material compliance with all Environmental Laws; (b) the Business and the Owned Real Property and the Leased Real Property and any other properties, manufacturing facilities, or other facilities operated by the Company or any Company Subsidiary, and, to the Knowledge of the Company, all properties, manufacturing facilities, or other facilities that the Company or any of the Company Subsidiaries formerly owned, leased, or operated, do not require material investigation or remediation pursuant to any Environmental Laws and are not subject to any lien or other Encumbrance pursuant to any Environmental Laws, in each case, in a manner or to an extent that could give rise to material liability for the Company or any Company Subsidiary; (c) the Company and the Company Subsidiaries possess and are in material compliance with all Permits required under Environmental Laws for the conduct of their respective activities and Business; (d) neither (i) the Company or any Company Subsidiaries, (ii) nor, to the Knowledge of the Company, any predecessors of the Company or Company Subsidiaries, (iii) nor, to the Knowledge of the Company, any entity previously owned by the Company or any Company Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any third-party location, in each case, in a manner or to an extent that is reasonably likely to result in a material claim or any other material Liability for the Company or any Company Subsidiary under any Environmental Law; (e) neither the Company nor any Company Subsidiary has, either expressly or by operation of applicable Law, assumed or undertaken, or agreed to assume or undertake, responsibility for any material liability or obligation of any other Person arising under or relating to Environmental Laws; (f) there are no unresolved orders, decrees, judgments or settlements, material claims, actions, suits, arbitrations, litigations or legal proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary alleging a material violation of or material Liability for the Company or any Company Subsidiary under any Environmental Laws; and (g) the Company has provided the Buyer with all material environmental site assessments and other material environmental reports, audits and documents reasonably available to the Company and in its possession related to compliance by the Company and each of the Company Subsidiaries with Environmental Laws or actual or potential Liabilities under Environmental Laws of the Company and each of the Company Subsidiaries.

Section 5.25 Intellectual Property. (a) Schedule 5.25(a) sets forth a complete and correct list of all registrations, issuances, filings and applications for all Intellectual Property Rights (as defined below) filed by, or issued or registered to, the Company or the Company Subsidiaries and all material license agreements relating to Intellectual Property Rights to which the Company or any Company Subsidiary is a party (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions) (each such license, an “IP License”).

(b) Except as set forth on Schedule 5.25(b), the Company or the Company Subsidiaries, as applicable, exclusively owns, or possesses licenses or other rights to use, all patents, trademarks and service marks (registered or unregistered), trade names (including the Company’s and each Company Subsidiary’s corporate name and logo), uniform resource locators and Internet domain names, copyright applications and registrations therefor, unregistered copyrights, computer software programs, industrial designs, inventions, invention disclosures, business methods, electronic databases, trade secrets and other intellectual property, whether or not subject to statutory registration or protection, which are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the “Intellectual Property Rights”), free and clear of any Encumbrances, including governmental rights, other than Permitted Encumbrances. To the Company’s knowledge, all employees and contractors of the Company or the Company Subsidiaries, as applicable, who created or developed any Intellectual Property Rights for the Company or the Company Subsidiaries that are necessary to the business of the Company or the Company Subsidiaries have signed agreements containing assignment of Intellectual Property Rights to the Company or the Company Subsidiaries, and obligations of confidentiality. Each IP License to which the Company or any Company Subsidiary is a party (i) is a legal and binding obligation of the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other relevant parties thereto, (ii) is in full force and effect and (iii) none of the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in default in the performance, payment of royalties, observance or fulfillment of any obligation, covenant or condition contained in any IP License.

(c) To the Company’s knowledge, all Intellectual Property Rights necessary in the conduct of its business are valid, subsisting, enforceable and transferable without restriction or loss of any rights or license due to change of control, and are in compliance with all legal requirements, filings, and payments of maintenance fees and other actions that are required to maintain such Intellectual Property Rights in full force and effect; the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by the Company or any Company Subsidiary that are necessary in the business of the Company or any Company Subsidiary; and the validity of the Intellectual Property Rights and the title or rights to use thereof is not being challenged in any litigation, reexamination, opposition, cancellation, or any other proceeding, nor to the Knowledge of the Company, has any such litigation, reexamination, opposition, cancellation, or other proceeding been threatened.

(d) Except as set forth on Schedule 5.25(d), to the Knowledge of the Company, no Person is infringing upon or violating any of the Intellectual Property Rights owned by the Company or any Company Subsidiary, and the manufacture, marketing, license, distribution, sale and use of products sold by the Company or any such Company Subsidiary, as applicable, does not violate any IP License or the Intellectual Property Rights of any third party, nor has any litigation alleging infringement, misappropriation, or other violation of the Intellectual Property Rights of any third party by the manufacture, marketing, license, distribution, sale and use of products sold by the Company or any such Company Subsidiary, as applicable, been instituted, nor to the Knowledge of the Company, is any such litigation threatened.

Section 5.26 Exclusivity of Representations. The representations and warranties made by the Company in Article V and Section 7.13 of this Agreement are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth on the Disclosure Schedules or as otherwise disclosed in the Buyer SEC Reports filed or furnished prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), the Buyer represents and warrants to the Company and the Sellers as follows:

Section 6.1 Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Buyer. The Buyer has been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Buyer has delivered to the Company true and correct copies of the charter and by-laws for the Buyer.

Section 6.2 Capitalization. (a) Schedule 6.2(a) sets forth a complete and accurate list of the authorized and, as of the date hereof, issued and outstanding capital stock of the Buyer. The Buyer has no shares of its capital stock reflected on the books and records of the Buyer as treasury shares. All of the issued and outstanding shares of capital stock of the Buyer are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

(b) Except as set forth on Schedule 6.2(b), there are no other shares of capital stock or other Equity Interests of the Buyer authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other Equity Interests in, the Buyer, to which the Buyer is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Buyer. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other Equity Interests in, the Buyer to which the Buyer is a party or is bound. The Buyer has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or which is convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote). There are no Contracts to which the Buyer is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other Equity Interests in, the Buyer or (ii) vote or dispose of any shares of capital stock of, or other Equity Interests in, the Buyer. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other Equity Interests in, the Buyer.

(c) Except as set forth on Schedule 6.2(c), the Buyer is not a party to any voting trust or other shareholder agreement that contains restrictions, limitations, requirements or otherwise relates to the voting, redemption, sale, issuance, transfer, registration, preemptive or anti-dilutive rights or other disposition of the capital stock of the Buyer.

Section 6.3 Binding Obligation. Except for the approval by the stockholders of the Buyer of the issuance of the Buyer Common Stock pursuant to this Agreement by a majority of the votes cast on the proposal in accordance with NASDAQ Rule 5635 (the “Buyer Stockholder Approval”), the Buyer has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for the Buyer Stockholder Approval, this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Sellers and the Company, constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

Section 6.4 No Defaults, Conflicts or Change in Control. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and performance by the Buyer of its obligations hereunder (i) do not result in any violation of the charter or by-laws or other constituent documents of the Buyer, (ii) except as set forth on Schedule 6.4(a), do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any material agreement or material instrument to which the Buyer is a party or by which it is bound or to which its properties may be subject, (iii) except as set forth in Schedule 6.4(b), do not constitute or give rise to a change in control, or like event, under the terms or provisions of any material agreement or material instrument to which the Buyer is a party or by which it is bound or to which its properties may be subject and (iv) except for applicable requirements under the HSR Act or similar foreign competition or Antitrust Laws, do not violate any existing Law applicable to the Buyer or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) and (iv) with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, or materially impair the Buyer’s ability to effect the transactions contemplated hereby.

Section 6.5 No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Buyer in connection with the due execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or materially impair the Buyer’s ability to consummate the transactions contemplated hereby.

Section 6.6 Buyer SEC Reports; Financial Statements. (a) Except as set forth on Schedule 6.6(a), the Buyer has filed or furnished, as applicable, on a timely basis all Buyer SEC Reports. Each of the Buyer SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the audited consolidated balance sheets, statements of income and statements of cash flows of the Buyer and its consolidated Subsidiaries included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules) (the “Buyer Financial Statements”): (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved; and (ii) present fairly, in all material respects, the Buyer’s and its consolidated Subsidiaries’ financial position as of the specified dates and the Buyer’s and its consolidated Subsidiaries’ results of operations and cash flows for the specified periods. Except as set forth in this Section 6.6, the Buyer makes no representation or warranty whatsoever concerning the Buyer SEC Reports as of any time other than the time they were filed.

(b) The Buyer maintains and has maintained a standard system of accounting established and administered in accordance with GAAP. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) In the past three (3) years, neither the Buyer, the Buyer’s Subsidiaries nor, to the Knowledge of the Buyer, any Representative of the Buyer or its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, in each case, that reasonably would be expected to result in a restatement to the Buyer Financial Statements. In the past three (3) years, no attorney representing the Buyer or any of its Subsidiaries has reported evidence of a material violation of applicable securities laws, breach of fiduciary duty or similar violation by the Buyer or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors (or similar body) or any committee thereof or to any director or officer of the Buyer or its Subsidiaries. In the past three (3) years, neither the Buyer or any of its Subsidiaries has conducted an internal investigation regarding accounting practices or policies.

(d) Neither the Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 6.7 No Undisclosed Liabilities; Absence of Certain Changes or Events. (a) The Buyer and the Buyer Subsidiaries do not have any Liabilities that would have been required in accordance with GAAP to be recorded in, reserved against or otherwise reflected on the balance sheet as of November 30, 2011 of the Buyer and its consolidated Subsidiaries included in or incorporated by reference into the Buyer SEC Reports and that were not so recorded, reserved against or reflected, other than (i) Liabilities incurred in the ordinary course of business after November 30, 2011 and (ii) Liabilities contemplated by this Agreement and the transactions contemplated hereby.

(b) Since May 31, 2011, through the date of this Agreement, (i) the business of the Buyer has been carried on and conducted, in all material respects, in the ordinary course of business and (ii) there has not been any change, effect, occurrence, development, state of circumstances, fact, condition or event that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 6.8 Compliance with the Laws. Except as set forth on Schedule 6.8, (a) the business of the Buyer is not being conducted in any material respect in violation of any Laws and (b) each of the Buyer and its Subsidiaries is, and in the past three (3) years, has been, in compliance in all material respects with all Laws applicable to it, its properties or other assets or its business or operations. Except as set forth on Schedule 6.8, neither the Buyer nor any of its Subsidiaries has received, in the past three (3) years, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to it, its properties or other assets or its businesses or operations.

Section 6.9 Litigation. There is no claim, action, suit or legal proceeding pending or to the Knowledge of the Buyer, threatened against the Buyer or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Governmental Authority (each, an “Action”) that could adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement, and except as set forth in Schedule 6.9, there are no material Actions pending or, to the Knowledge of the Buyer, threatened in writing. The Buyer is not subject to any material unsatisfied order, judgment, injunction, ruling, decision, award or decree arising out of any Action.

Section 6.10 Brokers. Other than J.P. Morgan Chase & Co., no broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent, attorney or similar intermediary is entitled to any broker’s, finder’s, success or similar fee or other commission or payment in connection therewith based on any agreement with the Buyer or any action taken by the Buyer. The Buyer has provided the Company and the Sellers with a true and complete copy of all such agreements.

Section 6.11 Financing. Buyer has delivered to the Sellers true and complete fully executed copies of the commitment letter, dated as of the date hereof, by and among the Buyer, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBank National Association, JPMorgan Chase Bank, N.A. and Bank of America, N.A., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Buyer) have severally agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Buyer and, to the Knowledge of Buyer, the other parties thereto. Except for the fee letters relating to fees with respect to the Financing (true and complete copies of which have been provided to the Sellers except with respect to provisions that have been redacted as required by the lenders with respect to the Financing), as of the date hereof, there are no side letters or other agreements, contracts or arrangements relating to the Financing. There are no conditions precedent, contingencies or “market flex” provisions related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, assuming the accuracy of the Company’s representations and warranties contained in Section 5.2(a) and assuming compliance by the Company in all material respects with its covenants contained in Section 7.1, the net proceeds contemplated from the Financing, together with other financial resources of Buyer including cash on hand and marketable securities of Buyer on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II, and the payment of any debt required to be repaid in connection with the Closing and of all fees and expenses reasonably expected to be incurred in connection herewith. As of the date of this Agreement, (i) (assuming the accuracy of the Company’s representations and warranties contained in Section 5.8 hereof) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), or a failure of any condition, in each case, on the part of Buyer under the Commitment Letter or, to the Knowledge of Buyer, any other party to the Commitment Letter, and (ii) subject to the satisfaction of the conditions contained in Article VIII hereof, Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the Financing or any other funds necessary for the satisfaction of all of Buyer’s obligations under this Agreement and the payment of any debt required to be repaid in connection with the Closing and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Buyer on the Closing Date. Buyer has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter. Immediately after the Closing, the Buyer and the Buyer Subsidiaries, taken as a whole, will be solvent.

Section 6.12 Investment Purpose. The Buyer will be purchasing the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws. The Buyer acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act or any state securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. The Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Section 6.13 Requisite Vote. Except for the Buyer Stockholder Approval, no vote or consent of the holders of any class or series of capital stock of the Buyer is necessary to approve this Agreement or the transactions contemplated hereby.

Section 6.14 Amendment of Rights Agreement. The Buyer has approved an amendment to the Rights Agreement, dated as of May 26, 2004, between the Buyer and Registrar & Transfer Company, as Rights Agent (the “Rights Plan”), which provides that the acquisition of the Buyer Common Stock pursuant to and on the terms contemplated by this Agreement shall not cause the Stockholders (as defined in the Stockholders Agreement) and any Permitted Transferees (as defined in the Stockholders Agreement) (to the extent such Permitted Transferees would be deemed to Beneficially Own (within the meaning of Section 1(e)(iii) of the Rights Plan) any Stockholder Shares (as defined in the Stockholders Agreement)) to be “Acquiring Persons” and neither (i) the approval, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby nor (ii) any transfer to a Permitted Transferee (to the extent such Permitted Transferee would be deemed to Beneficially Own (within the meaning of Section 1(e)(iii) of the Rights Plan) any Stockholder Shares) or any acquisition of Buyer Common Stock by any Stockholder or any Permitted Transferee, in each case, to the extent specifically permitted under the Stockholders Agreement, shall be deemed an “Acquisition Transaction”, in each case as such terms are defined in the Rights Plan. Other than the Rights Plan, the Buyer is not a party to any anti-takeover plan or agreement.

Section 6.15 Regulatory Compliance.

(a) Except as set forth on Schedule 6.15(a), to the Knowledge of the Buyer, there is (i) no actual or threatened enforcement action by the FDA or any other Governmental Authority that has jurisdiction over the operations of the Buyer and the Buyer Subsidiaries and (ii) no reason to believe that the FDA or any other Governmental Authority is considering such action.

(b) Except as set forth on Schedule 6.15(b)(i), to the Knowledge of the Buyer, neither the FDA nor any Governmental Entity is considering limiting, suspending or revoking approvals, changing the labeling or otherwise taking action that may affect the manufacturing, distribution or marketing of the Buyer’s products. Except as set forth on Schedule 6.15(b)(ii), the Buyer has not received any notices, information request letters, correspondence, orders or other communications from the FDA or any other Government Authority regarding new safety information, postmarketing clinical trials or studies or risk evaluation and mitigation strategies asserting that labeling changes, postmarketing trials, studies or other action will be required in order to ensure the safety of the Buyer’s products. Except as set forth on Schedule 6.15(b)(i), the Buyer has not received any notices, information request letters, correspondence, orders or other communications from the FDA or any other Government Authority issuing, requiring or causing any product recall, seizure, detention, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product or product candidate or any manufacturing deficiencies, the Buyer has not taken any such action voluntarily and, to the Knowledge of the Buyer, neither the FDA nor any other Governmental Authority is considering such action.

(c) Except as set forth on Schedule 6.15(c), the Buyer has fulfilled and performed its obligations required by the FDA regarding each product in all material respects, and no event has occurred that constitutes, or, to the Knowledge of the Buyer, condition or state of facts exists that could constitute, a breach or default under such obligations, or could limit Buyer’s ability to market products, including, without limitation, (i) the recall, seizure, detention, market withdrawal or replacement of any product sold or intended to be sold by the Buyer, (ii) a change in the marketing classification, or a material change in labeling, of any such products or (iii) a termination, seizure or suspension of marketing of any such products. To the Knowledge of the Buyer, any third party that is a manufacturer or contractor for the Buyer is in compliance with all applicable Laws and all registrations insofar as they pertain to the manufacture of product components or products for the Buyer pursuant to such approvals.

(d) Except as set forth on Schedule 6.15(d), each product or product candidate subject to the FDCA or comparable Laws in any non-U.S. jurisdiction that has been developed, manufactured, investigated, test distributed or marketed by or on behalf of the Buyer or a Buyer Subsidiary is being, or has been, developed, investigated, manufactured, tested, distributed and marketed in material compliance with all applicable requirements under the FDCA and comparable Laws in any non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports. Except as set forth on Schedule 6.15(d), the Buyer and the Buyer Subsidiaries are in material compliance with all other applicable FDA requirements and all other applicable Laws.

(e) Except as set forth on Schedule 6.15(e), neither the Buyer nor any of the Buyer Subsidiaries have received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA or other Governmental Authority (i) alleging or asserting noncompliance with any applicable Laws or Permits and, to the Knowledge of the Buyer, there is reason to believe that the FDA or any other Governmental Authority is considering such action or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Devices. Except as set forth on Schedule 6.15(e), the Buyer is not subject to, and has no reason to believe it will be subject to, any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice or communication, response, or commitment made to or with the FDA or any Governmental Authority.

(f) Except as set forth on Schedule 6.15(f), all preclinical animal testing and clinical trials being funded or conducted by, at the request of or on behalf of the Buyer are being conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Law. The Buyer and the Buyer Subsidiaries have not received any notices or correspondence from the FDA or any other Governmental Authority since January 1, 2007 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Buyer or the Buyer

Subsidiaries, or in which the Buyer or any Buyer Subsidiary has participated, and, to the Knowledge of the Buyer, there is no reason to believe that FDA or any other Government Authority is considering such an action.

(g) Except as set forth on Schedule 6.15(g), the Buyer and the Buyer Subsidiaries are, and in the past three (3) years have been, in material compliance with federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq) and any comparable state or local laws), and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from any Program. There is no Proceeding (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the Knowledge of the Buyer, pending or received, or (iii) in the case of any Proceeding, to the Knowledge of the Buyer, threatened, in each case against the Buyer or any Buyer Subsidiary, that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Buyer or any Buyer Subsidiary participates.

Section 6.16 Taxes. Except as set forth on Schedule 6.16, (a) the Buyer and each of the Buyer Subsidiaries have timely filed (or, with respect to Tax Returns due between the date of this Agreement and the Closing Date, will timely file) all material Tax Returns required to be filed by them, and all such Tax Returns are (or, in the case of such Tax Returns that are not yet filed, will be) true, complete and correct in all material respects, (b) all material amounts of Taxes of the Buyer and the Buyer Subsidiaries (whether or not such Taxes are shown or required to be shown on a Tax Return) have been (or, in the case of Taxes the due date for payment of which is between the date of this Agreement and the Closing Date, will be) timely paid in full, (c) the Buyer and the Buyer Subsidiaries have withheld and paid over to the appropriate Governmental Authorities all material amounts of Taxes required to have been withheld and paid over by them, and have complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid or owing to any employee, creditor, independent contractor or other Person and (d) neither the Buyer nor any of the Buyer Subsidiaries has received written notice that any material Tax audit, investigation or administrative or judicial proceeding is pending or in progress or, to the Knowledge of the Buyer, has been threatened with respect to the Buyer or any of the Buyer Subsidiaries, and no written notice of an intent to conduct any such audit, investigation or proceeding has been received by the Buyer or any of the Buyer Subsidiaries.

Section 6.17 Exclusivity of Representations. The representations and warranties made by the Buyer in Article VI and Section 7.13 of this Agreement are the exclusive representations and warranties made by the Buyer. The Buyer hereby disclaims any other express or implied representations or warranties.

ARTICLE VII

COVENANTS

Unless this Agreement is terminated pursuant to Article IX, the parties hereto covenant and agree as follows:

Section 7.1 Conduct of Business of the Company. Except as set forth in Schedule 7.1 or as permitted under clauses (a) through (o) of this Section 7.1, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX, the Company shall, and shall cause the Company Subsidiaries to, conduct their respective business and operations in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to preserve intact its business organizations, to retain the services of its officers and key employees and to preserve the goodwill of its material customers and suppliers, and, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), to not undertake any of the following actions:

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) Equity Interests of any class of the Company (including the Shares) or any Company Subsidiary, or securities convertible into or exchangeable for any such Equity Interests, or any rights, warrants or options to acquire any such Equity Interests or other convertible securities of the Company or any Company Subsidiary, other than shares of capital stock issued pursuant to stock options that are outstanding, or which the Company has a binding obligation to issue, on the date hereof and any pledges pursuant to the terms of the Credit Agreement, or (ii) any other securities in respect of, in lieu of, or in substitution for Equity Securities of the Company (including the Shares) or any Company Subsidiary outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire any outstanding Equity Securities of the Company or any Company Subsidiary;

(c) adopt any amendment to the certificate of incorporation, by-laws or other organizational documents of the Company or any Company Subsidiary;

(d) incur any Indebtedness for borrowed money, or guarantee any such Indebtedness of another Person, except for (i) Indebtedness under the Credit Agreement and (ii) Indebtedness other than for borrowed money in an amount not to exceed $250,000;

(e) except as set forth on Schedule 7.1, (i) increase the rate or terms of compensation or benefits of any of its directors, officers or employees, except as may be required under existing employment agreements or by applicable Law or, with respect to non-officer-level employees, in the ordinary course of business consistent with past practice or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Benefit Plan to any director, officer or employee, whether past or present, other than as required by applicable Law or (iii) enter into, adopt or amend any employment, bonus, severance or retirement Contract or adopt any employee benefit plan, other than as required by applicable Law;

(f) (i) grant, extend, waive, amend or modify (except as required in the diligent prosecution of the Intellectual Property Rights), any material rights in or to the Intellectual Property Rights, (ii) fail to diligently prosecute applications for the Intellectual Property Rights, (iii) fail to exercise a right of renewal or extension under any material Intellectual Property Rights licensed from third parties, or (iv) sell, pledge, dispose of, transfer, lease, license, guarantee, or encumber, or authorize any of the foregoing of any material Intellectual Property Rights, except in the ordinary course of business consistent with past practice;

(g) except in the ordinary course of business (i) sell, lease, transfer or otherwise dispose of, any of its property or assets or (ii) create any Encumbrance (other than a Permitted Encumbrance, and except in connection with Indebtedness permitted under Section 7.1(d)) on any property or assets;

(h) make any loans, advances or capital contributions, except in the ordinary course of business and except for advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;

(i) merge or consolidate with, purchase substantially all the assets of, or otherwise acquire or combine with, any Person;

(j) make any change in any method of accounting other than those required by GAAP;

(k) (i) make, change or revoke any Tax election, (ii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any Liability with respect to Taxes or surrender any claim for a refund of Taxes, (iii) file any Tax Return except to the extent required by applicable Law and consistent with the past practices of the Company and the Company Subsidiaries and Section 11.1, or (iv) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes, in each case, to the extent such action could materially affect Buyer, the Company, or any Company Subsidiary in a taxable period (or portion thereof) ending after the Closing Date;

(l) except as set forth on Schedule 7.1, amend, modify or terminate any Material Contracts, except (i) with respect to any agreements regarding the Transaction Bonuses, the Liabilities under which will be treated as Current Liabilities for the purpose of calculating Working Capital, and (ii) for any amendments or modifications to the Credit Agreement (including waivers) determined by the Company in good faith to be favorable to the Company (and which would not prevent the repayment of all amounts thereunder, and the termination thereof, as contemplated by this Agreement);

(m) make any capital expenditures except in the ordinary course of business, none of which shall be in excess of $250,000 individually or $2,000,000 in the aggregate;

(n) declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to the Sellers; or

(o) authorize, propose or agree in writing to take any of the foregoing actions.

Section 7.2 Access to Information; Confidentiality; Public Announcements; Notification. (a) During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with Article IX, the Company shall give the Buyer and its authorized Representatives (including Representatives of entities providing or arranging financing for the Buyer) reasonable access during normal business hours only at such locations and in accordance with such reasonable procedures (including prior notice requirements, the time and duration of access and the manner in which access and discussions may be held) as are mutually agreed to between Buyer and the Company prior to any such access (such mutual agreement not to be unreasonably withheld) to all books, records, offices, employees, facilities and properties of the Company and the Company Subsidiaries as the Buyer, or its authorized Representatives, may from time to time reasonably request; provided, however, that any such access shall be consistent with all applicable competition laws and conducted in a manner not to materially interfere with the businesses or operations of the Company and the Company Subsidiaries and the Buyer shall not conduct any invasive sampling or testing with respect to the Real Property. Without limiting the foregoing, the Company shall permit the Buyer and its authorized Representatives to conduct, at the Buyer’s sole cost and expense, Phase I environmental site assessments of the Owned Real Property. Notwithstanding the foregoing provisions of this Section 7.2, (i) the Company shall not be required to grant access or furnish information to Buyer or any of Buyer’s Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege (provided that the Company and/or its counsel shall use their commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney/client or attorney work product privilege) or that such access or the furnishing of such information is prohibited by an existing contract or agreement, and (ii) the Buyer shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information the disclosure of which could subject the Company to risk of material liability; provided, however, in the case of each of clause (i) and (ii), that the Company shall use its commercially reasonable best efforts to (A) obtain the required consent of such third party to provide such access or disclosure or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Buyer. The Buyer shall not contact any personnel of the Company regarding the transactions contemplated by this Agreement without the express prior consent of either Ron Sparks or Sriram Venkataraman, such consent not to be unreasonably withheld, delayed or conditioned.

(b) Any information provided to or obtained by the Buyer or its authorized Representatives pursuant to paragraph (a) above shall be “Evaluation Materials” as defined in the Confidentiality Agreement, dated November 8, 2011, by and between the Company and the Buyer (the “Confidentiality Agreement”), and shall be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. The Confidentiality Agreement shall terminate on the Closing Date. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with the Confidentiality Agreement’s terms.

(c) No party will issue or cause the publication of any press release or any other public written statement or disseminate any public communication through any form of media (including radio, television or electronic media) about this Agreement or the transactions contemplated hereby, except with the prior written consent of the other parties hereto or as required by applicable Law or the regulations or requirements of any applicable stock exchange or regulatory organization.

(d) During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with Article IX, each of the parties shall promptly notify the other parties in writing, of (x) any event, condition, fact or circumstance that caused or constitutes, or would cause or constitute, a material inaccuracy in any representation or warranty made by such party in this Agreement, (y) any material breach of any covenant or obligation of such party and (z) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions of such party set forth in Article VIII impossible or materially less likely. No notification given by a party pursuant to this Section 7.2(d) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of such party contained in this Agreement, including, for the avoidance of doubt, for purposes of Article VIII, Article X and Article XI hereunder.

Section 7.3 Filings and Authorizations; Consummation. (a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement. Each party hereto agrees to (i) promptly after the date hereof (and in no event later than thirty (30) calendar days after the date hereof) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated hereby and (ii) as promptly as practicable make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated hereby. Each party shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws as soon as possible, it being understood, however, that in no event shall the Buyer or the Company be required to: (1) divest any of its businesses or material assets that would represent greater than five percent (5%) of the revenue of the Buyer’s consolidated corporate group as of immediately subsequent to the Closing for the immediately preceding (12-) twelve-month period (calculated on a pro forma basis giving effect to the consummation of the transactions contemplated by this Agreement); or (2) take or agree to take any other action or agree to any other limitation or restriction that would be material and adverse to the Buyer and its Subsidiaries, taken as a whole, or that would materially and adversely impair the overall benefits expected to be realized from acquisition of the Business.

(b) Each of the Buyer, on the one hand, and the Company and the Sellers’ Representative, on the other hand, shall, in connection with the reasonable best efforts referenced in Section 7.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party and/or its counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC, or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC, or such other Governmental Authority or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under Laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and use its reasonable best efforts (which shall not require either party to make any payment to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its subsidiaries or affiliates, in order for it to consummate such transactions. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, each of the Company and the Buyer shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions set forth in this Agreement. In exercising the foregoing right, each of the Company and the Buyer shall act reasonably and as promptly as practicable.

Section 7.4 Resignation Letters. The Company shall use its reasonable best efforts to cause each director of the Company and directors (or equivalents) of any of the Company Subsidiaries and each legal representative of the Company and each Company Subsidiary to resign in such capacity, such resignations to be effective as of the Closing. To the extent requested in writing by the Buyer at least 10 Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to cause each officer of the Company and each officer of any of the Company Subsidiaries for which such resignation is so requested to resign such person’s title but not such Persons’ employment, such resignation to be effective as of the Closing.

Section 7.5 Further Assurances. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. Following the Closing, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

Section 7.6 No Transfer of Shares. Except for the transactions contemplated by this Agreement, from the date hereof until the Closing Date, each Seller agrees that it shall not sell, pledge, dispose of, transfer or encumber any of the Shares owned by it as specified on Schedule 4.5(a). For the avoidance of doubt, this Section 7.6 shall not prohibit the exercise of any Option outstanding on the date hereof, which exercise will be reflected on a revised Schedule 4.5(a) delivered in accordance with Section 2.1(b).

Section 7.7 Termination of Affiliate Obligations. On or before the Closing Date, except for Liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practices, all Liabilities between the Company or the Company Subsidiaries, on the one hand, and one or more of its Affiliates or the Sellers (other than Liabilities between the Company and the Company Subsidiaries), on the other hand, including any and all Contracts, agreements and instruments (other than this Agreement and any ancillary agreement contemplated herein) between the Company or any Company Subsidiary, on the one hand, and one or more of its Affiliates (including the Sellers but not including the Company and any Company Subsidiary), on the other hand, shall be terminated in full, without any Liability for the Company or the Company Subsidiaries following the Closing, subject, in the case of the Management Agreement, to the Buyer’s delivery of the payment in respect of the Management Fee in accordance with Section 2.2(f).

Section 7.8 Exclusivity. (a) Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article IX, except for the transactions contemplated by this Agreement, the Sellers and the Company shall not, and shall cause the Company Subsidiaries not to, and shall instruct their respective Representatives not to (it being understood and agreed that any violation of the restrictions set forth in this Section 7.8 by a Representative that is taken with the knowledge of the Company, the Sellers or any Company Subsidiary, shall be deemed to be a breach of this Agreement by the Company and the Sellers), directly or indirectly:

(i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal;

(iii) engage in, continue or otherwise participate in any discussions or negotiations or enter into an agreement regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b) For purposes of this Agreement, the term “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary and (ii) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in any person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of shares of any class of equity securities of the Company or those of any Company Subsidiary, or any assets (including, without limitation, equity securities of any subsidiaries) of the Company or any Company Subsidiary, in each case other than the transactions contemplated by this Agreement.

(c) The Company and the Sellers each agree that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal other than the transactions contemplated by this Agreement. The Company and the Sellers each agree that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 7.8(c) of the obligations undertaken in this Section 7.8. The Company and the Sellers each also agree that it will promptly request each person that has heretofore executed a confidentiality agreement within the past one (1) year in connection with its consideration of acquiring the Company or any of the Company Subsidiaries to return or destroy all confidential information heretofore furnished to such person (other than management or similar presentations). The Company and the Sellers each agrees that it will promptly (and, in any event, within twenty four (24) hours of becoming aware) notify the Buyer if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, the Sellers or any Company Subsidiary or any of their respective

Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).

Section 7.9 Employee Matters. (a) Except as specifically provided herein, the Buyer shall, and shall cause, service rendered by employees of the Company and the Company Subsidiaries prior to the Closing Date to be taken into account for purposes of participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan), as applicable, under all severance payment plans, employee benefit plans, programs and policies of the Buyer and its Subsidiaries (including the Company and the Company Subsidiaries) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company and the Company Subsidiaries for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, employees of the Company and the Company Subsidiaries will not be subject to any pre-existing condition or limitation under any health or welfare plan of the Buyer or its Subsidiaries (including the Company and the Company Subsidiaries) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Company and the Company Subsidiaries in which such employee participated immediately prior to the Closing Date. The Buyer shall, and shall cause, such employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date.

(b) Nothing contained herein, expressed or implied, is intended to confer upon any employee of the Company or the Company Subsidiaries any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with the Buyer or any Affiliate of the Buyer for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Section 7.9, are solely for the benefit of the parties to this Agreement, and no current or former employee, director, or independent contractor of the Company or the Company Subsidiaries or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan for any purpose.

Section 7.10 Restrictive Covenants. (a) For a period of two (2) years from the Closing Date, each Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, on behalf of any of them or any other Person, hire any employee or officer of the Company or any Company Subsidiary (except as permitted by the following proviso) or recruit or otherwise solicit or induce any employee or officer of the Company or any Company Subsidiary (or any such Person who has ceased to be employed by the Company or any Company Subsidiary during the preceding six (6) months) to terminate his or her employment or other relationship with the Company or any Company Subsidiary; provided, that nothing in this Section 7.10 shall prohibit such Seller or any of its Affiliates from (i) making generalized searches for, and hiring, employees by (A) the use of advertisements in the media (including trade media) or (B) the engagement of search firms that are not instructed to solicit current or former employees of the Company or any Company Subsidiary or (ii) hiring employees who initiate discussions with a Seller or any of its controlled Affiliates regarding employment without any direct or indirect solicitation by such Seller.

(b) Each Seller agrees that it shall, and shall cause its Affiliates and Representatives to, hold in strict confidence all Confidential Information that it possesses. In the event that such Seller or any of its Affiliates or Representatives are required by Law to disclose any Confidential Information, such Seller shall promptly notify the Buyer in writing so that the Buyer may seek a protective order and/or other motion filed to prevent the production or disclosure of Confidential Information. If such motion has been denied, then such Seller may disclose only such portion of the Confidential Information which is required by Law to be disclosed; provided that (A) such Seller shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (B) such Seller shall not, and shall not permit any of its Representatives to, oppose any motion for confidentiality brought by the Buyer in any such instance. Each Seller will continue to be bound by its obligations pursuant to this Section 7.10(b) for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence above, or that has been afforded protective treatment pursuant to such motion.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.10 is invalid, unenforceable or overbroad, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid, enforceable and reasonable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 7.11 Indemnification. (a) From and after the Closing, Buyer, the Company and the Company Subsidiaries shall indemnify and hold harmless each present and former director or officer of the Company and of each Company Subsidiary and each such person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise against all costs and expenses (including without limitation reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), whether civil, administrative, criminal or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring at or before the Closing (including without limitation the transactions contemplated by this Agreement), in each case, to the same extent that such Persons are entitled to be indemnified and held harmless as of the date of this Agreement by the Company and the Company Subsidiaries pursuant to the certification of incorporation, bylaws or other organizational documents of the Company or Company Subsidiaries, as applicable.

(b) For a period of at least six (6) years after the Closing, the Buyer shall cause to be maintained in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true and complete copies of which have been heretofore made available by the Sellers to the Buyer and its agents and Representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that in no event shall the Buyer or the Company be required to expend in the aggregate in excess of 250% of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed 250% of such amount, then the Buyer or the Company shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 250% of such amount; and provided, further, that this Section 7.11(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company, at the expense of Buyer, which policy or policies provide such directors and officers with the coverage described in this Section 7.11(b) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement. In the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. Each Seller, each Optionholder and the Company, for and on behalf of itself and on behalf of its Affiliates, hereby acquits, releases and discharges each of the current or former directors and officers of each of the Company and the Company Subsidiaries from any and all Liabilities that arises out of, relate to or are connected with such directors’ and officers’ position or services to the Company or Company Subsidiary, as applicable, on or prior to the Closing.

Section 7.12 Proxy Statement; Special Meeting. (a) Except as specifically permitted by Section 7.12(c), the Buyer shall, in accordance with applicable Law and the Buyer’s amended and restated certificate of incorporation and amended and restated by-laws: (i) prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and in no event later than the later of (x) ten (10) calendar days after the Company delivers to the Buyer the Unaudited Financial Statements and (y) twenty-five (25) calendar days after the date of this Agreement), a preliminary proxy statement relating to the solicitation of proxies from the stockholders of Buyer for the Buyer Stockholder Approval and (A) respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause a definitive proxy statement (the “Proxy Statement”) to be mailed to Buyer’s stockholders (provided that the Buyer shall not be required to mail the Proxy Statement until the 2011 Audited Financial Statements have been included in the Proxy Statement) and (B) solicit proxies from its stockholders for the Buyer Stockholder Approval and (ii) cause a special meeting of its stockholders (the “Special Meeting”) to be duly called, noticed and held as promptly as practicable after the date of this Agreement (and in no event later than forty five (45) calendar days after mailing of the Proxy Statement, subject to adjournments for up to thirty (30) additional days solely to the extent necessary to solicit additional proxies if the Buyer Stockholder Approval is not obtained as of the initial Special Meeting date) for the purpose of obtaining the Buyer Stockholder Approval. Except as specifically permitted by Section 7.12(c), the Proxy Statement shall include the recommendation of the Board of Directors of the Buyer that stockholders vote in favor of the issuance of the Buyer Common Stock pursuant to this Agreement. The Company shall furnish to the Buyer all information concerning the Company and the Company Subsidiaries as the Buyer may reasonably request in connection with the preparation of the Proxy Statement, including, without limitation, selected financial data and management’s discussion and analysis of financial condition and results of operations as required pursuant to the rules and regulations of the SEC. Prior to filing the Proxy Statement or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Buyer shall provide the Sellers’ Representative with an opportunity to review and comment on such document or response.

(b) The Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Buyer shall ensure that the Proxy Statement will not, as of the filing date of the Proxy Statement (or any amendment or supplement thereto) or as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Sellers or the Company furnished by a Seller or the Company for inclusion in the Proxy Statement). Each Seller and the Company covenants and agrees, severally and not jointly, that the information relating to such Seller or the Company, as applicable, supplied by such Seller or the Company for inclusion in the Proxy Statement will not, as of the filing date of the Proxy Statement (or any amendment or supplement thereto) or as of the date of the Special Meeting, contain any statement which, at such time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not false or misleading.

(c) Neither the Buyer nor the Board of Directors of the Buyer shall (i) fail to as promptly as practicable (A) call, notice or hold the Special Meeting, (B) prepare and file with the SEC the preliminary or definitive Proxy Statement and include in the Proxy Statement the recommendation of the Board of Directors of the Buyer that stockholders vote in favor of the issuance of the Buyer Common Stock pursuant to this Agreement, (C) solicit proxies from its stockholders for the Buyer Stockholder Approval or (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company or the Sellers, its recommendation that the Buyer’s stockholders approve the issuance of the Buyer Common Stock pursuant to this Agreement in accordance with NASDAQ Rule 5635 (any of such actions in clauses (i) and (ii), a “Buyer Triggering Action”), unless (i) the Board of Directors of the Buyer determines in good faith, after receiving advice of outside counsel, that the failure to effect such Buyer Triggering Action would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Buyer under applicable Law and (ii) the Buyer provides to the Sellers written notice of the determination of its Board of Directors to effect such Buyer Triggering Action two (2) Business Days prior to taking such action. Unless this Agreement shall have been terminated in accordance with Article IX (including, for the avoidance of doubt, Section 9.1(f)), the Buyer shall submit the issuance of the Buyer Common Stock pursuant to this Agreement in accordance with NASDAQ Rule 5635 to its stockholders for approval without regard to whether the Board of Directors of the Buyer has withdrawn, modified or qualified, or has publicly proposed to withdraw, modify or qualify, in a manner adverse to the Sellers, its recommendation that the Buyer’s stockholders approve the issuance of the Buyer Common Stock pursuant to this Agreement in accordance with NASDAQ Rule 5635.

Section 7.13 Required Information. Prior to the Closing, the Company, the Sellers and the Buyer each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of the Buyer and the Company to be elected effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the transactions set forth in this Agreement, or any other statement, filing, notice or application made by or on behalf of the Company or the Buyer to any third party and/or any Governmental Authority in connection with the transactions set forth in this Agreement. Each party represents and warrants to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (for the avoidance of doubt, this sentence shall be deemed a representation and warranty and not a covenant).

Section 7.14 Listing of Buyer Common Stock. Buyer shall use its reasonable best efforts to cause the Buyer Common Stock to be issued pursuant to this Agreement to be approved for listing on NASDAQ, subject only to official notice of issuance, prior to the Closing.

Section 7.15 Buyer’s Financing Obligations.

(a) The obligations of the Buyer under this Agreement are not contingent on the availability of the Financing. The Buyer shall use its commercially reasonable efforts to arrange the Financing on the terms and conditions described in the Commitment Letter, including (i) maintaining in effect the Commitment Letter until the transactions contemplated by this Agreement are consummated, (ii) negotiating and entering into definitive agreements with respect thereto on terms and conditions contained therein, (iii) satisfying on a timely basis all conditions and covenants applicable to the Buyer in such definitive agreements, (iv) consummating the Financing at or prior to the Closing if all conditions to closing contained in Article VIII are satisfied, waived or would be satisfied if the Closing occurred and (v) enforcing its rights under the Commitment Letter (including, without limitation, by pursuing legal action against the Debt Financing Source, if necessary). The Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy, or consent, under, the Financing, if such amendment, modification, waiver, or consent (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing, (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (C) adversely impact the ability of the Buyer to enforce its rights against other parties to the Financing or the definitive agreements with respect thereto. Without limiting the generality of the foregoing, the Buyer shall give prompt notice: (i) of any breach or default by any party to the Commitment Letter or definitive agreements related to the Financing, (ii) of the receipt of any written notice or other written communication from any Person with respect to any breach, default, termination or repudiation by any party to the Commitment Letter or any definitive agreement related to the Financing and (iii) if for any reason the Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letter or the definitive agreements related to the Financing; provided, that the Buyer shall be under no obligation pursuant to this Section 7.15(a) to disclose any information that is subject to an attorney-client or similar privilege. As soon as reasonably practicable, but in any event within five (5) Business Days after the Company delivers a written request, the Buyer shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b) If funds in the amounts set forth in the Commitment Letter, or any portion thereof, become unavailable, or it becomes reasonably likely that such funds may become unavailable to the Buyer on the terms and conditions set forth therein, the Buyer shall use commercially reasonable efforts to obtain substitute financing on terms and conditions not materially less favorable to the Company than the terms and conditions in the Commitment Letter and in amounts sufficient to enable the Buyer to consummate the transactions contemplated by this Agreement in accordance with its terms (the “Substitute Financing”). The Buyer shall comply with the provisions of Section 7.16(a) as if such provisions were applicable to the Substitute Financing. For the avoidance of doubt, in no event shall the commercially reasonable efforts obligation set forth in this Section 7.15 be construed to require the Buyer to agree to, or accept, economic terms that are materially less favorable in the aggregate to the Buyer than the economic terms contained in the Commitment Letter.

(c) If funds in the amount set forth in the Commitment Letter become unavailable as a result of the Buyer failing to meet the leverage ratio and/or fixed charge coverage ratio conditions in the Commitment Letter (the “Financial Covenant Conditions”), upon the request of the Sellers Representative, the Buyer shall reduce the amount of the Financing by an amount necessary to ensure compliance with the Financial Covenant Conditions.

(d) The Sellers and the Company agree to use commercially reasonable efforts to provide, and shall cause the Company Subsidiaries and its and their Representatives to use commercially reasonable efforts to provide, at the sole cost and expense of the Buyer, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of any of the Sellers, the Company or any Company Subsidiaries), including, without limitation, (i) participation in a reasonable number of meetings, drafting sessions and due diligence sessions, (ii) furnishing Buyer and its financing sources and its and their attorneys, independent auditors and advisors with customary financial and other pertinent information (other than financial statements which shall only be required to the extent provided in Section 7.16) regarding the Company and the Company Subsidiaries as may be reasonably requested by Buyer, promptly after such information becomes available, (iii) assisting Buyer and its financing sources in the preparation of (A) customary confidential and public information memoranda and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Buyer and its financing sources for any debt raised by Buyer to complete the transactions contemplated hereby, including, without limitation, reasonable participation by Company management in a reasonable number of any bank syndication meetings or calls, and (v) reasonably facilitating the pledge of collateral as of the Closing; provided that neither the Sellers, nor, prior to the Closing, the Company or any of the Company Subsidiaries, shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Financing. The Buyer shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all Liabilities (other than legal and accounting fees incurred in connection with the transactions contemplated by this Agreement) suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 7.15(d)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries).

Section 7.16 Delivery of Financial Statements. The Company shall deliver: (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries, for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries, for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date.

Section 7.17 Drag-Along Rights. Promptly after the date of this Agreement, each of Avista Capital Partners, LP, Avista Capital Partners (Offshore), LP, Navilyst Medical Co-Invest, LLC and the Company shall take all necessary actions to exercise the drag-along rights set forth in Section 4.02 of the Company Shareholders Agreement, so as to cause all holders of Shares to become bound to the terms of this Agreement as “Sellers”; provided, that such holders of Shares becoming bound to the terms of this Agreement as “Sellers” shall not be a condition to the Closing.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Obligations of the Sellers and the Buyer. The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) HSR Clearance. With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act shall have expired or been terminated.

(b) No Injunctions or Restraints; Illegality. No court or other Governmental Authority shall have issued any writ, order, injunction, decree or judgment, and there shall be no action or proceeding threatened or pending by or before a court or other Governmental Authority, restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby. No court or other Governmental Authority shall have promulgated, entered, issued, or determined to be applicable, any applicable Law that would make the consummation of the transactions contemplated hereby illegal, and no action or proceeding with respect to such application of any such applicable Law shall be pending.

(c) Stockholder Approval. The Buyer Stockholder Approval shall have been duly obtained.

(d) Buyer Common Stock. The Buyer Common Stock to be issued pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 8.2 Conditions to the Buyer’s Obligations. The obligations of the Buyer under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:

(a) Representations and Warranties Accurate. The representations and warranties of the Company and the representations and warranties of the Sellers (i) with respect to Sections 4.1 (Organization), 4.2 (Binding Obligations), 4.5 (The Shares), 5.1 (Organization and Qualification), 5.2(a) (Capitalization of the Company), 5.3(a) (Subsidiaries), 5.4 (Binding Obligation), and 5.18 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), and (ii) each of the other representations and warranties of the Company and of the Sellers shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Material Adverse Effect.

(b) Performance. The Company and the Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date and the Company shall have performed and complied with its obligations under Section 7.16 in all respects.

(c) Officer’s Certificate. The Company with respect to it, and the Sellers’ Representative, with respect to the Sellers, shall have delivered to the Buyer a certificate, signed by an executive officer of the Company in the case of the Company, and the Sellers’ Representative, on behalf of each Seller, in the case of the Sellers, dated as of the Closing Date, certifying the matters set forth in Sections 8.2(a) and 8.2(b).

(d) Stock Certificates. The Sellers shall have delivered or cause to be delivered to the Buyer the certificates representing the Shares as provided in Section 2.2(a).

(e) Payoff Letters. The Buyer shall have received payoff letters reasonably acceptable to it with respect to the payment of the Credit Agreement Outstanding Payoff Amount and the release of any Encumbrance related thereto.

(f) Material Adverse Effect. Since the date of this Agreement, no change, effect, occurrence, development, state of circumstances, fact, condition or event shall have occurred that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) FIRPTA Affidavit. The Buyer shall have received, in a customary form reasonably satisfactory to the Buyer, a statement by the Company certifying that the Company is not, and has not been during the time period specified in Section 897(c)(1) of the Code, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

(h) Secretary’s Certificate. The Company shall have delivered to the Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith and (ii) true and complete copies of the Company’s certificate of incorporation and by-laws, each as in effect from the date of this Agreement until the Closing Date.

(i) Secretary’s Certificate. The Sellers shall have delivered to the Buyer a certificate of the Sellers’ Representatives, dated as of the Closing Date, certifying as to each Seller that is not an individual (i) the incumbency of officers of the Sellers executing documents executed and delivered in connection herewith and (ii) true and complete copies of the Sellers’ certificate of incorporation, by-laws or other organizational documents, each as in effect from the date of this Agreement until the Closing Date.

(j) Escrow Agreement. The Sellers shall have executed and delivered the Escrow Agreement.

(k) Stockholders Agreement. Each of Avista Capital Partners, LP, Avista Capital Partners (Offshore), LP and Navilyst  Medical Co-Invest, LLC shall have executed and delivered the Stockholders Agreement.

Section 8.3 Conditions to the Sellers’ and the Company’s Obligations. The obligations of the Sellers and the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Sellers’ Representative:

(a) Representations and Warranties Accurate. The representations and warranties of the Buyer (i) with respect to 6.1 (Organization), 6.2(a) (Capitalization), 6.3 (Binding Obligation) and 6.10 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), and (ii) each of the other representations and warranties of the Buyer shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Buyer Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Buyer Material Adverse Effect.

(b) Performance. The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

(c) Officer Certificate. The Buyer shall have delivered to the Company a certificate, signed by an executive officer of the Buyer, dated as of the Closing Date, certifying the matters set forth in Sections 8.3(a) and 8.3(b).

(d) Secretary’s Certificate. The Buyer shall have delivered to the Sellers’ Representative a certificate of the Secretary of the Buyer, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Buyer executing documents executed and delivered in connection herewith and (ii) true and complete copies of the Buyer’s certificate of incorporation and by-laws, each as in effect from the date of this Agreement until the Closing Date.

(e) Escrow Agreement. The Buyer shall have executed and delivered the Escrow Agreement.

(f) Stockholders Agreement. The Buyer shall have executed and delivered the Stockholders Agreement, and shall have appointed the Stockholder Designees (as defined in the Stockholders Agreement) to the Board of Directors of the Buyer effective as of the Closing.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of the Buyer and the Sellers’ Representative;

(b) by the Buyer or the Sellers’ Representative if the Closing Date shall not have occurred on or before the date that is six (6) months from the date of this Agreement (the “Initial Termination Date”); provided, that the Buyer may not terminate this Agreement under this Section 9.1(b) if the Financing contemplated by the Commitment Letter is not available to the Buyer on the Termination Date and all of the Buyer’s conditions to Closing have been satisfied or waived as of the Termination Date (or would be satisfied or waived if the Closing were to occur on such date), in which case the Buyer may terminate this Agreement pursuant to this Section 9.1(b) only (A) on or after the date that is sixty (60) days after the Termination Date, and (B) if, as of the date of such intended termination of this Agreement by the Buyer pursuant to this Section 9.1(b), there is no dispute pending against the Buyer relating to the failure of the Buyer to have consummated the transactions contemplated hereby and effected the Closing; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, that if on the Initial Termination Date the condition to Closing set forth in Section 8.1(a) shall not have been fulfilled but all other conditions to Closing set forth in Article VIII shall or shall be capable of being fulfilled then the Initial Termination Date shall be automatically extended to the close of banking business New York City time on the date that is nine (9) months from the date of this Agreement. As used in this Agreement, the term “Termination Date” shall mean the Initial Termination Date, unless the Initial Termination Date has been extended pursuant to the foregoing proviso, in which case, the term “Termination Date” shall mean the last date to which the Initial Termination Date has been so extended;

(c) by the Buyer or the Sellers’ Representative if a court of competent jurisdiction or other Governmental Authority shall have issued an order or injunction or taken any other action (which order, injunction or action the parties shall use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable;

(d) by the Sellers’ Representative, upon written notice to the Buyer, if the Buyer (i) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 8.3(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied, and, in the case of both (i) and (ii), such breach cannot be, or has not been, cured by the date that is forty-five (45) days after the Sellers’ Representative notifies the Buyer of the breach;

(e) by the Buyer, upon written notice to the Sellers’ Representative, if the Sellers or the Company (i) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Sellers or the Company such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Sellers or the Company contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and, in the case of both (i) and (ii), such breach cannot be, or has not been, cured by the date that is forty-five (45) days after the Buyer notifies the Sellers’ Representative of the breach;

(f) by the Buyer or the Sellers’ Representative, if at any time prior to obtaining the Buyer Stockholder Approval, a Buyer Triggering Action shall have occurred; provided, that the Buyer may not terminate this Agreement pursuant to this Section 9.1(f) if, at the time of such intended termination, a reason for the Buyer’s effecting the intended termination is the Buyer’s failure to obtain the Financing;

(g) by the Buyer, if since the date of this Agreement, there shall have occurred any change, effect, occurrence, development, state of circumstances, fact, condition or event that individually or in the aggregate has had or would reasonably be expected to result in a Material Adverse Effect;

(h) by the Sellers’ Representative, if since the date of this Agreement, there shall have occurred any change, effect, occurrence, development, state of circumstances, fact, condition or event that individually or in the aggregate has had or would reasonably be expected to result in a Buyer Material Adverse Effect;

(i) by the Buyer or the Sellers’ Representative, if the Buyer Stockholder Approval is not obtained at the Special Meeting.

Section 9.2 Termination Fee; Expenses.

(a) If this Agreement is terminated by the Buyer or the Sellers’ Representative pursuant to Section 9.1(f), the Buyer shall pay to the Sellers’ Representative $11,250,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to a bank account designated in writing by the Sellers’ Representative on the date this Agreement is terminated if terminated by the Buyer (and such termination, if by the Buyer, shall not be effective until the Buyer Termination Fee is paid in full), or within five (5) Business Days after the date this Agreement is terminated if terminated by the Sellers’ Representative.

(b) If this Agreement is terminated by the Buyer or the Sellers’ Representative pursuant to Section 9.1(i), the Buyer shall pay to the Sellers’ Representative $3,500,000 (the “Sellers’ Expenses”), which the Buyer and the Sellers hereby agree is the reasonable amount of the expenses incurred by the Sellers in connection with the negotiation of this Agreement and the transactions contemplated hereby, by wire transfer of immediately available funds to a bank account designated in writing by the Sellers’ Representative on the date on which this Agreement is terminated if terminated by the Buyer (and such termination by the Buyer shall not be effective until the Sellers’ Expenses are paid in full) or within five (5) Business Days after the date on which this Agreement is terminated if terminated by the Sellers’ Representative.

(c) The Buyer and the Sellers acknowledge that the agreements contained in Section 9.2(a) and 9.2(b) are an integral part of the transactions contemplated hereby, and that without these agreements the Sellers would not enter into this Agreement. Accordingly, if the Buyer fails to timely pay any amount due pursuant to Section 9.2(a) or 9.2(b), and, in order to obtain the payment, the Sellers or the Company commence a suit which results in a final, non-appealable judgment against the Buyer for the payment set forth in this Section 9.2(a) or 9.2(b), the Buyer shall pay the Sellers’ reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit.

(d) Except in the event of willful or intentional breach of this Agreement by the Buyer or actual, knowing and intentional fraud by the Buyer, (i) the Sellers’ and the Sellers’ Representative’s rights to receive (A) the Buyer Termination Fee pursuant to Section 9.2(a) and (B) the Sellers’ Expenses pursuant to Section 9.2(b) shall be the sole and exclusive remedy of the Sellers and the Sellers’ Representative against the Buyer and the Debt Financing Sources for any Losses suffered as a result of the termination of this

Agreement and the resulting failure of the transactions contemplated hereby to be consummated (whether based in contract, tort or otherwise), including without limitation any claim resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, and (ii) upon payment of such amount(s), where applicable, the Buyer and the Debt Financing Sources shall not have any further Liability relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Buyer shall also be obligated with respect to Section 9.2(c) and Section 9.3 and each party may enforce the Confidentiality Agreement). Except as provided in Section 9.3 and in the event of willful or intentional breach of this Agreement by a Seller or actual, knowing and intentional fraud by a Seller, the Sellers’ Representative or the Company, the Buyer shall have no recourse against any of the Sellers, the Sellers’ Representative or the Company for any Losses suffered as a result of the termination of this Agreement and the resulting failure of the transactions contemplated hereby to be consummated (whether based in contract, tort or otherwise), including without limitation any claim resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement (except that the Sellers, the Sellers’ Representative and the Company shall also be obligated with respect to Section 9.3, and each party may, enforce the Confidentiality Agreement).

Section 9.3 Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 9.1 hereof, this Agreement shall become void and of no further force and effect and there shall be no Liability under this Agreement on the part of any party hereto, except that (a) the provisions of Section 9.2 (Termination Fee; Expenses), this Section 9.3 (Survival After Termination), Section 7.2(b) (Confidential Information), the last sentence of Section 7.15(d) (Buyer’s Financing Obligations) and Article XII (Miscellaneous) shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from any Liability for any intentional or willful breach of the provisions of this Agreement prior to the termination of this Agreement or for actual, knowing and intentional fraud of such party.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival. Each of (i) the representations and warranties of the Sellers contained in Article IV and Section 7.13 (the “Seller Representations”), (ii) the representations and warranties of the Company contained in Article V and Section 7.13 (the “Company Representations”) and (iii) the representations and warranties of the Buyer contained in Article VI and Section 7.13 shall survive the Closing for the Indemnification Period, after which, such representations and warranties shall terminate, subject to any Claims Notice in respect thereof given in accordance with the terms of Section 10.4 prior to the Cut-Off Date. Except as set forth in Section 12.15, no claim for a breach of any covenant or agreement of the Buyer, the Company or a Seller contained in this Agreement that by its nature is required to be performed at or prior to the Closing may be brought after the Indemnification Period and such covenants shall expire as of the end of the Indemnification Period. All covenants and agreements of the Buyer, the Company and the Sellers contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing in accordance with their respective terms. If any Claims Notice (as defined below) is given in accordance with the terms of Section 10.4 within the survival period provided above (the “Cut-Off Date”), the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved. For purposes of this Article X, in determining whether any representation or warranty in this Agreement was true and correct as of any particular date and the amount of any Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any qualification or limitation as to materiality (whether by reference to material, Material Adverse Effect, Buyer Material Adverse Effect or otherwise) contained in such representation or warranty shall be disregarded, other than those such qualifications contained in Sections 5.7(a) (Financial Statements), 5.8(b) (No Undisclosed Liabilities; Absence of Certain Changes or Events), 6.6(a) (Buyer SEC Reports; Financial Statements), and 6.7 (Absence of Certain Changes or Events), which shall not be so disregarded.

Section 10.2 Indemnification by the Sellers; Indemnification by the Buyer. (a) Subject to the other limitations set forth in this Article X and Article XI in the case of indemnification for Taxes, from and after the Closing Date, each Seller hereby agrees severally (based on its or their respective Adjustment Amount Transaction Percentage) and not jointly or jointly and severally, pursuant to the terms of the Escrow Agreement, to indemnify and hold harmless the Buyer and its Subsidiaries and its and their respective officers, directors, employees and agents (each, a “Buyer Indemnitee”) from and against any and all losses, judgments, settlements, fees, costs, expenses (including reasonable attorneys’ fees), claims, suits, actions and damages (collectively, “Losses”) suffered by or asserted against any of the Buyer Indemnitees arising from, or in connection with:

(i) the breach by such Seller of any of the Seller Representations made by such Seller;

(ii) the breach by such Seller of any covenant or agreement made hereunder by the Sellers;

(iii) the breach by the Company of any of the Company Representations; and

(iv) the breach by the Company of any covenant or agreement made hereunder by the Company (solely with respect to covenants and agreements to be made or performed by the Company prior to the Closing); and

(v) the failure of any Optionholder to execute a Joinder Agreement and become a party to this Agreement as contemplated by Section 2.4.

(b) Subject to the other limitations set forth in this Article X and Article XI in the case of indemnification for Taxes, the Buyer hereby agrees to indemnify and hold harmless the Sellers, each of such Sellers’ respective officers, directors, employees, partners, members and agents, and prior to the Closing, the Company and any Company Subsidiary and their respective officers, directors, employees, partners, members and agents (each, a “Seller Indemnitee”, and together with the Buyer Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any and all Losses suffered by or asserted against any of the Seller Indemnitees arising from or in connection with:

(i) the breach by the Buyer of any representation or warranty of the Buyer in this Agreement; and

(ii) the breach by the Buyer of any covenant or agreement made by the Buyer in this Agreement.

Section 10.3 Limitations on Indemnification. (a) In no event shall the cumulative indemnification obligations of the Sellers under Sections 10.2(a) and 11.3, on the one hand, or the Buyer under Section 10.2(b), on the other hand, in the aggregate exceed the Escrow Amount (the “Cap”).

(b) Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Seller Indemnitees or the Buyer Indemnitees, respectively, under Article X for breaches of representations and warranties unless the aggregate amount of Losses that would otherwise be payable under Section 10.2(a)(i), 10.2(a)(iii), or Section 10.2(b)(i), respectively, exceed an amount equal to $3,750,000 (the “Deductible Amount”), whereupon the Seller Indemnitee or the Buyer Indemnitee, as the case may be, shall be entitled to receive only amounts for Losses in excess of the Deductible Amount up to the Cap; provided, that any and all breaches of the Specified Representations shall not be subject to the Deductible Amount, but instead shall be recoverable from “dollar one”. If any claims for indemnification by the Seller Indemnitees or the Buyer Indemnitees relating to any single matter or series of related or similar matters that is indemnifiable under Section 10.2(a)(i) or 10.2(a)(iii), or Section 10.2(b)(i) or 11.3, respectively, results in aggregate Losses to the Seller Indemnitees or the Buyer Indemnitees, as the case may be, that do not exceed $50,000, such Losses shall not be eligible for indemnification under this Article X or Article XI, and shall not be considered in the calculation of Deductible Amount; provided, that any and all breaches of the Specified Representations shall not be subject to the provisions of this sentence.

(c) The cumulative indemnification obligations of the Sellers under this Article X and Article XI shall be recoverable solely and exclusively from the Escrow Fund (as shall be reduced from time to time in accordance with the Escrow Agreement and to reflect payments, if any, made from time to time from the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement). No claims for indemnification may be made after the Indemnification Period. The limitations described above in this Section 10.3 shall not apply to Losses arising from or in connection with any breach of Section 7.11 or 12.15.

(d) Under no circumstances shall any Indemnitee be entitled to be indemnified pursuant to this Article X or Article XI or otherwise liable hereunder or otherwise, for any special, consequential, punitive, indirect or exemplary damages (including lost or anticipated revenues or profits or loss in stockholder value in respect of the Buyer Common Stock following the Closing (it being understood and agreed that the facts and circumstances giving rise to any such loss in stockholder value may be subject to indemnification pursuant to Section 10.2(b), and may be taken into account in determining the amount of any indemnifiable Loss thereunder)) (except to the extent included in a Third Party Claim). The party seeking indemnification under this Article X or Article XI shall use its commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder, including by seeking and pursuing any available insurance coverage or other claims against third parties that such Indemnitees may have in respect of such Losses. The amount of (i) insurance proceeds or other recoveries actually received by the Indemnitees in respect of such Losses, less the related reasonable out-of-pocket fees and expenses incurred by such Indemnitees in recovering such amounts, and (ii) any Tax benefit actually recognized by any Indemnitee, any of its Affiliates or any consolidated, combined or unitary group of which any such Indemnitee or Affiliate is a member (collectively, the “Indemnitee Parties”) in connection with the accrual, incurrence or payment of such Losses, or any correlative adjustment that makes allowable to any such Indemnitee Party any deduction, amortization, exclusion from income or other allowance, shall reduce the Losses that such Indemnitees may recover under this Article X and Article XI. If the Indemnitees receive any such net amounts or recognize any such Tax benefits subsequent to an indemnification payment by the Indemnitors in respect of such Losses, then such Indemnitees shall promptly reimburse the Indemnitors for any payment made or expense incurred by such Indemnitors in connection with providing such indemnification payment up to the above net amounts so received and the Tax benefits so recognized by the Indemnitees. Additionally, the amount of any Losses for which indemnification is provided under this Agreement shall be increased by the amount of any Tax cost actually realized by the Indemnitee Parties as a result of the receipt or accrual of the indemnification payment. In determining the amount of any net Tax benefit or Tax cost, as applicable, the Indemnitee Parties shall be deemed to realize all other items of income, gain, loss, deduction or credit before realizing any items arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. An Indemnitee Party shall be deemed to have “actually realized” a net Tax benefit or Tax cost, as the case may be, to the extent that and at such time as the amount of Taxes payable by such Indemnitee Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee Party would be required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such indemnified amount, as the case may be.

(e) No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing, (ii) any Losses with respect to any matter if such matter was included in the calculation of the Final Working Capital or (iii) for any Losses for which a Claims Notice was not duly delivered prior to the Cut-Off Date.

(f) Notwithstanding anything to the contrary contained herein, (i) none of the limitations on the indemnification obligations of the parties hereto shall apply to claims based on bad faith, willful misconduct or of actual, knowing and intentional fraud and (ii) the indemnification obligations of the Sellers with respect to the representations and warranties of the Company and the Sellers contained herein shall not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, the Buyer or its Affiliates, employees, or Representatives concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto.

Section 10.4 Indemnification Claim Process. (a) All claims for indemnification by either a Seller Indemnitee or a Buyer Indemnitee under this Article X shall be asserted and resolved in accordance with the procedures provided in the Escrow Agreement and Sections 10.4 and 10.5.

(b) If a Buyer Indemnitee intends to seek indemnification pursuant to this Article X, the Buyer Indemnitee shall promptly notify the Sellers’ Representative in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”); provided that subject to Section 10.3(e), the failure of the Buyer Indemnitee to promptly notify Sellers’ Representative shall not relieve the Sellers from Liability for such claims except and only to the extent that the Sellers were actually prejudiced by such delay.

(c) If a Seller Indemnitee intends to seek indemnification pursuant to this Article X, the Seller Indemnitee shall promptly deliver a Claims Notice to the Buyer; provided that subject to Section 10.3(e), the failure of a Seller Indemnitee to promptly notify the Buyer shall not relieve the Buyer from Liability for such claims except and only to the extent that the Sellers were actually prejudiced by such delay.

(d) The Indemnitor shall have twenty-five (25) calendar days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee in writing that the Indemnitor desires to assume the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice. If a Third-Party Claim is made against an Indemnitee, the Indemnitor will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee. Should the Indemnitor so elect to assume the defense of a Third-Party Claim, the Indemnitor will not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof, unless, in the written opinion of counsel for the Indemnitee, the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the Indemnitee and the Indemnitor, in which case the Indemnitor will be liable to the Indemnitee for the expenses of one counsel and, if necessary, local counsel. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnitor. The Indemnitor shall be liable for the fees and expenses of one counsel and, if necessary, local counsel, employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnitor chooses to defend any Third-Party Claim, the other party shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third-Party Claim, the Indemnitee shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnitor may pay, settle or compromise a Third-Party Claim without the written consent of the Indemnitee, so long as such settlement includes (i) an unconditional release of the Indemnitee from all Liability in respect of such Third-Party Claim; (ii) does not subject the Indemnitee to any criminal liability or injunctive relief or other equitable remedy; and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

(e) Subject to the provisions of Section 10.4(d)(i) and 10.4(d)(ii), if the Indemnitor does not assume the defense of such Third Party Claim within twenty-five (25) calendar days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at the Indemnitor’s cost and expense (but subject to the limitations set forth in Section 10.4(d)) upon delivery of written notice to such effect to the Indemnitor at any time after such 25 calendar day period.

(f) The Buyer Indemnitee shall, and shall cause the Company and each Company Subsidiary to, provide reasonable cooperation with the Sellers’ Representative in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Buyer Indemnitee is seeking indemnification pursuant to this Article X that the Sellers’ Representative has elected to control, including, but not limited to, by providing the Sellers’ Representative with reasonable access to books, records, employees and officers (including as witnesses) of the Company and each Company Subsidiary.

Section 10.5 Indemnification Procedures for Non-Third Party Claims. The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim; provided that subject to Section 10.3(e), the failure of the Buyer Indemnitee to promptly notify Sellers’ Representative shall not relieve the Sellers from Liability for such claims except and only to the extent that the Sellers were actually prejudiced by such delay. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 10.6 Release of Escrow Fund. Within five Business Days following the end of the Indemnification Period, the Buyer and the Sellers’ Representative shall, in accordance with the Escrow Agreement, cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to the Sellers’ Representative (on behalf of the Sellers) an amount equal to the excess of (i) the then remaining Escrow Amount minus (ii) the aggregate amount of Losses for which any claims for indemnification properly were made against the Escrow Fund prior to such date in accordance herewith and not yet resolved. Any amounts so retained in the Escrow Fund shall be held and released in accordance with the terms of the Escrow Agreement.

ARTICLE XI

TAX MATTERS

Section 11.1 Tax Return Filings. (a) Subject to Section 11.1(b)-(e) below, the Sellers’ Representative shall timely prepare and file (or cause to be timely prepared and filed) with the relevant Taxing Authority any Covered Tax Return the due date for filing of which (determined taking into account any available extensions) is on or before the Closing Date (“Pre-Closing Covered Tax Returns”), and the Buyer shall timely prepare and file (or cause to be prepared and filed) with the relevant Taxing Authority any Covered Tax Return the due date for the filing of which (determined taking into account any available extensions) is after the Closing Date (“Post-Closing Covered Tax Returns”); provided, however, that all such Covered Tax Returns shall be prepared on a basis consistent with the past practices of the Company and the Company Subsidiaries, unless otherwise required by applicable Law; and provided, further, however, that any Covered Tax Return that is otherwise required to be filed for a Straddle Period shall, to the extent permitted by applicable Law, be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date.

(b) In the case of any Pre-Closing Covered Tax Return relating to income Tax or another material Tax, the Sellers’ Representative shall provide the Buyer with a copy of each such Tax Return at least thirty (30) calendar days before such Pre-Closing Covered Tax Return is required to be filed under applicable Law, and no such Pre-Closing Covered Tax Return shall be filed without the Buyer’s prior written consent, which consent may only be withheld if the Buyer reasonably determines that (i) such Pre-Closing Covered Tax Return, if filed as prepared by the Sellers’ Representative, would not be prepared on a basis consistent with the past practices of the Company and the Company Subsidiaries, or (ii) the likelihood of any material position reflected on such Pre-Closing Covered Tax Return being upheld in a Tax proceeding is not greater than 50% or such higher standard as may be required under applicable law to avoid the imposition of penalties or to avoid disclosure, including on Schedule UTP (Uncertain Tax Position) or pursuant to FIN 48; provided that the Buyer shall be deemed to have agreed to any such draft Pre-Closing Covered Tax Return unless the Buyer notifies the Sellers Representative in writing of any objections thereto (any such objection, a “Buyer Objection”) within ten (10) calendar days of receipt of the applicable Pre-Closing Covered Tax Return.

(c) In the case of any Post-Closing Covered Tax Return, the Buyer shall provide the Sellers’ Representative with a draft of any such Post-Closing Covered Tax Return at least sixty (60) calendar days before such Post-Closing Covered Tax Return is required to be filed under applicable Law (taking into account any available extensions) and no such Post-Closing Covered Tax Return shall be filed without the prior written consent of the Sellers’ Representative, which consent may only be withheld if the Sellers’ Representative reasonably determines that (i) such Post-Closing Covered Tax Return, if filed as prepared by the Buyer, would not be prepared on a basis consistent with the past practices of the Company and the Company Subsidiaries or (ii) the likelihood of any material position reflected on such Post-Closing Covered Tax Return being upheld in a Tax proceeding is not greater than 50% or such higher standard as may be required under applicable law to avoid the imposition of penalties or to avoid disclosure, including on Schedule UTP (Uncertain Tax Position) or pursuant to FIN 48; provided, that the Sellers’ Representative shall be deemed to have agreed to such draft Tax Return unless the Sellers’ Representative notifies the Buyer in writing of any objections thereto (any such objection, a “Seller Objection”) within thirty (30) calendar days of receipt of the applicable Post-Closing Covered Tax Return.

(d) In the event of either a timely Buyer Objection or a timely Seller Objection, the parties shall negotiate in good faith to resolve the disputed items within the following eight (8) calendar days in the case of any Buyer Objection and within the following ten (10) calendar days in the case of any Seller Objection. If the parties do not resolve all disputed items within such 8-calendar day period or such 10-calendar day period, as applicable, the parties shall jointly appoint a senior tax partner in an Accounting Firm (which tax partner shall be regarded for these purposes as an Accounting Firm) on the next Business Day to resolve all disputed issues at least three (3) calendar days before the applicable Pre-Closing Covered Tax Return is required to be filed under applicable Law (taking into account any available extensions) or at least five (5) calendar days before the applicable Post-Closing Covered Tax Return is required to be filed under applicable Law (taking into account any available extensions), as applicable; provided that the Accounting Firm’s review shall be limited to the issues submitted by the parties, and the fees and expenses of the Accounting Firm shall be borne equally by the Sellers, on the one hand, and the Buyer, on the other hand.

(e) After any Covered Tax Return is completed in accordance with this Section 11.1, the Sellers shall timely pay (or cause to be timely paid) to the relevant Taxing Authority all Taxes due in connection with the filing of any Pre-Closing Covered Tax Returns, and the Buyer shall timely pay (or cause to be timely paid) to the relevant Taxing Authority all Taxes due in connection with the filing of any Post-Closing Covered Tax Returns; provided that, after the Closing Date, the Sellers’ Representative shall, at least three (3) calendar days before the date on which any such Post-Closing Covered Tax Return is required to be filed under applicable Law (taking into account any available extensions), pay to the Buyer the full amount of Taxes owing with respect to such Covered Tax Return (in the case of a taxable period ending on or before the Closing Date) or the Sellers’ allocable share of the Taxes owing with respect to such Covered Tax Return as determined pursuant to Section 11.2 (in the case of a Straddle Period).

Section 11.2 Straddle Period. To the extent applicable Law does not permit the Company or any Company Subsidiary, as applicable, to treat a relevant taxable period as ending on the Closing Date, the parties agree to use the following conventions for determining the allocation of Taxes for the resulting Straddle Period: (a) real, personal and intangible property Taxes (“Property Taxes”) of the Company and each Company Subsidiary for the Pre-Closing Tax Period shall equal the Property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the Straddle Period; and (b) all Taxes of the Company and each Company Subsidiary other than Property Taxes shall be computed for the Pre-Closing Tax Period as if the entire Straddle Period ended as of the close of business on the Closing Date.

Section 11.3 Tax Indemnification. (a) Subject to the provisions of Article X and Section 11.4 below, each Seller hereby agrees to indemnify and hold harmless the Buyer Indemnitees from and against, on an after-Tax basis, any and all Excluded Taxes; provided that the Sellers’ indemnification obligations for Excluded Taxes shall be allocated among the Sellers in a manner consistent with the allocation of the Sellers’ indemnification obligations under Section 10.2(a). Any indemnification amount required to be paid pursuant to this Article XI shall be paid within ten (10) calendar days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).

Section 11.4 Tax Claims. During the Indemnification Period, the Buyer shall promptly notify the Sellers’ Representative in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any proposed assessment against or demand or claim on any Buyer Indemnitee (including, after the Closing, the Company or any Company Subsidiary) which, if determined adversely to the taxpayer or after the lapse of time, might result in an indemnity payment to any Buyer Indemnitee pursuant to Section 11.3 (a “Tax Claim”); provided, however, that the Buyer’s failure to give notice of a Tax Claim to the Sellers’ Representative within a sufficient period of time and in reasonably sufficient detail to allow the Sellers to effectively contest such Tax Claim shall affect the Liability of the Sellers to any Buyer Indemnitee only to the extent that the Sellers’ position is materially prejudiced as a result thereof. The Sellers shall control all proceedings with respect to any Tax Claim relating solely to Taxes of the Company or any Company Subsidiary for a taxable period ending on or before the Closing Date; provided, however, that (a) the Buyer and counsel of its own choosing shall have the right to participate fully in all aspects of the prosecution, defense and settlement of such Tax Claim, and (b) the Sellers shall not settle any such Tax Claim without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned). The Sellers, on the one hand, and the Buyer, on the other hand, shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company or any Company Subsidiary for a Straddle Period, and neither party shall settle any such Tax Claim without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned). The Buyer shall control all other proceedings with respect to Taxes of the Company or any Company Subsidiary.

Section 11.5 Transfer Taxes. The Sellers, on the one hand, and the Buyer, on the other hand, shall each be liable for 50% of any Transfer Taxes. Except as otherwise required by applicable Law, the Buyer shall prepare and file all Tax Returns with respect to Transfer Taxes. The parties shall cooperate in the preparation and filing of all such Tax Returns, and in obtaining any available exemptions or refunds with respect thereto.

Section 11.6 Tax Sharing Agreements. Any and all existing Tax allocation, sharing, indemnity or other similar agreement, arrangement, understanding or practice with respect to Taxes between the Company or any Company Subsidiary, on the one hand, and any Seller or Affiliate thereof (other than the Company or any Company Subsidiary), on the other hand, will be terminated as of the Closing Date, and, after the Closing, none of the Company, any Company Subsidiary or any Seller or Affiliate thereof will have any further rights or liabilities thereunder.

Section 11.7 Tax Return Amendments. During the Indemnification Period, unless required by applicable Law, the Buyer shall not, and shall not allow the Company or any Company Subsidiary to, amend, modify or otherwise change any Tax Returns of the Company or any Company Subsidiary for any taxable period that begins prior to the Closing Date without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that it would not be unreasonable to withhold any such consent if such amendment, modification or change could reasonably be expected to cause the Sellers to incur a Tax indemnity obligation under Section 11.3).

Section 11.8 Tax Refunds. During the Indemnification Period, any refund of Taxes (or any credit against future Taxes in lieu of a refund) relating to the Company or any Company Subsidiary (a “Tax Refund”) that is attributable to a taxable period which ends on or before the Closing Date (other than any such amount that is attributable to the carryback from a Post-Closing Tax Period (including the portion of a Straddle Period that begins on the date after the Closing Date) of Tax items of the Company or any Company Subsidiary) shall be credited to the Sellers. The Buyer shall be entitled to all other Tax Refunds relating to the Company or any Company Subsidiary; provided, however, during the Indemnification Period, Tax Refunds attributable to Straddle Periods shall be calculated and allocated between the parties in a manner consistent with the provisions of Section 11.2. The Buyer, on the one hand, and the Sellers, on the other hand, shall promptly pay (or cause to be paid) to the other party any Tax Refund or portion thereof, and the relevant portion of any interest, actually received to the extent that such other party is entitled under this Section 11.8 to such Tax Refund or portion thereof and, if applicable, interest; provided, however, that any such payment shall be net of any Tax cost to the payor party attributable to the receipt of such Tax Refund (or related interest) and/or the payment of such amounts to the payee party. In connection with the foregoing, during the Indemnification Period, the Buyer, at the Sellers’ sole expense, shall promptly comply, or shall cause the Company, any Company Subsidiary or applicable Affiliate to promptly comply, with the written request of the Sellers’ Representative to claim a Tax Refund, or file an amended Tax Return claiming a Tax Refund, unless the Buyer reasonably determines that such action would not be supported by applicable Law or would result in adverse Tax consequences to Buyer or any Affiliate thereof (including the Company or any Company Subsidiary) in a Post-Closing Tax Period. If, subsequent to a Taxing Authority’s allowance of a Tax Refund, such Taxing Authority reduces or eliminates such Tax Refund, such Tax Refund or the relevant portion thereof, plus any interest received thereon, previously forwarded or reimbursed under this Section 11.8 shall be returned, promptly upon request, to the party which had previously forwarded or reimbursed such amount.

Section 11.9 Cooperation. The parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, with respect to all Tax matters of the Company or any Company Subsidiary, including in preparing and filing all Tax Returns and resolving all Tax Claims and any other audits, investigations, proceedings or other disputes with respect to Taxes. The parties shall maintain and make available to each other all records reasonably necessary in connection with their obligations under the preceding sentence.

Section 11.10 Treatment of Indemnity Payments. The parties agree to treat any indemnity payment made under this Agreement, for all income Tax purposes, as an adjustment to purchase price, except to the extent otherwise required pursuant to a Final Determination.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Expenses; Representation. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Buyer hereby agrees that following the Closing, Ropes & Gray LLP may act as legal counsel to the Sellers and Sellers’ Representative in connection with any dispute arising in connection with the transactions contemplated under this Agreement and immediately following the Closing, Buyer shall cause the Company and the Company Subsidiaries to acknowledge such agreement in writing.

Section 12.2 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Buyer, the Company and the Sellers’ Representative.

Section 12.3 Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.

Section 12.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 12.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (i) on the date so delivered (or, if not a Business Day, on the next following Business Day), if delivered in writing and served by personal delivery upon the party for whom it is intended, (ii) on the date so delivered (or, if not a Business Day, on the next following Business Day), if delivered by telecopier with receipt confirmed, or (iii) one (1) Business Day after the date so delivered (or, if not a Business Day, on the next following Business Day), if delivered by overnight Federal Express or other overnight mail service, postage prepaid, return receipt requested to the party at the address set forth below, with copies sent to the Persons indicated:

If, to any Seller or, prior to the Closing, the Company or the Company Subsidiary:

Avista Capital Holdings, LP

65 East 55th Street, 18th Floor

New York, New York 10022

Attention: David Burgstahler and Ben Silbert

Telecopier: (212) 593-6918

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention: Craig E. Marcus

Telecopier: (617) 235-0514

If to the Buyer or, after the Closing, to the Company or the Company Subsidiary:

AngioDynamics, Inc.

14 Plaza Drive Latham,

New York 12110

Attention: Stephen A. Trowbridge, Vice President and General Counsel

Telecopier: (518) 795-1401

With a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: William P. Mills

Telecopier: (212) 504-6666

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.

Section 12.6 Waiver. Waivers under this Agreement are only valid and binding if in writing and duly executed by the party against whom enforcement of the waiver is sought (or in the case of the Sellers, executed by the Sellers’ Representative). Waivers waive only the specific matter described in the written waiver and do not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of any provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, will not constitute a continuing waiver of the same or of a similar breach, or of such provision or right at another time or in another context.

Section 12.7 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or Liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion, except that without such consent, the Buyer may assign any of its rights hereunder to one or more of its wholly-owned Affiliates; provided, that Buyer will remain liable for all of its obligations hereunder. Any purported assignment without such prior written consents shall be void.

Section 12.8 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except (a) as set forth in Section 7.11, Section 10.2, Section 11.3 and this Section 12.8 and the Sellers’ Representative shall be entitled to the benefits of, and as contemplated by Section 2.6, shall be entitled to enforce the provisions of this Agreement for the benefit of, the Sellers and (b) Section 9.2(d), this Section 12.8 and Sections 12.11, 12.12 and 12.15 shall inure to the benefit of the Debt Financing Sources all of whom are intended to be third-party beneficiaries thereof (and those Sections shall not be amended or otherwise modified so as to adversely affect such Debt Financing Sources without the prior written consent of such Debt Financing Sources).

Section 12.9 Counterparts. This Agreement may be executed by original, facsimile, PDF or electronic signature, and in two or more several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 12.10 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

Section 12.11 Consent to Jurisdiction. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof).

Section 12.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.13 Specific Performance. Except as otherwise provided in Section 9.2, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Buyer, the Sellers or the Company in accordance with the terms hereof or were otherwise breached by the Buyer, the Sellers or the Company. Except as otherwise provided in Section 9.2, the parties further agree that each of the Buyer and the Sellers shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 12.14 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 12.15 Remedies. Notwithstanding anything contained in this Agreement to the contrary, (i) prior to the Closing, the rights set forth in Section 12.13 and Article IX, and (ii) from and after the Closing, the rights set forth in Section 2.3, Section 12.13, Article X, Article XI and the Escrow Agreement, all of which are subject to the terms, limitations and restrictions of Section 2.3, Section 12.13, Article X, Article XI and the Escrow Agreement, respectively, shall in each case be the sole and exclusive remedies of the parties for any and all claims arising out of or related to this Agreement or the transactions contemplated hereby, including claims based on any breach of a representation, warranty, covenant or agreement under this Agreement (which claims from and after the Closing shall be satisfied solely from the Escrow Amount and on the date that the Escrow Amount held in the Escrow Account is reduced to zero, the Buyer Indemnitees shall have no further rights to indemnification under Article X or Article XI), except, in the case of clause (ii), that the foregoing shall not limit any party’s right to seek any remedies for monetary damages against another party to this Agreement for such other party’s actual, knowing and intentional fraud or willful misconduct, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by applicable Law. From and after the Closing, except (i) in the case of actual, knowing and intentional fraud or willful misconduct of a party to this Agreement, (ii) to the extent any other remedy may be provided by applicable Law and such other remedy may not, under applicable Law, be waived or otherwise limited or excluded by agreement and (iii) as set forth in Section 2.3, Section 12.13, Article X, Article XI and the Escrow Agreement, no party to this Agreement shall assert, and each party to this Agreement shall cause its Subsidiaries (including, without limitation, after the Closing, with respect to the Buyer, the Company and its Subsidiaries) and Affiliates and all Buyer Indemnitees, in the case of the Buyer, and Seller Indemnitees, in the case of the Sellers, under this Agreement not to assert, any claim against any other party to this Agreement or any of its Affiliates or any of their respective direct or indirect partners, directors, officers, employees, stockholders, attorneys, representatives or controlling persons, or seek to hold any party or any such Persons liable, in respect of any claim relating to this Agreement or any of the transactions contemplated hereby and shall indemnify and hold harmless such parties and such Persons against all such claims. Notwithstanding anything in this Agreement to the contrary, (i) no party hereto shall be deemed to have waived any claim, which cannot be waived under applicable Law, and (ii) nothing shall limit the liability of any Seller in connection with any actions taken by such Seller after the Closing or in respect of the Stockholders Agreement or any employment agreement, confidentiality agreement, non-competition agreement or other contract, agreement or document to which such Seller and the Company (or any Company Subsidiary) are parties and which continue in force and effect after the Closing. The provisions of this Section 12.15 and the limited remedies provided in Section 2.3, Section 12.13, Article X and Article XI were specifically bargained for by the parties hereto and were taken into account by the parties hereto in arriving at the terms and conditions of this Agreement, including the consideration payable to the Sellers hereunder. The Company and the Sellers have specifically relied upon the provisions of this Section 12.15 and the limited remedies provided in Section 2.3, Section 12.13, Article X and Article XI in agreeing to the terms and conditions of this Agreement, including the consideration payable to the Sellers hereunder. For the avoidance of doubt, each representation, warranty or agreement made by a Seller under this Agreement is made on a several basis solely as to such Seller (and not jointly with the Company or any other Seller).

Section 12.16 Disclosure Schedules. The Disclosure Schedules qualify the representations, warranties, covenants, and agreements of each of the Sellers, the Company and the Buyer, as if the Disclosure Schedules were fully incorporated into, and made a part of, the Agreement. Each item specifically disclosed in the Disclosure Schedules shall constitute an exception to the correspondingly number Section of the representation, warranty, covenant, and agreement that references such item in the Disclosure Schedules and also shall be deemed to be disclosure with respect to all other representations, warranties, covenants, and agreements to the extent that the relevance of the disclosed information to such other representations, warranties, covenants, and agreements is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate Section of the Disclosure Schedules with respect to such other representations, warranties, covenants, and agreements or an appropriate cross-reference thereto. The mere inclusion of an item on the Disclosure Schedules as an exception to a representation or warranty will not be deemed an admission or acknowledgment, in and of itself, and solely by virtue of the inclusion of such item on the Disclosure Schedules, that (a) such item is required to be listed on the Disclosure Schedules, (b) such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event, or circumstance, (c) such item has had, or is expected to result in, a Material Adverse Effect or a Buyer Material Adverse Effect, or (d) such item actually constitutes noncompliance with, or a violation of, any applicable Law, Permit, or Contract, or other topic to which such disclosure is applicable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:	ANGIODYNAMICS, INC.

	By:	/s/ Joseph M. DeVivo
Name: Joseph M. DeVivo
Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

COMPANY:	NM HOLDING COMPANY, INC.

	By:	/s/ Ron Sparks
Name: Ron Sparks
Title: Chief Executive Officer, President and Secretary

[Signature Page to Stock Purchase Agreement]

SELLERS:	AVISTA CAPTIAL PARTNERS, L.P.

	By:	Avista Capital Partners GP, LLC,
its General Partner

	By:	/s/ Ben Silbert
Name: Ben Silbert
Title: Authorized Signatory

AVISTA CAPITAL PARTNERS (OFFSHORE), LP

	By:	Avista Capital Partners GP, LLC,
its General Partner

	By:	/s/ Ben Silbert
Name: Ben Silbert
Title: Authorized Signatory

NAVILYST MEDICAL CO-INVEST, LLC

	By:	Avista Capital Partners GP, LLC,
its Manager

	By:	/s/ Ben Silbert
Name: Ben Silbert
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]

/s/ Ron Sparks
Ron Sparks

[Signature Page to Stock Purchase Agreement]

/s/ Patrick O’Neill
Patrick O’Neill

[Signature Page to Stock Purchase Agreement]

SELLERS’ REPRESENTATIVE:	SOLELY WITH RESPECT TO, AND AS SPECIFIED IN, SECTION 2.6 AND ARTICLE XII IN ITS CAPACITY AS SELLERS’ REPRESENTATIVE

AVISTA CAPITAL PARTNERS GP, LLC

	By:	/s/ Ben Silbert
Name: Ben Silbert
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]

Annex B

STOCKHOLDERS AGREEMENT

dated as of [—], 2012

among

ANGIODYNAMICS, INC.

and

THE STOCKHOLDERS NAMED HEREIN

B-i

EXHIBITS

Exhibit A	Form of Joinder

SCHEDULES

Schedule 1.1	Navilyst Co-Invest, LLC Members
Schedule 3.1(b)	Approved Stockholder Designee Persons
Schedule 4.4	Competitors

B-ii

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is dated as of [—], 2012 (this “Agreement”), by and among AngioDynamics, Inc., a Delaware corporation (the “Company”), the stockholders of the Company set forth on the signature pages hereto (each, a “Stockholder” and collectively, the “Stockholders”) and, solely with respect to, and as specified in, Article IV, Avista Capital Holdings, LP, a Delaware limited partnership (the “Management Company”).

R E C I T A L S:

WHEREAS, the Company, NM Holding Company, Inc., a Delaware corporation (the “Target”), the Stockholders and the other parties thereto have entered into a Stock Purchase Agreement, dated as of January 30, 2012 (the “Stock Purchase Agreement”), pursuant to which, among other things, the Company shall acquire all of the issued and outstanding capital stock of Target upon the terms and subject to the conditions set forth in the Stock Purchase Agreement;

WHEREAS, pursuant to the Stock Purchase Agreement and immediately following the Closing (as defined below), the Stockholders will Beneficially Own (as defined below) 9,479,607 of the outstanding shares of common stock, par value $0.01, of the Company (the “Common Stock”);

WHEREAS, the Company and the Stockholders desire to establish in this Agreement certain terms and conditions concerning the Stockholder Shares to be owned by the Stockholders as and from the Closing and related provisions concerning the Stockholders’ relationship with and investment in the Company as and from the Closing;

WHEREAS, the execution and delivery of this Agreement is a condition to the obligation of the Company to consummate the transactions contemplated by the Stock Purchase Agreement; and

WHEREAS, this Agreement shall take effect at and as of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“ACP” shall mean Avista Capital Partners, L.P., a Delaware limited partnership.

“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person; provided that the Stockholders shall not be deemed to be an Affiliate of the Company and vice versa. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Avista” shall mean each of Avista Capital Partners, LP and Avista Capital Partners (Offshore), LP.

“Beneficially Own” shall have the same meaning as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a Person will also be deemed to beneficially own (i) all Voting Securities which such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all Voting Securities in which such Person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of any Voting Securities. For the avoidance of doubt, all Voting Securities held directly by any Stockholder or any Permitted Transferee thereof will be deemed to be Beneficially Owned by such Person regardless of whether such Person has or shares (or is deemed to have or share) the power to vote or dispose of such Voting Securities. The terms “Beneficial Owner” and “Beneficial Ownership” shall have a correlative meaning.

“Board” shall mean, as of any date, the Board of Directors of the Company.

“Board Right Period” shall mean with respect to a Stockholder Designee the period from the date of this Agreement until the date on which a Board Right Termination Event shall occur as to such Stockholder Designee.

“Board Right Termination Event” shall be deemed to have occurred with respect to a Stockholder Designee at such time as the Stockholders shall cease to Beneficially Own Voting Securities representing at least the Ownership Threshold applicable to such Stockholder Designee.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

“Change of Control” shall mean, with respect to any specified Person, any of the following: (i) the sale, lease, transfer, conveyance or other disposition (including by way of liquidation or dissolution of such specified Person or one or more of its Subsidiaries), in a single transaction or in a related series of transactions, of all or substantially all of the assets of such specified Person and its Subsidiaries, taken as a whole, to any other Person (or Group) which is not, immediately after giving effect thereto, a Subsidiary of such specified Person; (ii) any Person or Group becomes, in a single transaction or in a related series of transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction, the Beneficial Owner of more than fifty percent (50%) of the combined voting power of the outstanding voting capital stock entitled to vote generally in the election of directors (or Persons performing a similar function) of such specified Person; or (iii) the consummation of any recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction immediately following which the Beneficial Owners of the voting capital stock of such specified Person immediately prior to the consummation of such transaction do not Beneficially Own more than fifty percent (50%) of the combined voting power of the outstanding voting capital stock entitled to vote generally in the election of directors (or Persons performing a similar function) of the entity resulting from such transaction (including an entity that, as a result of such transaction, owns such specified Person or all of substantially all of the assets of such specified Person and its Subsidiaries, taken as a whole, either directly or indirectly through one or more Subsidiaries of such entity) in substantially the same proportion as their Beneficial Ownership of the voting capital stock of such specified Person immediately prior to such transaction.

“Claim Notice” shall have the meaning set forth in Section 6.7(a).

“Claims” shall have the meaning set forth in Section 6.6(a).

“Closing” shall mean the closing of the sale and purchase of the shares of capital stock of Target as contemplated by the Stock Purchase Agreement.

“Closing Date” shall mean the date on and as of which the sale and purchase of the shares of capital stock of Target and this Agreement shall be effective.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Confidential Information” shall mean any and all confidential or proprietary information, including business information, intellectual property, know-how, research and development information, plans, proposals, technical data, copyright works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists of the Company or any Subsidiary of the Company.

“Deferral Notice” shall have the meaning set forth in Section 6.1(d)(ii).

“Deferral Period” shall have the meaning set forth in Section 6.1(d)(ii).

“Director” shall mean any member of the Board.

“Excess Amount” shall have the meaning set forth in Section 4.1(a)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“First Stockholder Designee” shall have the meaning set forth in Section 3.1(a).

“Free Writing Prospectus” shall have the meaning set forth in Section 6.3(a).

“Governmental Authority” shall mean any governmental or quasi-governmental authority, body, department, commission, board, bureau, agency, division, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Group” shall mean two or more Persons acting together, pursuant to any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of securities as contemplated by Rule 13d-5(b) of the Exchange Act.

“Holdback Period” means, in the case of a takedown from a Shelf Registration, 90 days (or such shorter period as the managing underwriter(s) permit) after the date of the Prospectus supplement filed with the SEC in connection with such takedown.

“Indemnifying Party” shall have the meaning set forth in Section 6.7(a).

“Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, standards, binding guidelines, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Authority.

“Management Company” shall have the meaning set forth in the Preamble.

“NASDAQ” shall mean the Nasdaq Global Select Stock Market.

“Nominating Committee” shall have the meaning set forth in Section 3.1(b).

“Organizational Documents” shall mean, with respect to any Person, such Person’s memorandum and articles of association, articles or certificate of incorporation, formation or organization, by-laws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Other Shares” shall mean shares of any class of capital stock of the Company (other than the Common Stock) that are entitled to vote generally in the election of Directors.

“Ownership Threshold” shall mean, at any time of determination, (i) in respect of the First Stockholder Designee the Beneficial Ownership of twenty percent (20%) of the then outstanding Voting Securities, and (ii) in respect of the Second Stockholder Designee the Beneficial Ownership of ten percent (10%) of the then outstanding Voting Securities.

“Permitted Transferee” shall mean (i) any direct or indirect wholly-owned Subsidiary of a Stockholder, (ii) any other Stockholder, (iii) any fund or other entity that is managed or advised by Avista or any of its Affiliates (but excluding, for the avoidance of doubt, any portfolio company of Avista or any of its Affiliates), and (iv) with respect to Navilyst Co-Invest, LLC, the investors in such co-investment entity as of the date of this Agreement as set forth on Schedule 1.1, or any their respective successors or assigns who become members of Navilyst Co-Invest, LLC in accordance with the terms of its limited liability company agreement.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Prospectus” shall mean the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material, if any, incorporated by reference in such prospectus or prospectuses.

“Registrable Shares” shall mean, at any time of determination, the Stockholder Shares that are Beneficially Owned by the Stockholders at such time.

“Registration Rights Termination Date” shall have the meaning set forth in Section 6.2.

“Registration Statement” shall mean any registration statement of the Company which covers any of the Registrable Shares pursuant to the provisions of this Agreement, including any Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents, if any, incorporated by reference in such Registration Statement.

“Representatives” shall, with respect to any party hereto, such party or any of its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and/or representatives; provided, however, that, with respect to the Stockholders, no underwriter, broker-dealer or placement agent shall be deemed to be a Representative of a Stockholder solely as a result of such underwriter, broker-dealer or placement agent participating in the distribution of any Registrable Shares, unless such underwriter, broker-dealer or placement agent is otherwise an Affiliate of such Stockholder.

“Rule 415 Limitation” shall have the meaning set forth in Section 6.1(a).

“Sales Process” shall have the meaning set forth in Section 4.1(b).

“SEC” shall mean the Securities and Exchange Commission.

“Second Stockholder Designee” shall have the meaning set forth in Section 3.1(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” shall have the meaning set forth in Section 6.5.

“Shelf Registration” shall have the meaning set forth in Section 6.1(a).

“Shelf Registration Period” shall have the meaning set forth in Section 6.1(b).

“Standstill Period” shall have the meaning set forth in Section 4.1(a).

“Stock Purchase Agreement” shall have the meaning set forth in the Recitals.

“Stockholder” shall have the meaning set forth in the Preamble and, in the event that the Stockholder Shares are Transferred to any Permitted Transferee in accordance with Section 5.1(f), shall also mean such Permitted Transferee.

“Stockholder Designees” shall have the meaning set forth in Section 3.1(a) and shall include the both the First Stockholder Designee and the Second Stockholder Designees until such time as the Ownership Threshold applicable to the First Stockholder Designee is no longer satisfied and thereafter shall include the Second Stockholder Designee until such time as the Ownership Threshold applicable to the Second Stockholder Designee is no longer satisfied.

“Stockholder Shares” shall mean (i) all Voting Securities Beneficially Owned by the Stockholders on the Closing Date, immediately after giving effect to the Closing, and (ii) all Voting Securities issued to the Stockholders in respect of any such securities or into which any such securities shall be converted or exchanged in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or any similar recapitalizations, reclassifications or capital reorganizations occurring after the date of this Agreement. For the avoidance of doubt, Stockholder Shares shall include any of the foregoing Voting Securities specified in clause (i) or (ii) of the immediately preceding sentence that are Beneficially Owned by a Permitted Transferee following the Closing Date.

“Subsidiary” shall mean, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary): (i) owns, directly or indirectly, at least 50% of the securities, partnership or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or (ii) of which the specified Person controls the management.

“Target” shall have the meaning set forth in the Recitals.

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, encumbrance or other disposition to any Person, including those by way of hedging or derivative transactions. The term “Transferred” shall have a correlative meaning.

“Valid Business Reason” shall have the meaning set forth in Section 6.1(d).

“Voting Securities” shall mean the Common Stock together with any Other Shares.

Section 1.2 Other Definitional Provisions. Except as expressly set forth in this Agreement or unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section shall refer to Sections of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” and such words shall not be construed to limit any general statement to the specific or similar items or matters immediately following such words;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(k) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(l) when calculating the number of days before which, within which or following which any act is to be done or any step is to be taken pursuant to this Agreement, the initial reference date in calculating such number of days shall be excluded; provided, if the last day of the applicable number of days is not a Business Day, the specified period in question shall end on the next succeeding Business Day;

(m) for purposes of any calculation hereunder, the number of Voting Securities then outstanding shall be the number most recently identified by the Company as outstanding in any filing of the Company made with the SEC after the date of this Agreement under the Exchange Act or the Securities Act; and

(n) the Company, on the one hand, and the Stockholders, on the other hand, have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by such parties and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the purported authorship of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to the Stockholders as of the date hereof that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate authority and power to execute, deliver and perform its obligations under this Agreement. This Agreement and the performance by the Company of the obligations contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Stockholders, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

(c) The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder (i) do not result in any violation of the charter or by-laws or other constituent documents of the Company, and (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound or to which its properties may be subject, and (iii) do not violate any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its properties.

Section 2.2 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants, severally and not jointly, to the Company as of the date hereof that:

(a) Such Stockholder (other than any Stockholder that is an individual) is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its formation.

(b) Such Stockholder (other than any Stockholder that is an individual) has all requisite corporate, partnership or other authority and power to execute, deliver and perform its obligations under this Agreement. This Agreement and the performance by Such Stockholder of the obligations contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company and each other Stockholder, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

(c) The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of its obligations hereunder (i) do not result in any violation of the charter or by-laws or other constituent documents of such Stockholder, if applicable, (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound or to which its properties may be subject, and (iii) do not violate any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over such Stockholder or any of its properties.

(d) Except for the shares of Common Stock acquired pursuant to the Stock Purchase Agreement by such Stockholder that is an original signatory hereto, such Stockholder that is an original signatory hereto does not Beneficially Own any Voting Securities. For the avoidance of doubt, the representation and warranty contained in this Section 2.2(d) shall not be made by any Permitted Transferee that becomes a Stockholder hereunder after the date hereof.

ARTICLE III

CORPORATE GOVERNANCE

Section 3.1 Board Representation.

(a) As promptly as practicable following the date of this Agreement, the Board shall (i) increase the size of the Board from eight (8) to ten (10) directors and (ii) appoint two individuals designated by ACP to serve on the Board (the “Stockholder Designees”); provided, however, that such Stockholder Designee shall satisfy the applicable requirements set forth in Section 3.1(b); provided, further, that if a Board Right Termination Event occurs with respect to a Stockholder Designee, the Stockholders shall promptly cause such Stockholder Designee, if any, then serving on the Board to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which such Stockholder Designee is then appointed or on which he or she is then serving, and the right of ACP to designate such Stockholder Designee shall terminate. The first Stockholder Designee (the “First Stockholder Designee”) shall be appointed to the class of Directors that stood for reelection at the second most recently completed stockholder meeting and the second Stockholder Designee (the “Second Stockholder Designee”) shall be appointed to the class of Directors that stood for reelection at the most recently completed stockholder meeting. For the avoidance of doubt, the Company may at any time and from time to time increase or decrease the size of the Board or change its composition; provided that such increase or decrease does not affect the tenure, term or other rights to serve as a member of the Board of any Stockholder Designee as set forth in this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, any Stockholder Designee designated by ACP pursuant to Section 3.1 (i) shall not be a person that, at the time of such designation, would be required to disclose any information pursuant to Item 2(d) or (e) of Schedule 13D if such Stockholder Designee were the “person filing” such Schedule 13D, (ii) shall not, at the time of such designation, be prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or NASDAQ or pursuant to applicable Law, (iii) shall, prior to his or her appointment to the Board provide an executed resignation letter in substantially the form set forth in Annex A hereto resigning from the Board and from any committees or subcommittees thereof to which he or she is then appointed or on which he or she is then serving upon the occurrence of the Board Right Termination Event applicable to such Stockholder Designee, and (iv) shall, in the good faith reasonable judgment of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), satisfy the requirements set forth in the Company’s Organizational Documents and Code of Business Conduct and Ethics included in the corporate governance section of the Company’s website (as in effect from time to time), in each case to the extent applicable to all non-employee Directors generally. The Company agrees that each of the persons set forth on Schedule 3.1(b) satisfies all of the foregoing requirements of this Section 3.1(b) as of the date hereof. The Stockholder Designee shall, upon appointment or election, as the case may be, to the Board, abide by the provisions of all codes and policies of the Company that are applicable to all non-employee Directors generally, including, as applicable, the Company’s Insider Trading Policy, policies requiring the pre-clearance of all securities trading activity by or on behalf of such Stockholder Designee and the Company’s Code of Business Conduct and Ethics (other than any such code or policy, or portion thereof, if any, that conflicts with the obligations of the Stockholders under this Agreement or would impose any obligation on any Stockholder not expressly set forth in this Agreement). For the avoidance of doubt, the Company shall provide each Stockholder Designee with the same director indemnification and exculpation, including without limitation indemnification agreements and directors’ and officers’ insurance coverage, as are available from time to time to non-employee directors generally.

(c) During the Board Right Period, the Company shall use commercially reasonable efforts to procure, at each annual general meeting of stockholders of the Company occurring during the Board Right Period at which the term of the Stockholder Designee will expire in accordance with the Company’s Organizational Documents (whether by rotation or otherwise), the election or re-election, as the case may be, of the applicable Stockholder Designee to the Board, including by (i) nominating such Stockholder Designee for election to serve as a Director as provided in this Agreement, (ii) subject to compliance by ACP with Section 3.1(f), including such nomination and other required information regarding such Stockholder Designee in the Company’s proxy materials for such meeting of stockholders and (iii) soliciting or causing the solicitation of proxies in favor of the election of such Stockholder Designee as a Director, for a term expiring at the next annual general meeting of Stockholders at which members of the class of Directors to which the Stockholder Designee belongs are to be elected or re-elected, as the case may be, or until such Stockholder Designee’s successor shall have been elected and qualified, or at such earlier time, if any, as such Stockholder Designee may resign, retire, die or be removed (for any reason) as a Director, including upon the occurrence of a Board Right Termination Event in accordance with the terms of this Agreement.

(d) Notwithstanding the foregoing, the Company shall not be obligated to procure the election or re-election of any individual pursuant to Section 3.1(c) if such individual shall have previously been designated by ACP pursuant to Section 3.1(a) or 3.1(e) and nominated by the Company for election or re-election, as the case may be, as a Director as provided in Section 3.1(c) (and provided that the Company shall have complied with its obligations set forth in Section 3.1(c) in respect thereof), and, following the vote of stockholders at the annual general meeting of stockholders of the Company, shall have failed to be elected or re-elected, as the case may be, as a Director by the requisite vote of the Company’s stockholders.

(e) In furtherance of, and not in limitation to, ACP’s rights in this Section 3.1, during the Board Right Period, (i) ACP shall have the right (but not the obligation), upon written notice to the Company as provided in Section 3.1(a), to designate a Stockholder Designee to replace any Stockholder Designee who shall have resigned, retired, died or been removed from office (for any reason) or who, following the voting of stockholders at a meeting of stockholders of the Company shall have failed to be elected or re-elected, as the case may be, by the requisite vote of the Company’s stockholders; and (ii) the provisions of Sections 3.1(c) and 3.1(d) shall apply to, and the Company shall comply with its obligations contained therein in respect of, any such replacement Stockholder Designee and, in addition, promptly following the receipt of written notice from ACP as contemplated above following the resignation, retirement, death or removal from office of such Stockholder Designee, the Board shall appoint such replacement Stockholder Designee to serve on the Board in the class of Directors previously including such former Stockholder Designee.

(f) Not less than one hundred twenty (120) days prior to the anniversary of the prior year’s annual general meeting of stockholders of the Company occurring during the Board Right Period at which members of the class of Directors to which the Stockholder Designee belongs are to be elected, ACP shall (i) notify the Company in writing of the name of the Stockholder Designee to be nominated for election at such meeting and (ii) provide, or cause such Stockholder Designee to provide, to the Company, all information concerning such Stockholder Designee and his or her nomination to be elected as a Director at such meeting as shall reasonably be required by the Company’s standard director and officer questionnaire (including any reasonable follow-up requests by the Company for additional information).

(g) During the Board Right Period, the Company agrees that any Stockholder Designee serving as a Director shall be entitled to the same rights, privileges and compensation applicable to all other non-employee Directors generally or to which all such non-employee Directors are entitled, including any rights with respect to indemnification arrangements, directors and officers insurance coverage and other similar protections and expense reimbursement, except that, with respect to the First Stockholder Designee, such Stockholder Designee shall not receive the director fees that are payable by the Company to non-employee Directors generally.

(h) Notwithstanding anything in this Section 3.1 to the contrary, (i) the Company will not be obligated to take any action in respect of any Stockholder Designee pursuant to Sections 3.1(c) if ACP shall have failed, in any material respect, to provide, or cause to be provided, the notice and information required by clauses (i) and (ii) of Section 3.1(f); provided, however, that following the curing of the any such failure, ACP’s right to designate Stockholder Designees shall be reinstated and the Company will take such action as is necessary to appoint or otherwise reinstate the Stockholder Designees to the Board, and (ii) if a material breach of this

Agreement by the Stockholders shall have occurred, which breach has not been cured in all material respects within fifteen (15) Business Days of the receipt by the Stockholders of written notice from the Company specifying in reasonable detail the nature of such material breach, in addition to any other remedies that the Company may have, the Company may terminate ACP’s right to designate the Stockholder Designees hereunder.

(i) During the Board Right Period, except as required by applicable Law, the Company shall not take any action to cause the removal (without cause) of a Stockholder Designee serving as a Director. ACP shall cause each then-serving Stockholder Designee to resign (subject to ACP’s right to designate a replacement Stockholder Designee in accordance with Section 3.1(e)) or, if reasonably sufficient, recuse himself or herself if the presence of such individual as a Stockholder Designee on the Board shall, in the reasonable and good faith judgment of the Board (after deliberation and an opportunity for the applicable Stockholder Designee to be heard if desired), reasonably be likely to violate applicable Law or otherwise be reasonably likely to impair the Board’s exercise of its fiduciary duties.

(j) Notwithstanding anything to the contrary in this Agreement, each Stockholder Designee, during the term of any service as a Director of the Company, shall not be prohibited from acting in his or her capacity as a director and complying with his or her fiduciary duties as a director of the Company.

Section 3.2 Use of Information.

(a) Notwithstanding anything in this Agreement to the contrary, the Stockholder Designees shall keep confidential and not publicly disclose discussions or matters considered in meetings of the Board and Board committees, unless previously disclosed publicly by the Company.

(b) Each Stockholder shall hold, and shall cause its Affiliates and their respective Representatives who receive any Confidential Information directly or indirectly from such Stockholder or the Company (including, without limitation, any Director of the Company) to hold, in strict confidence any and all Confidential Information concerning or related to the Company or any Subsidiary of the Company, except to the extent that such Confidential Information (a) is or becomes generally available to the public other than as a result of a disclosure by such Stockholder or its Affiliates or Representatives in violation of this Section 3.3(b), or (b) is or becomes available to such Stockholder on a nonconfidential basis from another Person who is not known to such Stockholder to be bound by a confidentiality agreement with the Company or any Company Subsidiary. In the event that a Stockholder or any of its Affiliates or Representatives is required by Law to disclose any Confidential Information, such Stockholder shall promptly notify the Company in writing so that the Company may, at its sole cost and expense, seek a protective order and/or other motion filed to prevent the production or disclosure of Confidential Information. If such motion has been denied, then the Stockholder may disclose only such portion of the Confidential Information which is required by Law to be disclosed; provided that (A) the Stockholder shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (B) the Stockholder shall not, and shall not permit any of its Representatives to, oppose any motion for confidentiality brought by the Company in accordance with this Section 3.3(b). For the avoidance of doubt, the Stockholders will continue to be bound by their respective obligations pursuant to this Section 3.3(b) for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence above, or that has been afforded protective treatment pursuant to such motion.

(c) Each Stockholder shall, and shall cause its Representatives and Affiliates not to, use material non-public information obtained by any Stockholder Designee at any meetings of the Board or Board committees in a manner prohibited by applicable Law, including trading any securities of the Company while in possession of such material non-public information to the extent such trading would violate applicable Law. Each Stockholder shall be responsible for any breach of this Agreement by any of its Representatives and Affiliates.

ARTICLE IV

STANDSTILL; VOTING

Section 4.1 Standstill Restrictions. (a) From and after the Closing Date until the later of (x) the seven (7) year anniversary of the Closing Date and (y) the three (3) year anniversary of the date on which the Stockholders shall cease to Beneficially Own Voting Securities representing at least five percent (5%) of the Voting Securities outstanding at such time (the “Standstill Period”), each Stockholder and the Management Company shall not, and each Stockholder and the Management Company shall cause each of its controlled Affiliates not to, directly or indirectly, alone or in concert with any other Person, except as expressly set forth in this Section 4.1 or Section 5.1(f)(iii):

(i) purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of (A) any Voting Securities in addition to the Stockholder Shares (such Beneficial Ownership in addition to the Stockholder Shares, the “Excess Amount”) (the parties agree that it shall not be a breach of this Section 4.1(a)(i) if the Stockholders, together with their Affiliates, Beneficially Own the Excess Amount solely as a result of (I) share purchases, reverse share splits or other actions taken by the Company that, by reducing the number of shares outstanding (or issuing Voting Securities to the Stockholder Designee pursuant to the Company’s director compensation plan), cause the Stockholders, together with their Affiliates, to Beneficially Own any Excess Amount, or (II) shares purchased, acquired or Beneficially Owned by a Stockholder or any of its controlled Affiliated in the ordinary course of business as a result of the acquisition of any portfolio company or other investment entity that owns any such shares at the time of such acquisition if such additional shares represent five percent (5%) or less of then outstanding Voting Securities or such purchase, acquisition or Beneficial Ownership is approved by the Board; provided, that in any such case such Stockholder shall use its commercially reasonable efforts following consummation of such purchase, acquisition or Beneficial Ownership to dispose of such additional Voting Securities on commercially reasonable terms subject to compliance with applicable securities laws; provided further, that the Beneficial Ownership of the Stockholders, together with their Affiliates, does not further increase thereafter, other than solely as a result of further corporate actions taken by the Company), or (B) any other securities issued by the Company (other than any such securities purchased, acquired or Beneficially Owned by a Stockholder or any of its controlled Affiliated in the ordinary course of business as a result of the acquisition of any portfolio company or other investment entity that owns any such securities at the time of such acquisition if such other securities represent five percent (5%) or less of then outstanding securities of such class, series or type or such purchase, acquisition or Beneficial Ownership is approved by the Board; provided, that in any such case such Stockholder shall use its commercially reasonable efforts following consummation of such purchase, acquisition or Beneficial Ownership to dispose of such other securities on commercially reasonable terms subject to compliance with applicable securities laws);

(ii) propose, offer or participate in any effort to acquire the Company or any of its Subsidiaries or any assets or operations of the Company or any of its Subsidiaries;

(iii) induce or attempt to induce any third party to propose, offer or participate in any effort to acquire Beneficial Ownership of Voting Securities (other than the Stockholder Shares as and to the extent permitted in accordance with Article V);

(iv) propose, offer or participate in any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or Change of Control transaction involving the Company or any of its subsidiaries, or any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving the Company, any of its subsidiaries or any material portion of their businesses;

(v) seek to call, request the call of, or call a special meeting of the stockholders of the Company, or make or seek to make a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company or in connection with any action by consent in lieu of a meeting, or make a request for a list of the Company’s stockholders, or seek election to the Board or seek to place a representative on the Board (other than as expressly set forth in Section 3.1), or seek the removal of any director from the Board, or otherwise acting alone or in concert with others, seek to control or influence the governance or policies of the Company;

(vi) solicit proxies, designations or written consents of stockholders, or conduct any binding or nonbinding referendum with respect to Voting Securities, or make or in any way participate in any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any Voting Securities with respect to any matter, or become a participant in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder), other than solicitations or acting as a participant in support of the voting obligations of the Stockholders pursuant to Section 4.3;

(vii) make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (A) in support of any solicitation described in clause (vi) above (other than solicitations on behalf of the Board), (B) in support of any matter described in clause (v) above, (C) concerning any potential matter described in clause (iv) above or (D) negatively or disparagingly commenting about the Company or any of the Company’s directors, officers, key employees, businesses, operations or strategic plans or strategic directions;

(viii) form, join, or in any other way participate in, a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Voting Securities, or deposit any Voting Securities in a voting trust or similar arrangement, or subject any Voting Securities to any voting agreement or pooling arrangement, or grant any proxy, designation or consent with respect to any Voting Securities (other than to a designated representative of the Company pursuant to a proxy or consent solicitation on behalf of the Board), other than solely with other Stockholders or one or more Affiliates (other than portfolio or operating companies) of a Stockholder with respect to the Stockholder Shares or other Voting Securities acquired in compliance with clause (i) above or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement (it being understood that the holding by persons or entities of Voting Securities in accounts or through funds not managed or controlled by a Stockholder or any Affiliate of a Stockholder shall not give rise to a violation of this clause (viii) solely by virtue of the fact that such persons or entities, in addition to holding such shares in such manner, are investors in funds and accounts managed by a Stockholder or any of its Affiliates and, in their capacity as such, are or may be deemed to be members of a “group” with the Stockholders within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Voting Securities; provided there does not exist as between such persons or entities, on the one hand, and the Stockholders or any of their Affiliates, on the other hand, any agreement, arrangement or understanding with respect to any action that would otherwise be prohibited by this Section 4.1);

(ix) seek in any manner to obtain any amendment, redemption, termination or waiver of the Rights Agreement, dated as of May 26, 2004, between the Company and Registrar & Transfer Company, as Rights Agent;

(x) publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, consent under, or amendment of, any of the provisions of Section 4.1, 4.2 or 4.3, or otherwise (A) seek in any manner to obtain any waiver, consent under, or amendment of, any provision of this Agreement or (B) bring any action or otherwise act to contest the validity or enforceability of Section 4.1, 4.2 or 4.3 or seek a release from the restrictions or obligations contained in Section 4.1, 4.2 or 4.3; or

(xi) enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to the foregoing, or advise, assist, encourage, support, provide financing to or seek to persuade others to take any action with respect to any of the foregoing, or act in concert with others or as part of a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of the foregoing.

(b) This Section 4.1 shall not, in any way, prevent, restrict, encumber or limit (i) the Stockholders and their Affiliates from (A) exercising their respective rights, performing their respective obligations or otherwise consummating the transactions contemplated by this Agreement and the Stock Purchase Agreement, in each case in accordance with the terms hereof or thereof, (B) if the Board has previously authorized or approved the solicitation by the Company of bids or indications of interest in the potential acquisition of the Company or any of its assets or operations by auction or other sales process (each, a “Sales Process”), participating in such Sales Process and, if selected as the successful bidder by the Company, completing the acquisition contemplated thereby, provided that the Stockholders and their controlled Affiliates shall otherwise remain subject to the provisions of this Section 4.1 in all respects during and following the completion of the Sales Process, or (C) engaging in confidential discussions with the Board or any of its members regarding any of the matters described in this Section 4.1, provided that the Stockholders and their Affiliates will not pursue (or publicly disclose the existence of such discussions regarding) any such matters, or (ii) any Stockholder Designee then serving as a Director from acting as a Director or exercising and performing his or her duties (fiduciary and otherwise) as a Director in accordance with the Company’s Organizational Documents, all codes and policies of the Company and all Laws, rules, regulations and codes of practice, in each case as may be applicable and in effect from time to time. In addition, for the avoidance of doubt, for purposes of this Agreement controlled Affiliates of the Stockholders shall not include any employee of Avista or any of its Affiliates in such Person’s individual capacity.

Section 4.2 Attendance at Meetings. For a period of one (1) year from the date of this Agreement and thereafter so long as the Stockholders Beneficially Own Voting Securities representing at least five percent (5%) of the Voting Securities outstanding at such time, the Stockholders shall (and the Management Company shall, or shall cause one of its controlled Affiliates to, cause the Stockholders to) cause all Stockholder Shares then owned by the Stockholders to be present, in person or by proxy, at any meeting of the stockholders of the Company occurring at which an election of Directors is to be held, so that all such Stockholder Shares shall be counted for the purpose of determining the presence of a quorum at such meeting.

Section 4.3 Voting. For the period from the date of this Agreement to one (1) year from the date of this Agreement, the Stockholders shall (and the Management Company shall, or shall cause one of its controlled Affiliates to, cause the Stockholders to) vote and cause to be voted all Voting Securities then owned by the Stockholders in accordance with the recommendation of the Board with respect to any business or proposal on which the stockholders of the Company are entitled to vote. For the period from the date that is one (1) year from the date of this Agreement until the first date that the Stockholders no longer Beneficially Own Voting Securities representing at least ten percent (10%) of the Voting Securities outstanding at such time, the Stockholders shall (and the Management Company shall, or shall cause one of its controlled Affiliates to, cause the Stockholders to) vote and cause to be voted all Voting Securities then owned by the Stockholders either, in the sole discretion of each Stockholder, (x) in accordance with the recommendation of the Board or (y) in proportion to the votes cast with respect to the Voting Securities not owned by the Stockholders with respect to any business or proposal on which the stockholders of the Company are entitled to vote; provided, (A) that in the event that ACP’s right to designate the Stockholder Designees is terminated pursuant to Section 3.1(h) or the Company materially breaches any of its obligations under Section 3.1, the provisions of this Section 4.3 shall no longer apply to the Stockholders and the Management Company unless, in the case of a termination of ACP’s right to designate the Stockholder Designees pursuant to Section 3.1(h), the material breach resulting in the termination of ACP’s right to designate the Stockholder Designees was a material breach of Section 4.1 or this Section 4.3 and (B) if at any time the Stockholders Beneficially Own less than fifteen percent (15%) of the Voting Securities then outstanding and there is no Stockholder Designee then serving on the Board pursuant to this Agreement, the provisions of this Section 4.3 shall no longer apply to the Stockholders and the Management Company, and each Stockholder may (and the Management Company may, or may cause one of its controlled Affiliates to, cause each such Stockholder to) vote or cause to be voted all Voting Securities then owned by such Stockholder in the sole discretion of such Stockholder.

Section 4.4 Non-Competition. (a) Until such date as there is no Stockholder Designee then serving on the Board pursuant to this Agreement, the Stockholders and the Management Company shall not, and shall cause their respective controlled Affiliates not to, directly or indirectly, acquire, hold or otherwise invest in or Beneficially Own any of the companies set forth on Schedule 4.4 (each such company and its successors and assigns (by reason of merger, consolidation, spin-off or split-off, or sale of all or substantially all of the assets or similar transaction or series of related transactions), a “Competitor”). Notwithstanding anything to the contrary in this Section 4.4(a), it shall not be a violation of this Section 4.4(a), and the Stockholders and the Management Company and their respective controlled Affiliates shall not be prohibited in any manner from, directly or indirectly, acquiring, holding or otherwise investing in or Beneficially Owning (or causing any of their respective controlled Affiliates to, directly or indirectly, acquire, hold or otherwise invest in or Beneficially Own) (i) any securities or assets of any Person through any employee benefit plan or pension plan, (ii) securities of any Competitor having less than 5% of the outstanding voting power of such Person, so long as neither the Management Company, the Stockholders nor any of their respective controlled Affiliates control such Competitor, or (iii) any securities of any Person or any assets that, in either case, are disposed of by a Competitor in a divesture or similar transaction where such Person or assets so disposed of by the Competitor is not directly competitive with the business conducted by the Company and the Target on the date hereof. The noncompetition covenants contained in this Agreement shall be deemed to apply separately, not collectively, to each city, county, state and country of any geographic area in which the Company or any Company Subsidiary conducts its business as of the date hereof and shall be severable as to each such city, county, state and country of any such geographic area. It is the desire and intent of the parties hereto that the provisions of this Section 4.4(a) shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 4.4(a) is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 4.4(a) in the jurisdiction of the court that has made the adjudication. For the avoidance of doubt, if the Stockholder Designees resign from the Board for the purpose, in whole or in part, of the Stockholders and the Management Company (and each of their respective controlled Affiliates) no longer being subject to the restrictions set forth in this Section 4.4, the right of ACP to designate Stockholder Designees pursuant to Section 3.1 shall be terminated permanently.

(b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.4 is invalid, unenforceable or overbroad, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid, enforceable and reasonable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (but in no event increasing the obligations of the Stockholders in any respect hereunder).

ARTICLE V

TRANSFER RESTRICTIONS

Section 5.1 Transfer Restrictions. (a) The right of the Stockholders to Transfer any Stockholder Shares is subject to the restrictions set forth in this Article V. No Transfer of Stockholder Shares by the Stockholders may be effected except in compliance with the restrictions set forth in this Article V and with the requirements of the Securities Act and any other applicable securities Laws. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

(b) Until the twelve (12) month anniversary of the date of this Agreement, the Stockholders shall not Transfer any Stockholder Shares without the prior written consent of the Company.

(c) Following the twelve (12) month anniversary of the date of this Agreement, each Stockholder (x) shall use its commercially reasonable efforts to Transfer Stockholder Shares held by such Stockholder in an orderly manner as reasonably determined by such Stockholder, and (y) may Transfer the Stockholder Shares, in whole at any time or in part from time to time, without the prior consent of the Company and without restriction, provided, however, that:

(i) any Transfer of Stockholder Shares effected pursuant to a Registration Statement shall be subject to the requirements of Article VI; and

(ii) in connection with any Transfer of Stockholder Shares that is effected (A) pursuant to a Registration Statement or a privately-negotiated transaction not subject to the registration requirements of the Securities Act in each case in which the Stockholders (or any of their Representatives) negotiate the terms of such Transfer directly with the third party purchaser (other than any underwriter, placement agent or initial purchaser thereof) of such Stockholder Shares or (B) in accordance with Rule 144 under the Securities Act but not pursuant to the manner of sale provisions specified in Rule 144(f), in each case the Stockholders shall not knowingly Transfer to any Person or Group (whether such Person or Group is purchasing Stockholder Shares for its or their own account(s) or as fiduciary on behalf of one or more accounts) Stockholder Shares (x) representing more than four and nine-tenths percent (4.9%) of the Voting Securities then outstanding in a single Transfer or series of related Transfers; provided, that notwithstanding the foregoing the Stockholders may Transfer Stockholder Shares representing more than four and nine-tenths percent (4.9%) of the Voting Securities then outstanding in a single Transfer or series of related Transfers in one or more block trades with one or more registered broker-dealers, or (y) to (1) a Competitor, or (2) a Person that has engaged in a proxy contest or has filed a Schedule 13D that disclosed any plan or proposal with respect to any issuer which plan or proposal (I) relates to or would result in any of the matters set forth in clauses (b) through (j) of Item 4 of Schedule 13D and (II) was not authorized or approved by the board of directors of the issuer or was not entered into pursuant to an agreement with the issuer, in either case described in this clause (y)(2) during the two (2) year period immediately preceding the date of such Transfer.

(d) Notwithstanding the foregoing, (i) for the avoidance of doubt, none of Section 5.1(b) or Section 5.1(c) shall apply to, and nothing therein shall directly or indirectly prohibit, restrict or otherwise limit, to the extent otherwise permitted by Law, any Transfer of Stockholder Shares made in accordance with Section 5.1(f); (ii) the restrictions set forth in Section 5.1(c)(ii)(x) shall not apply to any Registrable Shares (X) that are then subject to a Rule 415 Limitation and not included in an effective Shelf Registration, or (Y) following any material breach of the Company’s obligations under Article VI of this Agreement; and (iii) the restrictions set forth in Section 5.1(c) shall terminate at such time as the Stockholders shall cease to Beneficially Own Voting Securities representing at least five percent (5%) of the Voting Securities outstanding at such time.

(e) Notwithstanding the foregoing, except for Transfers made pursuant to Section 5.1(f), the Stockholders shall not effect any Transfer of Stockholder Shares during any Holdback Period to the extent such Transfer is prohibited under the terms of the lock-up agreement entered in to with a managing underwriter as contemplated by Section 6.9.

(f) Notwithstanding anything to the contrary set forth in this Article V, the Stockholders may, at any time, (i) Transfer some or all of the Stockholder Shares to any Permitted Transferee; provided that, prior to any such Transfer, such Permitted Transferee executes and delivers to the Company a joinder to this Agreement in the form attached hereto as Exhibit A; provided, further, that if, at any time after such Transfer, such Permitted Transferee ceases to qualify as a Permitted Transferee, such Stockholder shall cause all Stockholder Shares held by such Permitted Transferee to be Transferred to a Person that is, at such time, a Permitted Transferee and that, prior to such Transfer, agrees in writing to acquire and hold such Transferred Stockholder Shares subject to and in accordance with this Agreement as if such Permitted Transferee were a Stockholder hereunder; (ii) Transfer the Stockholder Shares, in whole or in part, to the Company or any Subsidiary of the Company, including pursuant to any redemption, share repurchase program, self tender offer or otherwise; or (iii) Transfer the Stockholder Shares, in whole or in part, pursuant to any (A) recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction involving the Company, provided that, unless the voting agreement contained in Section 4.3 is not then applicable to the Stockholders, such recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction must be approved, accepted or recommended to the stockholders of the Company by the Board or approved by the stockholders of the Company, or (B) tender, exchange or other similar offer for any Voting Securities that is commenced by any Person or Group, provided that, unless the voting agreement contained in Section 4.3 is not then applicable to the Stockholders, the Board must either (x) publicly recommend that stockholders of the Company tender their Voting Securities to the Person or Group making such offer or (y) fail to recommend that the stockholders of the Company reject such offer, in either case within ten (10) Business Days after the date of commencement thereof.

Section 5.2 Legends on Stockholder Shares; Securities Act Compliance. (a) Each share certificate representing Stockholder Shares shall bear the following legend (and a comparable notation or other arrangement will be made with respect to any uncertificated Stockholder Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

(b) In addition, for so long as any restrictions set forth in Section 5.1 remain in effect, such legend or notation shall include the following language:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED AS OF [—], 2012, AMONG THE ISSUER AND THE OTHER PARTIES THERETO, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

(c) The Stockholders agree that they will, if requested by the Company, deliver at their expense to the Company an opinion of reputable U.S. counsel selected by the Stockholders and reasonably acceptable to the Company (it being understood that Ropes & Gray LLP is reasonably acceptable to the Company), in form and substance reasonably satisfactory to the Company and counsel for the Company, that any Transfer made, other than in connection with an SEC-registered offering by the Company or pursuant to Rule 144 under the Securities Act, does not require registration under the Securities Act.

(d) At such time all of the Stockholder Shares may be freely sold without registration under the Securities Act, including under Rule 144 without being subject to the volume limitations and manner of sale restrictions contained therein, the Company agrees that it will promptly after the later of the delivery of an opinion of reputable U.S. counsel selected by the Stockholders and reasonably acceptable to the Company, in form and substance reasonably satisfactory to the Company and counsel for the Company and, in the case of certificated Stockholder Shares, the delivery by the Stockholders to the Company or its transfer agent of a certificate or certificates (in the case of a Transfer, in the proper form for Transfer) representing such Stockholder Shares issued with the legend set forth in Section 5.2(a), deliver or cause to be delivered to the Stockholders a replacement stock certificate or certificates representing such Stockholder Shares that is free from the legend set forth in Section 5.2(a) (or in the case of uncertificated Stockholder Shares, free of any notation or arrangement set forth in Section 5.2(a)). At such time as no restrictions set forth in Section 5.1 remain in effect, the Company agrees that it will, promptly upon the request of the Stockholders and, in the case of certificated Stockholder

Shares, the delivery by the Stockholders to the Company or its transfer agent of a certificate or certificates (in the case of a Transfer, in the proper form for Transfer) representing Stockholder Shares issued with the legend set forth in Section 5.2(b), deliver or cause to be delivered to the Stockholders a replacement stock certificate or certificates representing such Stockholder Shares that is free from the legend set forth in Section 5.2(b) (or in the case of uncertificated Stockholder Shares, free of any notation or arrangement set forth in Section 5.2(b)).

ARTICLE VI

REGISTRATION RIGHTS

Section 6.1 Shelf Registration. (a) No later than 270 days following the date of this Agreement, the Company shall prepare and file with the SEC a “shelf” Registration Statement on Form S-3 (if the Company is then eligible to use Form S-3 or any comparable or successor form or forms or any similar short form registration covering the resale of such Registrable Shares for which the Company is then eligible) relating to the offer and sale of the Registrable Shares by the Stockholders thereof from time to time in accordance with the methods of distribution set forth in the Registration Statement and Rule 415 promulgated under the Securities Act (together with any additional registration statements filed to register any Registrable Shares, including those that were subject to a Rule 415 Limitation, the “Shelf Registration”). In no event shall the Company be obligated to effect any Shelf Registration other than pursuant to a Form S-3 (or any comparable or successor form or forms or any similar short form registration covering the resale of such Registrable Shares) if the Company is then eligible to use Form S-3 (or such comparable or successor form) for the registration of the Stockholder Shares under the Securities Act. If the Company is not eligible to use Form S-3 (or such comparable or successor form) at the time of filing of a Registration Statement pursuant to this Article VI, the Company will use Form S-1 (or such comparable or successor form thereto) to effect such registration and will undertake to register the Registrable Shares on Form S-3 (or such comparable or successor form thereto) promptly after such form is available for use by the Company; provided that the Company shall not be obligated to keep effective any Shelf Registration on Form S-1 for a period in excess of one hundred eighty (180) days in any twelve (12) month period (treating, for purposes of such determination, any days included in any Deferral Period as days during which such Shelf Registration is not effective); provided further, that upon regaining eligibility to use Form S-3 (or any comparable or successor form) the Company shall promptly file a Shelf Registration on Form S-3 (or such comparable or successor form thereto) covering all of the then Registrable Shares and, subject to the immediately preceding proviso, will maintain the effectiveness of the Shelf Registration on Form S-1 (or such comparable or successor form) then in effect until such time as a Shelf Registration on Form S-3 (or such comparable or successor form thereto) covering the Registrable Shares has been declared effective by the SEC. If the Company continues to not be eligible to use Form S-3 (or such comparable or successor form thereto) to register the Registrable Shares after the one hundred eighty (180) day period referred to above has expired in respect of the most recent Shelf Registration on Form S-1 (or such comparable or successor form thereto), the Company will, upon the written request of one or more Stockholders file another Shelf Registration on Form S-1 (or such comparable or successor form thereto) covering the Registrable Shares subject to the same limitations regarding maintenance of effectiveness as described above; provided that the Company shall not be obligated to file more than one (1) Shelf Registration on Form S-1 (or such comparable or successor form thereto), together with any amendments thereto, in any calendar year and shall not be obligated to file a Shelf Registration on Form S-1 (or such comparable or successor form thereto), other than the initial Shelf Registration on Form S-1, until the date that is ninety (90) days after the expiration of the one hundred eighty (180) day period referred to above in respect of the immediately preceding Shelf Registration on Form S-1 (or such comparable or successor form thereto). Subject to the terms of this Agreement, the Company shall use its reasonable best efforts to cause each Registration Statement filed pursuant to this Article VI to be declared effective under the Securities Act as promptly as possible after the filing thereof. The Company shall use reasonable best efforts to address any comments from the SEC regarding any such Registration Statement and to advocate with the SEC for the registration of all Registrable Shares. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the Registrable Shares on a Registration Statement due to limitations on the use of Rule

415 of the Securities Act for the resale of the Registrable Shares by the Holders (a “Rule 415 Limitation”) or otherwise, such Registration Statement shall register the resale of a number of Registrable Shares which is equal to the maximum number of shares as is permitted by the SEC, and, subject to the provisions of this Section 6.1, the Company shall continue to use its reasonable best efforts to register all remaining Registrable Shares as promptly as practicable in accordance with the applicable rules, regulations and guidance of the SEC. In such event, the number of Registrable Shares to be registered for each Stockholder in such Registration Statement shall be reduced pro rata among all Stockholders.

(b) The Company shall use its reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act, to re-file such Registration Statement upon its expiration, to file another Registration Statement to register any Registrable Shares subject to a Rule 415 Limitation promptly upon the occurrence of any circumstance or event that would permit the registration of such Registrable Shares (and to cause such additional Registration Statement to become effective) and to cooperate in any shelf take down, whether or not underwritten, by amending or supplementing the Prospectus related to such Registration Statement as may be reasonably requested by the Stockholders, or as otherwise required for it to be available for resales by the Stockholders of the Registrable Shares, until the earlier of (i) the date that all Registrable Shares (including for the avoidance of doubt any Registrable Shares that were subject to any Rule 415 Limitation) have been sold and (ii) the Registration Rights Termination Date. Such period during which the Registration Statement shall remain effective shall be referred to herein as the “Shelf Registration Period.”

(c) Notwithstanding any other provisions of this Agreement to the contrary, the Company shall cause (i) the Registration Statement (as of the effective date of the Registration Statement), any amendment thereof (as of the effective date thereof) or supplement thereto (as of its date), (A) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, (ii) any related prospectus, preliminary prospectus or Free Writing Prospectus and any amendment thereof or supplement thereto, as of its date, (A) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, the Company shall have no such obligations or liabilities with respect to any information pertaining to any Stockholder and furnished to the Company by or on behalf of such Stockholder specifically for inclusion therein, and (iii) the Shelf Registration to be effective and useable for resale of all Registrable Shares, subject to any Rule 415 Limitation, during the Shelf Registration Period. Upon receipt of a written request from any Stockholder, including any Permitted Transferee, who Beneficially Owns Registrable Shares that are not included in any Shelf Registration, the Company shall, within ten (10) Business Days of such receipt but subject to any Rule 415 Limitation, file such amendments to a Shelf Registration or supplements to a related Prospectus as are necessary to permit such Stockholder to effect sales of such Registrable Shares pursuant to such Shelf Registration.

(d) If (A) the SEC issues a stop order suspending the effectiveness of the Registration Statement or initiates proceedings with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act or (B) the Board, in its good faith judgment, determines that the registration of Registrable Shares pursuant to this Section 6.1 should be delayed (with respect to the initial filing) or offers and/or sales of Registrable Shares suspended because the filing, initial effectiveness or continued use of the Registration Statement would require the Company to make a public disclosure of material non public information, which disclosure (i) would be required to be made at such time in any Registration Statement so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) would reasonably be expected to be materially adverse to the Company or its business or adversely and materially affect the Company’s ability to effect a reasonably imminent material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction (a “Valid Business Reason”):

(i) in the case of clause (A) above, subject to clause (ii) below, as promptly as practicable, the Company shall take such action as is necessary to eliminate the stop order and cause the Registration Statement to become effective, including preparing and filing, if necessary pursuant to applicable law, a post-effective amendment to such Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such Registration Statement and related prospectus so that (1) such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, and, in the case of a post-effective amendment to the Registration Statement, subject to the next sentence, use reasonable best efforts to cause it to be declared effective as promptly as is practicable;

(ii) the Company shall promptly notify the Stockholders in writing that the availability of the Registration Statement is suspended (a “Deferral Notice”) and, subject to Section 6.1(d)(iii) below, the expected duration of the suspension (such period during which the availability of the Registration Statement and any related prospectus is suspended, a “Deferral Period”). Upon receipt of any Deferral Notice, the Stockholders shall immediately suspend making any offers or sales pursuant to the Registration Statement until such Stockholders’ receipt of copies of the supplemented or amended prospectus provided for in clause (A) above, or until they are advised in writing by the Company that the prospectus may be used, and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus; and

(iii) the Company will use its reasonable best efforts to ensure that the use of the prospectus with respect to such Registration Statement may be resumed (x) in the case of clause (A) above, as promptly as is practicable and (y) in the case of clause (B) above, as soon as, in the reasonable good faith judgment of the Company there is no Valid Business Reason to continue such suspension and postponement. The Company shall give written notice to the Stockholders of the termination of the Deferral Period promptly thereafter. Notwithstanding anything to the contrary contained herein, in no event shall (A) a single Deferral Period arising from a Valid Business Reason exceed thirty (30) consecutive days, (B) a Deferral Period arising from a single Valid Business Reason be invoked more than once in any six (6) month period, or (C) the aggregate number of days included in Deferral Periods invoked by the Company shall not exceed seventy-five (75) days in any one (1) year period.

Section 6.2 Termination of Registration Obligation. Notwithstanding anything to the contrary herein, the obligation of the Company to register Registrable Shares pursuant to this Article VI and maintain the effectiveness of any Registration Statement shall terminate as to each Stockholder on the earliest of (a) the date on which reputable U.S. counsel shall have delivered a written opinion addressed to the Company’s transfer agent and such Stockholder, in form and substance reasonably satisfactory to the Company and such Stockholder, that all remaining Stockholder Shares Beneficially Owned by such Stockholder may be freely sold without registration under the Securities Act, including under Rule 144 without being subject to the volume limitations and manner of sale restrictions contained therein and that any restrictive legend included on the certificates representing such Stockholder Shares may be removed and the Company, simultaneously with the delivery of any such opinion, releases such Stockholder from any remaining transfer restrictions or other obligations under Article V and causes the Company’s transfer agent to deliver to such Stockholder stock certificates representing the Stockholder Shares without any restrictive legends thereon, and (b) the date that is four (4) months after the first date on which the Stockholders Beneficially Own Stockholder Shares representing less than five percent (5%) of the then outstanding Voting Securities (the “Registration Rights Termination Date”).

Section 6.3 Registration Procedures. In connection with the registration of the Registrable Shares contemplated by this Article VI, the Company shall, until the Registration Rights Termination Date, cooperate in the sale of such Registrable Shares and shall:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Shares as provided herein, make all required filings with FINRA and, if such Registration Statement is not automatically effective upon filing, use reasonable best efforts to cause such Registration Statement to be declared effective as promptly as practicable after the filing thereof; provided, however, that, before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including free writing prospectuses under Rule 433 under the Securities Act, each, a “Free Writing Prospectus”), the Company shall furnish to the Stockholders and the managing underwriter(s), if any, copies of the Registration Statement and all other documents proposed to be filed (including exhibits thereto), including, upon the reasonable request of the Stockholders and to the extent reasonably practicable, all documents that would be incorporated by reference or deemed to be incorporated by reference therein, which Registration Statement and documents will be subject to the reasonable review and comment of the Stockholders and their counsel. The Company shall not file any Registration Statement or Prospectus or any amendments or supplements thereto (including Free Writing Prospectuses) with respect to any registration pursuant to Section 6.1 to which the Stockholders and their counsel or the managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless in the opinion of the Company, such filing is necessary to comply with applicable Law;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement, the Prospectus used in connection therewith (including Free Writing Prospectuses) and Exchange Act reports as may be necessary to keep such Registration Statement effective for the period set forth in Section 6.1(b), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(c) furnish to the Stockholders and the managing underwriter(s), if any, such number of conformed copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary and final Prospectus, any Free Writing Prospectus, all exhibits and other documents filed therewith and such other documents as such Persons may reasonably request, including in order to facilitate the disposition of the Registrable Shares in accordance with the intended method or methods of disposition thereof; and the Company, subject to Section 6.1(d), hereby consents to the use of such Prospectus and each amendment or supplement thereto by Stockholders and the managing underwriter(s), if any, in connection with the offering and sale of the Registered Shares covered by such Prospectus and any such amendment or supplement thereto;

(d) use its reasonable best efforts to register or qualify such Registrable Shares under such other securities or “blue sky” Laws of such jurisdictions as the Stockholders reasonably request and do any and all other acts and things that may be necessary or reasonably advisable to enable the Stockholders to consummate the disposition in such jurisdictions of the Registrable Shares in accordance with the intended method of distribution thereof (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection; (ii) subject itself to taxation in any jurisdiction wherein it is not so subject; or (iii) take any action which would subject it to general service of process in any jurisdiction wherein it is not so subject);

(e) promptly notify the Stockholders and the managing underwriter(s), if any, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event or existence of any fact as a result of which the Prospectus (including any information incorporated by reference therein) included in such Registration Statement, as then in effect, contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable upon discovery, prepare and furnish to the Stockholders a reasonable number of copies of a supplement or amendment to such Prospectus, or file any other required document, as may be necessary so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(f) notify the Stockholders, Stockholders’ counsel and the managing underwriter(s) of any underwritten offering, if any, (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement or any Free Writing Prospectus has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to such Prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose; and (iv) of the suspension of the qualification of such securities for offering or sale in any jurisdiction, or the institution of any proceedings for any such purposes;

(g) use its reasonable best efforts to cause all such Registrable Shares covered by such Registration Statement to be listed (after notice of issuance) on NASDAQ or the principal securities exchange or interdealer quotation system on which the Common Stock are then listed or quoted;

(h) use its reasonable best efforts to cooperate with the Stockholders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold under the Registration Statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends (other than as required by the Depository Trust Corporation) and not subject to any stop transfer order with any transfer agent, and cause such Registrable Shares to be issued in such denominations and registered in such names as the managing underwriter(s), if any, may request in writing or, if not an underwritten offering, in accordance with the instructions of the Stockholders in each case at least two (2) Business Days prior to any sale of Registrable Shares;

(i) enter into such agreements (including underwriting agreements with customary provisions) and take all such other actions as the Stockholders or the managing underwriter(s), if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Shares;

(j) make available upon reasonable notice and during normal business hours for inspection by the Stockholders and Stockholders’ counsel, any managing underwriter(s) participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Stockholders or underwriter(s), all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Stockholders or such underwriter(s), attorney, accountant or agent in connection with such Registration Statement; provided, however, that the Stockholders shall, and shall cause each such underwriter(s), accountant or other agent to, (i) enter into a customary confidentiality agreement or arrangement in form and substance reasonably satisfactory to the Company; and (ii) minimize, to the extent reasonably practicable, the disruption to the Company’s business in connection with the foregoing;

(k) otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(l) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use reasonable best efforts to obtain the withdrawal of such order as soon as reasonably practicable;

(m) cause its senior management to support the marketing of the Registrable Shares covered by the Registration Statement pursuant to any Registration Statement (including participation in “road shows”); provided, that the Company shall not be obligated to participate in any such “road show” more than one (1) time in any 120 day period; provided, further, that the Company may request a change in the dates of any such “road show” by not more than ten (10) Business Days if the Company determines, in its good faith reasonable judgment, that the initially proposed dates for such “road show” would adversely and materially interfere with the performance of senior management’s duties to the Company (and the Stockholders will give reasonable consideration to accommodating any such request);

(n) obtain one or more comfort letters, addressed to the Stockholders, dated the effective date of such Registration Statement and, if requested by the Stockholders, dated the date of sale by the Stockholders (and, if such registration includes an underwritten public offering, addressed to each of the managing underwriter(s) and dated the date of the closing under the underwriting agreement for such offering), signed by the independent public accountants who have issued an audit report on the Company’s financial statements included in such Registration Statement in customary form and covering such matters of the type customarily covered by comfort letters as the Stockholders reasonably requests;

(o) provide legal opinions of the Company’s outside counsel (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s), if any, and the Stockholders’ counsel), addressed to the Stockholders, dated the effective date of such Registration Statement, each amendment and supplement thereto, and, if requested by the Stockholders, dated the date of sale by the Stockholders (and, if such registration includes an underwritten public offering, addressed to each of the managing underwriter(s) and dated the date of the closing under the underwriting agreement), with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary Prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature and such other matters as may be reasonably requested by the Stockholders’ counsel (and, if applicable, by the managing underwriter(s)); and

(p) use its reasonable best efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable in the opinion of the Stockholders’ counsel to effect the registration of such Registrable Shares contemplated hereby.

In the case of any underwritten offering of Registrable Shares registered under a Registration Statement filed pursuant to Section 6.1(a), (i) all Registrable Shares shall be subject to the applicable underwriting agreement with customary terms and the Stockholders may not participate in such offering or registration unless such Stockholders agrees to sell such Stockholders’ securities on the basis provided therein; and (ii) the Stockholders may not participate in such offering or registration unless such Stockholders complete and execute all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) reasonably required by the managing underwriter(s) to be executed in connection therewith, and provide such other information to the Company or the underwriter(s) as may be reasonably requested to offer or register such Stockholders’ Registrable Shares; provided, however, that (A) no Stockholder shall be required to make any representations or warranties other than, on a several and not joint basis, those related to its title and ownership of, and power and authority to transfer, the Registrable Shares owned by such Stockholder included therein and as to the accuracy and completeness of statements made in the applicable Registration Statement, Prospectus or other document in reliance upon, and in conformity with, written information about such Stockholder prepared and furnished to the Company or the managing underwriter(s) by such Stockholder pertaining exclusively to such Stockholder and (B) the aggregate amount of liability of each Stockholder pursuant to any indemnification obligation thereunder (which, for the avoidance of doubt, shall be on a several and not joint basis) shall not exceed the net proceeds received by such Stockholder from such offering.

Section 6.4 Underwritten Offering. At any time that a Shelf Registration covering Registrable Shares is effective, if the Stockholders deliver notice to the Company stating that they intend to effect an underwritten offering of all or part of its Registrable Shares included on the Shelf Registration, the Company shall amend or supplement the Shelf Registration or related Prospectus as may be necessary in order to enable such Registrable Shares to be distributed pursuant to the underwritten offering. The lead underwriter to administer such underwritten offering shall be chosen by the Stockholders, subject to the prior written consent, not to be unreasonably withheld, delayed or conditioned, of the Company. In connection with any underwritten offering, in the event that the managing underwriter advises the Company and the Stockholders in writing that, in its good faith opinion, the total number or dollar amount of Registrable Shares requested by the Stockholders to be included therein exceeds the largest number or dollar amount of Registrable Shares that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Stockholders shall include in such registration or prospectus only such number of Registrable Shares that in the good faith opinion of such underwriter(s) can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price).

Section 6.5 Registration Expenses. Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with this Agreement, including (i) all registration and filing fees (including (A) with respect to filings required to be made with the SEC, all applicable securities exchanges and/or FINRA and (B) compliance with securities or blue sky Laws including any fees and disbursements of counsel for the underwriter(s) in connection with blue sky qualifications of the Registrable Shares pursuant to Section 6.3(d)); (ii) word processing, duplicating and printing expenses (including expenses of printing certificates for Registrable Shares in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses, if the printing of Prospectuses is requested by the managing underwriter(s), if any, or by the Stockholders); (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company; (v) fees and disbursements of no more than one counsel for the Stockholders, which counsel may be Ropes & Gray LLP, and which fees and disbursements shall not exceed, in the aggregate, $25,000 in connection with the review of any Registration Statement or related documents and the transactions contemplated thereby; and (vi) fees and disbursements of all independent certified public accountants (including, without limitation, the fees and disbursements in connection with any “cold comfort” letters required by this Agreement), other special experts, retained by the Company, shall be borne by the Company. The Company shall, in any event, pay its internal expenses, the expenses of any annual audit or quarterly review, the expenses of any liability insurance, the expenses and fees for listing the Registrable Shares to be registered on the applicable securities exchange. All underwriting discounts, selling commissions and transfer taxes (collectively, “Selling Expenses”) incurred in connection with the offering of any Registrable Shares shall be borne by the Stockholder selling the Registrable Shares to which such Selling Expenses relate. For the avoidance of doubt, the Company shall not bear any Selling Expenses in connection with its obligations under this Agreement. All reasonable expenses incurred with the prior approval of the Company not to be unreasonably withheld in connection with up to three (3) “road shows” undertaken pursuant to Section 6.3(m) shall be borne by the Company.

Section 6.6 Indemnification; Contribution. (a) The Company shall, and it hereby agrees to, (i) indemnify and hold harmless each Stockholder in any offering or sale of Registrable Shares, and such Stockholder’s partners, members, managers and Affiliates (but not, for the avoidance of doubt, any Stockholder Designee in such person’s capacity as a Director of the Company) and each Person, if any, who controls any of the foregoing

Persons within the meaning of the Securities Act or the Exchange Act from and against any and all losses, claims, damages, or liabilities, or any actions or proceedings (whether commenced or threatened) in respect thereof and costs and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement reached in accordance with the requirements for consent as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, or any preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement) contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement, in the light of the circumstances in which they were made), not misleading; and (ii) reimburse periodically upon demand each indemnified party for any legal or other out-of-pocket expenses reasonably incurred by such indemnified party in connection with investigating or defending (or preparing to defend) any such Claims; provided, however, that the Company shall not be liable to an indemnified party in any such case to the extent, and only to the extent, that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, or preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement), or amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company about a Stockholder by such indemnified party expressly for use therein, or if the Stockholder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable Prospectus (excluding any documents incorporated by reference therein) or of the applicable Prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had previously furnished copies thereof to such Stockholder a reasonable period of time prior to such sale and such Prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement.

(b) Each Stockholder shall, and hereby agrees to, severally and not jointly (i) indemnify and hold harmless the Company in any offering or sale of Registrable Shares, each director of the Company, each officer of the Company who shall sign the applicable Registration Statement and each Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act or the Exchange Act from and against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement reached in accordance with the requirements for consent as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, or any preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement) contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement), in the light of the circumstances in which they were made), not misleading; and (ii) reimburse periodically upon demand each indemnified party for any legal or other out-of-pocket expenses reasonably incurred by such indemnified party in connection with investigating or defending (or preparing to defend) any such Claims, in each case to the extent, and only to the extent, that such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information about such Stockholder furnished in writing to the Company by such Stockholder expressly for use therein, or if such Stockholder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable Prospectus (excluding any documents incorporated by reference therein) or of the applicable Prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had previously furnished copies thereof to the Stockholders a reasonable period of time prior to such sale and such Prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement; provided, however, that the aggregate liability of a Stockholder under this Section 6.6 shall be limited to an amount equal to the dollar amount of the net proceeds received by such Stockholder from Stockholder Shares sold by such Stockholder pursuant to such Registration Statement or Prospectus in the transaction giving rise to such Claim.

(c) Each Stockholder, on the one hand, and the Company, on the other hand, agrees that if, for any reason, the indemnification provisions contemplated by Section 6.6(a) or Section 6.6(b) are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to statements or omissions that that resulted in such Claims. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 6.6(c) is not permitted by applicable Law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and a Stockholder on the other hand shall be deemed to be in the same proportion as the total net proceeds from the offering of securities (net of discounts and commissions but before deducting expenses) giving rise to the applicable Claim bears to the net proceeds received by such Stockholder with respect to its sale of Registrable Shares giving rise to such Claim. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 6.6(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 6.6(c). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 6.7) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending (or preparing to defend) any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Stockholder shall be liable to contribute any amount in excess of the dollar amount of the net proceeds received by such Stockholder from Stockholder Shares sold by such Stockholder pursuant to such Registration Statement or Prospectus in the transaction giving rise to such Claim less any amounts previously paid by such Stockholder pursuant to Section 6.6(b). The Stockholders obligations to contribute as provided in this Section 6.6(c) are several and not joint.

Section 6.7 Indemnification Procedures. (a) If an indemnified party shall desire to assert any claim for indemnification provided for under Section 6.6 in respect of, arising out of or involving a Claim against the indemnified party, such indemnified party shall notify the Company or the Stockholders, as the case may be (the “Indemnifying Party”), in writing of such Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) promptly after receipt by such indemnified party of written notice of the Claim; provided, however, that failure to provide a Claim Notice shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The indemnified party shall deliver to the Indemnifying Party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim; provided, however, that failure to provide any such copies shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b) If a Claim is made against an indemnified party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with separate counsel selected by the Indemnifying Party and reasonably satisfactory to the indemnified party. Should the Indemnifying Party so elect to, and in fact, assume the defense of a Claim with counsel reasonably satisfactory to the indemnified party, the Indemnifying Party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Claim involves potential conflicts of interest or different defenses for the indemnified party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the indemnified party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnifying Party chooses to defend any Claim, the indemnified party shall cooperate, at the expense of the Indemnifying Party, in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Claim, and the indemnified party shall use commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) but if settled with its written consent, the Indemnifying Party agrees to indemnify and hold harmless the indemnified parties from and against any Claim by reason of such settlement or judgment. The Indemnifying Party may pay, settle or compromise a Claim without the written consent of the indemnified party, so long as such settlement includes (i) an unconditional release of the indemnified party from all liability in respect of such Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

Section 6.8 Rule 144; Rule 144A. The Company covenants that it will use its commercially reasonable efforts to timely file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and to take such further action as the Stockholders may reasonably request, all to the extent required from time to time to enable the Stockholders to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Rule 144A or Regulation S under the Securities Act; or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Stockholders, the Company will deliver to the Stockholders a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 6.9 Holdback. In consideration for the Company agreeing to its obligations under this Agreement, each Stockholder agrees, in connection with any underwritten offering made pursuant to a Registration Statement in which such Stockholders has elected to include Registrable Shares, upon the written request of the managing underwriter(s) of such offering, it will enter into a customary lock-up agreement with such managing underwriter(s) agreeing, subject to customary exceptions, not to effect (other than pursuant to such underwritten offering) any public sale or distribution of Registrable Shares, including any sale pursuant to Rule 144 or Rule 144A, or make any short sale of, loan, grant any option for the purchase of, or otherwise Transfer (other than to a Permitted Transferee in accordance with Section 5.1(f)), any Registrable Shares or any securities convertible into or exchangeable or exercisable for any Voting Securities of the Company without the prior written consent of the managing underwriter(s) during the Holdback Period.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of: (a) the later of (i) the seventh anniversary of the Closing Date, and (ii) the date that is three years after the first date on which the Stockholders shall cease to Beneficially Own Voting Securities representing at least five percent (5%) of the Voting Securities outstanding at such time; and (b) the consummation of a Change of Control with respect to the Company in which all Voting Securities of the Company are exchange for cash consideration. In the event the Company consolidates with or merges into any other Person and shall not be the continuing or surviving corporation in such consolidation or merger in a transaction in which the Stockholder Shares are converted or exchanged for consideration other than cash, then proper provision shall be made so that the successors and assigns of the Company honor the obligations of the Company contained in Article VI, as if such successor or assign were the Company hereunder, and all other provisions of this Agreement shall terminate upon the consummation of such Change of Control.

Section 7.2 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Entire Agreement; No Inconsistent Agreements. This Agreement, the Stock Purchase Agreement and the other documents delivered pursuant to this Agreement and the Stock Purchase Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter. The Company will not, on or after the date hereof, enter into any agreement or arrangement that is inconsistent with the rights granted to the Stockholders hereunder or otherwise conflicts with the provisions hereof. In addition, the Company will not grant to any Person the right to include any securities in the Shelf Registration provided for in this Agreement other than the Stockholder Shares. The Company has not previously entered into any agreement or arrangements (which has not expired or been terminated) granting any registration rights with respect to its securities to any Person which rights conflict with the provisions hereof.

Section 7.5 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 7.6 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by telecopier with receipt confirmed, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to any Stockholder, to such Stockholder:

c/o Avista Capital Holdings, LP

65 East 55th Street, 18th Floor

New York, New York 10022

Attention: David Burgstahler and Ben Silbert

Telecopier: (212) 593-6918

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street Boston,

Massachusetts 02199

Attention: Craig E. Marcus

Telecopier: (617) 951-7050

If to the Company:

AngioDynamics, Inc.

14 Plaza Drive

Latham, New York 12110

Attention: Stephen A. Trowbridge, Vice President and General Counsel

Telecopier: (518) 795-1401

With a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: William P. Mills

Telecopier: (212) 504-6666

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 7.6.

Section 7.7 Waiver. Waivers under this Agreement are only valid and binding if in writing and duly executed by the party against whom enforcement of the waiver is sought. Waivers waive only the specific matter described in the written waiver and do not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of any provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, will not constitute a continuing waiver of the same or of a similar breach, or of such provision or right at another time or in another context.

Section 7.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Except as contemplated by Section 5.1(f), no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

Section 7.9 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except as set forth in Section 6.6 and Section 6.7.

Section 7.10 Counterparts. This Agreement may be executed by original, facsimile, PDF or electronic signature, and in two or more several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 7.11 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

Section 7.12 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any Delaware state or federal court, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.6 will be effective service of process for any such action, suit or proceeding brought against any party in any such court.

Section 7.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.14 Specific Performance. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

Section 7.15 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 7.16 Effectiveness. This Agreement shall become effective at and as of the Closing.

Section 7.17 Relationship of the Parties. No provision of this Agreement creates a partnership between any of the parties or makes a party the agent of any other party for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for, another party in any way or for any purpose.

Section 7.18 Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing Date, the parties hereto shall each use commercially reasonable efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Authority or third party any and all necessary clearances, waivers, consents, authorizations, approvals, permits or orders required to be obtained in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 7.19 Rights and Obligations of Parties. The obligations of (i) the Company, on the one hand, to the Stockholders, on the other hand, and (ii) the Stockholders, on the one hand, to the Company, on the other hand, are owed to them as separate and independent obligations of each party and each party will have the right to protect and enforce its rights under this Agreement without joining any other party in any proceedings.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ANGIODYNAMICS, INC.

By:
Name:
Title:

AVISTA CAPITAL PARTNERS, LP

By:
Name:
Title:

AVISTA CAPITAL PARTNERS (OFFSHORE), LP

By:
Name:
Title:

NAVILYST MEDICAL CO-INVEST, LLC

By:
Name:
Title:

AVISTA CAPITAL HOLDINGS, LP, solely with respect to, and as specified in, Article IV

By:
Name:
Title:

Annex C

EXECUTION VERSION

January 30, 2012

The Board of Directors

AngioDynamics, Inc.

14 Plaza Drive

Latham, NY 12110

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to AngioDynamics, Inc. (the “Company”) of the consideration to be paid by the Company in the Transaction (as defined below) with Avista Capital Holdings, LP (the “Principal Seller”) relating to Navilyst Medical, Inc. (the “Subsidiary”) and the other shareholders and optionholders of the Subsidiary (together with the Principal Seller, the “Seller Group”). Pursuant to the Stock Purchase Agreement, dated as of January 30, 2012 (the “Agreement”), among the Company, the Subsidiary and the Seller Group the following will occur (collectively, the “Transaction”):

•	the Seller Group will sell to the Company all of the outstanding capital stock of the Subsidiary; and

•

the Company will (i) pay to the Seller Group consideration consisting of an aggregate amount of cash calculated pursuant to a formula contained in the Agreement (the “Cash Consideration”) and an aggregate of 9,479,607 shares (the “Stock Consideration”, and together with the Cash Consideration, the “Seller Group Consideration”) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”) and (ii) assume, repay, refinance or redeem an aggregate amount of debt and preferred stock of the Subsidiary equal to approximately $212,000,000 (the “Debt Consideration”, and together with the Seller Group Consideration, the “Consideration”).

We also understand that the Consideration will be subject to adjustment as provided in the Agreement based on the amount of the Subsidiary’s working capital as set forth in the Agreement (the “Working Capital Adjustment”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed the form of the stockholders agreement attached as an exhibit to the Agreement; (iii) reviewed certain publicly available business and financial information concerning the Subsidiary and the Company and the industries in which they operate; (iv) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Subsidiary and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the managements of the Subsidiary and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Principal Seller, the Subsidiary and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Subsidiary and the Company, the financial condition and future prospects and operations of the Subsidiary and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

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In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Principal Seller, the Subsidiary and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of any member of the Seller Group, the Subsidiary or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Subsidiary and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, the Seller Group and the Subsidiary in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis, and that the Working Capital Adjustment will not result in any adjustment to the Consideration that is material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Subsidiary or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Principal Seller and certain of its portfolio investment companies (including the Subsidiary), for which we and such affiliates have received customary compensation. Such services during such period have included (i) acting as financial advisor to the Principal Seller in connection with the sale of Bioreliance Corporation in January 2012, the sale of its interests in Nycomed SCA in June 2011 and in a Marcellus Shale joint venture in September 2010, (ii) acting as lead arranger of credit facilities of Armored AutoGroup Inc. (“Armored”) in October 2010 and of Warner Chilcott Corporation (“Warner”) in August 2010 and March 2011, respectively, (iii) acting as joint bookrunner of offerings of debt securities by Armored in October 2010, by ConvaTec Inc. (“CT”) in December 2010 and by Warner in August and September 2010, and (iv) acting as joint bookrunner of an offering of common stock of Warner in March 2011. In addition, we and our affiliates own approximately 11% of the outstanding common stock of Warner, and our commercial banking affiliate is an agent bank and/or a lender under outstanding credit

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facilities of, and provides treasury and cash management services to, the Subsidiary and certain other portfolio companies of the Principal Seller, including Armored, CT, DataBank Holdings Ltd., Enduring Resources LLC, Enduring Resources II LLC, INC Research Inc., Laramie Energy II, LLC, VWR International Inc., Warner and WideOpenWest Mid Michigan LLC, for which our affiliate receives customary compensation or other financial benefits. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or portfolio companies of the Principal Seller (including CT and Warner) for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

GID: 003998

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